    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                       PINNACLE FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           MICHIGAN                          6711                  38-2671129
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              830 PLEASANT STREET
                           ST. JOSEPH, MICHIGAN 49085
                                 (616) 983-6311
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD L. SCHANZE
                       PINNACLE FINANCIAL SERVICES, INC.
                830 PLEASANT STREET, ST. JOSEPH, MICHIGAN 49085
                                 (616) 983-6311
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

        J. KEVIN TRIMMER, ESQ.                   JAMES S. FLEISCHER, ESQ.
 MILLER, CANFIELD, PADDOCK AND STONE,        SILVER, FREEDMAN & TAFF, L.L.P.
                P.L.C.                    1100 NEW YORK AVENUE, N.W., SUITE 700
   1400 N. WOODWARD AVE., SUITE 100               WASHINGTON, D.C. 20005
   BLOOMFIELD HILLS, MICHIGAN 48304                   (202) 414-6100
            (810) 645-5000

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED MAXIMUM
                                                                   PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE         OFFERING          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)    PER SHARE(1)(2)       PRICE(1)(2)            FEE(2)
Common Stock................................   5,004,220 shares         $22.75           $113,846,005         $34,498.79

(1) Estimated solely for purposes of calculating the registration fee.

(2) The proposed maximum aggregate offering price is based on, and the registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on, (i) the average of the high and low prices for shares of common stock of Indiana Federal Corporation reported on the Nasdaq National Market on January 9, 1997 ($22.75), and (ii) the maximum number of such shares (5,004,220 shares) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the maximum aggregate offering price by the number of shares being registered.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [PINNACLE LETTERHEAD]

                                                                          , 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Pinnacle Financial Services, Inc. ("Pinnacle"), which will be held at the Mendel
Center, 2755 Napier Avenue, Benton Harbor, Michigan, at   :00 a.m., local time,
on          ,            , 1997 (the "Pinnacle Special Meeting").

    At the Pinnacle Special Meeting, Pinnacle stockholders will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt
(i) the Agreement and Plan of Merger dated as of November 14, 1996 (the "Merger Agreement"), by and between Pinnacle and Indiana Federal Corporation ("IFC"), and (ii) all of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger).

    The Merger Agreement provides for a "merger of equals" with IFC. Upon consummation of the Merger, (i) IFC will be merged with and into Pinnacle (the "Merger"), with Pinnacle being the surviving corporation, and (ii) each issued and outstanding share of common stock of IFC will be converted into one share of common stock of Pinnacle. Conditions to the consummation of the Merger include, among other things, requisite stockholder and regulatory approvals and the receipt of certain opinions and certificates.

    The Board of Directors of Pinnacle (the "Pinnacle Board") believes that the Merger will be advantageous to, and is in the best interests of, Pinnacle and its stockholders. Pinnacle believes that the Merger with IFC presents a unique opportunity to expand Pinnacle's existing financial operations in its southwestern Michigan and northern Indiana markets and to create a larger and stronger institution better able to compete with its regional and national competitors. In addition, Pinnacle believes that it will realize earnings growth over the intermediate to long term from consolidating the operations and improving the efficiency of Pinnacle and IFC. Pinnacle will draw on its experience with previous acquisitions in seeking to achieve an effective consolidation of its operations with those of IFC.

    THE PINNACLE BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AT THE PINNACLE SPECIAL MEETING.

    The accompanying Notice and Joint Proxy Statement/Prospectus set forth the voting rights of holders of Pinnacle Common Stock with respect to these matters, and describe the matters to be acted upon at the Pinnacle Special Meeting. Stockholders are urged to review carefully the attached Joint Proxy Statement/ Prospectus, which contains a description of the Merger Proposal, the Merger Agreement and its terms and conditions, and the transactions contemplated by the Merger Agreement.

    Your continuing interest in the business of Pinnacle is appreciated. Because of the significance of the Merger to Pinnacle, your participation in the Pinnacle Special Meeting, in person or by proxy, is especially important. Accordingly, whether or not you plan to attend the Pinnacle Special Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Pinnacle Board, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.

                                          Sincerely,

                                          Richard L. Schanze
                                          Chief Executive Officer

                             [PINNACLE LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON               , 1997

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Pinnacle Financial Services, Inc. ("Pinnacle"), will be held at the Mendel Center, 2755
Napier Avenue, Benton Harbor, Michigan, at   :00 a.m., local time, on          ,
           , 1997 (the "Pinnacle Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement:

    1. To consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger dated as of November 14, 1996 (the "Merger Agreement"), by and between Pinnacle and Indiana Federal Corporation ("IFC"), and (ii) all of the transactions contemplated by the Merger Agreement. Such transactions include the merger of IFC with and into Pinnacle (the "Merger"), with Pinnacle being the surviving corporation. Upon consummation of the Merger, each issued and outstanding share of common stock, $.01 par value per share of IFC, other than certain shares specified in the Merger Agreement, will be converted into the right to receive one share of common stock, no par value per share, of Pinnacle ("Pinnacle Common Stock").

    2. To transact such other business as may properly come before the Pinnacle Special Meeting or any adjournments or postponements thereof. The Board of Directors of Pinnacle is not aware of any other business to come before the Pinnacle Special Meeting.

    The Board of Directors of Pinnacle has fixed the close of business on
           , 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Pinnacle Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Pinnacle Special Meeting and any adjournments or postponements thereof. A list of Pinnacle stockholders entitled to vote at the Pinnacle Special Meeting will be available for examination, during ordinary business hours, at the Pinnacle Special Meeting.

    Pinnacle Common Stock constitutes the only security of Pinnacle whose holders are entitled to vote upon the proposal to be presented at the Pinnacle Special Meeting.

    Your vote is important regardless of the number of shares you own. Each stockholder is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder of record present at the Pinnacle Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Pinnacle Special Meeting.

                                          Donald E. Radde
                                          Secretary

           , 1997

THE BOARD OF DIRECTORS OF PINNACLE RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                [IFC LETTERHEAD]

                                                                          , 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Indiana Federal Corporation ("IFC"), which will be held at
                                   , at   :00 a.m., local time, on          ,
           , 1997 (the "IFC Special Meeting").

    At the IFC Special Meeting, IFC stockholders will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt (i) the Agreement and Plan of Merger dated as of November 14, 1996 (the "Merger Agreement"), by and between Pinnacle Financial Services, Inc. ("Pinnacle") and IFC, and (ii) all of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger).

    The Merger Agreement provides for a "merger of equals" with Pinnacle. Upon consummation of the Merger, (i) IFC will be merged with and into Pinnacle (the "Merger"), with Pinnacle being the surviving corporation, and (ii) each issued and outstanding share of common stock of IFC will be converted into one share of common stock of Pinnacle. Conditions to the consummation of the Merger include, among other things, requisite stockholder and regulatory approvals and the receipt of certain opinions and certificates.

    The Board of Directors of IFC (the "IFC Board") believes that the Merger will be advantageous to, and is in the best interests of, IFC and its stockholders. IFC believes that the Merger with Pinnacle will create a significantly stronger retail franchise stretching from the northwestern Indiana and Chicagoland market across to southwestern Michigan. The IFC Board believes the "merger of equals" will create additional acquisition opportunities in its expanded market area and will create a larger and stronger institution better able to complete with its regional and national competitors.

    THE IFC BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AT THE IFC SPECIAL MEETING.

    The accompanying Notice and Joint Proxy Statement/Prospectus set forth the voting rights of holders of IFC Common Stock with respect to these matters, and describe the matters to be acted upon at the IFC Special Meeting. Stockholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a description of the Merger Proposal, the Merger Agreement and its terms and conditions, and the transactions contemplated by the Merger Agreement.

    Your continuing interest in the business of IFC is appreciated. Because of the significance of the Merger to IFC, your participation in the IFC Special Meeting, in person or by proxy, is especially important. Accordingly, whether or not you plan to attend the IFC Special Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the IFC Board, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.

                                          Sincerely,
                                          Donald A. Lesch
                                          Chairman of the Board

                                [IFC LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON               , 1997

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Indiana
Federal Corporation ("IFC") will be held at                                    ,
at   :00 a.m., local time, on          ,            , 1997 (the "IFC Special
Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement:

    1. To consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger dated as of November 14, 1996 (the "Merger Agreement"), by and between Pinnacle Financial Services, Inc. ("Pinnacle") and IFC, and (ii) all of the transactions contemplated by the Merger Agreement. Such transactions include the merger of IFC with and into Pinnacle (the "Merger"), with Pinnacle being the surviving corporation. Upon consummation of the Merger, each issued and outstanding share of common stock, $.01 par value per share, of IFC, other than certain shares specified in the Merger Agreement, will be converted into the right to receive one share of common stock, no par value per share, of Pinnacle.

    2. To transact such other business as may properly come before the IFC Special Meeting or any adjournments or postponements thereof. The Board of Directors of IFC is not aware of any other business to come before the IFC Special Meeting.

    The Board of Directors of IFC has fixed the close of business on
           , 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the IFC Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the IFC Special Meeting and any adjournments or postponements thereof. A list of IFC stockholders entitled to vote at the IFC Special Meeting will be available for examination, during ordinary business hours, at IFC's principal executive office for 10 days prior to the IFC Special Meeting, as well as at the IFC Special Meeting.

    Your vote is important regardless of the number of shares you own. Each stockholder is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Your proxy will not be used if you attend and vote at the IFC Special Meeting in person.

                                          By Order of the Board of Directors
                                          Donald A. Lesch
                                          Chairman of the Board

           , 1997

THE BOARD OF DIRECTORS OF IFC RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

      PINNACLE FINANCIAL SERVICES, INC.              PINNACLE FINANCIAL SERVICES, INC.
                     AND                                        PROSPECTUS
         INDIANA FEDERAL CORPORATION                 5,004,220 SHARES OF COMMON STOCK,
            JOINT PROXY STATEMENT                         NO PAR VALUE PER SHARE

    This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to stockholders of Pinnacle Financial Services, Inc. ("Pinnacle") in connection with the solicitation of proxies by the Board of Directors of Pinnacle (the "Pinnacle Board") to be used at the
Special Meeting of Stockholders of Pinnacle to be held on            , 1997
(including any adjournments or postponements thereof, the "Pinnacle Special Meeting"). At the Pinnacle Special Meeting, holders of the common stock, no par value per share, of Pinnacle (the "Pinnacle Common Stock") will consider and vote upon a proposal (the "Merger Proposal") to approve and adopt (i) the Agreement and Plan of Merger dated as of November 14, 1996 (the "Merger Agreement"), between Pinnacle and Indiana Federal Corporation ("IFC"), and (ii) all of the transactions contemplated by the Merger Agreement (including, without limitation, the merger of IFC with and into Pinnacle (the "Merger"), with Pinnacle being the surviving corporation).

    This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Indiana Federal Corporation in connection with the solicitation of proxies by the Board of Directors of IFC (the "IFC Board") to be used at the
Special Meeting of Stockholders of IFC to be held on            , 1997
(including any adjournments or postponements thereof, the "IFC Special Meeting," and together with the Pinnacle Special Meeting, the "Special Meetings"). At the IFC Special Meeting, holders of common stock, $0.1 par value per share, of IFC (the "IFC Common Stock") will consider and vote upon the Merger Proposal.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Pinnacle with respect to up to 5,004,220 shares of Pinnacle Common Stock to be issued or reserved for issuance in connection with the Merger. Upon consummation of the Merger each share of IFC Common Stock, other than certain shares specified in the Merger Agreement, will be automatically converted into the right to receive one (1) share of Pinnacle Common Stock (the "Exchange Ratio"). This Joint Proxy Statement/Prospectus does not cover any resales of Pinnacle Common Stock to be received by stockholders of IFC upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with any such resale.

    Pinnacle Common Stock and IFC Common Stock are traded on the Nasdaq National Market. The closing sales prices of Pinnacle Common Stock and IFC Common Stock were $24.75 and $19.50, respectively, on November 13, 1996 (the last trading day
prior to the public announcement of the Merger), and were $     and $     ,
respectively, on            , 1997 (the last practicable trading day prior to
the mailing of this Joint Proxy Statement/Prospectus).

    THE SHARES OF PINNACLE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement/Prospectus is            , 1997. This
Joint Proxy Statement/ Prospectus and the accompanying forms of proxy are first
being mailed to stockholders of Pinnacle and IFC on or about            , 1997.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
AVAILABLE INFORMATION.....................................................................................           2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................           2

SUMMARY...................................................................................................           4
  The Companies...........................................................................................           4
  The Special Meetings....................................................................................           4
  The Merger..............................................................................................           6
  Interests of Certain Persons in the Merger..............................................................           9
  Management and Operations After the Merger..............................................................           9
  Certain Federal Income Tax Consequences.................................................................          10
  Acquisition of Maco Bancorp, Inc........................................................................          10
  Comparison of Stockholders' Rights......................................................................          11
  Summary Condensed Consolidated Historical Financial and Operating Data of Pinnacle Financial Services,
    Inc...................................................................................................          12
  Summary Condensed Consolidated Historical Financial and Operating Data of Indiana Federal Corporation...          13
  Summary Unaudited Pro Forma Condensed Combined Financial and Operating Data of Pinnacle Financial
    Services, Inc. and Indiana Federal Corporation........................................................          14
  Comparative Per Share Data..............................................................................          16
  Comparative Stock Prices................................................................................          17

THE COMPANIES.............................................................................................          18
  Pinnacle Financial Services, Inc........................................................................          18
  Indiana Federal Corporation.............................................................................          19

THE SPECIAL MEETINGS......................................................................................          19
  Matters to be Considered at the Special Meetings........................................................          19
  Votes Required..........................................................................................          20
  Voting of Proxies.......................................................................................          21
  Revocability of Proxies.................................................................................          22
  Record Dates; Shares Entitled to Vote; Quorums..........................................................          22
  No Dissenters' Rights/No Appraisal Rights...............................................................          22
  Solicitation of Proxies.................................................................................          22

THE MERGER................................................................................................          23
  Merger Structure........................................................................................          23
  Merger Consideration....................................................................................          24
  Background of the Merger................................................................................          25
  Reasons for the Merger..................................................................................          27
  Recommendations of the Boards of Directors..............................................................          30
  Opinion of Pinnacle Financial Advisor...................................................................          30
  Opinion of IFC Financial Advisor........................................................................          36
  Certain Forward-Looking Information.....................................................................          42
  Effective Time..........................................................................................          42
  Conversion of Shares....................................................................................          42
  Procedures for Exchange of Certificates.................................................................          43
  Distributions to Stockholders...........................................................................          44
  Representations and Warranties..........................................................................          44
  Conduct of Business Pending the Merger and Other Agreements.............................................          44
  Conditions to the Consummation of the Merger............................................................          47

                                                                                                               PAGE
                                                                                                            -----------
  Expenses................................................................................................          49
  Extension and Waiver; Amendment; Termination............................................................          49
  No Solicitation of Transactions.........................................................................          50
  Regulatory Approvals Required for the Merger............................................................          51
  Interests of Certain Persons in the Merger..............................................................          52
  Anticipated Accounting Treatment........................................................................          52
  Resale of Pinnacle Common Stock; Restrictions on Transfer...............................................          53
  No Dissenters' Rights/No Appraisal Rights...............................................................          54
  Stock Option Agreements.................................................................................          54

PRO FORMA COMBINED FINANCIAL INFORMATION..................................................................          59
  Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Statement
    of Income Summary.....................................................................................          59
  Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined
    Statements of Income..................................................................................          61
  Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Balance
    Sheet.................................................................................................          67
  Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined
    Financial Statements..................................................................................          69

INTERESTS OF CERTAIN PERSONS IN THE MERGER................................................................          69

MANAGEMENT AND OPERATIONS AFTER THE MERGER................................................................          72
  Directors...............................................................................................          72
  Executive Officers......................................................................................          73

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................................................          74

ACQUISITION OF MACO BANCORP, INC..........................................................................          75
  General.................................................................................................          75
  Standstill Agreement....................................................................................          75
  Transfer Agreements; Indemnification Agreement; Escrow Agreement; Non-Competition Agreement.............          76
  Potential Adverse Tax Consequences......................................................................          77

CERTAIN REGULATORY CONSIDERATIONS.........................................................................          78
  General.................................................................................................          78
  Payment of Dividends....................................................................................          79
  Certain Transactions with Affiliates....................................................................          80
  Capital.................................................................................................          81
  Support of Subsidiary Banks.............................................................................          83
  FDIC Insurance Assessments..............................................................................          83
  Regulation of Proposed Acquisitions.....................................................................          85
  Recent Legislation......................................................................................          86
  Qualified Thrift Lender ("QTL") Test....................................................................          87
  Mortgage Regulation.....................................................................................          87

DESCRIPTION OF PINNACLE COMMON STOCK......................................................................          88

COMPARISON OF STOCKHOLDERS' RIGHTS........................................................................          90
  General.................................................................................................          90
  Board of Directors; Removal of Directors................................................................          90
  Stockholder Voting Requirements.........................................................................          91
  Anti-Takeover Laws and Charter Provisions...............................................................          92
  Special Meetings of Stockholders........................................................................          93

                                                                                                               PAGE
                                                                                                            -----------
  Director Liability and Indemnification..................................................................          93
  IFC Rights Agreement....................................................................................          94
  Payment of Dividends....................................................................................          95
  Charter Amendments......................................................................................          95
  Other Matters...........................................................................................          95

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PINNACLE.........          97
  Overview and Financial Condition........................................................................          97
  Results of Operations...................................................................................          99
  Analysis of Financial Condition.........................................................................         107
  Capital Components......................................................................................         110
  Liquidity...............................................................................................         111
  Interest Rate Sensitivity...............................................................................         112
  Impact of Inflation and Changing Prices.................................................................         113
  Effects of New Accounting Pronouncements................................................................         114
  Recent Legislation......................................................................................         114

BUSINESS OF PINNACLE......................................................................................         115
  General.................................................................................................         115
  Strategies to Achieve Growth............................................................................         115
  Lending Practices.......................................................................................         116
  Investment Activities...................................................................................         121
  Sources of Funds........................................................................................         122
  Trust Services..........................................................................................         123
  Competition.............................................................................................         124
  Employees...............................................................................................         124
  Legal Proceedings.......................................................................................         124
  Properties..............................................................................................         124

MANAGEMENT OF PINNACLE....................................................................................         125
  Current Directors and Executive Officers................................................................         125
  Management Remuneration.................................................................................         126
  Pension Plan............................................................................................         128
  Employment Severance Compensation Agreements............................................................         128

BENEFICIAL OWNERSHIP OF PINNACLE COMMON STOCK.............................................................         129

LEGAL MATTERS.............................................................................................         130

EXPERTS...................................................................................................         130

STOCKHOLDER PROPOSALS.....................................................................................         131

PINNACLE CONSOLIDATED FINANCIAL STATEMENTS................................................................         F-1
  Index to Pinnacle Consolidated Financial Statements.....................................................         F-1
  Consolidated Statements of Income, Nine Months Ended September 30, 1996 and 1995 (unaudited)............         F-2
  Consolidated Balance Sheets at September 30, 1995, September 30, 1996 and December 31, 1995
    (unaudited)...........................................................................................         F-3
  Consolidated Statements of Changes in Stockholders' Equity, Nine Months Ended September 30, 1996 and
    1995 (unaudited)......................................................................................         F-4
  Consolidated Statements of Cash Flows, Nine Months Ended September 30, 1996 and 1995 (unaudited)........         F-5
  Independent Auditors' Report............................................................................         F-6

                                                                                                               PAGE
                                                                                                            -----------
  Consolidated Balance Sheets at December 31, 1995 and 1994...............................................         F-7
  Consolidated Statements of Income, Years Ended December 31, 1995, 1994 and 1993.........................         F-8
  Consolidated Statements of Stockholders' Equity at December 31, 1995, 1994 and 1993.....................         F-9
  Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1994 and 1993.....................        F-10
  Notes to Consolidated Financial Statements..............................................................        F-11

MACO CONSOLIDATED FINANCIAL STATEMENTS....................................................................         G-1
  Index to Maco Consolidated Financial Statements.........................................................         G-1
  Report of Independent Auditors..........................................................................         G-2
  Consolidated Statements of Financial Condition September 30, 1995 and 1994..............................         G-3
  Consolidated Statements of Operations Years ended September 30, 1995, 1994, and 1993....................         G-4
  Consolidated Statements of Stockholder's Equity Years ended September 30, 1995, 1994 and 1993...........         G-5
  Consolidated Statements of Cash Flows Years ended September 30, 1995, 1994 and 1993.....................         G-6
  Notes to Consolidated Financial Statements..............................................................         G-7

ANNEXES
  Annex A--Agreement and Plan of Merger dated as of November 14, 1996 (without exhibits)
  Annex B--Opinion of ABN-AMRO Chicago Corporation
  Annex C--Opinion of Sandler O'Neill & Partners, L.P.
  Annex D--Pinnacle Financial Services, Inc. Supplementary Financial Information

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PINNACLE OR IFC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PINNACLE OR IFC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO PINNACLE AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY PINNACLE AND ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO IFC AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY IFC.

                             AVAILABLE INFORMATION

    Pinnacle and IFC are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning either Pinnacle or IFC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the electronic filings of Pinnacle and IFC with the Commission. The address of the Commission's Web site is "http:// www.sec.gov".

    Pinnacle has filed with the Commission a Registration Statement on Form S-4
(registration no. 333-     ) (together with any amendments thereto, the
"Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Pinnacle Common Stock to be issued or reserved for issuance in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Pinnacle (File No. 0-17937) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

        1. Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Pinnacle 10-K").

        2. All other reports filed by Pinnacle pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1995 Pinnacle 10-K.

        3. The portions of Pinnacle's Proxy Statement for the Annual Meeting of Stockholders of Pinnacle held April 30, 1996 that have been incorporated by reference in the 1995 Pinnacle 10-K.

        Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    The following documents filed with the Commission by IFC (File No. 0-17379) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

        1. IFC's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 IFC 10-K").

        2. All other reports filed by IFC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1995 IFC 10-K.

        3. The portions of IFC's Proxy Statement for the Annual Meeting of Stockholders of IFC held April 24, 1996 that have been incorporated by reference in the 1995 IFC 10-K.

        4. IFC's Registration Statement on Form 8-A dated March 4, 1992, describing the rights in respect of IFC Common Stock (the "IFC Rights") issued pursuant to the Stockholder Protection Rights Agreement dated as of February 26, 1992, as amended by the Amendment to Stockholder Protection Rights Agreement dated as of November 14, 1996, between IFC and Harris Trust and Savings Bank, as Rights Agent (the "IFC Rights Agreement").

        Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Pinnacle and IFC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part and prior to the date of the Pinnacle Special Meeting or the date of the IFC Special Meeting, as applicable, are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO PINNACLE, TO DONALD E. RADDE, SECRETARY, PINNACLE FINANCIAL SERVICES, INC., 830 PLEASANT STREET, ST. JOSEPH, MICHIGAN 49085, TELEPHONE: (616) 983-6311; OR IN THE CASE OF DOCUMENTS RELATING TO IFC, TO BRENDA A. SHEETZ, SECRETARY, INDIANA FEDERAL CORPORATION, 56 WASHINGTON STREET, VALPARAISO, INDIANA 46383, TELEPHONE: (219) 462-4131. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD
BE RECEIVED BY          ,            , 1997.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS OR IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS THIS SUMMARY IS NECESSARILY INCOMPLETE, REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED HEREIN, THE ANNEXES ATTACHED HERETO AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES ATTACHED HERETO IN THEIR ENTIRETY AND WITH CARE. CERTAIN CAPITALIZED TERMS WHICH ARE USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE COMPANIES

    PINNACLE. Pinnacle Financial Services, Inc. is a registered bank holding company organized under the laws of the State of Michigan in 1986. Pinnacle is one of the leading community-banking institutions in southwestern Michigan and northern Indiana. Through its wholly-owned subsidiary, Pinnacle Bank, a Michigan state banking corporation formerly known as "The Peoples State Bank of St. Joseph" ("Pinnacle Bank"), Pinnacle conducts a full-service commercial and retail banking and thrift business through 16 branch offices located in southwestern Michigan and 14 branch offices and two loan production offices located in northern Indiana. Pinnacle's principal executive offices are located at 830 Pleasant Street, St. Joseph, Michigan 49085, and its telephone number is
(616) 983-6311. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "THE COMPANIES--Pinnacle Financial Services, Inc.," "INTERESTS OF CERTAIN PERSONS IN THE MERGER," "ACQUISITION OF MACO BANCORP, INC.," "SELECTED CONSOLIDATED FINANCIAL DATA OF PINNACLE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PINNACLE," "BUSINESS OF PINNACLE," "MANAGEMENT OF PINNACLE," "BENEFICIAL OWNERSHIP OF PINNACLE COMMON STOCK," "PINNACLE CONSOLIDATED FINANCIAL STATEMENT," and "ANNEX D--PINNACLE FINANCIAL SERVICES, INC. SUPPLEMENTARY FINANCIAL INFORMATION."

    IFC. Indiana Federal Corporation is a registered savings and loan holding company organized under the laws of the State of Delaware in 1988. IFC 's principal operating subsidiary is Indiana Federal Bank for Savings, a federal savings bank ("IndFed Bank"). IndFed Bank conducts its activities from a network of 15 full service offices located in Valparaiso and other northwest Indiana communities. IndFed Bank also operates three loan production offices in Highland, Mishawaka, and Valparaiso, Indiana. Based on IndFed Bank's total assets of $714 million at December 31, 1995, IndFed Bank is the third largest thrift institution headquartered in Indiana. IFC's principal executive offices are located at 56 Washington Street, Valparaiso, Indiana 46383, and its telephone number is (219) 462-4131. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "THE COMPANIES--Indiana Federal Corporation."

    Prior to the execution of the Merger Agreement and the Stock Option Agreements, Pinnacle had not engaged in any transactions with IFC, and except to the extent contemplated by, or resulting from, the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby, Pinnacle is not affiliated with IFC.

THE SPECIAL MEETINGS

DATES, TIMES AND PLACES OF MEETINGS

    PINNACLE.  A special meeting of the stockholders of Pinnacle will be held at
the Mendel Center, 2755 East Napier Avenue, Benton Harbor, Michigan, at   :00
a.m., local time, on        ,               , 1997. See "THE SPECIAL MEETINGS."

    IFC.  A special meeting of the stockholders of IFC will be held at
                     , at   :00 a.m., local time, on        ,               ,
1997. See "THE SPECIAL MEETINGS."

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    At the Special Meetings, holders of Pinnacle Common Stock and IFC Common Stock will consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger dated as of November 14, 1996 between Pinnacle and IFC, and (ii) all of the transactions contemplated by the Merger Agreement (including, without limitation, the merger of IFC with and into Pinnacle, with Pinnacle being the surviving corporation). Stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meetings. See "THE SPECIAL MEETINGS--Matters to be Considered at the Special Meetings."

    A conformed copy of the Agreement and Plan of Merger dated as of November 14, 1996 (without exhibits) is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

VOTES REQUIRED

    PINNACLE. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Pinnacle Common Stock, with each such share entitled to one vote. Approval of the Pinnacle Merger Proposal by the requisite vote of Pinnacle stockholders is a condition to, and is required for, consummation of the Merger. The record date for the Pinnacle Special Meeting is
              , 1997. Only Pinnacle stockholders at the close of business on such date are entitled to notice of, and to vote at, the Pinnacle Special Meeting. See "THE SPECIAL MEETINGS--Votes Required."

    As of               , 1997, directors and executive officers of Pinnacle and
their affiliates were beneficial owners of          , or     %, of the
outstanding shares of Pinnacle Common Stock (including          shares of
Pinnacle Common Stock which may be acquired upon the exercise of options which are exercisable within 60 days of such date). The directors and executive officers of Pinnacle have indicated that they intend to vote all shares of Pinnacle Common Stock owned by them for approval and adoption of the Merger
Proposal. As of               , 1997, directors and executive officers of IFC
and their affiliates were beneficial owners of          , or     %, of the
outstanding shares of Pinnacle Common Stock. The directors and executive officers of IFC have indicated that they intend to vote all shares of Pinnacle Common Stock owned by them for approval and adoption of the Merger Proposal.

    The affirmative vote of a majority of the shares represented at the Pinnacle Special Meeting may authorize the adjournment of the Pinnacle Special Meeting; provided, however, that no proxy which was voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

    As of          , 1997, Pinnacle subsidiaries had or shared the right to
vote, as a consequence of shares held in a fiduciary capacity for third parties,
approximately        , or     %, of the outstanding shares of Pinnacle Common
Stock. Such Pinnacle subsidiaries have indicated that they currently intend to vote all shares of Pinnacle Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of
their fiduciary duties. As of               , 1997, IFC subsidiaries had or
shared the right to vote, as a consequence of shares held in a fiduciary
capacity for third parties, approximately          , or     %, of the
outstanding shares of Pinnacle Common Stock. Such IFC subsidiaries have indicated that they currently intend to vote all shares of Pinnacle Common Stock as to which they have sole voting power for approval and adoption of the Pinnacle Merger Proposal, subject to the exercise of their fiduciary duties.

    IFC. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of IFC Common Stock, with each such share entitled to one vote. Approval of the Merger Proposal by the requisite vote of IFC stockholders is a condition to, and is required for, consummation of the
Merger. The record date for the IFC Special Meeting is               , 1997.
Only IFC stockholders at the close of business on such date are entitled to notice of, and to vote at, the IFC Special Meeting. See "THE SPECIAL MEETINGS--Votes Required," and "--Record Dates; Shares Entitled to Vote; Quorums."

    As of               , 1997, directors and executive officers of IFC and
their affiliates were beneficial owners of          , or     %, of the
outstanding shares of IFC Common Stock (including          shares of IFC Common
Stock which may be acquired upon the exercise of options which are exercisable within 60 days of such date). The directors and executive officers of IFC have indicated that they intend to vote all shares of IFC Common Stock owned by them
for approval and adoption of the Merger Proposal. As of               , 1997,
directors and executive officers of Pinnacle and their affiliates were
beneficial owners of          , or     %, of the outstanding shares of IFC
Common Stock. The directors and executive officers of Pinnacle have indicated that they intend to vote all shares of IFC Common Stock owned by them for approval and adoption of the Merger Proposal.

    As of               , 1997, IFC subsidiaries had or shared the right to
vote, as a consequence of shares held in a fiduciary capacity for third parties,
approximately          , or     %, of the outstanding shares of IFC Common
Stock. Such IFC subsidiaries have indicated that they currently intend to vote all shares of IFC Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of their
fiduciary duties. As of               , 1997, Pinnacle subsidiaries had or
shared the right to vote, as a consequence of shares held in a fiduciary
capacity for third parties, approximately          , or     %, of the
outstanding shares of IFC Common Stock. Such Pinnacle subsidiaries have indicated that they currently intend to vote all shares of IFC Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of their fiduciary duties.

    The affirmative vote of a majority of the shares represented at the IFC Special Meeting may authorize the adjournment of the IFC Special Meeting; provided, however, that no proxy which was voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THE MERGER

MERGER STRUCTURE

    Pursuant to the Merger Agreement, and at the effective time (the "Effective Time") set forth in certificates of merger (each, a "Certificate of Merger") to be filed with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware on the closing date with respect to the Merger (the "Closing Date"), IFC will merge with and into Pinnacle, with Pinnacle being the surviving corporation in the Merger. The name of the combined corporation following consummation of the Merger will be "Pinnacle Financial Services, Inc." Pursuant to the Agreement and Plan of Merger and Consolidation (the "Subsidiary Bank Merger Agreement") to be executed by and between IndFed Bank and Pinnacle Bank, IndFed Bank will merge with and into Pinnacle Bank (the "Subsidiary Bank Merger"), with Pinnacle Bank being the surviving bank in the Subsidiary Bank Merger. The name of the combined bank will be "Pinnacle Bank." It is expected that the Subsidiary Bank Merger will occur simultaneously with the Merger or as soon thereafter as is practicable. See "THE MERGER-- Merger Structure."

MERGER CONSIDERATION

    Upon consummation of the Merger, each outstanding share of IFC Common Stock (other than certain shares specified in the Merger Agreement) will be automatically converted into the right to receive one (1) share of Pinnacle Common Stock. Each share of Pinnacle Common Stock outstanding immediately prior to consummation of the Merger will remain outstanding and unchanged as a result of the Merger. See "THE MERGER--Merger Consideration."

REASONS FOR THE MERGER

    The Board of Directors of Pinnacle and the Board of Directors of IFC believe that the terms of the Merger are fair to and in the best interests of their respective institutions and stockholders and that the Merger will (i) result in a combined entity that will be stronger than Pinnacle or IFC alone, (ii) enhance acquisition and other opportunities for growth and diversification and (iii) improve the competitive position of the combined corporation in the rapidly changing marketplace for banking and financial services. See "THE MERGER--Reasons for the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    PINNACLE. The Pinnacle Board approved the Merger Agreement and the Stock Option Agreements and recommends that Pinnacle stockholders vote FOR the approval and adoption of the Merger Proposal (which approval and adoption shall constitute, among other things, approval of the Merger and of the issuance of shares of Pinnacle Common Stock to holders of shares of IFC Common Stock). See "THE MERGER--Recommendations of the Boards of Directors."

    IFC. The IFC Board approved the Merger Agreement and the Stock Option Agreements and recommends that IFC stockholders vote FOR the approval and adoption of the Merger Proposal (which approval and adoption shall constitute, among other things, approval of the Merger and of the conversion of shares of IFC Common Stock into shares of Pinnacle Common Stock). See "THE MERGER-- Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

    PINNACLE. ABN-AMRO Chicago Corporation has delivered to the Pinnacle Board its oral opinion as of November 14, 1996, which opinion was subsequently confirmed in writing, that as of November 14, 1996 the consideration to be paid by Pinnacle in the Merger was fair to Pinnacle stockholders from a financial point of view as of November 14, 1996. For information on the assumptions made, matters considered and limits of the reviews by ABN-AMRO Chicago Corporation, see "THE MERGER--Opinion of Pinnacle Financial Advisor" and the opinion of ABN-AMRO Chicago Corporation attached to this Joint Proxy Statement/Prospectus as Annex B.

    IFC. Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") has delivered to the IFC Board its written opinions, as of November 14, 1996, and as of
              , 1997, that, as of such dates, the Exchange Ratio was fair to stockholders of IFC from a financial point of view. For information on the assumptions made, matters considered and limits of the reviews by Sandler O'Neill, see "THE MERGER--Opinion of IFC Financial Advisor" and the opinion of Sandler O'Neill & Partners, L.P. attached to this Joint Proxy Statement/Prospectus as Annex C.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to various conditions, including, among other things, obtaining satisfactory and requisite stockholder and regulatory approvals, and receipt of certain opinions (including opinions in respect of certain Federal income tax consequences of the Merger) and certificates. IFC and Pinnacle are in compliance with all conditions and other requirements required to have been satisfied prior to the date hereof. See "THE MERGER--Conditions to the Consummation of the Merger."

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement prohibits Pinnacle, IFC, and their respective subsidiaries from, directly or indirectly, authorizing or permitting any of their respective officers, directors, employees, representatives or agents to entertain, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may lead to, any "acquisition proposal" for Pinnacle or IFC. However, the Pinnacle Board or the IFC Board may consider an unsolicited "acquisition proposal" if it is advised by its counsel that such action is required to discharge its fiduciary duties to stockholders. See "THE MERGER -- No Solicitation of Transactions."

REGULATORY APPROVALS REQUIRED

    The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Certain aspects of the Merger will also require notifications to, and/or approvals from, certain other Federal authorities and certain state authorities. There can be no assurances as to if or when any necessary regulatory agency or other governmental approvals required for the transactions contemplated by the Merger Agreement (the "Requisite Regulatory Approvals") will be obtained. There can also be no assurances that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to the consummation of the Merger. There can be no assurance that the Department of Justice will not challenge the Merger or as to the result of any such challenge, if made. See "THE MERGER--Regulatory Approvals Required" and "CERTAIN REGULATORY CONSIDERATIONS."

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. The Merger Agreement provides that a condition to the consummation of the Merger is receipt by Pinnacle of a letter from KPMG Peat Marwick LLP and receipt by IFC of a letter from Ernst & Young LLP regarding the appropriateness of "pooling-of-interests" accounting for the Merger under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement. See "THE MERGER--Anticipated Accounting Treatment" and "MERGER AGREEMENT--Conditions to the Consummation of the Merger."

NO DISSENTERS' RIGHTS/NO APPRAISAL RIGHTS

    Holders of shares of Pinnacle Common Stock will not have dissenters' rights under the Michigan Business Corporation Act, as amended (the "MBCA"), in connection with, or as a result of, the matters to be acted upon at the Pinnacle Special Meeting. Holders of shares of IFC Common Stock will not have dissenters' rights under the Delaware General Corporation Law, as amended (the "DGCL"), in connection with, or as a result of, the matters to be acted upon at the IFC Special Meeting. See "THE SPECIAL MEETINGS--No Dissenters' Rights/No Appraisal Rights" and "THE MERGER--No Dissenters' Rights/No Appraisal Rights."

STOCK OPTION AGREEMENTS

    As an inducement to IFC to enter into the Merger Agreement, Pinnacle (as issuer) and IFC (as grantee) entered into the Pinnacle Stock Option Agreement, dated November 14, 1996 (the "Pinnacle Stock Option Agreement"), pursuant to which Pinnacle granted IFC an option to purchase from Pinnacle 591,678 shares of Pinnacle Common Stock (subject to adjustment, but in no event to exceed 9.9% of the then outstanding Pinnacle Common Stock), at a price of $24.625 per share (the "Pinnacle Option"). IFC may exercise the Pinnacle Option only upon the occurrence of certain events described therein (none of which has occurred as of the date hereof). At the request of the holder of the Pinnacle Option, under certain circumstances, Pinnacle will repurchase, pursuant to a formula price set out in the Pinnacle Stock

Option Agreement, the Pinnacle Option and any shares of Pinnacle Common Stock purchased upon the exercise of the Pinnacle Option and beneficially owned by such holder at that time.

    As an inducement to Pinnacle to enter into the Merger Agreement, IFC (as issuer) and Pinnacle (as grantee) entered into the IFC Stock Option Agreement, dated November 14, 1996 (the "IFC Stock Option Agreement," and together with the Pinnacle Stock Option Agreement, the "Stock Option Agreements"), pursuant to which IFC granted Pinnacle an option to purchase from IFC 470,361 shares of IFC Common Stock (subject to adjustment, but in no event to exceed 9.9% of the then outstanding IFC Common Stock), at a price of $19.875 per share (the "IFC Option"). Pinnacle may exercise the IFC Option only upon the occurrence of certain events described therein (none of which has occurred as of the date hereof). At the request of the holder of the IFC Option, under certain circumstances, IFC will repurchase, pursuant to a formula price set out in the IFC Stock Option Agreement, the IFC Option and any shares of IFC Common Stock purchased upon the exercise of the IFC Option and beneficially owned by such holder at that time.

    The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Pinnacle or IFC from considering or proposing such an acquisition. See "THE MERGER--Stock Option Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Pinnacle's management and the Pinnacle Board, and IFC's management and the IFC Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Pinnacle or IFC, as the case may be. The Pinnacle Board and the IFC Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Stock Option Agreements, and the transactions contemplated thereby. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS

    From and after the Effective Time, the Board of Directors of the combined corporation will consist of a single class of directors comprised of 10 persons. Such persons will include Mr. Richard L. Schanze (the current Chairman and Chief Executive Officer of Pinnacle), Mr. Arnold L. Weaver (the current President of Pinnacle), and three other persons to be named as directors of the surviving corporation on behalf of the Pinnacle Board, and Mr. Donald A. Lesch (the current Chairman of the Board and Chief Executive Officer of IFC), Mr. Howard Silverman, and three other persons to be named as directors of the surviving corporation on behalf of the IFC Board. As of the date of this Joint Proxy Statement/Prospectus, no additional directors of the combined operations have been designated by the Pinnacle Board or the IFC Board. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Directors."

EXECUTIVE OFFICERS

    The executive officers of the combined corporation will consist of certain members of Pinnacle's senior management and certain members of IFC's senior management. Mr. Schanze will be the Chairman of the combined corporation following the Merger, and Mr. Lesch will be the Vice Chairman and President of the combined corporation following the Merger. As of the date of this Joint Proxy Statement/ Prospectus, no additional executive officers of the combined corporation have been designated. From time to time prior to the consummation of the Merger, decisions may be made with respect to the management and operations of the combined corporation following the Merger, including the selection of additional directors and executive officers of the combined corporation. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Executive Officers."

SUBSIDIARY BANK MERGER

    In connection with the Merger, and pursuant to the Subsidiary Bank Merger Agreement, IndFed Bank will be merged with and into Pinnacle Bank. The directors of Pinnacle Bank following the Subsidiary Bank Merger will consist of 18 persons, with nine persons to be named as directors by the Board of Directors of Pinnacle Bank and nine persons to be named as directors by the Board of Directors of IndFed Bank. The executive officers of Pinnacle Bank following the Subsidiary Bank Merger will be those appointed by the Board of Directors of Pinnacle Bank on the basis of recommendations made by Mr. Schanze, as the Chairman of Pinnacle following the Effective Time, Mr. Donald A. Lesch, as the Vice Chairman and President of Pinnacle following the Effective Time, and an outside consulting service to be engaged and charged with reviewing and evaluating the qualifications of candidates. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Operations."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Consummation of the Merger is conditioned upon there being delivered opinions of counsel to Pinnacle and IFC, dated as of the Effective Time, substantially to the effect that for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Based on such opinions, and among other things, no gain or loss will be recognized by Pinnacle or IFC, and no gain or loss will be recognized by stockholders of IFC who exchange their shares of IFC Common Stock solely for shares of Pinnacle Common Stock. See "THE MERGER--Conditions to the Consummation of the Merger" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

ACQUISITION OF MACO BANCORP, INC.

    On December 1, 1995, Pinnacle acquired all of the outstanding capital stock of Maco Bancorp, Inc., a Delaware corporation and a registered savings and loan holding company ("Maco"), for aggregate consideration of $41.9 million (the "Purchase Price"), through the merger of Maco with and into Pinnacle (the "Maco Acquisition"). The Purchase Price, which was paid to Mr. Cyrus A. Ansary as the sole stockholder of Maco, consisted of cash, a secured, short-term, interest bearing promissory note in the principal amount of $18.0 million (the "Acquisition Note"), and shares of Pinnacle Common Stock then valued at approximately $21.0 million. As a result of the Maco Acquisition, Pinnacle became the sole stockholder of First Federal Savings Bank of Indiana, a federal savings bank that was merged with and into Pinnacle Bank effective December 31, 1996 ("First Federal") and Mr. Ansary became the largest single Pinnacle stockholder. Mr. Ansary currently holds approximately 20% of the shares of Pinnacle Common Stock outstanding. Upon consummation of the Merger, Mr. Ansary will hold approximately 11.2% of the shares of Pinnacle Common Stock then outstanding.

    In connection with the Maco Acquisition, Mr. Ansary and Pinnacle entered into certain agreements, including a Standstill Agreement dated as of December 1, 1995 (the "Standstill Agreement"). The Standstill Agreement obligates Mr. Ansary, through December 31, 1999 (unless it is sooner terminated) to vote all Pinnacle voting securities of which he is the beneficial owner in accordance with the written directions of Pinnacle's management. Pursuant to the Standstill Agreement, Mr. Ansary has been instructed to vote all shares of Pinnacle Common Stock owned beneficially by him in favor of the Merger Proposal. The voting and other restrictions imposed on Mr. Ansary's beneficial ownership of Pinnacle Common Stock under the Standstill Agreement will terminate upon consummation of the Merger. See "ACQUISITION OF MACO BANCORP, INC."

COMPARISON OF STOCKHOLDERS' RIGHTS

    The rights of stockholders of IFC are currently governed by the Certificate of Incorporation and By-laws of IFC, the IFC Rights Agreement and the DGCL. Upon consummation of the Merger, IFC stockholders who receive shares of Pinnacle Common Stock in the Merger will become stockholders of Pinnacle, and their rights will be governed by the Restated Articles of Incorporation and By-laws of Pinnacle, and the MBCA. See "COMPARISON OF STOCKHOLDERS' RIGHTS."

       SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING
                   DATA OF PINNACLE FINANCIAL SERVICES, INC.
   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)

    The following table presents certain condensed consolidated historical financial and operating data of Pinnacle for each of the years in the five year period ended December 31, 1995 and for each of the nine month periods ended September 30, 1996 and 1995. The following table should be read in conjunction with the consolidated financial statements of Pinnacle, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. See "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS." See also "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management of Pinnacle, the data presented for the nine month periods ended September 30, 1996 and 1995 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine month periods ended September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole.

                                            AT OR FOR THE
                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------  -----------------------------------------------------
                                           1996       1995       1995       1994       1993       1992       1991
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             (UNAUDITED)
STATEMENT OF INCOME:
  Net interest income..................  $  25,031  $  13,757  $  19,344  $  17,106  $  16,929  $  13,662  $  12,582
  Provision for loan losses............        245        195        225        125        360      1,094        918
  Non-interest income..................      5,596      3,223      4,586      3,756      4,174      3,857      3,456
  Non-interest expense(1)..............     20,638     10,141     14,636     13,114     13,451     10,355      9,710
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax.............      9,744      6,644      9,069      7,623      7,292      6,070      5,410
  Provision for income tax.............      3,459      2,069      2,610      2,333      2,255      1,792      1,597
  Extraordinary items/accounting
    changes............................     --         --         --         --         --         --         --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...........................  $   6,285  $   4,575  $   6,459  $   5,290  $   5,037  $   4,278  $   3,813
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA:(2).....................
  Net income per share.................  $    1.07  $    1.20  $    1.62  $    1.38  $    1.32  $    1.12  $    1.00
  Cash dividends declared per share....       0.61       0.57       0.76       0.62       0.53       0.48       0.43
  Book value per share.................      12.51      10.22      12.75       9.20       8.86       7.98       7.34
  Tangible book value per share........      10.17       9.56      10.09       8.46       8.02       7.02       6.26
BALANCE SHEET DATA:
  Total assets.........................  $1,018,440 $ 448,506  $ 911,446  $ 409,438  $ 409,572  $ 394,880  $ 323,803
  Loans................................    588,154    309,815    518,459    290,330    264,010    262,623    218,866
  Allowance for loan losses............      5,676      4,865      5,852      5,014      5,215      5,881      2,022
  Securities...........................    360,076     96,961    287,532     91,533    119,889     96,080     69,038
  Deposits.............................    744,821    380,011    703,100    352,037    363,014    352,319    286,007
  Long-term debt.......................     --         --         --         --         --         --         --
  Stockholders' equity.................     73,481     39,046     74,896     35,148     33,878     30,494     28,050
PERFORMANCE RATIOS (unaudited):
  Return on average assets(3)..........       0.88%      1.41%      1.36%      1.30%      1.27%      1.32%      1.20%
  Return on average stockholders'
    equity(3)..........................      11.42      16.81      15.91      15.40      15.77      14.73      14.17
  Net interest margin..................       3.80       4.62       4.43       4.61       4.67       4.69       4.41
  Non-interest income to average
    assets(3)..........................       0.78       1.00       0.96       0.92       1.05       1.19       1.08
  Non-interest expense to average
    assets(3)..........................       2.89       3.13       3.07       3.22       3.39       3.19       3.04
CAPITAL RATIOS (unaudited):(4)
  Stockholders' equity to assets.......       7.22%      8.71%      8.22%      8.58%      8.27%      7.72%      8.66%
  Tier 1 capital to total assets.......       6.31       8.42       6.62       8.62       7.87       7.37       8.21
  Tier 1 capital to risk based
    assets.............................      12.23      12.27      11.97      12.70      12.59      11.59      12.09

------------------------------
(1) The amount shown for the nine months ended September 30, 1996 includes $2.4 million as a result of the assessment of a one-time charge against financial institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

(2) Per share data have been restated to reflect all stock dividends and stock splits.

(3) Performance ratios for the nine months ended September 30, 1996 and 1995 are stated on an annualized basis.

(4) For definitions and further information relating to Pinnacle's regulatory capital requirements, see "CERTAIN REGULATORY CONSIDERATIONS--Capital."

       SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING
                      DATA OF INDIANA FEDERAL CORPORATION
   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)

    The following table presents certain condensed consolidated historical financial and operating data of IFC for each of the years in the five year period ended December 31, 1995 and for the nine month periods ended September 30, 1996 and 1995. The following table should be read in conjunction with the consolidated financial statements of IFC, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Pinnacle has been advised by IFC that, in the opinion of management of IFC, the data presented for the nine month periods ended September 30, 1996 and 1995 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine month periods ended September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                              AT OR FOR THE
                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1996       1995       1995       1994       1993       1992       1991
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               (UNAUDITED)
STATEMENT OF INCOME:
  Net interest income....................  $  18,461  $  19,102  $  25,315  $  21,208  $  20,856  $  19,945  $  18,565
  Provision for loan losses..............        465        177        177        179      1,097      1,395      1,683
  Non-interest income....................      2,945      3,164      4,679      4,471      4,579      3,710      2,855
  Non-interest expense(1)................     17,153     14,506     20,195     15,172     13,678     12,388     12,021
  Income before income tax...............      3,788      7,583      9,622     10,328     10,660      9,872      7,716
  Provision for income tax...............        587      2,135      2,318      3,066      3,076      3,891      3,409
  Extraordinary items/accounting
    changes..............................     --         --         --         --           (429)       250     --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income(2)........................  $   3,201  $   5,448  $   7,304  $   7,262  $   7,155  $   6,231  $   4,307
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA:(3)
  Net income per share...................  $    0.67  $    1.12  $    1.51  $    1.50  $    1.45  $    1.27  $    0.85
  Cash dividends declared per share......       0.64       0.70       0.86       0.72       0.53       0.40       0.30
  Book value per share...................      14.77      14.65      14.98      13.81      13.54      12.65      11.71
  Tangible book value per share..........      13.78      13.27      13.89      13.11      13.36      12.45      11.48
BALANCE SHEET DATA:
  Total assets...........................  $ 809,123  $ 718,581  $ 721,333  $ 717,574  $ 639,148  $ 602,377  $ 568,375
  Loans..................................    609,718    544,881    529,348    518,272    420,180    403,951    406,895
  Allowance for loan losses..............      6,856      6,685      6,655      6,101      5,356      4,392      3,210
  Securities.............................    121,782     98,884     99,410    137,418     92,367    154,698    126,815
  Deposits...............................    559,187    523,227    532,896    510,475    430,829    416,081    427,062
  Long-term debt.........................     --         --         --         --         --         --         --
  Stockholders' equity...................     69,957     68,943     70,730     64,315     63,090     59,816     56,113
PERFORMANCE RATIOS (unaudited):
  Return on average assets(4)............       0.63%      1.01%      1.00%      1.19%      1.13%      1.08%      0.76%
  Return on average stockholders'
    equity(4)............................       6.87      10.96      10.74      11.28      11.57      10.78       7.72
  Net interest margin....................       3.65       3.79       3.78       3.70       3.48       3.65       3.43
  Non-interest income to average
    assets(4)............................       0.52       0.59       0.64       0.73       0.72       0.65       0.50
  Non-interest expense to average
    assets(4)............................       2.89       2.70       2.77       2.49       2.15       2.16       2.12
CAPITAL RATIOS (unaudited):(5)
  Stockholders' equity to assets.........       8.65%      9.59%      9.81%      8.96%      9.87%      9.93%      9.87%
  Tier 1 capital to total assets.........       8.15       8.80       9.05       8.84       9.75       9.78       9.70
  Tier 1 capital to risk based assets....      11.99      13.66      14.06      14.68      17.03      15.96      15.13

------------------------------

(1) The amount shown for the nine months ended September 30, 1996 includes $2.8 million as a result of the assessment of a one-time charge against financial institutions with deposits insured by the SAIF of the FDIC.

(2) The after-tax effect of the one-time SAIF Assessment was approximately $1.7 million.

(3) Per share data have been restated to reflect all stock dividends and stock splits.

(4) Performance ratios for the nine months ended September 30, 1996 and 1995 are stated on an annualized basis. The calculations include the SAIF Assessment which has not been annualized given its one-time occurrence. The 1996 performance ratios excluding the SAIF Assessment would be as follows: Return on average assets: 0.86%; return on average stockholders' equity: 9.30%; and non-interest expense to average assets: 2.51% (other than the return on average assets and the return on average stockholders' equity for the nine months ended September 30, 1996).

(5) For definitions and further information relating to IFC's regulatory capital requirements, see "CERTAIN REGULATORY CONSIDERATIONS--Capital."

            SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
            AND OPERATING DATA OF PINNACLE FINANCIAL SERVICES, INC.
                        AND INDIANA FEDERAL CORPORATION
   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)

    The following table sets forth certain unaudited pro forma condensed combined financial and operating data for Pinnacle giving effect to the Merger, which will be accounted for as a "pooling-of-interests," as if it and the Maco Acquisition had occurred as of the beginning of the earliest period indicated and after giving effect to the pro forma adjustments described in the Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements. For a description of "pooling-of-interests" accounting with respect to the Merger, see "THE MERGER-- Anticipated Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Pinnacle, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus, the historical consolidated financial statements of IFC, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and the consolidated historical financial data for Pinnacle and IFC and the other pro forma financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS," and "PRO FORMA COMBINED FINANCIAL INFORMATION." The effect of the expected one-time
merger and restructuring charges of approximately $   million have been
reflected in the pro forma combined balance sheet; however, since the expected merger and restructuring charges are nonrecurring, they have not been reflected in the pro forma combined statements of income. See "PRO FORMA COMBINED FINANCIAL INFORMATION--Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements." The pro forma financial data do not give effect to the anticipated cost savings in connection with the Merger and are not necessarily indicative of either the results that actually would have occurred had the Merger and the Maco Acquisition been consummated on the dates indicated or the results that may be obtained in the future.

                                             FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1996          1995          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------
STATEMENT OF INCOME:
  Net interest income......................       $43,492       $41,100       $55,694       $49,639       $49,820
  Provision for loan losses................           710           432           522           484         1,457
  Non-interest income......................         8,541         7,460        10,485         9,022        14,288
  Non-interest expense(1)..................        37,791        32,197        44,723        36,815        36,614
  Income before income tax expense.........        13,532        15,931        20,934        21,362        26,037
  Income tax expense.......................         4,046         5,077         6,058         7,088         8,859
  Net income(2)............................         9,486        10,854        14,876        14,274        17,178
PER SHARE DATA:
  Net income per share (primary)...........         $0.89         $1.01         $1.37         $1.33         $1.59
  Net income per share (fully diluted).....         $0.89         $1.01         $1.37         $1.33         $1.59
  Cash dividends declared per share........         $0.61         $0.57         $0.76         $0.62         $0.53
  Book value per share (period end)........        $13.12
  Average common shares outstanding
    (primary)..............................    10,678,834    10,736,679    10,872,808    10,701,156    10,799,330

                                                         AT, OR FOR THE
                                                       NINE MONTHS ENDED,
                                                       SEPTEMBER 30, 1996
                                                    ------------------------
BALANCE SHEET DATA:
  Total assets....................................        $  1,821,718
  Loans...........................................           1,197,872
  Allowance for loan losses.......................              12,532
  Securities......................................             481,858
  Deposits........................................           1,304,008
  Long-term debt..................................             --
  Stockholders' equity(2).........................             139,197

------------------------

(1) The amount shown for the nine months ended September 30, 1996 includes $5.2 million as a result of the assessment of a one-time charge against financial institutions with deposits insured by the SAIF of the FDIC.

(2) Pro forma net income for the year ended December 31, 1993 reflects net income from continuing operations but does not include an extraordinary items/accounting changes charge of $4.96 million for Maco and an extraordinary items/accounting changes credit of $429,000 for IFC. Inclusion of these items in pro forma net income for the year ended December 31, 1993 would increase such net income to $21,708,000. See "PRO FORMA COMBINED FINANCIAL INFORMATION--Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements."

                           COMPARATIVE PER SHARE DATA
                                  (Unaudited)

    The following table sets forth for the Pinnacle Common Stock and the IFC Common Stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma data do not give effect to the anticipated cost savings in connection with the Merger and are not necessarily indicative of either the results that would have occurred had the Merger and the Maco Acquisition been consummated on the dates indicated or the results that may be obtained in the future. The information presented herein should be read in conjunction with the unaudited pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                                      NINE MONTHS
                                                                         ENDED
                                                                     SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                  --------------------  -------------------------------
                                                                    1996       1995       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------
PINNACLE COMMON STOCK
  Earnings per share(1)
    Historical..................................................  $    1.07  $    1.20  $    1.62  $    1.38  $    1.32
    Pro forma(2)................................................       0.89       1.01       1.37       1.33       1.59
  Cash dividends declared per share
    Historical..................................................       0.61       0.57       0.76       0.62       0.53
  Book value per share--end of period
    Historical..................................................      12.51      10.22      12.75       9.20       8.86
    Pro forma(3)................................................      13.12      12.88      13.26      11.94      11.44
IFC COMMON STOCK
  Earnings per share(1)
    Historical..................................................  $    0.67  $    1.12  $    1.51  $    1.50  $    1.54
    Equivalent pro forma(4).....................................       0.89       1.01       1.37       1.33       1.59
  Cash dividends declared per share
    Historical..................................................       0.64      0.695       0.86       0.72       0.53
    Equivalent pro forma(4).....................................       0.61       0.57       0.76       0.62       0.53
  Book value per share--end of period
    Historical..................................................      14.77      14.65      14.98      13.81      13.54
    Equivalent pro forma(4).....................................      13.12      12.88      13.26      11.94      11.44

------------------------

(1) Earnings per share have been calculated using income from continuing operations. In calculating pro forma earnings per share, no adjustments have been made to reflect the effect of repurchases of Pinnacle Common Stock or IFC Common Stock subsequent to the stated period.

(2) Gives effect to the Merger and the Maco Acquisition as if they had occurred at the beginning of each period presented.

(3) Gives effect to the Merger and the Maco Acquisition as if they had occurred at the end of the period. The September 30, 1996 pro forma book value per share includes the after-tax impact of the expected one-time merger and restructuring charges of approximately $4.2 million (after-tax). See "PRO FORMA COMBINED FINANCIAL INFORMATION--Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements."

(4) Equivalent pro forma amounts have been calculated using the Exchange Ratio of one (1) share of Pinnacle Common Stock for each share of IFC Common Stock.

                            COMPARATIVE STOCK PRICES

    Pinnacle Common Stock and IFC Common Stock are listed for quotation on the Nasdaq National Market. Pinnacle Common Stock is listed under the symbol "PNFI" and IFC Common Stock is listed under the symbol "IFSL." If the Merger is consummated, IFC Common Stock will cease to be listed on the Nasdaq National Market and public trading of such shares will cease. Although transactions in Pinnacle Common Stock have been, and are expected to continue to be, facilitated by market-makers (including ABN-AMRO Chicago Corporation), there can be no assurance that an established or liquid trading market in Pinnacle Common Stock will continue. The following table sets forth, for the periods indicated, the high and low sale prices per share of the Pinnacle Common Stock and the high and low sale prices per share of the IFC Common Stock, all as reported by the Nasdaq National Market. The information with respect to such Nasdaq National Market quotations was obtained from the National Association of Securities Dealers, Inc.

                                                        PINNACLE                           IFC
                                                      COMMON STOCK                     COMMON STOCK
                                                  --------------------             --------------------
                                                    HIGH        LOW                  HIGH        LOW
                                                  ---------  ---------             ---------  ---------
1995       First Quarter........................  $   17.50  $   15.00             $   18.00  $   15.50
           Second Quarter.......................      17.75      15.75                 17.75      16.00
           Third Quarter........................      17.50      15.50                 18.75      16.50
           Fourth Quarter.......................      18.50      16.50                 21.25      17.75
1996       First Quarter........................      20.50      18.25                 21.25      18.75
           Second Quarter.......................      21.75      20.00                 21.50      16.25
           Third Quarter........................      24.75      19.50                 21.00      18.25
           Fourth Quarter.......................      25.00      23.25                 23.00      19.50
1997       First Quarter (through          ,
           1997)................................

    On November 13, 1996, the last trading day before the announcement of the execution of the Merger Agreement, the last sales price of the Pinnacle Common Stock as reported on the Nasdaq National Market was $24.75 per share, and the last sales price for the IFC Common Stock as reported on the Nasdaq National Market was $19.50 per share (or approximately $24.75 per share of IFC Common Stock on an equivalent pro forma per share basis).

    On                , 1997 (the last practicable date prior to the mailing of
this Joint Proxy Statement/Prospectus), the last sales price of the Pinnacle
Common Stock as reported on the Nasdaq National Market was $       per share,
and the last sales price for the IFC Common Stock as reported by Nasdaq National
Market was $       per share (or approximately $       per share of IFC Common
Stock on an equivalent pro forma per share basis).

    IFC STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE PINNACLE COMMON STOCK AND THE IFC COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF THE PINNACLE COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE OF THE PINNACLE COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER. BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF THE PINNACLE COMMON STOCK IS SUBJECT TO FLUCTUATION, THE VALUE OF THE SHARES OF PINNACLE COMMON STOCK THAT HOLDERS OF IFC COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

    On                , 1997, there were approximately        holders of record
of the Pinnacle Common Stock and approximately        holders of record of the
IFC Common Stock.

                                 THE COMPANIES

PINNACLE FINANCIAL SERVICES, INC.

    Pinnacle Financial Services, Inc. is a registered bank holding company that was organized under the laws of the State of Michigan in 1986 in connection with the June 30, 1986 reorganization of Pinnacle Bank (then known as "Peoples State Bank of St. Joseph") into a wholly-owned subsidiary of Pinnacle.

    Pinnacle is one of the leading community-banking institutions in southwestern Michigan and northern Indiana. Through its wholly-owned subsidiary, Pinnacle Bank, Pinnacle offers financial service products which include domestic banking services such as consumer, commercial and real estate loans, personal and business checking accounts, savings accounts, time deposits, safe deposit services, cash management services, and transmission of funds, as well as trust and other fiduciary services, full-service brokerage services and insurance products. Commercial customers include retailers, commercial developers, professionals, and small manufacturers. Retail banking and thrift customers cover a broad spectrum with focus on providing personalized, high quality and comprehensive service in order to develop and maintain long-term, multiple account relationships with customers.

    Pinnacle Bank, which is headquartered in St. Joseph, Michigan, has two subsidiaries: Starke's, Inc., an insurance agency, and Brookview Real Estate, Ltd., a real estate development company. Pinnacle Bank currently operates through 16 branch offices located throughout southwestern Michigan, 14 branch offices located throughout northern Indiana, and through two loan production offices that are located in Merrillville and Indianapolis, Indiana, respectively. Pinnacle Bank focuses on providing personalized, high quality and comprehensive service in order to develop and maintain long-term, multiple account relationships with customers.

    Pinnacle's market, which is adjacent to metropolitan Chicago, Illinois and is bisected by Interstate 94 (the primary highway between Chicago and Detroit), currently consists of northern Indiana and southwestern Michigan. The region's location has facilitated the development of a diverse economy based primarily on manufacturing, service and agriculture. The region's proximity to Chicago and the southeastern expansion of metropolitan Chicago into Lake County, Indiana, have led to significant commercial and residential development and a strong second-home housing market. The region's popularity as a year-round recreational area also has led to tourism-driven economic growth.

    Pinnacle had approximately $1.0 billion in total assets as of September 30, 1996. Pinnacle returned 0.88% on average assets for the nine-month period ended September 30, 1996. This compares to 1.41% for the same period in 1995 and 1.36%, 1.30% and 1.27% for each of the years in the three year period ended December 31, 1995. For the nine months ended September 30, 1996, Pinnacle's return on average equity was 11.42%. Annual returns on average equity since 1993 have ranged from 15.40% to 15.91%.

    Pinnacle believes its success is in part attributable to a growth strategy that, since the beginning of 1993, has (i) increased assets by more than 158% (with total assets growing to approximately $1.0 billion September 30, 1996), and (ii) increased net loans by more than 124% (with total loans growing to approximately $588.2 million at September 30, 1996). Pinnacle's loan to deposit ratio was approximately 79% at September 30, 1996. Pinnacle's growth has been generated internally through customer retention and cross-selling programs and externally through acquisitions. Since 1988, Pinnacle has consummated five acquisitions, two of which involved thrifts.

    Pinnacle's executive offices are located at 830 Pleasant Street, St. Joseph, Michigan 49085, and its telephone number is (616) 983-6311.

    For additional information concerning Pinnacle, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INTERESTS OF CERTAIN PERSONS IN THE MERGER," "ACQUISITION OF MACO BANCORP, INC." "SELECTED CONSOLIDATED FINANCIAL DATA OF PINNACLE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF PINNACLE," "BUSINESS OF PINNACLE," "MANAGEMENT OF PINNACLE," "BENEFICIAL OWNERSHIP OF PINNACLE COMMON STOCK," "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS," and "ANNEX D--PINNACLE FINANCIAL SERVICES, INC. SUPPLEMENTARY FINANCIAL INFORMATION."

INDIANA FEDERAL CORPORATION

    Indiana Federal Corporation is a registered savings and loan holding company organized under the laws of the State of Delaware in 1988. IFC's principal operating subsidiary is IndFed Bank. IndFed Bank was organized in 1887 and has operated as a federally-chartered savings and loan association since 1934.

    IndFed Bank is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, to originate one- to four-family residential real estate loans, consumer loans, income-producing property loans, commercial business loans and agricultural real estate and operating loans. IndFed Bank conducts its activities from a network of 15 full service offices located in Valparaiso and other northwest Indiana communities. IndFed Bank also operates three loan production offices in Highland, Mishawaka, and Valparaiso, Indiana. Based on IndFed Bank's total assets of $714 million at December 31, 1995, IndFed Bank is the third largest thrift institution headquartered in Indiana. IndFed Bank is a member of the Federal Home Loan Bank System and a stockholder in the Federal Home Loan Bank of Indianapolis.

    On December 12, 1994, IFC completed the acquisition of American Bancorp, Inc. ("ABI"), and its wholly-owned subsidiary, American State Bank ("American"), a commercial bank organized under the laws of the State of Indiana. Upon acquisition, ABI was merged into IFC and American was merged into IndFed Bank. On January 31, 1995, IFC completed the acquisition of NCB Corp. ("NCB"), and its wholly owned subsidiary NorCen Bank ("NorCen"), an Indiana state chartered savings bank, located in Culver, Indiana. Similarly, upon acquisition, NCB was merged into IFC and NorCen was merged into IndFed Bank.

    IFC's executive offices are located at 56 Washington Street, Valparaiso, Indiana 46383, and its telephone number is (219) 465-6607.

    For additional information concerning IFC, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    At the Special Meetings, holders of Pinnacle Common Stock and IFC Common Stock will consider and vote upon a proposal to approve and adopt (i) the Merger Agreement, and (ii) all of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger). Stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meetings.

    THE PINNACLE BOARD APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS AND RECOMMENDS THAT PINNACLE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL (WHICH APPROVAL AND ADOPTION SHALL CONSTITUTE, AMONG OTHER THINGS, APPROVAL OF THE MERGER AND THE ISSUANCE OF SHARES OF PINNACLE COMMON STOCK TO HOLDERS OF SHARES OF IFC COMMON STOCK).

    THE IFC BOARD APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS AND RECOMMENDS THAT IFC STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL (WHICH APPROVAL AND ADOPTION SHALL CONSTITUTE, AMONG OTHER THINGS, APPROVAL OF THE MERGER AND THE CONVERSION OF SHARES OF IFC COMMON STOCK INTO THE RIGHT TO RECEIVE SHARES OF PINNACLE COMMON STOCK).

VOTES REQUIRED

    PINNACLE. The affirmative vote of a majority of the outstanding shares of Pinnacle Common Stock is required to approve and adopt the Merger Proposal. Each share of Pinnacle Common Stock is entitled to one vote with respect to the Merger Proposal. Approval of the Merger Proposal by the requisite vote of Pinnacle stockholders is a condition to, and is required for, the consummation of the Merger.

    As of             , 1997, directors and executive officers of Pinnacle and
their affiliates were beneficial owners of             , or    %, of the
outstanding shares of Pinnacle Common Stock (including        shares of Pinnacle
Common Stock which may be acquired upon the exercise of options which are exercisable within 60 days of such date). The directors and executive officers of Pinnacle have indicated that they intend to vote all shares of Pinnacle Common Stock owned by them for approval and adoption of the Merger Proposal. As
of             , 1997, directors and executive officers of IFC and their
affiliates were beneficial owners of             , or    %, of the outstanding
shares of Pinnacle Common Stock. The directors and executive officers of IFC have indicated that they intend to vote all shares of Pinnacle Common Stock owned by them for approval and adoption of the Merger Proposal. See "ACQUISITION OF MACO BANCORP, INC. -- Standstill Agreement."

    As of             , 1997, Pinnacle subsidiaries had or shared the right to
vote, as a consequence of shares held in a fiduciary capacity for third parties,
approximately         , or    %, of the outstanding shares of Pinnacle Common
Stock. Such Pinnacle subsidiaries have indicated that they currently intend to vote all shares of Pinnacle Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of
their fiduciary duties. As of             , 1997, IFC subsidiaries had or shared
the right to vote, as a consequence of shares held in a fiduciary capacity for
third parties, approximately             , or    %, of the outstanding shares of
Pinnacle Common Stock. Such IFC subsidiaries have indicated that they currently intend to vote all shares of Pinnacle Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of their fiduciary duties.

    The affirmative vote of a majority of the shares represented at the Pinnacle Special Meeting may authorize the adjournment of the Pinnacle Special Meeting; provided, however, that no proxy which was voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

    IFC. The affirmative vote of a majority of the outstanding shares of IFC Common Stock is required to approve and adopt the Merger Proposal. Each share of IFC Common Stock is entitled to one vote with respect to the Merger Proposal. Approval of the Merger Proposal by the requisite vote of IFC stockholders is a condition to, and is required for, the consummation of the Merger.

    As of             , 1997, directors and executive officers of IFC and their
affiliates were beneficial owners of             , or    %, of the outstanding
shares of IFC Common Stock (including    shares of IFC Common Stock which may be
acquired upon the exercise of options which are exercisable within 60 days of such date). The directors and executive officers of IFC have indicated that they intend to vote all shares of IFC Common Stock owned by them for approval and
adoption of the Merger Proposal. As of             , 1997, directors and
executive officers of Pinnacle and their affiliates were beneficial owners of
         , or    %, of the outstanding shares of IFC Common Stock. The directors and executive officers of Pinnacle have indicated that they intend to vote all shares of IFC Common Stock owned by them for approval and adoption of the Merger Proposal.

    As of             , 1997, IFC subsidiaries had or shared the right to vote,
as a consequence of shares held in a fiduciary capacity for third parties,
approximately          , or    %, of the outstanding shares of IFC Common Stock.
Such IFC subsidiaries have indicated that they currently intend to vote all shares of IFC Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject to the exercise of their fiduciary
duties. As of             , 1997, Pinnacle subsidiaries
had or shared the right to vote, as a consequence of shares held in a fiduciary
capacity for third parties, approximately          , or    %, of the outstanding
shares of IFC Common Stock. Such Pinnacle subsidiaries have indicated that they currently intend to vote all shares of IFC Common Stock as to which they have sole voting power for approval and adoption of the Merger Proposal, subject in each case to the exercise of their fiduciary duties.

    The affirmative vote of a majority of the shares represented at the IFC Special Meeting may authorize the adjournment of the IFC Special Meeting; provided, however, that no proxy which was voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

VOTING OF PROXIES

    PINNACLE. Shares of Pinnacle Common Stock represented by properly executed proxies received at or prior to the Pinnacle Special Meeting will be voted at the Pinnacle Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR the Merger Proposal. Management of Pinnacle believes that brokers who hold shares of Pinnacle Common Stock for customers are not authorized to vote on the Merger Proposal without specific voting instructions as to such proposal (a "broker nonvote"). Moreover, solely for purposes of determining whether the Merger Proposal has received the stockholder vote required for approval, each of a "broker nonvote" and an abstention is functionally equivalent to a vote "against" the Merger Proposal. If any other matters are properly presented at the Pinnacle Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Pinnacle Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal. Pinnacle knows of no other matters to be brought before the Pinnacle Special Meeting other than those referred to in this Joint Proxy Statement/Prospectus, but if any other business should properly come before the Pinnacle Special Meeting, the persons named in the proxy, or authorized substitutes, intend to vote in accordance with their best judgment.

    HOLDERS OF PINNACLE COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    IFC. Shares of IFC Common Stock represented by properly executed proxies received at or prior to the IFC Special Meeting will be voted at the IFC Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR the Merger Proposal. Management of IFC believes that brokers who hold shares of IFC Common Stock for customers are NOT authorized to vote on the Merger Proposal without specific voting instructions as to such proposal. Moreover, solely for purposes of determining whether the Merger Proposal has received the stockholder vote required for approval, each of a "broker nonvote" and an abstention is functionally equivalent to a vote "against" the Merger Proposal. If any other matters are properly presented at the IFC Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the IFC Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal. IFC knows of no other matters to be brought before the IFC Special Meeting other than those referred to in this Joint Proxy Statement/Prospectus, but if any other business should properly come before the IFC Special Meeting, the persons named in the proxy, or authorized substitutes, intend to vote in accordance with their best judgment.

    HOLDERS OF IFC COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABILITY OF PROXIES

    PINNACLE. The grant of a proxy on the enclosed Pinnacle form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Pinnacle Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Pinnacle a duly executed revocation or a proxy bearing a later date or by voting in person at the Pinnacle Special Meeting.

    IFC. The grant of a proxy on the enclosed IFC form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the IFC Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of IFC a duly executed revocation or a proxy bearing a later date or by voting in person at the IFC Special Meeting.

RECORD DATES; SHARES ENTITLED TO VOTE; QUORUMS

    PINNACLE.  Only holders of record of Pinnacle Common Stock at the close of
business on             , 1997 will be entitled to receive notice of and to vote
at the Pinnacle Special Meeting. At             , 1997, Pinnacle had issued and
outstanding approximately           shares of Pinnacle Common Stock. Shares
representing a majority of the aggregate number of outstanding shares of Pinnacle Common Stock entitled to vote must be represented in person or by proxy at the Pinnacle Special Meeting in order for a quorum to be present at the Pinnacle Special Meeting. "Broker nonvotes" and abstentions are counted for purposes of determining a quorum.

    IFC.  Only holders of record of IFC Common Stock at the close of business on
            , 1997 will be entitled to receive notice of and to vote at the IFC
Special Meeting. At             , 1997, IFC had issued and outstanding
approximately           shares of IFC Common Stock. Shares representing a
majority of the aggregate number of outstanding shares of IFC Common Stock entitled to vote must be represented in person or by proxy at the IFC Special Meeting in order for a quorum to be present at the IFC Special Meeting. "Broker nonvotes" and abstentions are counted for purposes of determining a quorum.

NO DISSENTERS' RIGHTS/NO APPRAISAL RIGHTS

    PINNACLE. Holders of shares of Pinnacle Common Stock will not have dissenters' rights under the MBCA in connection with, or as a result of, the matters to be acted upon at the Pinnacle Special Meeting. Holders of shares of IFC Common Stock will not have appraisal rights under the DGCL in connection with, or as a result of, the matters to be acted upon at the IFC Special Meeting.

SOLICITATION OF PROXIES

    PINNACLE. Pinnacle will bear the cost of soliciting proxies from its stockholders, including the cost of printing and mailing this Joint Proxy Statement/Prospectus to Pinnacle stockholders. In addition to solicitation by mail, proxies may be solicited by telephone, telegram, in person or by other forms of communication. Arrangements will be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Pinnacle will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. Proxies will be solicited on behalf of Pinnacle by mail or personally, or by telephone, telegraph or datagram, by directors, officers and regular employees of Pinnacle and its subsidiaries (none of whom shall receive any additional compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation). In addition, Morrow & Co., Inc. will assist in the solicitation of proxies by Pinnacle for a fee of approximately $12,000, plus reasonable out-of-pocket expenses.

    IFC. IFC will bear the cost of soliciting proxies from its stockholders, including the cost of printing and mailing this Joint Proxy Statement/Prospectus to IFC stockholders. In addition to solicitation by mail, proxies may be solicited by telephone, telegram, in person or by other forms of communication. Arrangements will be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and IFC will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. Proxies will be solicited on behalf of IFC by mail or personally, or by telephone, telegraph or datagram, by directors, officers and regular employees of IFC and its subsidiaries (none of whom shall receive any additional compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation). In addition, Regan & Associates Inc. will assist in the solicitation of proxies by IFC for a fee of $3,750, plus reasonable out-of-pocket expenses.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

    THE FOLLOWING DISCUSSION DESCRIBES THE MERGER AND SUMMARIZES CERTAIN PROVISIONS OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 14, 1996 BETWEEN PINNACLE AND IFC AND THE RELATED STOCK OPTION AGREEMENTS. AS SUCH DESCRIPTIONS AND SUMMARIES ARE NECESSARILY INCOMPLETE, REFERENCE IS MADE TO, AND SUCH DESCRIPTIONS AND SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY, THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS. A CONFORMED COPY OF THE MERGER AGREEMENT (WITHOUT EXHIBITS) IS ATTACHED TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

MERGER STRUCTURE

    MERGER. Subject to the terms and conditions of the Merger Agreement and in accordance with the MBCA and the DGCL, at the Effective Time IFC will merge with and into Pinnacle, with Pinnacle being the surviving corporation. Thus, at the Effective Time (i) the separate corporate existence of IFC will terminate, (ii) Pinnacle will succeed to the assets and liabilities of IFC, and (iii) each outstanding share of IFC Common Stock (other than certain shares specified in the Merger Agreement) will be automatically converted into the right to receive one (1) share of Pinnacle Common Stock. After the Effective Time, the combined corporation will continue its corporate existence under the MBCA and the name "Pinnacle Financial Services, Inc." Pinnacle's Restated Articles of Incorporation, as in effect at the Effective Time, will be the articles of incorporation of the combined corporation and Pinnacle's By-Laws, as in effect immediately prior to the Effective Time, will be the by-laws of the combined corporation. Each share of Pinnacle Common Stock outstanding immediately prior to consummation of the Merger will remain outstanding and unchanged as a result of the Merger.

    SUBSIDIARY BANK MERGER. In connection with the Merger, and pursuant to an Agreement and Plan of Merger and Consolidation to be executed by and between Indiana Federal Bank for Savings, a federal savings bank and wholly-owned subsidiary of IFC, and Pinnacle Bank, a Michigan banking corporation and wholly-owned subsidiary of Pinnacle, IndFed Bank will be merged with and into Pinnacle Bank. The directors of Pinnacle Bank following the Subsidiary Bank Merger will consist of 18 persons, with nine persons to be named as directors by the Board of Directors of Pinnacle Bank and nine persons to be named as directors by the Board of Directors of IndFed Bank. The executive officers of Pinnacle Bank following the Subsidiary Bank Merger will be those appointed by the Board of Directors of Pinnacle Bank on the basis of recommendations made by Mr. Richard L. Schanze, as the Chairman of Pinnacle following the Effective Time, Mr. Donald A. Lesch, as the Vice Chairman and President of Pinnacle following the Effective Time, and an outside consulting service to be engaged and charged with reviewing and evaluating the qualifications of candidates. The parties' obligations to effect the Subsidiary Bank Merger are conditioned upon (i) the Effective Time of the Merger having occurred, and (ii) all Requisite Regulatory Approvals relating to the Subsidiary Bank Merger having been filed, occurred or obtained and continue to be in full force and effect. The Subsidiary Bank Merger Agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Merger Agreement is terminated.

MERGER CONSIDERATION

    Upon consummation of the Merger, except as described below, each outstanding share of IFC Common Stock (other than certain shares specified in the Merger Agreement) will be automatically converted into the right to receive one (1) share of Pinnacle Common Stock. The Exchange Ratio of one (1) share of Pinnacle Common Stock for each share of IFC Common Stock was determined through arms-length negotiations between Pinnacle and IFC, each of which was advised during such negotiations by its respective financial advisor.

    At the Effective Time, each option granted by IFC to purchase shares of IFC Common Stock which is outstanding and unexercised immediately prior thereto (excluding any and all IFC Rights, all of which are to be redeemed, and thereby extinguished, terminated and cancelled without any right of exercise, prior to the Effective Time) shall cease to represent a right to acquire shares of IFC Common Stock and shall be converted automatically into an option to purchase shares of Pinnacle Common Stock in the same amount and at the same exercise price subject to the terms of the IFC benefit plans under which they were issued (collectively, the "IFC Stock Plans").

    At the Effective Time, each option granted by Pinnacle to purchase shares of Pinnacle Common Stock which is outstanding and unexercised immediately prior thereto will continue to represent a right to acquire shares of Pinnacle Common Stock and will remain an issued and outstanding option to purchase from Pinnacle, as the surviving corporation, shares of Pinnacle Common Stock in the same amount and at the same exercise price subject to the terms of the Pinnacle benefit plans under which they were issued (collectively, the "Pinnacle Stock Plans") and the agreements evidencing grants thereunder, and will not be affected by the Merger.

    Based upon the number of IFC stock options, Pinnacle stock options, shares of Pinnacle Common Stock and shares of IFC Common Stock issued and outstanding
as of             , 1997, at the Effective Time IFC Stockholders would own
shares of Pinnacle Common Stock representing approximately      % of the then
outstanding voting power of Pinnacle. Such percentage would range from
approximately      % to      %, depending on whether and to the extent the
shares of Pinnacle Common Stock and IFC Common Stock issuable upon exercise or vesting of outstanding Pinnacle Stock Options and IFC Stock Options are issued. For purposes of calculating such percentages, it was assumed that no additional shares of Pinnacle Common Stock have been issued except as contemplated by the preceding sentence.

    On November 13, 1996 (the last full trading day preceding the joint public announcement by Pinnacle and IFC of the execution of the Merger Agreement), the last sale price of the Pinnacle Common Stock on the Nasdaq National Market was $24.75 per share and the last sale price of the IFC Common Stock on the Nasdaq National Market was $19.50 per share (or approximately $24.75 per share of IFC
Common Stock on an equivalent pro forma per share basis). On             , 1997
(the last practicable trading day preceding the mailing of this Joint Proxy Statement/Prospectus), the last sale price of the Pinnacle Common Stock on the
Nasdaq National Market was $       per share and the last sale price of the IFC
Common Stock on the Nasdaq National Market was $       per share (or
approximately $       per share of IFC Common Stock on an equivalent pro forma
per share basis).

BACKGROUND OF THE MERGER

    In recent years, both Pinnacle and IFC have achieved substantial growth primarily through mergers and acquisitions. Through these mergers and acquisitions, Pinnacle and IFC have attempted to diversify and expand their respective market areas and asset bases and to increase profitability. The Merger represents a continuation of each entity's acquisition strategy of combining with financial institutions conducting business in areas in which it already has or expects to gain a significant market position.

    In 1993, representatives of IFC and Maco Bancorp, Inc., the Delaware corporation and registered savings and loan holding company acquired by Pinnacle on December 1, 1995, discussed the possibility of a business combination between IFC and Maco. These discussions did not result in any definitive agreements. The representatives of IFC involved in these discussions included Messrs. Peter R. Candela and Donald A. Lesch, the President and Chairman of the Board, respectively, of IFC. The representatives of Maco involved in these discussions included Mr. Cyrus A. Ansary, then a director, an executive officer and a significant stockholder of Maco.

    On December 1, 1995, Pinnacle acquired all of the outstanding capital stock of Maco, for aggregate consideration of $41.9 million through the merger of Maco with and into Pinnacle. As a result of Pinnacle's acquisition of Maco, Mr. Ansary became the largest single stockholder of Pinnacle, with approximately 20%
of the shares of Pinnacle Common Stock outstanding on             , 19  . Mr.
Aloia became and is currently the President and Chief Operating Officer of First Federal, a wholly-owned subsidiary of Pinnacle. See "ACQUISITION OF MACO BANCORP, INC."

    On June 13, 1996, at the suggestion of Mr. Gary Aloia (then the President and Chief Operating Officer of First Federal and currently a Senior Vice President of Pinnacle Bank) and Mr. Lesch, Mr. Richard L. Schanze, the Chairman and Chief Executive Officer of Pinnacle, and Mr. Arnold L. Weaver, the President of Pinnacle, met with Mr. Lesch to discuss the growth strategies, operating philosophies and performance of Pinnacle and IFC, as well as recent developments affecting Pinnacle and IFC, and regional and national developments in the financial services industry. Although this meeting did not result in any understanding or agreement regarding a business combination, in light of the perceived similarity and compatibility of each institution's business strategies and operating philosophies and the ever-changing market for financial services, Mr. Schanze and Mr. Lesch both felt that a business combination could strengthen the competitive position of both institutions, generate cost savings for both institutions, and enhance acquisition and other business opportunities. Accordingly, they decided that it would be worthwhile to further explore the possibility of Pinnacle and IFC affiliating. Mr. Aloia was in attendance at this meeting.

    Following the June 13, 1996 meeting, Mr. Lesch contacted Sandler O'Neill, IFC's financial advisors, regarding the possibility of Pinnacle and IFC affiliating. Similarly, Mr. Schanze contacted ABN-AMRO Chicago Corporation, Pinnacle's financial advisors, for the same purpose. Subsequently, Sandler O'Neill, on behalf of IFC, and ABN-AMRO Chicago Corporation, on behalf of Pinnacle, began to explore the strategic, business and operational compatibility, as well as the rationale and potential value of a business combination between IFC and Pinnacle.

    In May and June, 1996, IFC had preliminary discussions with another financial institution concerning the possibility of a business combination. Although a confidentiality agreement was executed, these discussions were not extensively pursued and did not result in any definitive agreements.

    During the months of July, August, September, October and November, 1996, Pinnacle's and IFC's financial advisors, as well as Messrs. Schanze, Weaver, and Lesch and/or a small number of senior officers of Pinnacle and IFC, met or otherwise had discussions on multiple occasions to explore the strategic, business and operational compatibility of the two institutions as well as the rationale and potential value of a business combination between IFC and Pinnacle. They also considered and discussed the potential structure and the business, cultural and social implications of such a combination. In August, 1996, members of Pinnacle's management team commenced a due diligence investigation of IFC and its businesses. Beginning in September, 1996, and in connection with such due diligence investigation, Pinnacle's management team received assistance from ABN-AMRO Chicago Corporation, PL Capital LLC, Banc Financial Group, Inc. and Landmark Technologies, Inc. At the same time, members of IFC's management team, together with Sandler O'Neill and IFC's legal advisors, commenced a due diligence investigation of Pinnacle.

    On July 2, 1996, Mr. Schanze and Mr. Weaver, together with representatives of ABN-AMRO Chicago Corporation met with Mr. Lesch to discuss a business combination model that had been developed by Sandler O'Neill. On July 9, 1996 and August 8, 1996, Mr. Schanze met with Mr. Lesch to discuss general business combination issues. The discussions related to, among other things, the structure and documentation of the potential transaction, strategic and management issues and valuation issues. On August 22, 1996, the parties entered into a customary confidentiality agreement. In addition, following a meeting of Mr. Schanze and Mr. Lesch in August 1996, Pinnacle's and IFC's legal counsels began the process of drafting an agreement regarding a possible business combination of Pinnacle and IFC.

    On September 18, October 3, and October 16, 1996, Mr. Schanze described the preliminary discussions between the parties to the Pinnacle Board. At such meetings, members of Pinnacle's senior management made presentations which set forth the reasons for the Merger and the potential benefits to Pinnacle and its stockholders from the Merger. Pinnacle's financial advisors discussed the strategic, business and operational compatibility, rationale and financial aspects of the transaction.

    On July 18, August 22, September 19, and October 17, 1996, Mr. Lesch described the preliminary discussions between the parties to the IFC Board. At such meetings, members of IFC's senior management made presentations which set forth the reasons for the Merger and the potential benefits to IFC and its stockholders from the Merger, and IFC's financial advisors discussed the strategic, business and operational compatibility, rationale and financial aspects of the transaction. At the November 14, 1996 meeting of the IFC Board, IFC's legal advisors reviewed the IFC Board's obligations in consideration of the Merger.

    Mr. Schanze and Mr. Lesch continued discussions concerning the proposed transaction and each institution's management team continued to conduct its due diligence investigation of the other institution's businesses. They also continued to negotiate issues in the Merger Agreement and the Stock Option Agreements. During the period beginning August 1, 1996 and ending November 14, 1996, the Exchange Ratio was determined by the parties on the basis of arm's-length negotiations between the parties.

    At a special meeting of the Pinnacle Board held on November 14, 1996, Mr. Schanze and senior management of Pinnacle again reviewed the reasons for and the potential benefits of the Merger; Pinnacle's legal advisors reviewed the terms of the Merger Agreement and Stock Option Agreements; and Pinnacle's financial advisors made a presentation regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio to holders of Pinnacle Common Stock. After discussion and consideration of the factors discussed below under "--Reasons for the Merger," the Pinnacle Board (with eight directors present and one director absent) unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreements.

    At a special meeting of the IFC Board on November 14, 1996, Mr. Lesch and senior management of IFC again reviewed the reasons for and the potential benefits of the Merger; IFC's legal advisors reviewed the terms of the Merger Agreement and Stock Option Agreements; and IFC's financial advisors made a presentation regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio to holders of IFC Common Stock. After discussion and consideration of the factors discussed below under "--Reasons for the Merger," the IFC Board (with seven directors present and one director absent) unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreements.

    The Merger Agreement and the Stock Option Agreements were entered into on November 14, 1996.

REASONS FOR THE MERGER

    GENERAL. The Merger is expected to create a stronger, more competitive, financial institution with the size and capabilities to better meet the challenges of the ever-changing market for financial products and services in northern Indiana and southwestern Michigan. Moreover, the combined corporation is expected to be able to provide a broader array of financial services and products to the depositors, customers and communities currently served by Pinnacle and IFC, and to take advantage of opportunities for growth and diversification that would not be available to either institution on its own.

    In reaching their decisions to approve the Merger Agreement and the Stock Option Agreements, the Pinnacle Board and IFC Board each determined that the Merger is preferable to the other alternatives available to Pinnacle and IFC, because of their belief that a "merger of equals" uniting Pinnacle and IFC (two financially sound institutions with complementary businesses and business strategies) will create a stronger combined institution with greater size, flexibility, breadth of services, efficiency, capital strength and profitability than either Pinnacle or IFC possesses on a stand-alone basis or would be able to achieve through such other alternatives. The Pinnacle Board and the IFC Board each believes that each institution is currently well managed and possesses compatible management philosophies and strategic focus to that of the other; that each institution will contribute complementary business strengths resulting in a well-diversified combined institution; and that the enhanced capitalization of the combined institution will allow it to take advantage of future acquisition opportunities that might otherwise be unavailable to either institution.

    The Pinnacle Board and the IFC Board also considered that the Merger would represent a strategic alliance between Pinnacle and IFC and that stockholders of Pinnacle and IFC would realize the expected long-term benefits of such alliance (including, but not limited to, the future stock value and earnings per share of the combined corporation, the combined corporation's financial strength and its consequent enhanced ability to invest in its existing businesses as well as develop new products and services, the cost savings to be realized through consolidation of operations, the potential for cross-marketing services to customers of the two companies, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Merger on the perception of the combined corporation's businesses by the financial markets). In evaluating the Merger, each of the Pinnacle Board and IFC Board and their respective managements discussed the critical importance of successfully integrating, and building on the strengths of, the management teams and cultures of both companies, and considered the uncertainties inherent in any such combination of two sizable companies.

    PINNACLE. In reaching its conclusion to approve the Merger Agreement and the Stock Option Agreements, the Pinnacle Board consulted with Pinnacle management, as well as with its financial and legal advisors, and considered the factors described above under "--General" and a number of additional factors, including the following:

        (i) The Pinnacle Board considered the effectiveness of the Merger in implementing and accelerating Pinnacle's basic long-term external growth strategy. The Merger represents a continuation of Pinnacle's acquisition strategy of combining with financial institutions in markets where Pinnacle already has or expects to gain a significant market position. By expanding Pinnacle's existing operations in northern Indiana, the Merger is expected to provide Pinnacle with a stronger market position in northern Indiana, a significant midwestern market in close proximity to the larger market for financial services in and around metropolitan Chicago, Illinois.

        (ii) The Pinnacle Board analyzed the financial condition, businesses and prospects of Pinnacle and IFC (including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their respective relatively strong credit position and access to the capital markets). The Pinnacle Board considered the detailed financial analyses, pro forma and other information with respect to Pinnacle and IFC discussed by ABN-AMRO Chicago Corporation, its own knowledge of Pinnacle, IFC and their respective businesses, and the results of Pinnacle's due diligence review of IFC's business. The Pinnacle Board also considered the anticipated revenue enhancements and operating efficiencies for the combined corporation and the likelihood that the Merger, on a pro forma basis, would be accretive to the combined corporation's earnings per share and book value per share in the longer term.

       (iii) The Pinnacle Board considered the oral opinion of ABN-AMRO Chicago Corporation, subsequently confirmed in writing, that, as of November 14, 1996, the Exchange Ratio was fair to holders of Pinnacle Common Stock from a financial point of view. See "--Fairness Opinions of Financial Advisors--Pinnacle."

        (iv) The Pinnacle Board considered the terms of the Merger Agreement and the Stock Option Agreements, which are reciprocal in nature. The Pinnacle Board also considered certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the board of directors and management structure of the combined corporation following the Merger, and that major business functions would be located in St. Joseph, Michigan even though the corporate headquarters of the combined corporation would be located in Valparaiso, Indiana.

        (v) The Pinnacle Board considered the effect on Pinnacle stockholders' value of Pinnacle continuing as a stand-alone entity compared to the effect of Pinnacle combining with IFC in a "merger of equals" in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined corporation. In particular, the Pinnacle Board believed that Pinnacle, as an independent institution, would have reduced opportunities to participate in the consolidation process currently occurring in the financial services industry and to generate cost savings and that no alternative transaction that was deemed feasible would have produced a similar level of cost savings. The Pinnacle Board also noted that the Merger would not preclude the acquisition of the combined corporation in the future by a larger financial institution.

        (vi) The Pinnacle Board also considered the current and prospective economic and competitive environment facing each institution and other financial institutions, and the likelihood of the Merger being approved by the appropriate regulatory authorities.

       (vii) The Pinnacle Board considered the anticipated cost savings and operating efficiencies available to the combined corporation from the Merger. Given the substantial prior experience of both Pinnacle and IFC in effecting successful mergers (including Pinnacle's merger with Maco Bancorp, Inc. in 1995 and IFC's acquisitions of American Bancorp, Inc. and NCB Corp. since 1994), the Pinnacle Board believes that the operations of Pinnacle and IFC can be effectively consolidated and integrated within a reasonable time following the Closing Date.

      (viii) The Pinnacle Board considered the expectation that the Merger will be a tax-free transaction to Pinnacle and its stockholders.

        (ix) The Pinnacle Board considered the effect of the Merger on Pinnacle's other constituencies, including its senior management and other employees and the communities and customers served by Pinnacle.

    The foregoing discussion of the information and factors considered by the Pinnacle Board is not intended to be exhaustive but is believed to include all material factors considered by the Pinnacle Board. In reaching its determination to approve and recommend the Merger, the Pinnacle Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of ABN-AMRO Chicago Corporation referred to above, the Pinnacle Board unanimously (with eight directors present and one director absent) approved and adopted the Merger Agreement, the

Stock Option Agreements, and the transactions contemplated thereby, as being in the best interests of Pinnacle and its stockholders. THE PINNACLE BOARD IS UNANIMOUS IN ITS RECOMMENDATION THAT HOLDERS OF PINNACLE COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

    IFC. In reaching its conclusion to approve the Merger Agreement and the Stock Option Agreements, the IFC Board consulted with IFC management, as well as with its financial and legal advisors, considered the factors described above under "--General" and a number of additional factors, including the following:

        (i) The IFC Board considered the effectiveness of the Merger in implementing and accelerating IFC's basic long-term external growth strategy. The Merger represents a continuation of IFC's acquisition strategy of combining with financial institutions in markets where IFC already has or expects to gain a significant market position. By expanding IFC's existing operations in northern Indiana and providing IFC immediate access to Pinnacle's existing operations in southwestern Michigan, the Merger is expected to provide IFC with a stronger market position in northern Indiana and with the opportunity to expand into a significant midwestern market in close proximity to its current market.

        (ii) The IFC Board analyzed the financial condition, businesses and prospects of Pinnacle and IFC, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their respective relatively strong credit position and access to the capital markets. The IFC Board considered the detailed financial analyses, pro forma and other information with respect to Pinnacle and IFC discussed by Sandler O'Neill, its own knowledge of IFC, Pinnacle and their respective businesses, and the results of IFC's due diligence review of Pinnacle's businesses. The IFC Board also considered the anticipated revenue enhancements and operating efficiencies for the combined corporation and the likelihood that the Merger, on a pro forma basis, would be accretive to the combined corporation's earnings per share and book value per share in the longer term.

       (iii) The IFC Board considered the written opinion of Sandler O'Neill that, as of November 14, 1996, the Exchange Ratio was fair to stockholders of IFC from a financial point of view. See "--Fairness Opinions of Financial Advisors--IFC."

        (iv) The IFC Board considered the terms of the Merger Agreement and the Stock Option Agreements, which were reciprocal in nature. The IFC Board also considered certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the board of directors and management structure of the combined corporation following the Merger, and that the corporate headquarters of the combined corporation would be located in Valparaiso, Indiana, with major business functions being located in St. Joseph, Michigan.

        (v) The IFC Board considered the effect on IFC stockholders' value of IFC continuing as a stand-alone entity compared to the effect of IFC combining with Pinnacle in a "merger of equals" in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined corporation. In particular, the IFC Board believed that IFC, as an independent institution, would have reduced opportunities to participate in the consolidation process currently occurring in the financial services industry and to generate cost savings and that no alternative transaction that was deemed feasible would have produced a similar level of cost savings. The IFC Board also noted that the Merger would not preclude the acquisition of the combined corporation in the future by a larger financial institution.

        (vi) The IFC Board also considered the current and respective economic and competitive environment facing each institution and other financial institutions, and the likelihood of the Merger being approved by the appropriate regulatory authorities.

       (vii) The IFC Board considered the anticipated cost savings and operating efficiencies available to the combined corporation from the Merger. Given the substantial prior experience of both Pinnacle and IFC in effecting successful mergers (including Pinnacle's merger with Maco Bancorp, Inc. in 1995 and IFC's acquisitions of American Bancorp, Inc. and NCB Corp. since
    1994), the IFC Board believes that the operations of Pinnacle and IFC can be effectively consolidated and integrated within a reasonable time following the Closing Date.

      (viii) The IFC Board considered the expectation that the Merger will be a tax-free transaction to IFC and its stockholders.

        (ix) The IFC Board considered the effect of the Merger on IFC's other constituencies, including its senior management and other employees, customers and communities served by IFC.

    The foregoing discussion of the information and factors considered by the IFC Board is not intended to be exhaustive but is believed to include all material factors considered by the IFC Board. In reaching its determination to approve and recommend the Merger, the IFC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Sandler O'Neill referred to above, the IFC Board unanimously (with seven directors present and one director absent) approved and adopted the Merger Agreement, the Stock Option Agreements, and the transactions contemplated thereby, including the Stock Option Agreements, as being in the best interests of IFC and its stockholders. THE IFC BOARD IS UNANIMOUS IN ITS RECOMMENDATION THAT HOLDERS OF IFC COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    PINNACLE. For the reasons described above, at the meeting held on November 14, 1996, the Pinnacle Board unanimously (with eight directors present and one director absent) approved and adopted the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby as being in the best interests of Pinnacle and its stockholders. THE PINNACLE BOARD RECOMMENDS THAT PINNACLE STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

    IFC. For the reasons described above, at the meeting held on November 14, 1996, the IFC Board unanimously (with seven directors present and one director absent) approved and adopted the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby as being in the best interests of IFC and its stockholders. THE IFC BOARD RECOMMENDS THAT IFC STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

OPINION OF PINNACLE FINANCIAL ADVISOR

    GENERAL. Pursuant to an engagement letter dated July 16, 1996 between Pinnacle and ABN-AMRO Chicago Corporation, Pinnacle retained ABN-AMRO Chicago Corporation to act as its sole financial advisor in connection with the Merger and related matters. As part of its engagement, ABN-AMRO Chicago Corporation agreed, if requested by Pinnacle, to render an opinion with respect to the fairness from a financial point of view to Pinnacle stockholders of the consideration to be paid by Pinnacle in the Merger. ABN-AMRO Chicago Corporation is a nationally recognized specialist in the financial services industry in general and in midwestern banks and thrifts in particular. ABN-AMRO Chicago Corporation is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Pinnacle selected ABN-AMRO Chicago Corporation as its financial advisor based upon its qualifications, expertise and reputation in such capacity, as well as ABN-AMRO Chicago Corporation's existing relationship and familiarity with Pinnacle.

    At the November 14, 1996 meeting of the Pinnacle Board, ABN-AMRO Chicago Corporation delivered its oral opinion that the consideration to be paid by Pinnacle in the Merger (the amount of which was determined by Pinnacle and IFC on the basis of arm's-length negotiations between Pinnacle and IFC) was fair to Pinnacle stockholders from a financial point of view as of November 14, 1996. ABN-AMRO Chicago Corporation subsequently delivered to the Pinnacle Board a written opinion dated as of the date of this Joint Proxy Statement/Prospectus confirming its oral opinion. No limitations were imposed by Pinnacle on ABN-AMRO Chicago Corporation with respect to the investigations made or the procedures followed in rendering its opinion.

    THE FULL TEXT OF ABN-AMRO CHICAGO CORPORATION'S WRITTEN OPINION TO THE PINNACLE BOARD, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY ABN-AMRO CHICAGO CORPORATION, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF ABN-AMRO CHICAGO CORPORATION'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. ABN-AMRO CHICAGO CORPORATION'S OPINION IS ADDRESSED TO THE PINNACLE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF PINNACLE OR IFC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

    In connection with its opinion, ABN-AMRO Chicago Corporation has, among other things: (i) reviewed the Merger Agreement and this Joint Proxy Statement/Prospectus; (ii) reviewed certain historical business and financial information relating to Pinnacle and IFC; (iii) reviewed other pertinent internally-generated reports with regard to the separate businesses and prospects of Pinnacle and IFC including, among other things, the strategic objectives of each corporation and the potential benefits which might be realized through consummation of the Merger; (iv) participated in senior management discussions of Pinnacle and IFC with regard to said strategic objectives which might be realized through consummation of the Merger; (v) reviewed public information regarding other selected comparable publicly-traded companies deemed relevant to the proposed business combination; (vi) reviewed the financial terms and data of selected comparable business combinations between banks, thrifts and bank and thrift holding companies deemed relevant to the proposed business combination; (vii) reviewed the historical market performance and trading volume of Pinnacle Common Stock and IFC Common Stock;
(viii) reviewed certain information pertaining to prospective cost savings and/or revenue enhancements relative to the proposed business combination; (ix) reviewed and evaluated the current stock distribution and ownership of Pinnacle Common Stock and IFC Common Stock, as well as the pro forma distribution and ownership following consummation of the Merger, based upon the contribution of Pinnacle's assets, liabilities, stockholders' equity and earnings to the combined entity; and (x) conducted such other financial studies, analyses and investigations as ABN-AMRO Chicago Corporation deemed appropriate. The oral and written opinions provided by ABN-AMRO Chicago Corporation to Pinnacle were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

    In connection with its review and arriving at its opinion, ABN-AMRO Chicago Corporation relied upon the accuracy and completeness of the financial information and other pertinent information provided by Pinnacle and IFC to ABN-AMRO Chicago Corporation for purposes of rendering its opinion. ABN-AMRO Chicago Corporation did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Pinnacle and IFC and provided to ABN-AMRO Chicago Corporation by the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, ABN-AMRO Chicago Corporation assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Pinnacle and IFC as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which ABN-AMRO Chicago Corporation could form its opinion. Neither Pinnacle nor IFC publicly discloses such internal management projections of the type provided to ABN-AMRO Chicago Corporation in connection with ABN-AMRO Chicago Corporation's role as financial advisor to Pinnacle in review of the Merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, but notwithstanding, factors relative to the general economic and competitive conditions facing Pinnacle and IFC. Accordingly, actual results could vary significantly from those set forth in the respective projections.

    ABN-AMRO Chicago Corporation does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Pinnacle and IFC are adequate to cover such losses. In addition, ABN-AMRO Chicago Corporation does not assume responsibility for the review of individual credit files nor make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Pinnacle or IFC, nor was ABN-AMRO Chicago Corporation provided with such appraisals. Furthermore, ABN-AMRO Chicago Corporation assumes that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by Pinnacle and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Pinnacle or the combined entity, ABN-AMRO Chicago Corporation adjusted the data to reflect full dilution, i.e. the exercise of all outstanding options and/or warrants. In particular, ABN-AMRO Chicago Corporation assumes that the Merger will be recorded as a "pooling-of-interests" in accordance with generally accepted accounting principles.

    In connection with rendering its opinion to the Pinnacle Board, ABN-AMRO Chicago Corporation performed a variety of financial and comparative analyses which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by ABN-AMRO Chicago Corporation. Moreover, ABN-AMRO Chicago Corporation believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, ABN-AMRO Chicago Corporation also accounted for the assessment of general economic, financial market and other financial conditions. Furthermore, ABN-AMRO Chicago Corporation drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its knowledge of the banking industry on a whole. Any estimates contained in ABN-AMRO Chicago Corporation's analyses were not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by ABN-AMRO Chicago Corporation were assigned a greater significance by ABN-AMRO Chicago Corporation than any other in deriving its opinion.

    The analyses performed by ABN-AMRO Chicago Corporation in rendering its opinion are briefly described below.

    COMPARABLE COMPANY ANALYSIS. ABN-AMRO Chicago Corporation reviewed and compared actual stock market data and actual and estimated selected financial information for selected peer groups of companies comparable to (i) Pinnacle with corresponding information for 20 publicly-traded midwestern banking organizations with assets between $750 million and $1.5 billion ("Selected Pinnacle Peer Group"); (ii) the combined entity with information for 28 publicly-traded banking organizations with assets between $1.5 billion and $2.5 billion ("Selected Post-Merger Bank Peer Group"); and (iii) the combined entity with information for 20 publicly-traded thrift organizations with assets between $1.5 billion and $2.5 billion ("Selected Post-Merger Thrift Peer Group").

    The Selected Pinnacle Peer Group were: Republic Bancorp Inc., Owosso, MI; First Financial Corporation, Terre Haute, IN; Peoples First Corporation, Paducah, KY; Mid-America Bancorp, Louisville, KY; Heritage Financial Services, Tinley Park, IL; Irwin Financial Corporation, Columbus, IN; F&M

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
Bancorporation, Inc., Kaukauna, WI; Area Bancshares Corporation, Owensboro, KY; Pinnacle Banc Group, Inc., Oak Brook, IL; Mississippi Valley Bancshares, St. Louis, MO; National City Bancshares, Inc., Evansville, IN; CBT Corporation, Paducah, KY; Farmers Capital Bank Corp., Frankfort, KY; Second Bancorp, Inc., Warren, OH; National City Bancorporation, Minneapolis, MN; Citizens Bancshares, Salineville, OH; Independent Bank Corporation, Ionia, MI; Michigan Financial Corporation, Marquete, MI; First Oak Brook Bancshares, Oak Brook, IL; and Old Second Bancorp, Inc., Aurora, IL.

    The analysis of the Selected Pinnacle Peer Group indicated, among other things, that based on the market prices as of November 7, 1996 and financial data as of June 30, 1996 or September 30, 1996, (i) the average multiple of price to respective last twelve months' earnings was 13.4 for the Selected Pinnacle Peer Group as compared to a corresponding multiple of 16.6 for Pinnacle, (ii) the average multiple of price to 1996 estimated earnings was 12.7 for the Selected Pinnacle Peer Group (based on a published consensus market estimate) as compared to a corresponding multiple of 13.8 for Pinnacle (also based on a published consensus market estimate), (iii) the average multiple of price to 1997 estimated earnings was 11.5 for the Selected Pinnacle Peer Group (based on a published consensus market estimate) as compared to a corresponding multiple of 12.1 for Pinnacle (also based on a published consensus market estimate), (iv) the average ratio of price to book value per share was 170.5% for the Selected Pinnacle Peer Group as compared to a corresponding ratio of 197.8% for Pinnacle, (v) the average ratio of price to tangible book value per share was 182.3% for the Selected Pinnacle Peer Group as compared to a corresponding ratio of 243.4% for Pinnacle, (vi) the average ratio of tangible equity as a percentage of tangible assets was 8.92% for the Selected Pinnacle Peer Group as compared to a corresponding ratio of 6.58% for Pinnacle, (vii) the average return on average assets was 1.27% for the Selected Pinnacle Peer Group as compared to a corresponding return of 0.94% for Pinnacle, (viii) the average return on average equity was 13.5% for the Selected Pinnacle Peer-Group as compared to a corresponding return of 12.0% for Pinnacle, (ix) the average ratio of non-performing assets as a percentage of total assets was 0.52% for the Selected Pinnacle Peer Group as compared to a corresponding ratio of 0.29% for Pinnacle, and (x) the average ratio of loan loss reserves as a percentage of non-performing assets was 248.8% for the Selected Pinnacle Peer Group as compared to a corresponding ratio of 353.6% for Pinnacle.

    The Selected Post-Merger Bank Peer Group were: First Commonwealth Financial, Indiana, PA; Trust Company of New Jersey, Jersey City, NJ; Community First Bankshares, Fargo, ND; Hancock Holding Company, Gulfport, MS; United Bankshares, Inc., Charleston, WV; First Financial Bancorp., Hamilton, OH; Mid Am, Inc., Bowling Green, OH; Corus Bankshares, Inc., Chicago, IL; F & M National Corporation, Winchester, VA; Jefferson Bankshares, Inc., Charlottesville, VA; USBANCORP Inc., Johnstown, PA; UST Corporation, Boston, MA; 1st Source Corporation, South Bend, IN; Chittenden Corporation, Burlington, VT; Trans Financial, Inc., Bowling Green, KY; Firstbank of Illinois Co., Springfield, IL; First Commerce Bancshares, Lincoln, NE; Pikeville National Corporation, Pikeville, KY; F.N.B. Corporation, Hermitage, PA; Hubco, Inc., Mahwah, NJ; First Western Bancorp Inc., New Castle, PA; Silicon Valley Bancshares, Santa Clara, CA; Chemical Financial Corporation, Midland, MI; Capital Bancorp, Miami, FL; Brenton Banks, Inc., Des Moines, IA; Park National Corporation, Newark, OH; and Carolina First Corporation, Greenville, SC.

    The analysis of the Selected Post-Merger Bank Peer Group indicated, among other things, that based on the market prices as of November 7, 1996 and financial data as of June 30, 1996 or September 30, 1996, (i) the average multiple of price to respective last twelve months' earnings was 14.0, (ii) the average multiple of price to 1996 estimated earnings was 13.0 (based on a published consensus market estimate), (iii) the average multiple of price to 1997 estimated earnings was 11.7 (based on a published consensus market estimate), (iv) the average ratio of price to book value per share was 183.7%,
(v) the average ratio of price to tangible book value per share was 193.7%, (vi) the average ratio of tangible equity as a percentage of tangible assets was 8.27%, (vii) the average return on average assets was 1.20%, (viii) the average return on average equity was 13.6%, (ix) the average ratio of non-performing assets as a percentage of total assets was 0.69%, and (x) the average ratio of loan loss reserves as a percentage of non-performing assets was 278.8%.

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
    The Selected Post-Merger Thrift Peer Group were: PFF Bancorp, Inc., Pomona, CA; Standard Financial, Inc., Chicago, IL; America First Financial Fund, San Francisco, CA; Bankers Corp., Perth Amboy, NJ; BankAtlantic Bancorp, Inc., Fort Lauderdale, FL; CENFED Financial Corp., Pasadena, CA; First Republic Bancorp, San Francisco, CA; Commonwealth Bancorp, Inc., Valley Forge, PA; Northwest Savings Bank, MHC, Warren, PA; ML Bancorp, Inc., Villanova, PA; Reliance Bancorp, Inc., Garden City, NY; Anchor BanCorp Wisconsin, Madison, WI; InterWest Bancorp, Inc., Oak Harbor, WA; Haven Bancorp, Inc., Woodhaven, NY; Harris Savings Bank, MHC, Harrisburg, PA; Sterling Financial Corp., Spokane, WA; JSB Financial, Inc., Lynbrook, NY; First Financial Holdings Inc., Charleston, SC; CFX Corporation, Keene, NH; and First Colorado Bancorp, Inc., Lakewood, CO.

    The analysis of the Selected Post-Merger Thrift Peer Group indicated, among other things, that based on the market prices as of November 7, 1996 and financial data as of June 30, 1996 or September 30, 1996, (i) the average multiple of price to respective last twelve months' earnings was 14.8, (ii) the average multiple of price to 1996 estimated earnings was 12.4 (based on a published consensus market estimate), (iii) the average multiple of price to 1997 estimated earnings was 11.2 (based on a published consensus market estimate), (iv) the average ratio of price to book value per share was 128.0%,
(v) the average ratio of price to tangible book value per share was 137.5%, (vi) the average ratio of tangible equity as a percentage of tangible assets was 7.51%, (vii) the average return on average assets was 0.70%, (viii) the average return on average equity was 8.1%, (ix) the average ratio of non-performing assets as a percentage of total assets was 0.95%, and (x) the average ratio of loan loss reserves as a percentage of non- performing assets was 150.8%.

    COMPARABLE TRANSACTIONS ANALYSIS. ABN-AMRO Chicago Corporation reviewed and compared actual information for comparable pending or closed transactions it deemed pertinent to the Merger, including: (i) twenty midwestern thrift transactions with sellers' assets between $500 million and $1.5 billion ("Selected Thrift Transactions"); and (ii) thirteen merger-of-equals transactions involving banks and/or thrifts with assets between $100 million and $5.0 billion ("Selected Merger-of-Equals").

    The Selected Thrift Transactions were (note: selling company is in italics):
Mutual Savings Bank, Milwaukee, WI/FIRST FEDERAL BANCSHARES, EAU CLAIRE, WI; MAF Bancorp, Clarendon Hills, IL/N.S. BANCORP, CHICAGO, IL; Commercial Federal, Omaha, NE/RAILROAD FINANCIAL, WICHITA, KS; CNB Bancshares Inc., Evansville, IN/UFBANCORP INC., EVANSVILLE, IN; Fifth Third Bancorp, Cincinnati, OH/ FALLS FINANCIAL INC., CUYAHOGA FALLS, OH; NBD Bancorp, Detroit, Ml/DEERBANK CORP, DEERFIELD, IL; Firstar Corp, Milwaukee, WI/INVESTORS BANK CORP, WAYZATA, MN; FirstMerit Corp, Akron, OH/CIVISTA CORPORATION, CANTON, OH; NBD Bancorp, Detroit, MI/AMERIFED FINANCIAL CORP, JOLIET, IL; First Banks, Inc., Creve Coeur, MO/RIVER VALLEY FSB, PEORIA, IL; Fifth Third Bancorp, Cincinnati, OH/CUMBERLAND FEDERAL, LOUISVILLE, KY; Roosevelt Financial, Chesterfield, MO/HOME FEDERAL BANCORP OF MO, ST. LOUIS, MO; Mercantile Bancorp, St. Louis, MO/UNITED POSTAL BANCORP, ST. LOUIS, MO; Huntington Bancshares, Columbus, OH/RAILROADMEN'S FS&LA, INDIANAPOLIS, IN; Standard Federal Bank, Troy, MI/HERITAGE BANKCORP, TAYLOR, MI; PNC Bank Corp, Pittsburgh, PA/GATEWAY FED CORP, CINCINNATI, OH; Metropolitan Financial, Minneapolis, MN/WESTERN FINANCIAL, OVERLAND PARK, KS; TCF Financial Corp, Minneapolis, MN/REPUBLIC CAPITAL GROUP, MILWAUKEE, WI; Charter One Financial, Cleveland, OH/WOMEN'S FEDERAL SB, CLEVELAND, OH; and First Financial Corp, Stevens Point, WI/UNITED FEDERAL BANK, GALESBURG, IL.

    The analysis of the Selected Thrift Transactions indicated, among other things, that based on the announced transaction value, (i) the average multiple of deal price to respective last twelve months' earnings was 13.7, (ii) the average ratio of deal price to book value per share was 154.4%, (iii) the average ratio of deal price to tangible book value per share was 164.2%, and
(iv) the average tangible book premium as a percentage of core deposits was 6.86%.

    The Selected Merger-of-Equals were: Hinsdale Financial Corp, Hinsdale, IL/Liberty Bancorp, Chicago, IL; United Security Bancshares, Thomasville, AL/First Bancshares, Grove Hill, AL; Mid-Peninsula

Bancorp, Palo Alto, CA/ Cupertino National Bancorp, Cupertino, CA; Northern IL Financial, Wauconda, IL/Premier Financial Services, Freeport, IL; Home Interstate Bancorp, Signal Hill, CA/CU Bancorp, Encino, CA; Republic Bancorp., Philadelphia, PA/ExecuFirst Bancorp, Philadelphia, PA; National Bankshares, Blacksburg, VA/Bank of Tazewell County, Tazewell, VA; National Commerce Corp, Birmingham, AL/Alabama National, Shoal Creek, AL; New England Commercial Bancorp, Windsor, CT/Equity Bank, Wethersfield, CT; Main Street Community, Waltham, MA/Lexington Savings Bank, Lexington, MA; Commercial Bancorp, Salem, OR/West Coast Bancorp, Newport, OR; Community Bancorp, Rhinebeck, NY/Fishkill National, Beacon, NY; and Triangle Bancorp, Raleigh, NC/New East Bancorp, Raleigh, NC.

    The analysis of the Selected Merger-of-Equals indicated, among other things, that based on the announced transaction value (note: deal pricing assumes the "seller" to be the merger partner listed second in each transaction above), (i) the average multiple of deal price to respective last twelve months' earnings was 12.2, (ii) the average ratio of deal price to book value per share was 125.7%, (iii) the average ratio of deal price to tangible book value per share was 139.5%; and (iv) the average tangible book premium as a percentage of core deposits was 4.46%.

    CONTRIBUTION ANALYSIS. ABN-AMRO Chicago Corporation analyzed the contribution of each of Pinnacle and IFC to, among other things, the pro forma assets, common equity and tangible common equity of the combined entity as of September 30, 1996. This analysis showed, among other things, that Pinnacle would have contributed 55.7%, 51.3% and 47.8% of the pro forma assets, common equity and tangible common equity, respectively, of the combined entity at September 30, 1996. Similarly, ABN-AMRO Chicago Corporation analyzed the contribution to pro forma net income for the projected years ending December 31, 1996, 1997 and 1998, which showed that Pinnacle would have contributed, for such periods, 59.1%, 60.1%, and 57.2%, respectively to the net income of the combined entity. Based upon the Exchange Ratio set forth in the Merger Agreement, the holders of Pinnacle Common Stock will then own approximately 55.4% of the outstanding common stock of the combined entity upon completion of the Merger.

    ACCRETION/DILUTION ANALYSIS. On the basis of the range of projections prepared by the respective managements of Pinnacle and IFC, for the calendar years 1997, 1998, 1999, 2000, 2001 and the range of projected net cost savings, revenue enhancements and synergy benefits provided to ABN-AMRO Chicago Corporation, ABN-AMRO Chicago Corporation compared pro forma net income, book value and tangible book value for the combined entity to the stand-alone projections for Pinnacle. This analysis assumed synergistic after-tax cost savings for the calendar years 1997, 1998, 1999, 2000, 2001 and transaction expenses, which are assumed to be incurred in 1997, in accordance with the range of projections provided to ABN-AMRO Chicago Corporation.

    The accretion/dilution analysis showed, among other things, that the Merger would result in a projected earnings dilution of 16.7% in 1997 for holders of Pinnacle Common Stock, after accounting for one-time expenses related to the transaction, and earnings accretion of 2.0%, 1.6%, 1.3% 0.9%, in calendar years 1998, 1999, 2000, 2001 respectively. The analysis also showed that the Merger would result in accretion to book value ranging from 3.4% to 8.0%, and accretion to tangible book value ranging from 5.5% to 14.1%.

    DISCOUNTED CASH FLOW ANALYSIS. ABN-AMRO Chicago Corporation performed discounted cash flow analyses with regard to Pinnacle on a stand-alone basis and with regard to the combined entity, using the earnings and cost savings projections provided by Pinnacle and IFC. ABN-AMRO Chicago Corporation utilized a range of discount rates between 12.5% and 17.5% as well as a range of terminal multiples applied to calendar year 2001 projected earnings of $3.06 and $3.09 on a stand-alone basis and a pro forma basis, respectively. The discount rates were selected by ABN-AMRO Chicago Corporation as reasonable estimates of the cost of capital to Pinnacle and of the combined entity. The selected terminal rates reflect the range of price-to-earnings multiples paid in similar merger transactions. The analyses resulted in ranges of present values between $20.94 and $32.49 per share on a stand-alone basis and in ranges of present values between $21.06 and $32.70 per share on a pro forma combined basis.

    OTHER ANALYSES. ABN-AMRO Chicago Corporation also reviewed certain other information regarding selected pro forma industry rankings, the institutional and inside ownership of Pinnacle Common Stock and IFC Common Stock and the historical performance, trading volume and other relevant market information of Pinnacle Common Stock and IFC Common Stock.

    No other company used as a comparison in the above analyses is identical to Pinnacle, IFC or the combined entity; and no other transaction is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Pinnacle, IFC and the combined entity are being compared.

    For its financial advisory services provided to Pinnacle, upon closing of the Merger, ABN-AMRO Chicago Corporation will be paid a fee of $500,000. In addition, Pinnacle has agreed to reimburse ABN-AMRO Chicago Corporation for all reasonable out-of-pocket expenses, not to exceed $10,000, incurred by it on Pinnacle's behalf, as well as indemnify ABN-AMRO Chicago Corporation against certain liabilities, including any which may arise under the federal securities laws.

    ABN-AMRO Chicago Corporation is a member of all principal securities exchanges in the United States; and in its conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Pinnacle and/or IFC. As a market maker, ABN-AMRO Chicago Corporation had also purchased and sold the securities of Pinnacle and/or IFC for ABN-AMRO Chicago Corporation's own account and for the accounts of its customers. Two affiliates of ABN-AMRO Chicago Corporation manage limited partnerships which invest in publicly-traded securities of banking institutions. Additionally, ABN-AMRO Chicago Corporation manages two group trusts which invest in publicly-traded securities of banking institutions. Together, these investment pools, known as The Banc Funds, have reported ownership of 41,100 shares of Pinnacle Common Stock and 37,515 shares of IFC Common Stock.

OPINION OF IFC FINANCIAL ADVISOR

    GENERAL. Pursuant to a letter agreement dated as of November 13, 1996 (the "Sandler O'Neill Agreement"), IFC retained Sandler O'Neill as an independent financial advisor in connection with strategic planning and merger and acquisition transactions. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and, in that connection, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

    Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to IFC in connection with the Merger. In connection therewith, at the November 14, 1996 meeting at which the IFC Board approved and adopted the Merger Agreement, Sandler O'Neill delivered a written opinion to the IFC Board that, as of November 14, 1996, the consideration to be received by the holders of shares of IFC Common Stock pursuant to the Merger Agreement (the amount of which was determined by Pinnacle and IFC on the basis of arm's-length negotiations between Pinnacle and IFC) was fair, from a financial point of view, to such stockholders. Sandler O'Neill has also delivered a written opinion (the "Sandler O'Neill Fairness Opinion"), dated as of the date of this Joint Proxy Statement/Prospectus which is substantially similar to its November 14, 1996 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SAID ANNEX C. HOLDERS OF IFC COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED

MERGER. THE SANDLER O'NEILL FAIRNESS OPINION SHOULD NOT BE CONSTRUED BY THE HOLDERS OF SHARES OF IFC COMMON STOCK OR PINNACLE COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE IFC SPECIAL MEETING OR THE PINNACLE SPECIAL MEETING.

    In connection with rendering its opinion dated November 14, 1996, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analysis. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Sandler O'Neill Fairness Opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Pinnacle, IFC and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and, accordingly, none of IFC, Pinnacle or Sandler O'Neill assumes responsibility for their accuracy.

    STOCK TRADING HISTORY. Sandler O'Neill examined the history of the trading prices and the volume of IFC Common Stock and Pinnacle Common Stock, and the relationship between the movements in the prices of the IFC and the Pinnacle Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Banking Index and a composite group of publicly traded savings institutions (in the case of IFC) and publicly traded commercial banks (in the case of Pinnacle) in geographic proximity and of similar asset size.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its presentation, Sandler O'Neill used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, of IFC and two different groups of selected savings institutions. The first group consisted of the following 14 publicly-traded savings institutions (the "Regional Thrift Group") which operate in the same general geographic region as IFC and are of comparable size: First Indiana Corporation, D & N Financial Corporation, FirstFederal Financial Svcs, CFSB Bancorp, Inc., Ottawa Financial Corporation, Mutual Savings Bank, FSB, Home Federal Bancorp, FirstFed Bancshares, FFY Financial Corp., Avondale Financial Corp., Security First Corp., Strongsville Savings Bank, First Defiance Financial, and Calumet Bancorp, Inc. Sandler O'Neill also compared IFC to a group of 10 publicly-traded savings institutions of comparable size which were considered to be highly-valued (the "Highly-Valued Group") by investors. The Highly-Valued Group was comprised of: InterWest Bancorp., Inc., Eagle Financial Corp., American Federal Bank, FSB, WSFS Financial Corporation, Magna Bancorp, Inc., Dime Financial Corp., Great Southern Bancorp, Inc., Coastal Financial Corp., Glacier Bancorp, Inc., and PVF Capital Corp. The analysis compared publicly available period-end financial information as of and for the periods ended December 31, 1991 through June 30, 1996. The following comparisons are based upon the June 30, 1996 financial information. The data described below with respect to the Regional Thrift Group and the Highly-Valued Group consists of the median data for such groups.

    The total assets of IFC were approximately $750 million, compared to $630 million for the Regional Thrift Group and approximately $1.0 billion for the Highly-Valued Group. The annual growth rate of assets for IFC was positive 2.10%, compared to a positive growth rate of approximately 7% for the Regional Thrift Group and approximately 9% for the Highly-Valued Group. The total equity of IFC was approximately $70 millon, compared to approximately $70 million for the Regional Thrift Group and approximately $71 million for the Highly-Valued Group. The tangible equity to total assets ratio was 8.82% for IFC, compared to 8.20% for the Regional Thrift Group and 6.97% for the Highly-Valued Group. The net loans to assets ratio for IFC was approximately 75%, compared to approximately 76% for the Regional Thrift Group and approximately 64% for the Highly-Valued Group. The cash and securities to total assets ratio was approximately 19% for IFC, compared to approximately 20% for the Regional Thrift Group and approximately 30% for the Highly-Valued Group. Total deposits were approximately $564 million for IFC, compared to approximately $475 million for the Regional Thrift Group and approximately $655 million for the Highly-Valued Group. IFC had a gross loans to total deposits ratio of approximately 99%, compared to approximately 104% for the Regional Thrift Group and approximately 101% for the Highly-Valued Group. The total borrowings to total asset ratio for IFC was approximately 14%, compared to approximately 14% for the Regional Thrift Group and approximately 24% for the Highly-Valued Group. The ratio of non-performing loans to total assets for IFC was 0.69%, compared to 0.24% for the Regional Thrift Group and .77% for the Highly-Valued Group. The ratio of non-performing assets to total assets for IFC was 1.26%, compared to 0.31% for the Regional Thrift Group and 0.82% for the Highly-Valued Group. The ratio of loan loss reserves to non-performing loans for IFC was 131.40%, compared to approximately 262.5% for the Regional Thrift Group and approximately 153.0% for the Highly-Valued Group. The net interest margin of IFC was 3.76%, compared to 3.58% for the Regional Thrift Group and 3.97% for the Highly-Valued Group. The ratio of non-interest income to average assets for IFC was 0.62%, compared to 0.54% for the Regional Thrift Group and 1.21% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 2.87% for IFC, compared to 2.28% for the Regional Thrift Group and 2.53% for the Highly-Valued Group. The efficiency ratio of IFC was 66.23%, compared to approximately 57% for the Regional Thrift Group and approximately 55% for the Highly-Valued Group. The overhead ratio of IFC was 59.23%, compared to approximately 52% for the Regional Thrift Group and approximately 46% for the Highly-Valued Group. The return on average assets for IFC was .91%, compared to 0.91% for the Regional Thrift Group and 1.45% for the Highly-Valued Group. The return on average equity for IFC was 9.37%, compared to approximately 7.8% for the Regional Thrift Group and approximately 17.4% for the Highly-Valued Group. The price to tangible book value for IFC was 146.53%, compared to approximately 138% for the Regional Thrift Group and approximately 200% for the Highly-Valued Group. The price to earnings per share multiple for IFC was 14.89x, compared to approximately 15.8x for the Regional Thrift Group and 12.3x for the Highly-Valued Group.

    Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Pinnacle and two different groups of selected banking institutions. The first group consisted of the following 15 publicly-traded commercial banks (the "Regional Bank Group") which operate in the same general geographic region: Park National Corporation, Republic Bancorp Inc., First Financial Corporation, Heritage Financial Services, Irwin Financial Corporation, National City Bancshares, Inc., Second Bancorp, Inc., Citizens Bancshares, Pinnacle Banc Group, Inc., Michigan Financial Corporation, Independent Bank Corporation, Old Second Bancorp, Inc., First Oak Brook Bancshares, Ambanc Corp., and First Merchants Corp. Sandler O'Neill also compared Pinnacle to a group of 13 publicly-traded commercial banks of comparable size which were considered to be highly-valued (the "Highly-Valued Bank Group") by investors. The Highly-Valued Bank Group was comprised of: Park National Corporation, National Penn Bancshares, Inc., Texas Regional Bancshares, Inc., Heritage Financial Services, Irwin Financial Corporation, Westernbank Puerto Rico, F&M Bancorporation, Inc., CVB Financial Corp., Mississippi Valley Bancshares, MainStreet Bank Group, Inc., Citizens Bancshars, Independent Bank Corporation, and Arrow Financial Corporation. The analysis compared publicly available period-end financial information as of and for the periods ending December 31, 1991 through June 30, 1996. The following comparisons are based upon the June 30, 1996 financial information. The data described below with respect to the Regional Bank Group and the Highly-Valued Bank Group consists of the median data for such groups.

    The total assets of Pinnacle were approximately $970 million, compared to $850 million for the Regional Bank Group and $1.1 billion for the Highly-Valued Bank Group. The annual growth rate of assets for Pinnacle was positive 122%, compared to a positive growth rate of approximately 9% for the Regional Bank Group and approximately 18% for the Highly-Valued Bank Group. The total equity of

Pinnacle was approximately $72 million, compared to approximately $80 millon for the Regional Bank Group and approximately $80 million for the Highly-Valued Bank Group. The tangible equity to total assets ratio was 5.88% for Pinnacle, compared to approximately 8.9% for the Regional Bank Group and approximately 7.7% for the Highly-Valued Bank Group. The net loans to total assets ratio for Pinnacle was approximately 53.61%, compared to approximately 58.4% for the Regional Bank Group and approximately 63.4% for the Highly-Valued Bank Group. The cash and securities to total assets ratio was approximately 38% for Pinnacle, compared to approximately 33% for the Regional Bank Group and approximately 32% for the Highly-Valued Bank Group. Total deposits were approximately $740 million for Pinnacle, compared to approximately $680 million for the Regional Bank Group and approximately $895 million for the Highly-Valued Bank Group. Pinnacle had a gross loans to total deposits ratio of approximately 71%, compared to approximately 76% for the Regional Bank Group and approximately 82% for the Highly-Valued Bank Group. The total borrowings to total assets ratio for Pinnacle was approximately 16%, compared to approximately 10% for the Regional Bank Group and approximately 7% for the Highly-Valued Bank Group. The total non-performing loans to total assets ratio for Pinnacle was 0.29%, compared to 0.32% for the Regional Thrift Group and 0.31% for the Highly-Valued Bank Group. The non-performing assets to total assets ratio for Pinnacle was 0.41%, compared to 0.39% for the Regional Thrift Group and 0.39% for the Highly-Valued Bank Group. The ratio of loan loss reserves to non-performing loans for Pinnacle was 209%, compared to approximately 218% for the Regional Bank Group and approximately 281% for the Highly-Valued Bank Group. The ratio of loan loss reserves to non-performing assets for Pinnacle was approximately 145%, compared to approximately 188% for the Regional Bank Group and approximately 223% for the Highly-Valued Bank Group. The net interest margin of Pinnacle was 3.93%, compared to 4.47% for the Regional Bank Group and 5.10% for the Highly-Valued Bank Group. The ratio of non-interest income to average assets for Pinnacle was .76%, compared to .85% for the Regional Bank Group and .83% for the Highly-Valued Bank Group. The ratio of non-interest expense to average assets was 2.70% for Pinnacle, compared to 2.87% for the Regional Bank Group and 3.07% for the Highly-Valued Bank Group. The efficiency ratio of Pinnacle was 57.28%, compared to approximately 57.4% for the Regional Bank Group and approximately 56.2% for the Highly-Valued Bank Group. The overhead ratio of Pinnacle was 48.46%, compared to approximately 47.9% for the Regional Bank Group and approximately 48.2% for the Highly-Valued Bank Group. The return on average assets for Pinnacle was 1.16%, compared to 1.24% for the Regional Bank Group and 1.38% for the Highly-Valued Bank Group. The return on average equity for Pinnacle was 14.26%, compared to approximately 12.8% for the Regional Bank Group and approximately 17.5% for the Highly-Valued Bank Group. The price to tangible book value for Pinnacle was 229.15%, compared to approximately 190% for the Regional Bank Group and approximately 216% for the Highly-Valued Bank Group. The price to earnings per share multiple for Pinnacle was 13.17x, compared to 12.7x for the Regional Bank Group and 12.4x for the Highly-Valued Bank Group.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 44 transactions announced from January 1, 1996 to October 10, 1996 involving public savings institutions nationwide as targets for transaction values over $15 million ("All Transactions") and 10 transactions announced from January 1, 1996 to September 16, 1996 involving public savings institutions in the Midwest ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of IFC Common Stock of $19.66 to $25.56. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of IFC Common Stock of $18.97 to $31.75.

    In addition, Sandler O'Neill reviewed transactions announced from January 1, 1996 to October 24, 1996 involving public bank institutions nationwide as targets with transaction values over $15 million ("All Transactions") and 10 transactions announced from January 1, 1996 to October 11, 1996 involving public bank institutions in the Midwest ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of the pro forma Pinnacle Common Stock of $26.87 to $37.13. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of the Pinnacle Common Stock of $24.70 to $37.31.

    SUMMARY CONTRIBUTION ANALYSIS. Sandler O'Neill computed the contribution to the combined entity's September 30, 1996 pro forma financial results attributable to each of IFC and Pinnacle. The computation showed that IFC and Pinnacle contributed to the combined company approximately 44.27% and 55.73%, respectively, of total assets, 43.89% and 56.11%, respectively, of total liabilities, 48.77% and 51.23%, respectively, of total equity, 52.22% and 47.78%, respectively, of total tangible equity, 40.77% and 59.23%, respectively, of net income available to common shares (absent of IFC's SAIF assessment), and 45.10% and 54.90% of pro forma ownership of the combined entity (using the Exchange Ratio of 1.00).

    DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of IFC through the year 2001 under various circumstances, assuming IFC performed in accordance with the earnings forecasts of its management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of IFC Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 8x to 17x and applied multiples of book value ranging from 80.0% to 180.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 16.0%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of IFC Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of IFC Common Stock between $13.55 and $31.72 when applying the price to earnings multiples, and an imputed range of values per share of IFC Common Stock between $11.22 and $26.49 when applying multiples of book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the IFC Board.

    In addition, Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of Pinnacle on pro-forma basis, assuming consummation of the Merger (the "Combined Company") through the year 2002 under various circumstances, assuming (i) the operations of the Combined Company attributable to IFC performed in accordance with the earnings forecasts of IFC's management and certain variations thereof, as described in the previous paragraph; (ii) the operations of the Combined Company attributable to Pinnacle performed in accordance with the earnings forecasts of Pinnacle's management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio); and (iii) the Combined Company's realized cost savings equal to 16.82% of IFC's projected non-interest expenses (other than the expense of deposit insurance). To approximate the terminal value of the Combined Company's common stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 10x to 20x and applied multiples of book value ranging from 100.0% to 200.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 13.5%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of the Combined Company's common stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values of the one (1) share of Pinnacle Common Stock to be received in the Merger for each share of IFC Common Stock of between $23.58 and $51.49 when applying the price to earnings multiples, and an imputed range of values of the shares of Pinnacle Common Stock to be received in the Merger for each share of IFC Common Stock of between $16.59 and $34.38 when applying multiples of book value. In connection with its analysis,

Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the IFC Board.

    In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analysis used to render its November 14, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which they were based and the factors considered in connection therewith. Sandler O'Neill also reviewed, among other things: (i) the Merger Agreement and exhibits thereto; (ii) the Stock Option Agreements; (iii) a draft of this Joint Proxy Statement/Prospectus;
(iv) Pinnacle's audited consolidated financial statements and management's discussion and analysis of the condition and results of operations contained in its annual report to stockholders for the year ended December 31, 1995; (v) IFC's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to stockholders for the fiscal year ended December 31, 1995; (vi) Pinnacle's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996, respectively; (vii) IFC's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996, respectively; (viii) certain financial analyses and forecasts of IFC prepared by and reviewed with management of IFC and the views of senior management of IFC regarding IFC's past and current business operations, results thereof, financial condition and future prospect; (ix) certain financial analyses and forecasts of Pinnacle prepared by and reviewed with management of Pinnacle and the views of senior management of Pinnacle regarding Pinnacle's past and current business operations, results thereof, financial conditions and future prospects; (x) the pro forma impact of the Merger on Pinnacle; (xi) the historical reported price and trading activity for Pinnacle Common Stock and IFC Common Stock, including a comparison of certain financial and stock market information for Pinnacle and IFC with similar information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings institution and banking industries; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant. Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Pinnacle or IFC or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Pinnacle and IFC). With respect to the financial projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Pinnacle and IFC and that such performances will be achieved. Sandler O'Neill also assumed that there has been no material change in Pinnacle's or IFC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Sandler O'Neill assumed that the Merger will qualify for "pooling-of-interests" accounting treatment and has further assumed that Pinnacle will remain as a going concern for all periods relevant to its analyses and that the conditions precedent in the Merger Agreement are not waived.

    Under the Sandler O'Neill Agreement, IFC will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, IFC will pay Sandler O'Neill a transaction fee equal to $775,000, of which 25% was paid upon execution of the Merger Agreement and 75% will be paid if the

Merger is consummated. IFC has also paid Sandler O'Neill a fee of $50,000 for rendering the Sandler O'Neill Fairness Opinion, all of which amount will be credited towards the fee payable to Sandler O'Neill upon consummation of the Merger. IFC has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

CERTAIN FORWARD-LOOKING INFORMATION

    This Joint Proxy Statement/Prospectus contains certain forward-looking information concerning possible or assumed future results of the combined companies or the benefits of the Merger. Such information is subject to risks and uncertainties. Pinnacle and IFC have identified certain important factors in addition to those discussed elsewhere in this Joint Proxy Statement/ Prospectus and in the documents incorporated herein by reference, which could cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted in forward-looking information. All of such factors are difficult to predict and many are beyond the control of Pinnacle and IFC. These important factors include: (i) future economic conditions in the regional and national markets in which the companies compete; (ii) financial market conditions, including, but not limited to, changes in interest rates;
(iii) inflation; (iv) changing competition; (v) the ability to carry out business plans; (vi) the ability to enter new markets successfully and capitalize on growth opportunities; and (vii) adverse changes in applicable law, regulations or rules governing financial institutions and environmental, tax or accounting matters.

EFFECTIVE TIME

    The Effective Time will be as set forth in Certificates of Merger which will be filed with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware on the closing date with respect to the Merger. The Closing Date will occur on a date to be specified by the parties which will be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in the Merger Agreement. Pinnacle and IFC each anticipate that the Merger will be consummated prior to June 30, 1997. However, the consummation of the Merger could be delayed as a result of delays in obtaining any necessary regulatory agency or other governmental approvals required for the transactions contemplated by the Merger Agreement. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before November 14, 1997, the Merger Agreement may be terminated by either Pinnacle or IFC, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "-- Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

CONVERSION OF SHARES

    At the Effective Time, each share IFC Common Stock outstanding, other than shares of IFC Common Stock held in IFC's treasury or held by IFC or Pinnacle or any of their respective wholly-owned subsidiaries (except, in both cases, for shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into the right to receive one (1) share of Pinnacle Common Stock. If, prior to the Effective Time, the outstanding shares of Pinnacle Common Stock or IFC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    At the Effective Time, all shares of IFC Common Stock owned by IFC as treasury stock and all shares of IFC Common Stock owned, directly or indirectly, by IFC or Pinnacle or any of their respective wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares), will be cancelled and will cease to exist and no stock of Pinnacle or other consideration shall be delivered in exchange therefor.

    Shares of Pinnacle Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger. However, all shares of Pinnacle Common Stock owned by IFC or any of its wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) will become treasury stock of Pinnacle.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    At or prior to the Effective Time, Pinnacle will deposit, or cause to be deposited, with Harris Trust and Savings Bank, Chicago, Illinois (the "Exchange Agent"), for the benefit of the holders of certificates of IFC Common Stock, certificates representing the shares of Pinnacle Common Stock to be issued pursuant to the Merger Agreement in exchange for outstanding shares of IFC Common Stock.

    As soon as is practicable after the Effective Time, and in no event later than five business days thereafter, a form of transmittal letter will be mailed by the Exchange Agent to the holders of IFC Common Stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing IFC Common Stock.

    IFC STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE IFC STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Dividends or other distributions declared with respect to Pinnacle Common Stock with a record date following the Effective Time will not be paid to the holder of any certificate representing shares of IFC Common Stock until such certificates have been surrendered for exchange. In addition, after the Effective Time, holders of unsurrendered IFC Common Stock will not be entitled to vote at any meeting of Pinnacle stockholders at which Pinnacle stockholders are eligible to vote until such holders have exchanged their IFC Common Stock for Pinnacle Common Stock. If certificates representing shares of IFC Common Stock are presented after the Effective Time, they will be cancelled and exchanged for the relevant certificate representing shares of Pinnacle Common Stock.

    Fractional shares of Pinnacle Common Stock will not be issued to any holder of IFC Common Stock upon consummation of the Merger.

    None of Pinnacle, IFC, the Exchange Agent or any other person will be liable to any former holder of IFC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for IFC Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

    For a description of Pinnacle Common Stock, see "DESCRIPTION OF PINNACLE COMMON STOCK." For a description of the differences between the rights of holders of Pinnacle Common Stock and the rights of holders of IFC Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

DISTRIBUTIONS TO STOCKHOLDERS

    The Merger Agreement provides that neither Pinnacle nor IFC shall make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except, (i) in the case of Pinnacle, for regular quarterly cash dividends on Pinnacle Common Stock at a rate not in excess of $0.25 per share of Pinnacle Common Stock, (ii) in the case of IFC, for regular quarterly cash dividends on IFC Common Stock at a rate not in excess of $0.21 per share of IFC Common Stock, (iii) for dividends paid by any wholly-owned subsidiaries of each of Pinnacle and IFC to Pinnacle or IFC or any of their subsidiaries, respectively, and (iv) for dividends paid in the ordinary course of business by any subsidiaries (whether or not wholly-owned) of each of Pinnacle and IFC. The Merger Agreement also obligates each of Pinnacle and IFC to coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and IFC Common Stock and the record dates and payment dates relating thereto, it being the intent of Pinnacle and IFC that after the date of the Merger Agreement holders of Pinnacle Common Stock or IFC Common Stock do not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Pinnacle Common Stock and/or IFC Common Stock and any shares of Pinnacle Common Stock any such holder receives in exchange for shares of IFC Common Stock in the Merger.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains representations and warranties of Pinnacle and IFC as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party and the compliance of the Merger Agreement with (a) the charter and by-laws of each party, (b) applicable law, and (c) certain material agreements; (iv) governmental and third-party approvals; (v) the timely filing of required regulatory reports; (vi) each party's financial statements and filings with the Commission; (vii) each party's brokers' fees; (viii) the absence of certain changes in each party's business since December 31, 1995; (ix) the absence of material legal proceedings; (x) the filing and accuracy of each party's tax returns; (xi) each party's employee benefit plans and related matters; (xii) the material accuracy and completeness of the filings made by each party with the Commission; (xiii) each party's compliance with applicable law; (xiv) the absence of material defaults under certain contracts; (xv) agreements between each party and regulatory agencies; (xvi) the activities of the subsidiaries of each party; (xvii) investment securities; (xviii) interest rate risk management instruments; (xix) the absence of undisclosed liabilities; (xx) environmental liabilities; (xxi) the inapplicability to the transactions contemplated by the Merger Agreement of Chapter 7A of the MBCA and Section 203 of the DGCL, relating to certain business combinations specified in such statutes; and (xxii) "pooling-of-interests" accounting treatment. IFC has also made representations and warranties as to the inapplicability of the IFC Rights Agreement to the transactions contemplated by the Merger Agreement and the IFC Stock Option Agreement and the redemption, extinguishing, termination and cancellation of the IFC Rights.

    In the event the Merger is consummated, all representations and warranties of Pinnacle and IFC will expire with and be terminated as of the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Merger Agreement, prior to the Effective Time Pinnacle and IFC have each agreed to, and to cause their respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (iii) take no action which would adversely affect or delay the ability of either Pinnacle or IFC to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under the Merger Agreement or the Stock Option Agreements.

    Pinnacle and IFC have also agreed to use their best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. Pinnacle and IFC have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger. Pinnacle and IFC have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. Pinnacle also agreed to cause the shares of Pinnacle Common Stock to be issued in the Merger to be listed for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. Pinnacle and IFC also agreed that the employee benefit plans in place on the date the Merger Agreement was entered into with respect to employees of Pinnacle and IFC, as the case may be, will remain in effect for such employees until such time as the combined company adopts new benefit plans covering employees of both parties who continue to be employed by the combined company (the "New Benefit Plans"). These New Benefit Plans will substantially conform to the benefit plans of Pinnacle in effect as of the Effective Time. Pinnacle and IFC have stated their intention to develop the New Benefit Plans, effective as of the Effective Time or as soon thereafter as practicable, and to have the New Benefit Plans, among other things, treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities. Moreover, the New Benefit Plans will not discriminate between employees of the combined corporation who were covered by the benefit plans of Pinnacle, on the one hand, and those covered by the benefit plans of IFC, on the other hand, at the Effective Time. Pinnacle and IFC also reached certain agreements with respect to directors' and officers' indemnification and insurance, and with respect to dividends. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

    Each of Pinnacle and IFC have further agreed to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement.

    In addition, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Stock Option Agreements, each of Pinnacle and IFC has agreed that, without the consent of the other party, it and its subsidiaries will not, among other things:

    (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Pinnacle or any of its subsidiaries to Pinnacle or any of its subsidiaries, on the one hand, or of IFC or any of its subsidiaries to IFC or any of its subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

    (ii) adjust, split, combine or reclassify any capital stock; or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (a) in the case of Pinnacle, for regular quarterly cash dividends at a rate not in excess of $.25 per share of Pinnacle Common Stock, (b) in the case of IFC, for regular quarterly cash dividends on IFC Common Stock at a rate not in excess of $.21 per share of IFC Common Stock, (c) for dividends paid by any of the wholly-owned subsidiaries of each of IFC and Pinnacle to IFC or Pinnacle or any of their subsidiaries, respectively, and

         (d) for dividends paid in the ordinary course of business by any subsidiaries (whether or not wholly-owned) of each of IFC and Pinnacle);

   (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except as otherwise agreed in writing by Pinnacle and IFC); or issue any additional shares of capital stock except pursuant to (a) the exercise of stock options or warrants outstanding as of November 14, 1996, (b) the Stock Option Agreements, or (c) as otherwise described in this paragraph (iii);

    (iv) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement;

    (v) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary;

    (vi) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

   (vii) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

  (viii) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and each party will promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

    (ix) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

    (x) take any action (other than the exercise of its rights under the IFC Stock Option Agreement or the Pinnacle Stock Option Agreement, as the case may be) that would prevent or impede the Merger from qualifying (a) for "pooling-of-interests" accounting treatment or (b) as a "reorganization" within the meaning of Section 368 of the Code;

    (xi) amend its certificate of incorporation or articles of incorporation, as the case may be, or its by-laws;

   (xii) other than in prior consultation with the other party, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  (xiii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

   (xiv) agree to, or make any commitment to, take any of the actions listed above.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

    (i) the Merger Agreement and the transactions contemplated thereby shall have been adopted and approved by the respective requisite affirmative votes of the holders of Pinnacle Common Stock and IFC Common Stock entitled to vote thereon;

    (ii) the shares of Pinnacle Common Stock which are to be issued to IFC stockholders upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;

   (iii) the Requisite Regulatory Approvals shall have been obtained and will remain in full force and effect and all statutory waiting periods with respect to such approvals will have expired;

    (iv) the Registration Statement of which this Joint Proxy
         Statement/Prospectus forms a part shall have become effective and no stop order suspending the effectiveness will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission;

    (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal consummation of the Merger;

    (vi) each party shall have received an opinion of its legal counsel (Silver, Freedman & Taff, L.L.P. in the case of IFC, and Miller, Canfield, Paddock and Stone, P.L.C. in the case of Pinnacle), in form and substance reasonably satisfactory to IFC and Pinnacle, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:
         (a) the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and IFC and Pinnacle will each be a party to the reorganization, (b) no gain or loss will be recognized by IFC or Pinnacle as a result of the Merger, (c) no gain or loss will be recognized by the stockholders of IFC who exchange their IFC Common Stock solely for Pinnacle Common Stock pursuant to the Merger, (d) the tax basis of the Pinnacle Common Stock received by stockholders who exchange all of their IFC Common Stock solely for Pinnacle Common Stock in the Merger will be the same as the tax basis of the IFC Common Stock surrendered in exchange therefor and (e) the holding period of Pinnacle Common Stock received by stockholders of IFC in the Merger will include the period during which the shares of IFC Common Stock surrendered in exchange therefor were held (provided that such IFC Common Stock was held as a capital asset by the holder of such IFC Common Stock at the Effective Time);

   (vii) each party shall have received an opinion of the other party's legal counsel in form and substance reasonably satisfactory to such party and its legal counsel, dated as of the Effective Time, as to (a) the corporate organization and existence of the other party and its subsidiaries; (b) the capitalization of the other party and its subsidiaries; (c) the corporate power and authority of the other party and the compliance of the Merger Agreement with (1) the charter and by-laws of the other party, (2) applicable law, and (3) certain material agreements; (d) governmental and third-party approvals; and (e) the absence of material legal proceedings;

  (viii) each party shall have received a letter from its independent certified public accountants (Ernst & Young LLP in the case of IFC, and KPMG Peat Marwick LLP in the case of Pinnacle) addressed to such party, regarding the appropriateness of "pooling-of-interests" accounting for the Merger under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement;

    (ix) each party shall have received a "comfort letter" from the other party's independent certified public accountants regarding certain financial information of such other party included or incorporated by reference in the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part;

    (x) each party shall have received a letter from its financial advisors (Sandler O'Neill in the case of IFC, and ABN-AMRO Chicago Corporation in the case of Pinnacle) addressed to IFC or Pinnacle, as the case may be, to the effect that consummation of the Merger upon the terms and conditions of the Merger Agreement is fair to such party's stockholders from a financial point of view;

    (xi) representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date and except for any changes to a party's disclosure schedule delivered to the other party as of the Closing Date) as of the Closing Date as though made on the Closing Date;

   (xii) party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

  (xiii) vent or circumstance shall have occurred which has, or is likely to have a materially adverse effect on the other party or upon the right of the other party or any of its subsidiaries to conduct their businesses as presently conducted.

    The obligation of Pinnacle to effect the Merger is also subject to the satisfaction or waiver by Pinnacle at or prior to the Effective Time of the condition that all of the IFC Rights be redeemed at a cost to IFC of not more than $0.01 per each share of the IFC Common Stock issued and outstanding, that all of said IFC Rights be extinguished, terminated and cancelled, without any right of exercise, and that all of the IFC Rights only represent the right to receive the Redemption Price in cash from IFC or Pinnacle, as the surviving corporation, following the Merger.

    No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before November 14, 1997, the Merger Agreement may be terminated by either Pinnacle or IFC, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein.

EXPENSES

    The Merger Agreement provides that Pinnacle and IFC will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, except that Pinnacle and IFC will divide equally all printing costs, filing fees and registration fees in connection with the Merger Agreement, this Joint Proxy Statement/Prospectus and the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part.

EXTENSION AND WAIVER; AMENDMENT; TERMINATION

    EXTENSION AND WAIVER. At any time prior to the Effective Time, Pinnacle and IFC, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement; except that after any approval of the.transactions contemplated by the Merger Agreement by the respective stockholders of IFC or Pinnacle, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of IFC Common Stock.

    AMENDMENT. Subject to compliance with applicable law, the Merger Agreement may be amended by Pinnacle and IFC, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Pinnacle or IFC, except that after any approval of the transactions contemplated by the Merger Agreement by the respective stockholders of Pinnacle or IFC, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement which changes the amount or the form of the consideration to be delivered to the holders of IFC Common Stock under the Merger Agreement, other than as contemplated by the Merger Agreement. In the event the parties contemplate an amendment to the Merger Agreement of the type which by law or pursuant to the foregoing may not be made without stockholder approval, Pinnacle and/or IFC, as the case may be, may resolicit proxies from the stockholders of Pinnacle and/or of IFC, as the case may be, to obtain such approval.

    TERMINATION. The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after approval by Pinnacle's or IFC's stockholders:

        (i) by mutual consent of Pinnacle and IFC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board of directors;

        (ii) by either the Pinnacle Board or the IFC Board if any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

       (iii) by either the Pinnacle Board or IFC Board if the Merger is not consummated on or before November 14, 1997, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

        (iv) by either the Pinnacle Board or IFC Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

        (v) by either Pinnacle or IFC if required Pinnacle or IFC stockholder approvals have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof;

        (vi) by either Pinnacle or IFC if any of the conditions to the consummation of the Merger specified by Article VII of the Merger Agreement to the obligation of the terminating party have not been satisfied on the Closing Date; or

       (vii) by Pinnacle if the disclosure schedule of IFC delivered to Pinnacle on the Closing Date discloses any change from the disclosure schedule delivered to Pinnacle by IFC in connection with the execution of the Merger Agreement which has, or is likely to have, a material adverse effect on IFC or any of IFC's wholly-owned subsidiaries; or by IFC if the disclosure schedule of Pinnacle delivered to IFC on the Closing Date discloses any change from the disclosure schedule delivered to IFC by Pinnacle in connection with the execution of the Merger Agreement which has, or is likely to have, a Material Adverse Effect on Pinnacle or any of Pinnacle's wholly-owned subsidiaries.

    Any termination pursuant to the foregoing shall be made by written notice from the party seeking termination to the other party.

    In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect except (i) for certain specified provisions of the Merger Agreement dealing with confidentiality, the effect of termination, the nonsurvival of representations and warranties, and expenses, and (ii) that neither party will be relieved or released from any liabilities or damages arising out of the willful breach by the other party of any provisions of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement prohibits IFC and its subsidiaries from, directly or indirectly, authorizing or permitting any of their respective representatives or affiliates to entertain, solicit, encourage or participate in any negotiations concerning any "acquisition proposal," for IFC. The Merger Agreement also prohibits Pinnacle and its subsidiaries from, directly or indirectly, authorizing or permitting any of their respective representatives or affiliates to entertain, solicit, encourage or participate in any negotiations concerning any "acquisition proposal," for Pinnacle. For these purposes, an "acquisition proposal" is defined as any (i) proposal pursuant to which any corporation, partnership, person or other entity or group, other than a party to the Merger Agreement, would acquire or participate in a merger or other business combination involving Pinnacle, IFC or any of their respective subsidiaries, directly or indirectly; (ii) proposal by which any corporation, partnership, person or other entity or group, other than a party to the Merger Agreement, would acquire the right to vote 10% or more of the capital stock of Pinnacle, IFC or any of their respective subsidiaries entitled to vote thereon for the election of directors; (iii) acquisition of 10% or more of the assets of Pinnacle, IFC or any of their respective subsidiaries; or (iv) acquisition in excess of 10% of the outstanding capital stock of Pinnacle, IFC or any of their respective subsidiaries, in each case other than as contemplated by the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Pinnacle and IFC have agreed to use their best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board and various state regulatory authorities, and intend to complete the filing of applications and notifications to obtain such Requisite Regulatory Approvals promptly after the date of this Joint Proxy Statement/Prospectus. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice (the "Department of Justice") or any state attorney general will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

    Pinnacle and IFC are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

    FEDERAL RESERVE BOARD. The Merger is subject to approval by the Federal Reserve Board pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Pinnacle and IFC have filed the required application and notification with the Federal Reserve Board for approval of the Merger.

    In reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Pinnacle and IFC, current and projected economic conditions in the Midwest and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

    In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Pinnacle and IFC in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. Pinnacle's bank subsidiary has a satisfactory CRA rating with its Federal regulator. IFC's thrift subsidiary has an outstanding CRA rating with its Federal regulator. No bank or thrift subsidiary of either Pinnacle or IFC has received any negative comments from its respective Federal regulator in its last CRA examination relating to such ratings which were material and remain unresolved.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Federal Deposit Insurance Corporation and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Pinnacle and IFC for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

    In general, the Federal Reserve Board and the Department of Justice will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

    Pinnacle's and IFC's rights to exercise their respective options under the Stock Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the Stock Option Agreements would result in Pinnacle or IFC, as the case may be, owning more than 5% of the outstanding shares of IFC Common Stock or Pinnacle Common Stock, respectively. In considering whether to approve Pinnacle's or IFC's right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of IFC Common Stock or Pinnacle Common Stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

    The acquisition by a bank holding company such as Pinnacle of a single savings association is not subject to interstate banking limitations; however, the acquisition of any additional savings associations other than in emergency circumstances must be specifically authorized by the laws of the state in which the additional savings association is located.

    STATE REGULATORY AUTHORITIES. Applications or notifications have been filed with the Financial Institutions Bureau of the State of Michigan and the Department of Financial Institutions of the State of Indiana. These regulators will review such applications or notifications pursuant to standards which are similar to certain of the standards employed by the Federal Reserve Board, as described above. In addition, the Merger may be reviewed by the attorneys general in Indiana and Michigan. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the Merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not file an antitrust action to enjoin the Merger.

    THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES HAVING JURISDICTION WILL APPROVE THE MERGER AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A MATERIALLY BURDENSOME CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE OR ONE OR MORE STATE ATTORNEYS GENERAL WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Pinnacle's management and the Pinnacle Board, and IFC's management and the IFC Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Pinnacle or IFC, as the case may be. The Pinnacle Board and the IFC Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

ANTICIPATED ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of IFC Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Pinnacle Common Stock by exchanging their shares of IFC Common Stock for shares of Pinnacle Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of IFC, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined corporation at their recorded amounts and no goodwill will be created. The combined corporation will be able to include in its consolidated income the consolidated income of both IFC and Pinnacle for the entire fiscal year in which the Merger occurs (however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet), and the reported income of the separate institutions for prior periods will be combined and restated as income of the combined corporation. The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the "pooling-of-interests" accounting method to account for the Merger and includes the earnings and assets of Maco as if the Maco Acquisition had occurred as of the beginning of the earliest period presented. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

    The Merger Agreement provides that a condition to the consummation of the Merger is receipt by Pinnacle of a letter from KPMG Peat Marwick LLP and receipt by IFC of a letter from Ernst & Young LLP regarding the appropriateness of "pooling-of-interests" accounting for the Merger under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement. In the event such condition is not met, Pinnacle or IFC may terminate the Merger Agreement.

    The issuance of shares of IFC Common Stock pursuant to the IFC Stock Option Agreement, or the issuance of shares of Pinnacle Common Stock pursuant to the Pinnacle Stock Option Agreement, may prevent the Merger from qualifying as a "pooling-of-interests" for accounting purposes. In such event, the Merger Agreement may be terminated at the option of either Pinnacle or IFC. See "MERGER AGREEMENT--Extensions and Waiver; Amendment; Termination."

RESALE OF PINNACLE COMMON STOCK; RESTRICTIONS ON TRANSFER

    The Pinnacle Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any IFC stockholder who may be deemed to be an affiliate of Pinnacle for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of IFC for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by, or are under common control with (i) Pinnacle or IFC at the time of the IFC Special Meeting or (ii) the combined corporation at or after the Effective Time.

    Rule 144 and Rule 145 will restrict the sale of Pinnacle Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, those persons who are Affiliates of IFC at the time of the IFC Special Meeting, provided they are not Affiliates of Pinnacle at or following the Effective Time, may publicly resell any Pinnacle Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of Pinnacle Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to the combined corporation as required by Rule
144. Persons who become Affiliates of Pinnacle prior to, or at or after the Effective Time, may publicly resell the Pinnacle Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

    The ability of Affiliates to resell shares of Pinnacle Common Stock received in the Merger under Rule 144 or Rule 145 as summarized herein generally will be subject to Pinnacle's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Pinnacle Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act.

    This Joint Proxy Statement/Prospectus does not cover any resales of Pinnacle Common Stock received by persons who may be deemed to be Affiliates of Pinnacle or IFC in the Merger.

    Commission guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the "pooling-of-interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Each of IFC and Pinnacle has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling-of-interests." In addition, Pinnacle, as the surviving corporation, has agreed in the Merger Agreement to use its best efforts to publish not later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

NO DISSENTERS' RIGHTS/NO APPRAISAL RIGHTS

    Holders of shares of Pinnacle Common Stock will not have dissenters' rights under the MBCA in connection with, or as a result of, the matters to be acted upon at the Pinnacle Special Meeting. Holders of shares of IFC Common Stock will not have dissenters' rights under the DGCL in connection with, or as a result of, the matters to be acted upon at the IFC Special Meeting.

STOCK OPTION AGREEMENTS

    Concurrently with the execution of the Merger Agreement, Pinnacle (as issuer) and IFC (as grantee) entered into the Pinnacle Stock Option Agreement, pursuant to which Pinnacle granted to IFC the Pinnacle Option. At the same time, IFC (as issuer) and Pinnacle (as grantee) entered into the IFC Stock Option Agreement, pursuant to which IFC granted to Pinnacle the IFC Option. Pinnacle and IFC approved and entered into the Stock Option Agreements to induce each other to enter into the Merger Agreement. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Pinnacle or IFC from considering or proposing such an acquisition.

    Except as otherwise noted below, the terms and conditions of the Pinnacle Stock Option Agreement and the IFC Stock Option Agreement are identical in all material respects. For purposes of this Section, except as otherwise noted, (i) the Pinnacle Stock Option Agreement or the IFC Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement", (ii) Pinnacle, as issuer of the Pinnacle Common Stock, and IFC, as issuer of the IFC Common Stock, upon the exercise of the Pinnacle Option and the IFC Option, respectively, are sometimes individually referred to as the "Issuer", (iii) Pinnacle and IFC, as the holder of the IFC Option and the Pinnacle Option, respectively, are sometimes individually referred to as the "Optionee", (iv) the Pinnacle Option or the IFC Option, as the case may be, is sometimes referred to as the "Issuer Option" and (v) the Pinnacle Common Stock and the IFC Common Stock is referred to as "Issuer Common Stock."

    The Pinnacle Stock Option Agreement provides for the purchase by IFC of 591,678 shares (the "Pinnacle Option Shares" or the "Issuer Option Shares", as the case may be) of Pinnacle Common Stock at an exercise price of $24.625 per share, payable in cash. The Pinnacle Option Shares, if issued pursuant to the Pinnacle Option Agreement, will in no event exceed 9.9% of the Pinnacle Common Stock issued and outstanding without giving effect to the issuance of any Pinnacle Common Stock pursuant to the Pinnacle Option.

    The IFC Stock Option Agreement provides for the purchase by Pinnacle of 470,361 shares (the "IFC Option Shares" or the "Issuer Option Shares", as the case may be) of IFC Common Stock at an exercise price of $19.875 per share, payable in cash. The IFC Stock Option Shares, if issued pursuant to the IFC Option Agreement, will in no event exceed 9.9% of the IFC Common Stock issued and outstanding without giving effect to the issuance of any IFC Common Stock pursuant to the IFC Option.

    The number of shares of Issuer Common Stock subject to the Issuer Option will be increased or decreased to the extent that the Issuer issues additional shares of Issuer Common Stock (otherwise than pursuant to an exercise of the Issuer Option) or redeems, repurchases, retires or otherwise causes to be no longer outstanding shares of Issuer Common Stock such that the number of shares of Issuer Common Stock subject to the Issuer Option continues to equal 9.9% of the Issuer Common Stock then issued and outstanding, without giving effect to the issuance of shares of Issuer Common Stock pursuant to an exercise of the Issuer Option. In the event of any change in, or distributions in respect of, the Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Issuer Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Issuer Common Stock subject to the Issuer Option, and the applicable exercise price per Issuer Option Share, will be appropriately adjusted in such manner as to fully preserve the economic benefits provided under the Issuer Option Agreement.

    The Optionee or any other holder or holders of the Issuer Option (collectively, the "Holder") may exercise the Issuer Option, in whole or in part, by sending notice within 90 days (subject to extension as provided in the Issuer Option Agreement) after the occurrence of both an "Initial Triggering Event" and a "Subsequent Triggering Event" (as such terms are defined herein) prior to termination of the Issuer Option. The term "Initial Triggering Event" is defined as the occurrence of any of the following events:

        (i) the Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received the Optionee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person (the term "person" for purposes of the Issuer Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than the Optionee or any of its subsidiaries (each an "Optionee Subsidiary") or the Board of Directors of the Issuer shall have recommended that the stockholders of the Issuer approve or accept any such Acquisition Transaction. For purposes of the Issuer Option Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving the Issuer or any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission) of the Issuer, (x) a purchase, lease, or other acquisition of all or a substantial portion of the assets or deposits of the Issuer or any Significant Subsidiary of the Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the Issuer, or
    (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase, or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such Issuer Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement; and provided, further, that any transaction described in this sentence that is expressly permitted by the Merger Agreement shall not be deemed to be an Acquisition Transaction;

        (ii) the Issuer or any Issuer Subsidiary, without having received Optionee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend, or propose, to engage in an Acquisition Transaction with any person other than the Optionee or an Optionee Subsidiary, or the Board of Directors of the Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to the Optionee, its recommendation that the stockholders of the Issuer approve the transactions contemplated by the Merger Agreement;

       (iii) any person other than the Optionee, any Optionee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business (and other than any person who (a) as of the date of the Issuer Option Agreement, beneficially owned 10% or more of the outstanding shares of the Issuer Common Stock, and (b) would have been eligible to use Schedule 13G but for the fact that such person owned 10% or more of the outstanding shares of the Issuer Common Stock) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Issuer Common Stock (the term "beneficial ownership" for purposes of the Issuer Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

        (iv) any person other than the Optionee or any Optionee Subsidiary shall have made a bona fide proposal to the Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) after an overture is made by a third party to the Issuer or its stockholders to engage in an Acquisition Transaction, the Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle the Optionee to terminate the Merger Agreement and (y) shall not have been cured prior to the date of the written notice exercising the Issuer Option; or

        (vi) any person other than the Optionee or any Optionee Subsidiary, other than in connection with a transaction to which the Optionee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other Federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    "Subsequent Triggering Event" is defined as either (A) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding Issuer Common Stock, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referred to in subclause (y) thereof shall be 20%.

    Within 90 days (subject to extension as provided in the Issuer Option Agreement) after a Subsequent Triggering Event prior to the termination of the Issuer Option, the Optionee (on behalf of itself or any subsequent Holder) may demand that the Issuer Option and the related Issuer Option Shares be registered under the Securities Act. Upon such demand, the Issuer must effect such registration promptly, subject to certain exceptions. The Optionee is entitled to two such registrations.

    The Issuer Option terminates (i) at the Effective Time, (ii) upon termination of the Merger Agreement in accordance with the terms of the Merger Agreement prior to the occurrence of an Initial Triggering Event except a termination by the Optionee due to the material breach by the Issuer of any representation, warranty, covenant or other agreement in the Merger Agreement (unless the breach by the Issuer giving rise to such right of termination is nonvolitional), or (iii) 12 months after termination of the Merger Agreement following the occurrence of an Initial Triggering Event or if the termination is by the Optionee due to the material breach by the Issuer of any representation, warranty, covenant or other agreement in the Merger Agreement (unless the breach by the Issuer giving rise to such right of termination is nonvolitional) (provided that if an Initial Triggering Event occurs after or continues beyond such termination and prior to the passage of such 12-month period, the Issuer Option will terminate twelve months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination).

    Immediately prior to the occurrence of a "Repurchase Event" (as hereinafter defined), the Issuer is required (i) at the request of the holder delivered prior to termination of the Issuer Option, to repurchase the Issuer Option from the holder at a price (the "Issuer Option Repurchase Price" ) equal to the amount by which (x) the "Market/Offer Price" (as hereinafter defined) exceeds
(y) the then applicable Issuer Option exercise price, multiplied by the number of shares for which the Issuer Option may then be exercised; and (ii) at the request of the owner of Issuer Option Shares from time to time (the "Owner") delivered within 90 days of such occurrence, to repurchase such number of the Issuer Option Shares from the Owner as the Owner designates at a price per share (the "Issuer Option Share Repurchase Price") equal to the Market/Offer Price. "Market/Offer Price" means the highest of (A) the price per share of the Issuer Common Stock at which a tender offer or exchange offer therefor has been made,
(B) the price per share of the Issuer Common Stock to be paid by any third party pursuant to an agreement with the Issuer, (C) the highest closing price for shares of the Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of the Issuer Option Shares, as the case may be, and (D) in the event of the sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer divided by the number of shares of the Issuer Common Stock then outstanding. "Repurchase Event" means (i) the consummation of any merger, consolidation or similar transaction involving the Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of the Issuer, other than any such transaction which would not constitute an Acquisition Transaction (as defined above) or (ii) the acquisition by any person of beneficial ownership of 50% or more of then outstanding shares of the Issuer Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an "Exercise Termination Event" (as defined in the Stock Option Agreements).

    In the event that prior to termination of the Issuer Option, the Issuer enters into an agreement (i) to consolidate with or merge into any person other than the Optionee or one of its subsidiaries and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person other than the Optionee or one of its subsidiaries to merge into the Issuer with the Issuer as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of the Issuer Common Stock are changed into or exchanged for securities of any other person or cash or any other property, or the then outstanding shares of the Issuer Common Stock after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or transfer all or substantially all of its assets to any entity other than the Optionee or one of its subsidiaries, then such agreement shall provide that the Issuer Option be converted into or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of the Issuer's assets, or (y) the person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Issuer Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Issuer Option.

    The issuer of the Substitute Option will be required to repurchase the Substitute Option at the request of the holder thereof and to repurchase any shares of such issuer's common stock ("Substitute Common Stock") issued upon exercise of a Substitute Option ("Substitute Shares of Issuer Common Stock") at the request of the owner thereof. The repurchase price for a Substitute Option will equal the amount by which (A) the "Highest Closing Price" (as hereinafter defined) exceeds (B) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, plus the Optionee's reasonable out-of-pocket expenses. The repurchase price for Substitute Shares of Issuer Common Stock shall equal the Highest Closing Price multiplied by the number of Substitute Shares of Issuer Common Stock to be repurchased, plus the Optionee's reasonable out-of-pocket expenses. "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the holder gives notice of the required repurchase of the Substitute Option or the owner gives notice of the required repurchase of Substitute Shares of Issuer Common Stock, as the case may be.

    Neither the Issuer nor the Optionee may assign any of its respective rights and obligations under the Issuer Option Agreement or the Issuer Option to any other person without the other party's express written consent, except that if a Subsequent Triggering Event occurs prior to termination of the Issuer Option, within 90 days thereafter (subject to extension as provided in the Issuer Option Agreement), the Optionee, subject to the provisions of the Issuer Option Agreement, may assign, in whole or in part, its rights and obligations thereunder; provided, however, that until 15 days after the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in
(i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    The rights and obligations of the Issuer and the Optionee under the Issuer Option Agreement are subject to receipt of any required regulatory approvals, and both parties have agreed to use their best efforts in connection therewith. These include, but are not limited to, causing the shares of the Issuer Common Stock to be listed for quotation on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board for approval to acquire the Issuer Option Shares.

                    PRO FORMA COMBINED FINANCIAL INFORMATION
       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Statement of Income Summary combines the historical Consolidated Statements of Income of Pinnacle and IFC giving effect to the Merger, which will be accounted for as a "pooling-of-interests," as if it and the Maco Acquisition had been effective as of the beginning of the earliest period indicated and after giving effect to the pro forma adjustments described in the Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements. For a description of "pooling-of-interests" accounting with respect to the Merger, see "THE MERGER -- Anticipated Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Pinnacle, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus, the historical consolidated financial statements of IFC, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and the condensed consolidated historical financial data for Pinnacle and IFC and the other pro forma financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS." The effect of the expected one-time merger and restructuring charges of approximately $4.2 million (after-tax) have been reflected in the unaudited pro forma combined balance sheet; however, since the expected merger and restructuring charges are nonrecurring they have not been reflected in the unaudited pro forma combined statements of income. (See "-- Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements" for details of the expected one-time merger and restructuring charges.) The pro forma financial data do not give effect to any anticipated cost savings in connection with the Merger and are not necessarily indicative of either the results that actually would have occurred had the Merger and

                    PRO FORMA COMBINED FINANCIAL INFORMATION
       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

      UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the Maco Acquisition been consummated on the dates indicated or the results that may be obtained in the future.

                                             FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1996          1995          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable................................       $72,178       $68,670       $92,763       $71,053       $75,444
    Tax-exempt.............................           282           328           427           414           557
  Interest and dividends on securities:
    Taxable................................        21,236        18,609        25,816        22,698        23,441
    Tax-exempt.............................           830           847         1,145         1,256         1,073
  Interest on federal funds sold...........           213           257           343           267           349
  Interest on due from banks...............           460           679           979           548           680
                                             ------------  ------------  ------------  ------------  ------------
    Total interest income..................        95,199        89,390       121,473        96,236       101,544
                                             ------------  ------------  ------------  ------------  ------------
INTEREST EXPENSE:
  Interest on deposits.....................        40,732        37,672        51,602        39,644        42,678
  Interest on securities sold under
    repurchase agreements and other
    borrowings.............................        10,975        10,618        14,177         6,953         9,046
                                             ------------  ------------  ------------  ------------  ------------
    Total interest expense.................        51,707        48,290        65,779        46,597        51,724
                                             ------------  ------------  ------------  ------------  ------------
Net interest income........................        43,492        41,100        55,694        49,639        49,820
Provision for loan losses..................           710           432           522           484         1,457
                                             ------------  ------------  ------------  ------------  ------------
Net interest income after provision for
  loan losses..............................        42,782        40,668        55,172        49,155        48,363
                                             ------------  ------------  ------------  ------------  ------------
NON-INTEREST INCOME:
  Other....................................         8,132         6,844         9,700         8,888        13,327
  Securities gains, net....................           409           616           785           134           961
                                             ------------  ------------  ------------  ------------  ------------
    Total non-interest income..............         8,541         7,460        10,485         9,022        14,288
NON-INTEREST EXPENSE:
  Salaries and benefits....................        14,325        14,069        19,516        16,510        15,519
  Occupancy and equipment..................         5,097         5,059         7,286         6,012         5,848
  Other....................................        18,369        13,069        17,921        14,293        15,247
                                             ------------  ------------  ------------  ------------  ------------
    Total non-interest expense.............        37,791        32,197        44,723        36,815        36,614
Income before income tax expense...........        13,532        15,931        20,934        21,362        26,037
  Income tax expense.......................         4,046         5,077         6,058         7,088         8,859
                                             ------------  ------------  ------------  ------------  ------------
  Net income(1)............................        $9,486       $10,854       $14,876       $14,274       $17,178
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
NET INCOME PER SHARE:
  Primary..................................         $0.89         $1.01         $1.37         $1.33         $1.59
  Fully diluted............................         $0.89         $1.01         $1.37         $1.33         $1.59
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary..................................    10,678,834    10,736,679    10,872,808    10,701,156    10,799,330
  Fully diluted............................    10,678,834    10,736,679    10,872,808    10,701,156    10,799,330

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Statement of Income combine the historical Consolidated Statements of Income of Pinnacle and IFC giving effect to the Merger, which will be accounted for as a "pooling-of-interests," as if it and the Maco Acquisition had been effective as of the beginning of the earliest period indicated and after giving effect to the pro forma adjustments described in the Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements. For a description of "pooling-of-interests" accounting with respect to the Merger, see "THE MERGER -- Anticipated Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Pinnacle, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus, the historical consolidated financial statements of IFC, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and the condensed consolidated historical financial data for Pinnacle and IFC and the other pro forma financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS." The effect of the expected one time merger and restructuring charges of approximately $4.2 million (after-tax) have been reflected in the unaudited pro forma combined balance sheet; however, since the expected merger and restructuring charges are nonrecurring they have not been reflected in the unaudited pro forma combined statements of income. (See "-- Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements" for details of the expected one-time merger and restructuring charges.) The pro forma financial data do not give effect to any anticipated cost savings in connection with the Merger and are not

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

necessarily indicative of either the results that actually would have occurred had the Merger and the Maco Acquisition been consummated on the dates indicated or the results that may be obtained in the future.

                                                                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                              -------------------------------------------------
                                                               PINNACLE      IFC       PRO FORMA    PRO FORMA
                                                              HISTORICAL  HISTORICAL  ADJUSTMENTS    COMBINED
                                                              ----------  ----------  -----------  ------------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable.................................................     $36,501     $35,677                    $72,178
    Tax-exempt..............................................         136         146                        282
  Interest and dividends on securities:
    Taxable.................................................      15,771       5,465                     21,236
    Tax-exempt..............................................         785          45                        830
  Interest on federal funds sold............................         150          63                        213
  Interest on due from banks................................         455           5                        460
                                                              ----------  ----------  -----------  ------------
    Total interest income...................................      53,798      41,401                     95,199
                                                              ----------  ----------  -----------  ------------
INTEREST EXPENSE:
  Interest on deposits......................................      22,583      18,149                     40,732
  Interest on securities sold under repurchase agreements
    and other borrowings....................................       6,184       4,791                     10,975
                                                              ----------  ----------  -----------  ------------
    Total interest expense .................................      28,767      22,940                     51,707
                                                              ----------  ----------  -----------  ------------
Net interest income.........................................      25,031      18,461                     43,492
Provision for loan losses...................................         245         465                        710
                                                              ----------  ----------  -----------  ------------
Net interest income after provision for loan losses.........      24,786      17,996                     42,782
                                                              ----------  ----------  -----------  ------------
NON-INTEREST INCOME:
  Other.....................................................       5,239       2,893                      8,132
  Securities gains, net.....................................         357          52                        409
                                                              ----------  ----------  -----------  ------------
    Total non-interest income...............................       5,596       2,945                      8,541
NON-INTEREST EXPENSES:
  Salaries and benefits.....................................       7,851       6,474                     14,325
  Occupancy and equipment...................................       2,744       2,353                      5,097
  Other.....................................................      10,043       8,326                     18,369
                                                              ----------  ----------  -----------  ------------
    Total non-interest expense..............................      20,638      17,153                     37,791
  Income before income tax expense..........................       9,744       3,788                     13,532
  Income tax expense........................................       3,459         587                      4,046
                                                              ----------  ----------  -----------  ------------
  Net income................................................      $6,285      $3,201                     $9,486
                                                              ----------  ----------  -----------  ------------
                                                              ----------  ----------  -----------  ------------
Net Income Per Share:
  Primary...................................................       $1.07       $0.67                      $0.89
  Fully diluted.............................................       $1.07       $0.67                      $0.89
Weighted Average Shares Outstanding:
  Primary...................................................   5,873,541   4,805,293                 10,678,834
  Fully diluted.............................................   5,873,541   4,805,293                 10,678,834

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  -----------------------------------------------------------------------------------------------
                                                              PURCHASE          ADJUSTED
                                   PINNACLE       MACO       ACCOUNTING         PINNACLE       IFC        PRO FORMA    PRO FORMA
                                  HISTORICAL   HISTORICAL    ADJUSTMENTS       HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable.....................    $20,865      $13,104        $(158)(2)        $33,811      $34,859                    $68,670
    Tax-exempt..................        168       --                                 168          160                        328
  Interest and dividends on
    securities:
    Taxable.....................      4,017        8,756           62(3)          12,318        6,291                     18,609
    Tax-exempt..................        667          129         (517)(4)            796           51                        847
  Interest on federal funds
    sold........................        182       --                                 182           75                        257
  Interest on due from banks....         43          620                             663           16                        679
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
    Total interest income.......     25,942       22,609         (613)            47,938       41,452                     89,390
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
INTEREST EXPENSE:
  Interest on deposits..........     10,932       10,082                          21,014       16,658                     37,672
  Interest on securities sold
    under repurchase agreements
    and other borrowings........      1,253        4,240         (566)(5)          4,927        5,691                     10,618
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
    Total interest expense......     12,185       14,322         (566)            25,941       22,349                     48,290
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
Net interest income.............     13,757        8,287          (47)            21,997       19,103                     41,100
Provision for loan losses.......        195           60                             255          177                        432
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
Net interest income after
  provision for loan losses.....     13,562        8,227          (47)            21,742       18,926                     40,668
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
NON-INTEREST INCOME:
  Other.........................      3,042        1,078                           4,120        2,724                      6,844
  Securities gains (losses),
    net.........................        181           (5)                            176          440                        616
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
    Total non-interest income...      3,223        1,073                           4,296        3,164                      7,460
NON-INTEREST EXPENSE:
  Salaries and benefits.........      4,807        2,604                           7,411        6,658                     14,069
  Occupancy and equipment.......      1,387        1,281           89(6)           2,757        2,302                      5,059
  Other.........................      3,947        2,954          621(7)           7,522        5,547                     13,069
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
    Total non-interest
      expense...................     10,141        6,839          710             17,690       14,507                     32,197
  Income before income tax
    expense.....................      6,644        2,461         (757)             8,348        7,583                     15,931
  Income tax expense............      2,069          919          (46)(8)          2,942        2,135                      5,077
                                  ----------   ----------   -------------      ----------   ----------   -----------   ----------
  Net income....................     $4,575       $1,542        $(711)            $5,406       $5,448                    $10,854
                                  ----------   ----------   -------------      ----------   ----------                 ----------
                                  ----------   ----------   -------------      ----------   ----------                 ----------
Net Income Per Share:
  Primary.......................      $1.20                                        $0.92        $1.12                      $1.01
  Fully diluted.................      $1.20                                        $0.92        $1.12                      $1.01
Weighted Average Shares
  Outstanding:
  Primary.......................  3,821,904                 2,051,454          5,873,358    4,863,321                  10,736,679
  Fully diluted.................  3,821,904                 2,051,454          5,873,358    4,863,321                  10,736,679

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1995
                                  --------------------------------------------------------------------------------------------------
                                                                 PURCHASE          ADJUSTED
                                   PINNACLE        MACO         ACCOUNTING         PINNACLE       IFC        PRO FORMA    PRO FORMA
                                  HISTORICAL   HISTORICAL(9)    ADJUSTMENTS       HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable.....................    $29,542        $16,749         $(210)(2)        $46,081      $46,682                    $92,763
    Tax-exempt..................        214        --                                   214          213                        427
  Interest and dividends on
    securities:
    Taxable.....................      6,321         11,909            82(3)          17,716        8,100                     25,816
                                                                    (596)(4)
    Tax-exempt..................        905            172                            1,077           68                      1,145
  Interest on federal funds
    sold........................        257        --                                   257           86                        343
  Interest on due from banks....        256            702                              958           21                        979
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
    Total interest income.......     37,495         29,532          (724)            66,303       55,170                    121,473
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
INTEREST EXPENSE:
  Interest on deposits..........     16,093         13,086                           29,179       22,423                     51,602
  Interest on securities sold
    under repurchase agreements
    and other borrowings........      2,058          5,339          (652)(5)          6,745        7,432                     14,177
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
    Total interest expense......     18,151         18,425          (652)            35,924       29,855                     65,779
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
Net interest income.............     19,344         11,107           (72)            30,379       25,315                     55,694
Provision for loan losses.......        225            120                              345          177                        522
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
Net interest income after
  provision for loan losses.....     19,119         10,987           (72)            30,034       25,138                     55,172
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
NON-INTEREST INCOME:
  Other.........................      4,236          1,225                            5,461        4,239                      9,700
  Securities gains (losses),
    net.........................        350             (5)                             345          440                        785
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest income...      4,586          1,220                            5,806        4,679                     10,485
NON-INTEREST EXPENSE:
  Salaries and benefits.........      7,100          3,461                           10,561        8,955                     19,516
  Occupancy and equipment.......      2,044          1,674           118(6)           3,836        3,450                      7,286
  Other.........................      5,492          3,811           828(7)          10,131        7,790                     17,921
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest expense..     14,636          8,946           946             24,528       20,195                     44,723
  Income before income tax
    expense.....................      9,069          3,261        (1,018)            11,312        9,622                     20,934
  Income tax expense ...........      2,610          1,195           (65)(8)          3,740        2,318                      6,058
                                  ----------   -------------   -------------      ----------   ----------   -----------   ----------
  Net income....................     $6,459         $2,066         $(953)            $7,572       $7,304                    $14,876
                                  ----------   -------------   -------------      ----------   ----------                 ----------
                                  ----------   -------------   -------------      ----------   ----------                 ----------
Net Income Per Share:
  Primary.......................      $1.62                                           $1.25        $1.51                      $1.37
  Fully diluted.................      $1.62                                           $1.25        $1.51                      $1.37
Weighted Average Shares
  Outstanding:
  Primary.......................  3,996,137                    2,051,454          6,047,591    4,825,217                  10,872,808
  Fully diluted.................  3,996,137                    2,051,454          6,047,591    4,825,217                  10,872,808

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE YEAR ENDED DECEMBER 31, 1994
                                 ---------------------------------------------------------------------------------------------------
                                                                 PURCHASE          ADJUSTED
                                  PINNACLE         MACO         ACCOUNTING         PINNACLE       IFC        PRO FORMA    PRO FORMA
                                 HISTORICAL   HISTORICAL(10)    ADJUSTMENTS       HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable....................    $22,949        $13,221          $(210)(2)        $35,960      $35,093                    $71,053
    Tax-exempt.................        209        --                                    209          205                        414
  Interest and dividends on
    securities:
    Taxable....................      4,626         10,603             82(3)          14,715        7,983                     22,698
    Tax-exempt.................        998            163           (596)(4)          1,161           95                      1,256
  Interest on federal funds
    sold.......................        110        --                                    110          157                        267
  Interest on due from banks...         76            432                               508           40                        548
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total interest income......     28,968         24,419           (724)            52,663       43,573                     96,236
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
INTEREST EXPENSE:
  Interest on deposits.........     11,316         11,849                            23,165       16,479                     39,644
  Interest on securities sold
    under repurchase agreements
    and other borrowings.......        546          1,173           (652)(5)          1,067        5,886                      6,953
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total interest expense.....     11,862         13,022           (652)            24,232       22,365                     46,597
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
Net interest income............     17,106         11,397            (72)            28,431       21,208                     49,639
Provision for loan losses......        125            180                               305          179                        484
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
Net interest income after
  provision for loan losses....     16,981         11,217            (72)            28,126       21,029                     49,155
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
NON-INTEREST INCOME:
  Other........................      3,692            795                             4,487        4,401                      8,888
  Securities gains, net........         64        --                                     64           70                        134
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest income..      3,756            795                             4,551        4,471                      9,022
NON-INTEREST EXPENSE:
  Salaries and benefits........      6,073          3,030                             9,103        7,407                     16,510
  Occupancy and equipment......      1,918          1,471            118(6)           3,507        2,505                      6,012
  Other........................      5,123          3,082            828(7)           9,033        5,260                     14,293
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest
      expense..................     13,114          7,583            946             21,643       15,172                     36,815
  Income before income tax
    expense....................      7,623          4,429         (1,018)            11,034       10,328                     21,362
  Income tax expense...........      2,333          1,754            (65)(8)          4,022        3,066                      7,088
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
  Net income...................     $5,290         $2,675          $(953)            $7,012       $7,262                    $14,274
                                 ----------   --------------   -------------      ----------   ----------                 ----------
                                 ----------   --------------   -------------      ----------   ----------                 ----------
Net Income Per Share:
  Primary......................      $1.38                                            $1.19        $1.50                      $1.33
  Fully diluted................      $1.38                                            $1.19        $1.50                      $1.33
Weighted Average Shares
  Outstanding:
  Primary......................  3,821,904                     2,051,454          5,873,358    4,827,798                  10,701,156
  Fully diluted................  3,821,904                     2,051,454          5,873,358    4,827,798                  10,701,156

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE YEAR ENDED DECEMBER 31, 1993
                                 ---------------------------------------------------------------------------------------------------
                                                                 PURCHASE          ADJUSTED
                                  PINNACLE         MACO         ACCOUNTING         PINNACLE       IFC        PRO FORMA    PRO FORMA
                                 HISTORICAL   HISTORICAL(11)    ADJUSTMENTS       HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable....................    $22,879        $18,101          $(210)(2)        $40,770      $34,674                    $75,444
    Tax-exempt.................        194        --                                    194          363                        557
  Interest and dividends on
    securities:
    Taxable....................      4,863          7,575             82(3)          11,924       11,517                     23,441
                                                                    (596)(4)
    Tax-exempt.................        978        --                                    978           95                      1,073
  Interest on federal funds
    sold.......................        272        --                                    272           77                        349
  Interest on due from banks...        163            499                               662           18                        680
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total interest income......     29,349         26,175           (724)            54,800       46,744                    101,544
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
INTEREST EXPENSE:
  Interest on deposits.........     12,029         13,340                            25,369       17,309                     42,678
  Interest on securities sold
    under repurchase agreements
    and other borrowings.......        391            728           (652)(5)            467        8,579                      9,046
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total interest expense.....     12,420         14,068           (652)            25,836       25,888                     51,724
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
Net interest income............     16,929         12,107            (72)            28,964       20,856                     49,820
Provision for loan losses......        360        --                                    360        1,097                      1,457
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
Net interest income after
  provision for loan losses....     16,569         12,107            (72)            28,604       19,759                     48,363
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
NON-INTEREST INCOME:
  Other........................      4,108          5,535                             9,643        3,684                     13,327
  Securities gains, net........         66        --                                     66          895                        961
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest income..      4,174          5,535                             9,709        4,579                     14,288
NON-INTEREST EXPENSE:
  Salaries and benefits........      6,071          2,984                             9,055        6,464                     15,519
  Occupancy and equipment......      1,956          1,536            118(6)           3,610        2,238                      5,848
  Other........................      5,424          4,019            828(7)          10,271        4,976                     15,247
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
    Total non-interest
      expense..................     13,451          8,539            946             22,936       13,678                     36,614
  Income before federal income
    tax expense................      7,292          9,103         (1,018)            15,377       10,660                     26,037
  Federal income tax expense...      2,255          3,593            (65)(8)          5,783        3,076                      8,859
                                 ----------   --------------   -------------      ----------   ----------   -----------   ----------
  Net income from continuing
    operations(1)..............     $5,037         $5,510          $(953)            $9,594       $7,584                    $17,178
                                 ----------   --------------   -------------      ----------   ----------                 ----------
                                 ----------   --------------   -------------      ----------   ----------                 ----------
Net Income From Continuing
  Operations Per Share:
  Primary......................      $1.32                                            $1.63        $1.54                      $1.59
  Fully diluted................      $1.32                                            $1.63        $1.54                      $1.59
Weighted Average Shares
  Outstanding:
  Primary......................  3,821,904                     2,051,454          5,873,358    4,925,972                  10,799,330
  Fully diluted................  3,821,904                     2,051,454          5,873,358    4,925,972                  10,799,330

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Balance Sheet combines the historical Consolidated Balance Sheets of Pinnacle and IFC giving effect to the Merger, which will be accounted for as a "pooling-of-interests," as if it had been effective on September 30, 1996. For a description of "pooling-of-interests" accounting with respect to the Merger, see "THE MERGER --Anticipated Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Pinnacle, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus, the historical consolidated financial statements of IFC, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and the condensed consolidated historical financial data for Pinnacle and the IFC and the other pro forma financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS." The effect of the expected one-time merger and restructuring charges of approximately $4.2 million (after-tax) have been reflected in the unaudited pro forma combined balance sheet; however, since the expected merger and restructuring charges are nonrecurring they have not been reflected in the unaudited pro forma combined statements of income. (See "-- Notes to Pinnacle Financial Services, Inc. and Indiana Federal Corporation Unaudited Pro Forma Combined Financial Statements" for details of the expected one-time merger and restructuring charges.) The pro forma financial data do not give effect to any anticipated cost savings in connection with the Merger and are not necessarily indicative of either the results that actually would have occurred had

       PINNACLE FINANCIAL SERVICES, INC. AND INDIANA FEDERAL CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the Merger and the Maco Acquisition been consummated on September 30, 1996 or the results that may be obtained in the future.

                                                                       AT SEPTEMBER 30, 1996
                                                    ------------------------------------------------------------
                                                      PINNACLE (AS         IFC (AS       PRO FORMA    PRO FORMA
                                                      REPORTED)(12)       REPORTED)     ADJUSTMENTS    COMBINED
                                                    -----------------   -------------   -----------   ----------
                                                                           (IN THOUSANDS)
ASSETS:
  Cash due from banks.............................     $   27,796        $   23,569       $(5,845)(13) $   45,520
  Federal funds sold..............................          4,327           --                             4,327
  Due from banks-interest bearing.................            364                66                          430
  Investment securities...........................        360,076           121,782                      481,858
  Loans...........................................        588,154           609,718                    1,197,872
  Allowance for loan losses.......................         (5,676)           (6,856)                     (12,532)
  Other assets....................................         43,399            60,844                      104,243
                                                    -----------------   -------------   -----------   ----------
    Total assets..................................     $1,018,440        $  809,123       $(5,845)    $1,821,718
                                                    -----------------   -------------   -----------   ----------
                                                    -----------------   -------------   -----------   ----------

LIABILITIES:
  Deposits:
    Non-interest-bearing demand deposits..........     $   65,153        $   34,011                   $   99,164
    Interest-bearing demand deposits..............         74,824            52,035                      126,859
    Savings deposits..............................        267,693           135,950                      403,643
    Time deposits.................................        337,151           337,191                      674,342
                                                    -----------------   -------------   -----------   ----------
      Total deposits..............................        744,821           559,187                    1,304,008
Securities sold under agreements to repurchase and
  other borrowings................................        193,315           173,244                      366,559
Other liabilities.................................          6,823             6,735       $(1,604)(13)     11,954
                                                    -----------------   -------------   -----------   ----------
  Total liabilities...............................        944,959           739,166        (1,604)     1,682,521
STOCKHOLDERS' EQUITY:
  Common stock....................................         19,110                58           (58)(14)     19,110
  Additional paid-in-capital......................         43,946            27,568        (8,696)(14)     62,818
  Retained earnings...............................         13,177            51,611        (4,241)(13)     60,310
  Net unrealized (loss) on securities-for-sale....         (2,752)             (289)         (237)(14)     (3,041)
Less: Treasury stock & employee stock ownership
  plan obligation.................................       --                  (8,991)        8,991(14)     --
                                                    -----------------   -------------   -----------   ----------
    Total stockholders' equity....................         73,481            69,957        (4,241)       139,197
                                                    -----------------   -------------   -----------   ----------
    Total liabilities and stockholders' equity....     $1,018,440        $  809,123       $(5,845)    $1,821,718
                                                    -----------------   -------------   -----------   ----------
                                                    -----------------   -------------   -----------   ----------
PER SHARE DATA:
  Shares outstanding:
    Primary.......................................      5,875,121         4,737,130                   10,612,251
    Diluted.......................................      5,875,121         4,737,130                   10,612,251
  Book value per share:
    Primary.......................................         $12.51            $14.77                       $13.12
    Diluted.......................................         $12.51            $14.77                       $13.12

  NOTES TO PINNACLE FINANCIAL SERVICES, INC., AND INDIANA FEDERAL CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

 (1) Net income for the year ended December 31, 1993 reflects net income from continuing operations but does not include an extraordinary items/accounting changes charge of $4.96 million for Maco and an extraordinary items/accounting changes credit of $429,000 for IFC.

 (2) Reflects amortization of premium on $1.47 million of loans acquired through the Maco Acquisition over the average remaining life of seven years (or $210,000 per year).

 (3) Reflects accretion of discount on $545,000 of investment securities acquired through the Maco Acquisition over the average remaining life of
    6.65 years (or $82,000 per year).

 (4) Reflects reduction of interest income on securities of $622,000 attributable to (i) the conversion of First Federal investment securities (having maturities of 90 days or less) to cash to fund a $4.0 million special dividend from First Federal to Pinnacle and to repay certain Maco indebtedness immediately following consummation of the Maco Acquisition, and
    (ii) the conversion of Pinnacle Bank investment securities to cash to fund a $7.5 million special dividend from Pinnacle Bank to Pinnacle to fund part of the cash portion of the Purchase Price paid in the Maco Acquisition.

 (5) Reflects reduced interest expense associated with the repayment of certain Maco indebtedness aggregating $5.88 million.

 (6) Reflects additional depreciation on premises over the average lives of the assets of Maco acquired in the Maco Acquisition.

 (7) Reflects amortization of $12.4 million of goodwill arising from the Maco Acquisition on a straight line basis over a 15 year period.

 (8) Reflects income tax expense attributable to purchase accounting adjustments associated with the Maco Acquisition at the statutory federal income tax rate of 34%.

 (9) Reflects audited results of Maco for its fiscal year ended September 30, 1995.

(10) Reflects audited results of Maco for its fiscal year ended September 30, 1994.

(11) Reflects audited results of Maco for its fiscal year ended September 30, 1993.

(12) Reflects historical results of Maco since the December 1, 1995 consummation of the Maco Acquisition.

(13) Reflects expected one-time merger and restructuring charges of approximately $5.845 million (pre-tax) to be incurred in 1997 in connection with the attainment of annualized pre-tax cost savings of approximately $3.5 million. (While there can be no assurances that such cost savings will in fact be realized, they are expected to be realized primarily through reductions in staff, elimination or consolidation of certain branches, consolidation of the parties' banking and thrift businesses, the consolidation of certain offices, data processing and other redundant back-office operations and staff functions.) This is expected to result in a tax credit of $1.604 million from the one-time charges and a $40.241 million after-tax charge to retained earnings in the unaudited pro forma condensed combined balance sheet.

    The pro forma entries are displayed below:

Debit--Retained earnings.............................  $4,241,000
Debit--Other liabilities--taxes payable..............  $1,604,000
  Credit--Cash.......................................             $5,845,000

  NOTES TO PINNACLE FINANCIAL SERVICES, INC., AND INDIANA FEDERAL CORPORATION

    The following provides details of the estimated pre-tax charges:

Personnel............................................  $1,250,000
Benefit plans........................................  1,760,000
Facilities and data processing.......................    900,000
Other Merger expenses................................  1,935,000
                                                       ---------
    Total charges....................................  $5,845,000
                                                       ---------
                                                       ---------

(14) Reflects accounting of the Merger as a "pooling-of-interests," through the exchange of 4,737,130 shares of Pinnacle Common Stock for an equivalent number of shares of IFC Common Stock.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of IFC's management and the IFC Board, and Pinnacle's management and the Pinnacle Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of IFC or Pinnacle, as the case may be. The IFC Board and the Pinnacle Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    The directors, officers and principal stockholders of IFC and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with Pinnacle and its subsidiaries. The directors, officers and principal stockholders of Pinnacle and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with IFC and its subsidiaries. Such transactions were, and are expected to be, on substantially the same terms as those prevailing at the time for comparable transactions with others.

    DIRECTORSHIPS AND OFFICERSHIPS. The Merger Agreement provides that, from and after the Effective Time, the Board of Directors of the combined corporation will consist of a single class of directors comprised of 10 persons. Such persons will include Richard L. Schanze (the current Chairman and Chief Executive Officer of Pinnacle), Mr. Arnold L. Weaver (the current President of Pinnacle), and three other persons to be named as directors of the surviving corporation on behalf of the Pinnacle Board. Such persons will also include Mr. Donald A. Lesch (the current Chairman of the Board and Chief Executive Officer of IFC), Mr. Howard Silverman, and three other persons to be named as directors of the surviving corporation on behalf of the IFC Board. Under the terms of the Standstill Agreement between Pinnacle and Mr. Cyrus A. Ansary, Pinnacle has certain obligations to nominate Mr. Ansary for election as a director of Pinnacle. In the event that Pinnacle, as the surviving corporation, becomes obligated to nominate Mr. Ansary as a director of the surviving corporation, then the Board of Directors of the combined corporation will be increased in size to a total of 12 persons, and Mr. Ansary will be nominated as a director of the surviving corporation pursuant to the terms of the Standstill Agreement, and the Chairman of the surviving corporation will nominate for approval by the Board of Directors of the combined corporation a twelfth person as a director of the surviving corporation. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER."

    At the Effective Time, Mr. Schanze will be the Chairman of the Board and the Chief Executive Officer of the surviving corporation, and Mr. Lesch will be the Vice Chairman, President and Chief Operating Officer of the surviving corporation. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER."

    The directors of Pinnacle Bank following the Subsidiary Bank Merger will consist of 18 persons, with nine persons to be named as directors by the Board of Directors of Pinnacle Bank and nine persons to be named as directors by the Board of Directors of IndFed Bank. The executive officers of Pinnacle Bank following the Subsidiary Bank Merger will be those appointed by the Board of Directors of Pinnacle Bank following the Subsidiary Bank Merger, on the basis of recommendations made by Mr. Schanze, as the Chairman of Pinnacle, Mr. Lesch, as the Vice Chairman of Pinnacle, and an outside consulting service to be engaged and charged with reviewing and evaluating the qualifications of candidates. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER."

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of IFC, its subsidiaries or any of their predecessors (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or pertaining to,
(i) the fact that such person was a director, officer or employee of IFC, its subsidiaries or any of their predecessors, or (ii) the Merger Agreement, the Stock Option Agreements or the transactions contemplated thereby, the combined corporation will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim

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or proceeding. The Merger Agreement provides that the combined corporation's obligation to indemnify any Indemnified Party will continue for a period of at least six years following the Effective Time, provided that rights to indemnification in respect of any claim asserted or made within such period will continue until final disposition of such claim. The Merger Agreement further provides that the combined corporation will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of IFC immediately prior to the Merger to be covered for a period of at least six years following the Effective Time by IFC's directors' and officers' liability insurance policy (or any equivalent substitute therefor), provided that the combined corporation will not be required to expend more than 150% of the current amount expended by IFC to procure such insurance.

    PINNACLE EMPLOYMENT SEVERANCE COMPENSATION AGREEMENTS. Pinnacle and Pinnacle Bank have entered into "employment severance compensation agreements" with Messrs. Schanze and Weaver, Mr. Donald E. Radde (currently an Executive Vice President of Pinnacle and Pinnacle Bank) and Mr. David W. Kolhagen (currently a Senior Vice President and Chief Financial Officer of Pinnacle and Pinnacle Bank) (each, a "key manager"). Under the terms of these agreements, each key manager's annual salary is established by the Pinnacle Board or Pinnacle Bank, and once such salary is established it may not be reduced without the consent of such key manager unless the reduction (i) is made pursuant to a general reduction in salaries for all similarly-situated officers, and (ii) is in an amount or percentage comparable to such general reduction.

    Under these employment severance compensation agreements, in the event there is a "change of control" and a key manager's employment is terminated, the key manager is entitled to be paid an amount equal to two times his annual base salary at the date of termination and an amount equal to two times the highest bonus paid to him in any one year during the most recent five-year period. Upon the occurrence of such events, a key manager is also entitled to (i) certain life, health and other insurance benefits, reimbursement of certain expenses (including reasonable travel expenses, and reasonable office and secretarial expenses), executive car benefits, and financial counseling, all for a period of two years after such termination, and (ii) reimbursement of reasonable outplacement costs and certain legal expenses.

    For purposes of the foregoing, a "change of control" shall have occurred if:
(i) Pinnacle and/or Pinnacle Bank sells substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) at least one-half of the outstanding corporate shares of Pinnacle and/or Pinnacle Bank are sold, exchanged or otherwise disposed of, in one transaction; (iii) Pinnacle and/or Pinnacle Bank elects to terminate its business or liquidate its assets; or (iv) there is a merger or consolidation of Pinnacle and/or Pinnacle Bank in a transaction in which the stockholders of Pinnacle and/or Pinnacle Bank receive less than 50% of the outstanding voting shares of the new or continuing corporation.

    The Pinnacle Board (with Messrs. Schanze and Weaver abstaining from considering this matter as members of the Pinnacle Board due to their conflict of interest as interested parties) believes that the Merger does not constitute a "change of control" for purposes of Pinnacle employment severance compensation agreements. However, if the Merger constitutes a "change of control" for such purposes, then, at December 31, 1996, the aggregate amounts payable to Messrs. Schanze, Weaver, Radde and Kolhagen would be approximately $995,000, $535,000, $359,000 and $305,000, respectively.

    IFC EMPLOYMENT AGREEMENTS. IndFed Bank has entered into employment agreements with Mr. Lesch and with Mr. Candela (the "IFC Employment Agreements") which provide for an annual base salary in an amount not less than such individual's current salary. The agreements are for a term of three years each and provide for one year extension, at the end of the first year as well as any subsequent year, at the discretion of the Board of Directors of IndFed Bank upon the board's review of the remaining term. The agreements provide for termination upon such individual's death, disability, for cause or in certain events specified by regulations of IndFed Bank's primary regulator, the Director of the Office of Thrift Supervision of the Department of Treasury (the "OTS"). The employment agreements are terminable by Messrs. Lesch and Candela upon 90 days' notice to IndFed Bank.

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    The agreements each provide for payment to Messrs. Lesch and Candela of 299%
of their "base amount" of compensation (as defined under Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) in the event there is a change in control of IFC or IndFed Bank, where employment terminates involuntarily in connection with such a change in control or within 12 months thereafter. Such termination payment is provided on a similar basis in connection with the voluntary termination of employment, where the change in control was at any time or at any price opposed by the IFC Board. The Merger constitutes a change in control for purposes of the IFC Employment Agreements. Accordingly, at December 31, 1996, if their employment terminated involuntarily in connection with the Merger or within 12 months thereafter, Messrs. Lesch and Candela would be entitled to payments of approximately $436,000 and $446,000, respectively. The IFC Employment Agreements also provide, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

    IFC and IndFed Bank have entered into Executive Supplemental Retirement Income Agreements ("ESRIAs") with Messrs. Lesch and Candela, as well as with certain other key officers. The ESRIAs are unfunded, non-qualified agreements which provide for an annual benefit to each executive of an amount generally equal to a stated percentage (of between 15% and 45%) of the executive's highest five-year average "base compensation" (which includes salary, but excludes bonuses and fringe benefits) paid by IFC and/or IndFed Bank, to be paid over a 15-year period. The ESRIAs also provide for disability and death benefits, including a $10,000 burial expense payment. In addition, the ESRIAs for Messrs. Lesch and Candela provide that they will be eligible to receive their full supplemental benefit in the event their employment with IFC and/or IndFed Bank is involuntarily terminated prior to reaching retirement age. Until disbursed, the amounts payable under the ESRIAs are subject to the claims of general creditors. Assuming Messrs. Lesch and Candela were involuntarily terminated from the employment of IFC or IndFed Bank as of December 31, 1996, they would have been eligible to receive, at normal retirement, an annual benefit of approximately $145,000 and $63,000, respectively, under their ESRIA. The annual benefit upon retirement at normal retirement age payable to each such individual under their ESRIA is estimated, based on assumed salary increases, to be approximately $145,000 and $63,000, respectively.

    EMPLOYEE STOCK OPTIONS. At the Effective Time, each option granted by IFC to purchase shares of IFC Common Stock which is outstanding and unexercised immediately prior thereto (excluding any and all IFC Rights, all of which are to be redeemed, and thereby extinguished, terminated and cancelled without any right of exercise, prior to the Effective Time) will cease to represent a right to acquire shares of IFC Common Stock and will be converted automatically into an option to purchase shares of Pinnacle Common Stock in the same amount and at the same exercise price (subject to the terms of the IFC benefit plans under which they were issued and the agreements evidencing grants thereunder).

    At the Effective Time, each option granted by Pinnacle to purchase shares of Pinnacle Common Stock which is outstanding and unexercised immediately prior thereto will continue to represent a right to acquire shares of Pinnacle Common Stock and will remain an issued and outstanding option to purchase from Pinnacle, as the surviving corporation, shares of Pinnacle Common Stock in the same amount and at the same exercise price subject to the terms of the Pinnacle benefit plans under which they were issued and the agreements evidencing grants thereunder, and will not be affected by the Merger.

    OTHER BENEFIT PLANS. Pinnacle and IFC have each represented and warranted to the other party that the consummation of the Merger and the other transactions contemplated in the Merger Agreement will not (i) result in any material payment becoming due to any of their respective directors or employees under any applicable employee benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any applicable employee benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    IFC RIGHTS. As of November 11, 1996, up to 4,751,131 rights in respect of shares of IFC Common Stock were issued and outstanding under the IFC Rights Agreement. The IFC Rights remain attached to

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the associated shares of IFC Common Stock and are not exercisable except under the limited circumstances set forth in the IFC Rights Agreement. In connection with the execution of the Merger Agreement, IFC amended the IFC Rights Agreement to confirm that neither Pinnacle, nor any of its subsidiaries, nor any other person, will be deemed to be an "Acquiring Person" (as defined in the IFC Rights Agreement) (i) by virtue of the Merger Agreement, (ii) by virtue of any of the transactions contemplated by the Merger Agreement or the IFC Stock Option Agreement, or (iii) by virtue of the fact that Pinnacle is the "Beneficial Owner" (as defined in the IFC Rights Agreement) solely of shares of IFC Common Stock (A) of which Pinnacle or such subsidiary was the Beneficial Owner on November 14, 1996, (B) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the IFC Stock Option Agreement, (C) acquired or acquirable pursuant to a debt previously contracted before November 14, 1996 and (D) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties. Such amendment to the IFC Rights Agreement provides, however, that in the event that Pinnacle or any of its subsidiaries acquires beneficial ownership of any shares of IFC Common Stock other than the shares described in clauses (A)-(D) above ("Subsequently Acquired Shares"), then the shares described in clauses (A) , (B) and (C) above, together with such Subsequently Acquired Shares, will be considered in determining whether Pinnacle or any of its subsidiaries has become an Acquiring Person. Under the Merger Agreement, IFC must redeem the IFC Rights prior to the Effective Time at a cost to IFC of not more than $0.01 per each share of IFC Common Stock issued and outstanding. Consequently, all of said IFC Rights will be extinguished, terminated and cancelled prior to the Effective Time, without any right of exercise, and will only represent the right to receive the Redemption Price in cash from IFC or Pinnacle, as the surviving corporation, following the Merger.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Except as described below, it has not yet been determined which members of Pinnacle's or IFC's senior management also will become executive officers or directors of the combined corporation following the Merger or what such persons' titles or functions will be. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of the combined corporation following the Merger, including the selection of executive officers of the combined corporation.

    Neither Pinnacle nor IFC is aware of any material relationships between Pinnacle or its directors or executive officers and IFC or its directors or executive officers, except as contemplated by the Merger Agreement or as described herein or in the materials incorporated herein by reference. In the ordinary course of business and from time to time (i) Pinnacle may do business with IFC, and its subsidiaries may enter into banking transactions with certain of IFC's executive officers and their affiliates, and (ii) IFC may do business with Pinnacle, and its subsidiaries may enter into banking transactions with certain of Pinnacle's executive officers and their affiliates.

DIRECTORS

    From and after the Effective Time, the Board of Directors of the combined corporation will consist of a single class of directors comprised of 10 persons. Such persons will include Mr. Schanze, Mr. Weaver, and three other persons to be named as directors of the surviving corporation on behalf of the Pinnacle Board, and with Mr. Lesch, Mr. Silverman, and three other persons to be named as directors of the surviving corporation on behalf of the IFC Board. Under the terms of the Standstill Agreement between Pinnacle and Mr. Cyrus A. Ansary, Pinnacle has certain obligations to nominate Mr. Ansary for election as a director of Pinnacle. In the event that Pinnacle, as the surviving corporation, becomes obligated to nominate Mr. Ansary as a director of the surviving corporation, then the Board of Directors of the combined corporation will be increased in size to a total of 12 persons, and Mr. Ansary shall be nominated as a director of the surviving corporation pursuant to the terms of the Standstill Agreement, and the Chairman of the surviving corporation will nominate for approval by the Board of Directors of the

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combined corporation a twelfth person as a director of the surviving corporation. Whenever the Board of Directors of the surviving corporation is comprised of 10 or fewer persons, action of the Board within the meaning of
Section 523 of the MBCA, and for all other purposes, will require the favorable vote of six or more of the directors, and whenever the Board of Directors of the surviving corporation is comprised of 11 or 12 persons, action of the Board within the meaning of Section 523 of the MBCA, and for all other purposes, will require the favorable vote of seven or more of the directors. As of the date of this Joint Proxy Statement/Prospectus, no additional directors have been designated by the Pinnacle Board or the IFC Board.

    The directors selected by Pinnacle and IFC will be divided as equally as practicable among the various committees established by the Board of Directors of the combined corporation in proportion to the aggregate representation of such directors.

    Additional information about Messrs. Schanze and Lesch and the directors of Pinnacle and IFC appears elsewhere in this Joint Proxy Statement/Prospectus or is contained in Pinnacle's and IFC's respective Annual Reports on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "MANAGEMENT OF PINNACLE."

EXECUTIVE OFFICERS

    The executive officers of the combined corporation will consist of certain members of Pinnacle's senior management and certain members of IFC's senior management. Mr. Schanze, the current Chairman of the Board and Chief Executive Officer of Pinnacle, will be the Chairman of the combined corporation following the Merger, and Mr. Lesch, the current Chairman of the Board and Chief Executive Officer of IFC, will be the Vice Chairman and President of the combined corporation following the Merger. As of the date of this Joint Proxy Statement/Prospectus, no additional officers of the combined corporation have been designated.

    Additional information about Messrs. Schanze and Lesch and the executive officers of Pinnacle and IFC, appears elsewhere in this Joint Proxy Statement/Prospectus or is contained in Pinnacle's and IFC's respective Annual Reports on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "MANAGEMENT OF PINNACLE."

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following is a summary description of the material Federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address Federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Pinnacle Common Stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired IFC Common Stock pursuant to an employee stock option, or exercises some form of control over IFC. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each IFC stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Internal Revenue Code of 1986, as amended, as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of IFC Common Stock.

    THE MERGER. Consummation of the Merger is conditioned upon the receipt by IFC and Pinnacle of an opinion of their respective tax counsel (Silver, Freedman & Taff, L.L.P. in the case of IFC, and Miller, Canfield, Paddock and Stone, P.L.C. in the case of Pinnacle), dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

    Based on such opinions, the material Federal income tax consequences of the Merger will be:

        (i) no gain or loss will be recognized by Pinnacle or by IFC as a result of the Merger;

        (ii) no gain or loss will be recognized by stockholders of IFC who exchange their IFC Common Stock solely for Pinnacle Common Stock pursuant to the Merger;

       (iii) the tax basis of the Pinnacle Common Stock received by a IFC stockholder who exchanges all of his or her IFC Common Stock solely for Pinnacle Common Stock will be the same as such stockholder's tax basis in the IFC Common Stock surrendered in exchange therefor; and

        (iv) the holding period of the Pinnacle Common Stock received by a IFC stockholder will include the period during which the IFC Common Stock surrendered in exchange therefor was held (provided that such IFC Common Stock was held by such IFC stockholder as a capital asset at the Effective
    Time).

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments in respect of IFC Common Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a IFC stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to the combined company and the Exchange Agent that it is exempt from backup withholding.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH PINNACLE STOCKHOLDER AND EACH IFC STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND

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FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAWS OR OTHER
TAX LAWS.

                       ACQUISITION OF MACO BANCORP, INC.

GENERAL

    On December 1, 1995, Pinnacle acquired all of the outstanding capital stock of Maco Bancorp, Inc., a Delaware corporation and a registered savings and loan holding company, for aggregate consideration of $41.9 million through the merger of Maco with and into Pinnacle. The Purchase Price consisted of cash, a secured, short-term, interest-bearing promissory note in the principal amount of $18.0 million, and shares of Pinnacle Common Stock then valued at approximately $21.0 million. The Acquisition Note was paid in full in March 1996. As a result of the Maco Acquisition, Pinnacle became the sole stockholder of First Federal Savings Bank of Indiana, a federal savings bank and then a wholly-owned subsidiary of Maco. First Federal was merged with and into Pinnacle Bank effective December 31, 1996.

    In connection with the Maco Acquisition, Pinnacle and Mr. Cyrus A. Ansary, the sole stockholder of Maco, entered into the Standstill Agreement, an indemnification agreement dated December 1, 1995 (the "Indemnification Agreement"), an escrow agreement dated December 1, 1995 (the "Escrow Agreement") and a non-competition agreement dated December 1, 1995 (the "Non-Competition Agreement"). Prior to its acquisition by Pinnacle, Maco entered into two transfer agreements (the "Transfer Agreements"), each providing for the transfer of all of Maco's rights and liabilities arising out of certain litigation to which it is a party to Mr. Ansary and to Investment Services International Co. ("ISIC"), an affiliate of Mr. Ansary.

    The information contained in this Joint Proxy Statement/Prospectus with respect to the Standstill Agreement, the Transfer Agreements, the Indemnification Agreement, the Escrow Agreement and the Non-Competition Agreement is a summary of the material provisions of those agreements, and, as such, is qualified in its entirety by reference to those agreements, all of which are included as exhibits to the Registration Statement (of which this Joint Proxy Statement/Prospectus is a part).

    Additionally, the pro forma information contained herein reflects the earnings and assets of Maco as if the Maco Acquisition had occurred as of the earliest period presented.

STANDSTILL AGREEMENT

    Mr. Ansary is now, and following consummation of the Merger will be, the largest single Pinnacle stockholder. He currently holds approximately 19.9% of the shares of Pinnacle Common Stock outstanding. Upon consummation of the Merger he will hold approximately 11.2% of the shares of Pinnacle Common Stock then outstanding. Consequently, he may be able to exert influence on Pinnacle's future strategic direction with regard to, among other things, the long-term independence of Pinnacle. However, the Standstill Agreement obligates Mr. Ansary, through December 31, 1999, subject to certain exceptions, to vote all voting securities of which he is the beneficial owner in accordance with the directions of Pinnacle's management.

    Pursuant to the Standstill Agreement, Pinnacle granted Mr. Ansary certain "piggyback" registration rights and certain limited demand registration rights with respect to the shares of Pinnacle Common Stock that he holds. However, under the terms of the Standstill Agreement, and except under limited circumstances specified therein, Mr. Ansary may not voluntarily sell, transfer any beneficial interest in, assign, pledge, hypothecate or otherwise dispose of or encumber any Pinnacle Common Stock prior to December 1, 1997.

    The Standstill Agreement also prohibits Mr. Ansary from, subject to certain exceptions and without the prior written consent of the "Pinnacle Designee" (as hereinafter defined), (i) selling or otherwise transferring his shares of Pinnacle Common Stock; (ii) submitting any proposal for the vote of stockholders of Pinnacle; (iii) becoming a member of a "group" within the meaning of Section 13(d)(3) of the Exchange

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Act with respect to Pinnacle Common Stock or any voting securities of Pinnacle;
(iv) acting in concert with others to influence or control the management of Pinnacle; (v) inducing or attempting to induce or give encouragement to any other person to initiate any proposal or tender or exchange offer for voting securities or change of control of Pinnacle; or (vi) soliciting or participating in the solicitation of proxies in opposition to management of Pinnacle. In addition, under the Standstill Agreement Mr. Ansary is obligated, subject to certain exceptions, to vote or cause to be voted all voting securities of which he is the beneficial owner for persons nominated by the Pinnacle Board for election to the Pinnacle Board, and, on all other matters, voting securities of which Mr. Ansary is the beneficial owner must be voted strictly in accordance with the written recommendations of the Pinnacle Designee. For purposes of the Standstill Agreement, the "Pinnacle Designee" is the Chief Executive Officer of Pinnacle or another individual specifically designated by the Pinnacle Board in a resolution adopted by a majority of the directors of Pinnacle and identified to Mr. Ansary in writing. Pursuant to the Standstill Agreement, Mr. Ansary has been instructed to vote all shares of Pinnacle Common Stock beneficially owned by him in favor of the Merger Proposal.

    The Standstill Agreement provides that the foregoing limitations on Mr. Ansary's beneficial ownership of Pinnacle Common Stock will terminate if, among other things, the aggregate percentage of voting securities of Pinnacle beneficially owned by the directors of Pinnacle as a group declines by more than one-third from the aggregate percentage so held as of the date of the Maco Acquisition. As the Merger will cause such aggregate percentage to decline by more than one-third, the foregoing limitations will terminate upon consummation of the Merger.

TRANSFER AGREEMENTS; INDEMNIFICATION AGREEMENT; ESCROW AGREEMENT;
  NON-COMPETITION AGREEMENT

    In connection with its 1988 acquisition of a distressed thrift, Maco entered into an Assistance Agreement with the Federal Savings and Loan Insurance Corporation (the "Assistance Agreement"). The FDIC, the successor-in-interest to the Federal Savings and Loan Insurance Corporation, has brought suit against Maco seeking payment by Maco of $3.0 million allegedly due it under the Assistance Agreement. Maco disputed the FDIC claim, and management of Maco believed it to be without merit. Moreover, Maco counterclaimed against the FDIC and sued the United States of America for damages it claimed as a result of the withdrawal of certain regulatory capital forbearances previously granted to it by the Federal Home Loan Bank Board.

    Maco and another entity affiliated with Mr. Ansary, Investment Services International Co. ("ISIC"), also brought suit against the investment banking firm of Friedman, Billings, Ramsey & Co. in connection with an earlier acquisition effort by Maco and ISIC. In that action Friedman, Billings has counterclaimed for reimbursement of legal expenses occasioned by the suit.

    Effective May 4, 1995, Maco and Mr. Ansary entered into a Transfer Agreement pursuant to which Maco transferred to Mr. Ansary all of its claims against the FDIC and the United States of America arising with respect to the Assistance Agreement, including rights to any settlement proceeds and benefits of any kind in connection with its claims, in exchange for the assumption by Mr. Ansary of Maco's obligations arising from the Assistance Agreement and the FDIC dispute, including a commitment to pay all future costs of litigation and to indemnify Maco and its successors (which includes Pinnacle as the successor of Maco) against any such liability, but not including any tax effects on the tax returns of Pinnacle (as the successor to Maco) arising from any results of the litigation. Mr. Ansary has agreed that he will prepare and file all his federal, state and local tax returns consistent with the Transfer Agreement, treating Mr. Ansary personally as the sole and exclusive beneficial owner of the claims relating to said litigation.

    Effective May 4, 1995, Maco and ISIC entered into a second Transfer Agreement pursuant to which Maco transferred to ISIC all of its claims against Friedman, Billings arising with respect to the Friedman, Billings litigation, including rights to any settlement proceeds and benefits of any kind in connection with its claims, in exchange for the assumption by ISIC of Maco's obligations arising with respect to the Friedman, Billings litigation, including a commitment to pay all future costs of litigation and to indemnify

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Maco and its successors (which includes Pinnacle as the successor of Maco)
against any such liability, but not including any effects on the tax returns of Pinnacle (as the successor to Maco) arising from any results of the litigation. ISIC has agreed that it will prepare and file all its federal, state and local tax returns consistent with this second Transfer Agreement, treating ISIC as the sole and exclusive beneficial owner of the claims relating to said litigation.

    Pursuant to the Indemnification Agreement, Mr. Ansary agreed, subject to certain conditions, to partially indemnify Pinnacle from and against certain liabilities. With respect to indemnification for certain contingent tax liabilities of Maco, Mr. Ansary's indemnification obligations to Pinnacle are limited to an aggregate of $1,175,000 and are subject to Pinnacle having borne the first $750,000 of unreimbursed loss, and with respect to indemnification for certain contingent liabilities of Maco to a former employee, Mr. Ansary's indemnification obligations to Pinnacle are limited to an aggregate of $500,000 and are subject to Pinnacle having borne the first $250,000 of unreimbursed loss. In each case, indemnification is not provided to cover any costs Pinnacle may incur to litigate or defend against the indemnified liabilities. Mr. Ansary's and ISIC's obligations with respect to the Transfer Agreements and the Indemnification Agreement are secured by the deposit of assets having an initial fair market value aggregating approximately $4.7 million by Mr. Ansary into escrow pursuant to the Escrow Agreement. Under the terms of the Indemnification Agreement, any claim for indemnification thereunder by Pinnacle must be made by May 28, 1998. In the event of any loss by Pinnacle arising out of any matter relating to the Transfer Agreements or the Indemnification Agreement, there can be no assurance that Pinnacle will be able to successfully exercise its rights under the Transfer Agreements, the Indemnification Agreement or the Escrow Agreement or that the value of the assets placed in escrow pursuant to the Escrow Agreement will be sufficient to reimburse Pinnacle for the full amount of any such loss. However, management of Pinnacle believes that any unreimbursed loss remaining after recourse to and enforcement of its rights would not be expected to have a material adverse effect on the consolidated financial position, results of operation, cash flows or capital position of Pinnacle and its subsidiaries.

    Pursuant to the Non-Competition Agreement, Mr. Ansary has agreed, effective as of the closing of the Maco Acquisition and on behalf of himself and all of his affiliates, not to engage in the banking and savings and loan business for a period of three years following the consummation of the Maco Acquisition anywhere within the States of Michigan and Indiana (other than as a stockholder of Pinnacle). The Non-Competition Agreement does not, however, restrict Mr. Ansary from holding passive investments of less than five percent of the outstanding debt or equity securities of any publicly-held company (including, without limitation, IFC). In consideration of the execution of the Non-Competition Agreement, Pinnacle paid Mr. Ansary the additional sum of $25,000 upon consummation of the Maco Acquisition.

POTENTIAL ADVERSE TAX CONSEQUENCES

    Pinnacle's acquisition of Maco has been treated as a tax-free reorganization under Section 368(a)(1)(A) of the Code. In order to be treated as such a tax-free reorganization, Pinnacle's acquisition of Maco had to satisfy a "continuity of interest" requirement. Under Revenue Procedure 77-37, this "continuity of interest" requirement is satisfied if at least 50% of the consideration received by the stockholders of the acquired entity in a merger constitutes equity of the acquiring entity. Approximately 50% of the total purchase price paid by Pinnacle upon consummation of the Maco Acquisition was paid in shares of Pinnacle Common Stock. In determining whether Pinnacle's acquisition of Maco satisfied the "continuity of interest" requirement, Pinnacle assumed (i) that the transfer prior to the consummation of the Maco Acquisition of certain litigation to which Maco is a party to ISIC and to Mr. Ansary, pursuant to the Transfer Agreements, was not treated for tax purposes as part of the consideration being received by the sole stockholder of Maco in Pinnacle's acquisition of Maco, and (ii) that an outstanding promissory note in the approximate amount of $1.5 million evidencing certain advances to Maco by Mr. Ansary was treated as bona fide debt of Maco (and not equity) for tax purposes, and therefore Pinnacle's assumption or payment of such promissory note was not part of the consideration being received by the sole stockholder of Maco in connection with the Maco Acquisition.

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    In the event that (i) the transferred litigation were treated for tax purposes as consideration paid to the sole stockholder of Maco in the Maco Acquisition, and a positive net present value, after deduction of expenses, were attributed to such litigation, and (ii) the promissory note was treated as equity of Maco and the payment of such promissory note was treated for tax purposes as consideration paid to the sole stockholder of Maco in the Maco Acquisition, the percentage of the total consideration consisting of Pinnacle Common Stock paid to the sole stockholder of Maco in the Maco Acquisition would be reduced to less than 50%. Management of Pinnacle believes, however, that even in such circumstances the percentage of the total consideration consisting of Pinnacle Common Stock received by the sole stockholder of Maco in the Maco Acquisition would still be sufficient to satisfy the "continuity of interest" test as interpreted under applicable case law.

    If the Maco Acquisition is not treated as a tax-free reorganization for federal income tax purposes, the imposition of federal income taxes on Pinnacle in connection with the Maco Acquisition would have a material adverse effect on the results of operations of Pinnacle.

                       CERTAIN REGULATORY CONSIDERATIONS

    THE FOLLOWING IS A SUMMARY OF CERTAIN STATUTES AND REGULATIONS AFFECTING PINNACLE, IFC AND THEIR RESPECTIVE SUBSIDIARIES. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY SUCH STATUTES AND REGULATIONS. A CHANGE IN APPLICABLE LAWS OR REGULATIONS MAY HAVE A MATERIAL EFFECT ON PINNACLE, IFC, THEIR RESPECTIVE SUBSIDIARIES AND THE RESPECTIVE BUSINESSES OF PINNACLE, IFC, AND THEIR RESPECTIVE SUBSIDIARIES.

GENERAL

    Financial institutions such as bank holding companies, banks, savings and loan holding companies, and thrifts are extensively regulated under both federal and state law. Such regulations apply to, among other things, acquisitions, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits and the safety and soundness of banking practices.

    The policies and regulations of financial institution regulatory authorities have had significant effect on the operating results of financial institutions in the past and are expected to have significant effects in the future. Such policies and regulations may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

    Periodically legislation is considered and adopted which has resulted in, or that could result in, further regulation or deregulation of financial institutions. In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of Pinnacle, IFC, and their respective subsidiaries.

                                   * * * * *

    BANK HOLDING COMPANIES. As a bank holding company, Pinnacle is subject to regulation under the BHCA and its examination and reporting requirements and is subject to the supervision of the Federal Reserve Board.

    Banking laws and regulations restrict transactions by insured banks owned by a bank holding company, including loans to and certain purchases from the parent holding company, non-bank and bank subsidiaries of the parent holding company, principal stockholders, officers, directors and their affiliates,

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and investments by the subsidiary banks in the shares or securities of the parent holding company (or of any other non-bank or bank affiliates), and acceptance of such shares or securities as collateral security for loans to any borrower. The regulators also review other payments, such as management fees, made by subsidiary banks or affiliated companies.

    Under the BHCA, a bank holding company is prohibited, with certain limited exceptions, from engaging in activities other than those of banking or of managing or controlling banks and from acquiring or retaining direct or indirect ownership or control of voting shares or assets of any company which is not a bank or bank holding company, other than subsidiaries furnishing services to or performing services for its subsidiaries, and other subsidiaries engaged in activities which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Pinnacle Bank is subject to regulation and examination by the Financial Institutions Bureau of the State of Michigan (the "Michigan Financial Institutions Bureau"). As an institution whose deposits are insured by the Bank Insurance Fund (the "BIF") and the SAIF of the FDIC, Pinnacle Bank is also subject to regulation and examination by the FDIC.

    SAVINGS AND LOAN HOLDING COMPANIES. As a savings and loan holding company, IFC is subject to regulation under the Home Owners Loan Act of 1933, as amended ("HOLA"), and its examination and reporting requirements, and is subject to the supervision of the OTS.

    Under The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS is granted broad power to impose restrictions on savings and loan holding company activities if the OTS determines there is reasonable cause to believe that the continuation by the holding company of any activity constitutes a serious risk to the financial safety, soundness or stability of a subsidiary thrift. The restrictions, issued in the form of a directive, limit (i) the payment of dividends by the thrifts; (ii) transactions between the thrift, the savings and loan holding company, and the subsidiaries or affiliates of either; and (iii) any activities of the thrift that might create a serious risk that the liabilities of the savings and loan holding company or its other affiliates may be imposed on the thrift.

    IFC's subsidiary savings bank, IndFed Bank, is subject to regulation and examination by the OTS and by the FDIC because its deposits are insured by SAIF.

PAYMENT OF DIVIDENDS

    PINNACLE. Pinnacle is a legal entity separate and distinct from its subsidiaries. Substantially all of Pinnacle's revenues result from dividends paid to it by Pinnacle Bank and from earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by Pinnacle Bank as well as by Pinnacle to its stockholders.

    Under Michigan law, Pinnacle Bank may not declare a cash dividend or a dividend in kind except out of net profits then on hand after deducting all losses and bad debts, and then only if it will have a surplus amounting to not less than 20% of its capital after the payment of the dividend. Moreover, Pinnacle Bank may not declare or pay any cash dividend or dividend in kind until the cumulative dividends on its preferred stock, if any, have been paid in full. Further, if the surplus of Pinnacle Bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net profits for the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends). Under the foregoing dividend restrictions, Pinnacle Bank, without obtaining governmental approvals, could declare aggregate dividends in 1996 of approximately $14.9 million from retained net profits of the preceding two years, plus an amount approximately equal to the net profits (as measured under current regulations), if any, earned for the period from January 1, 1996 through the date of declaration less dividends previously paid in 1996. During 1996, Pinnacle Bank paid $3.7 million in dividends.

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    IFC.  IFC is also a legal entity separate and distinct from its subsidiaries. Substantially all of IFC's revenues result from dividends paid to it by IndFed Bank. Under regulations promulgated by the OTS, the amount of dividends that may be paid by a thrift such as IndFed Bank are subject to certain limitations. In general, these limitations depend upon whether or not the thrift's capital equals or exceeds its fully phased-in capital requirement immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend. A thrift which meets or exceeds its fully phased-in capital requirement is categorized as a "Tier 1 association" and during any calendar year may not, without the prior approval of the OTS, pay annual dividends in an amount in excess of the higher of (i) its net income (as defined and interpreted by regulation) to date for that year, plus the amount that would reduce by one-half the thrift's "surplus capital ratio" at the beginning of the year, or
(ii) 75% of its net income over the most recent four-quarter period. For purposes of determining the amount of dividends which may be paid by a thrift, the term "surplus capital ratio" means the percentage by which the thrift's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets. A thrift with capital equal to or in excess of its minimum capital requirement, but less than its fully phased-in capital requirement, is subject to more stringent limitations on the amount of dividends that it may pay in any year without the prior approval of the OTS, while a thrift that does not have capital in an amount equal to its minimum capital requirement may not pay any dividends without the prior approval of the OTS. A thrift which meets the fully phased-in capital requirements but which has received notice from the OTS that it is in need of more than normal supervision will be treated as a thrift in one of the other two classes noted above, at the discretion of the OTS, unless the OTS determines that such treatment is not necessary to ensure the thrift's safe and sound operation.

    IndFed Bank is categorized as a "Tier 1 association" and, as such, was eligible to make capital distributions of approximately $9.3 million at December 31, 1995.

    OTHER FACTORS. The payment of dividends by Pinnacle and its subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank or thrift, could include the payment of dividends), such authority may require, after notice and hearing, that such bank or thrift cease and desist from such practice or prohibit the payment of future dividends. The Federal Reserve Board has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The OTS has indicated that the payment of dividends by a thrift whose capital is decreasing because of substantial losses would be an unsafe and unsound practice.

CERTAIN TRANSACTIONS WITH AFFILIATES

    BANK HOLDING COMPANIES. There are legal restrictions on the extent to which a bank holding company such as Pinnacle and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries (e.g., Pinnacle Bank). The "covered transactions" that an insured bank such as Pinnacle Bank and its subsidiaries are permitted to engage in with their nonbank or nonsavings bank affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 10% of the capital stock and the surplus of the insured bank; and (ii) in the case of all affiliates, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured bank. "Covered transactions" are defined by statute to include a loan or extension of credit to the affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an

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affiliate. Covered transactions must also be collateralized. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

    SAVINGS AND LOAN HOLDING COMPANIES. OTS regulations impose restrictions on the extent to which a savings and loan holding company, such as IFC, its subsidiaries and its affiliates may engage in "covered transactions" similar to those applicable to banks. Such regulations also prohibit a thrift and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. In addition, a thrift is generally prohibited from making any loan or extension of credit to any affiliate unless the affiliate is engaged solely in activities permissible to affiliates of thrifts under HOLA, and is generally prohibited from purchasing any securities of any affiliate, other than a subsidiary. A thrift and its subsidiaries may generally not purchase a low quality asset from an affiliate unless the thrift, pursuant to an independent credit evaluation, committed itself to purchase the asset prior to the time the asset was acquired by the affiliate.

CAPITAL

    GENERAL. Bank and thrift regulators continue to indicate a desire to raise capital requirements applicable to financial institutions beyond their current levels. The Federal Reserve Board, FDIC, and state bank regulators require banks, thrifts and holding companies to maintain minimum ratios of primary and total capital to total assets. Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect Pinnacle, Pinnacle Bank, First Federal and IndFed Bank, including their ability to pay dividends.

    BANK HOLDING COMPANIES. The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. When the guidelines became fully phased-in at the end of 1992, the minimum guidelines for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) increased from 7.25% to 8.00%. At least half of Total Capital must be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 1996, Pinnacle's ratio of Tier 1 Capital to risk-based assets was 12.23%. At September 30, 1996, on a pro forma basis after giving effect to the Merger, Pinnacle's ratio of Tier 1 Capital to risk-based assets would be 11.71%.

    In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies which provide for a minimum leverage ratio of Tier 1 Capital to total assets, less goodwill and certain other intangible assets (the "Tier 1 Capital leverage ratio"), of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies are required to maintain a minimum Tier 1 Capital leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. Pinnacle's Tier 1 Capital leverage ratio at September 30, 1996 was 6.31%. At September 30, 1996, on a pro forma combined basis after giving effect to the Merger, Pinnacle's Tier 1 Capital leverage ratio would be 6.92%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised Pinnacle of any specific minimum Tier 1 Capital leverage ratio applicable to it.

    Pinnacle Bank is subject to similar capital requirements adopted by the FDIC. At September 30, 1996, Pinnacle Bank had a Tier 1 Capital ratio and a Total Capital ratio (computed under the 1992 guidelines) in

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excess of the fully phased-in requirements and a Tier 1 Capital to risk based assets ratio in excess of 8.00%. No regulatory agency has advised Pinnacle Bank of any specific applicable minimum Tier 1 Capital to risk based assets ratio. Failure to meet capital guidelines could subject an insured bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of brokered deposits.

    In December, 1992, the Federal Reserve Board approved a final rule altering the method of computation of Tier 1 Capital of bank holding companies. Subject to certain exceptions, in calculating Tier 1 Capital under the revised rule, bank holding companies would be required to deduct all intangible assets other than purchased mortgage servicing rights and purchased credit card relationships, each valued at least quarterly at the lesser of 90% of their fair market value or 100% of their book value, in an aggregate amount not exceeding 50% of Tier 1 Capital, with a separate sublimit of 25% of Tier 1 capital for purchased credit card relationships.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 requires federal bank regulatory agencies biannually to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities. On December 31, 1992, capital adequacy regulations adopted by the FDIC, the Federal Reserve Board and the Office of the Comptroller of the Currency (the "Comptroller") that incorporated (i) interest rate risk into the calculation of risk-based capital and (ii) concentration of credit risk and risk from non-traditional activities into bank capital requirements became effective.

    Failure to meet the capital guidelines described above could subject an insured financial institution to a variety of sanctions, including asset growth restrictions and termination of deposit insurance by the FDIC.

    Upon consummation of both the Merger and the Subsidiary Bank Merger, Pinnacle expects that Pinnacle Bank will continue to meet its capital requirements.

    SAVINGS AND LOAN HOLDING COMPANIES. FIRREA and the regulations promulgated by the OTS thereunder require thrifts to have minimum regulatory "Tangible Capital" equal to at least 1.5% of adjusted total assets. In addition, thrifts are required to maintain minimum regulatory "Core Capital" equal to 3% of adjusted total assets, which, as discussed below, may be increased on a case by case basis, and to comply with risk-based capital requirements comparable to those applicable to banks, which currently require minimum risk-based capital equal to 8% of total risk-adjusted assets. For purposes of determining compliance with Core Capital and risk-based capital standards, thrifts may not include supervisory goodwill in the Core Capital calculation.

    The term "Tangible Capital" includes common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries and certain non-withdrawable accounts and pledged deposits of mutual associations, minus goodwill and other intangible assets and investments in non-includable subsidiaries. The term "Core Capital" means Tangible Capital plus qualifying supervisory goodwill and certain intangible assets.

    At least 50% of a thrift's risk-based capital requirement must be met with Core Capital, while the remainder may be met with supplementary, or "Tier II Capital." "Tier II Capital" incudes general loss reserves, certain cumulative perpetual preferred stock, certain hybrid debt-equity instruments and qualifying subordinated debt. The risk-based capital regulations require the inclusion of 100% of the principal amount of mortgage loans sold with recourse ("recourse servicing") for purposes of calculating risk-weighted assets. The assets are then to be included in the appropriate risk-weight category based on the requirements of the regulation for mortgage loans.

    Under FIRREA, the OTS is required to establish capital requirements for thrifts no less stringent than those established by the Comptroller with respect to banks subject to its jurisdiction. The Comptroller has established capital requirements for banks under its jurisdiction that are substantially similar to bank

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holding company capital requirements adopted by the Federal Reserve Board and described above. The Comptroller has increased its core capital requirements for such banks, other than those with the highest supervisory rating. The OTS has issued a proposed rule that similarly requires an increased level of Core Capital for all thrifts other than the most highly rated thrifts. This new rule will be applied by the OTS on a case by case basis. Under this new rule, certain thrifts, which may include First Federal, will be required to have at least 4% Core Capital.

    At September 30, 1996, IFC had Tangible Capital and Core Capital equal to 6.1% of adjusted total assets, and risk-based capital equal to 9.9% of total risk-adjusted assets. At September 30, 1996 on a pro forma basis after giving effect to the Merger, Pinnacle would have Tangible Capital equal to 6.92% of adjusted total assets, Core Capital equal to 6.92% of adjusted total assets and risk-based capital equal to 11.71% of risk-adjusted total assets.

    The OTS is permitted to establish, on an institution by institution basis, individualized minimum capital requirements exceeding the general requirements described above. Failure to meet the capital guidelines described above could subject an insured thrift to a variety of sanctions, including asset growth restrictions and termination of deposit insurance by the FDIC.

    Upon consummation of the Merger, Pinnacle expects that IndFed Bank will continue to meet applicable fully phased-in capital requirements. Upon consummation of the merger of IndFed Bank with and into Pinnacle, Pinnacle expects that Pinnacle Bank, as the surviving bank will continue to meet its capital requirements.

SUPPORT OF SUBSIDIARY BANKS

    Under Federal Reserve Board policy, Pinnacle is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, Pinnacle would not otherwise be required to provide it. Any capital loans by a bank holding company to any subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under FIRREA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. This right of recovery by the FDIC generally is superior to any claim of the stockholders of the depository institution that is liable or of any affiliate of such institution. Pinnacle's subsidiary banks are subject to such provisions of FIRREA and such right of recovery by the FDIC.

    Under Michigan law, if the capital of a Michigan-chartered bank is impaired by losses or otherwise, the Michigan Financial Institutions Bureau is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to cause the sale of the stock of such stockholder to make good the deficiency.

FDIC INSURANCE ASSESSMENTS

    The deposits of Pinnacle Bank and IndFed Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by

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federally insured banks and thrifts, such as Pinnacle Bank and IndFed Bank, for deposit insurance. Separate insurance funds (the BIF and the SAIF) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including Pinnacle Bank and IndFed Bank, which requires that a depository institution pay to BIF from $.04 to $.31 per $100, or to SAIF from $.23 to $.31 per $100, of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Under its risk-based assessment system, the FDIC may place a member in one of nine assessment risk categories based on certain capital and supervisory measures. The capital measures are "well capitalized," "adequately capitalized" and "less than adequately capitalized." Within each capital group a member may be assigned to one of three supervisory subgroups: "healthy," "supervisory concern" and "substantial supervisory concern."

    A financial institution is "well capitalized" if it has a Total Capital to risk based assets ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a Tier 1 Capital of 5% or greater. A financial institution is "adequately capitalized" if it does not meet the standards for "well capitalized" but has a Total Capital to risk based assets ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater, and a Tier 1 Capital ratio of 4% or greater. A financial institution is "less than adequately capitalized" if it does not meet the standards for "adequately capitalized."

    A "healthy" financial institution is one that is financially sound with only a few minor weaknesses. A financial institution raising "supervisory concern" is one with weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk to the BIF or SAIF. A financial institution raising "substantial supervisory concern" is one that poses a substantial probability of loss to the BIF or SAIF unless effective corrective action is taken.

    The risk-related assessment schedule adopted by the FDIC with respect to deposits insured by the BIF is as follows:

                                                                                 SUBSTANTIAL
                                                                  SUPERVISORY    SUPERVISORY
                                                      HEALTHY       CONCERN        CONCERN
                                                    ------------  ------------  -------------
Well Capitalized..................................          .04%          .07%        .21%

Adequately Capitalized............................          .07%          .14%        .28%

Less than Adequately Capitalized..................          .14%          .28%        .31%

    The risk-related assessment schedule recently adopted by the FDIC with respect to deposits insured by the SAIF is as follows:

                                                                                 SUBSTANTIAL
                                                                  SUPERVISORY    SUPERVISORY
                                                      HEALTHY       CONCERN        CONCERN
                                                    ------------  ------------  -------------
Well Capitalized..................................          .23%          .26%        .29%

Adequately Capitalized............................          .26%          .29%        .30%

Less than Adequately Capitalized..................          .29%          .30%        .31%

    The FDIC's adoption of risk-based insurance assessment, schedules did not result in a significant increase in the insurance assessment costs of either Pinnacle or IFC. As of December 31, 1996, Pinnacle Bank and IndFed Bank were each classified as "well capitalized" and "healthy."

    Legislation was recently enacted that resulted in, among other things, the assessment of a one-time charge (the "Special Assessment") against financial institutions with deposits insured by SAIF. The amount of the charge equaled approximately .657% of the deposits of a financial institution held on March 31, 1995 and subject to the SAIF premium. The Special Assessment was due on September 30, 1996 and payable no later than November 27, 1996. As a result of the Special Assessment, Pinnacle paid an assessment of $2.4 million on approximately $361.3 million of deposits held by it on March 31, 1995 and insured by SAIF and IFC paid an assessment of $2.8 million on approximately $430.1 million of deposits held by it on March 31, 1995 and insured by SAIF.

    The FDIC has determined not to levy any premium on healthy banks for the first half of 1997. As "well capitalized" and "healthy" institution, Pinnacle Bank will not pay (or accrue) any premiums for FDIC coverage during the first six months of 1997. BIF insured financial institutions will, however, begin servicing Financing Corp. ("FICO") bonds, which were previously funded by SAIF insured financial institutions. The FICO bonds were issued in the late 1980s in connection with government efforts to bail out the thrift industry. Beginning in 1997, interest payments for FICO bonds will be spread out among all FDIC insured institutions. FICO bond servicing will require BIF members to pay 6.4 cents for every $100 in insured deposits, and SAIF members to pay 3.2 cents for each $100 in insured deposits. The servicing payments will be collected electronically by the FDIC beginning January 2, 1997.

REGULATION OF PROPOSED ACQUISITIONS

    With certain limited exceptions, the BHCA prohibits bank holding companies, such as Pinnacle, from acquiring direct or indirect ownership or control of voting shares or assets of any company other than a bank, unless the company involved is engaged solely in one or more activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Any such acquisition will require, except in certain limited cases, the prior approval of the Federal Reserve Board.

    FIRREA amended the BHCA in 1989 to permit the Federal Reserve Board to approve an application by any bank holding company to acquire and operate a thrift as a non-bank subsidiary of such bank holding company. A bank holding company such as Pinnacle may apply to the Federal Reserve Board for permission to acquire and operate a thrift engaged only in deposit-taking, lending and other activities that the Federal Reserve Board has determined to be permissible for bank holding companies.

    In evaluating an application for its approval of such an acquisition, the Federal Reserve Board will consider whether the performance by an affiliate of Pinnacle of the activity can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The Federal Reserve Board's consideration will also include an evaluation of the financial and managerial resources of Pinnacle, including its existing subsidiaries, and of any entity to be acquired, and the effect of the proposed transaction on those resources. This required regulatory approval is subject to public notice and comment procedures, and adverse public comments received, or adverse considerations raised by regulatory agencies, may delay or prevent consummation of such an acquisition.

    FIRREA amended the BHCA in 1989 to permit the Federal Reserve Board to approve an application by any bank holding company to acquire and operate a thrift as a non-bank subsidiary of such bank holding company. A bank holding company such as Pinnacle may apply to the Federal Reserve Board for permission to acquire and operate a thrift engaged only in deposit-taking, lending and other activities that the Federal Reserve Board has determined to be permissible for bank holding companies, in accordance with the procedures and standards described in the preceding paragraph.

    With certain exceptions, a savings and loan holding company must obtain the prior written approval of the OTS before acquiring control of a thrift or savings and loan holding company through the acquisition of stock or through a merger or some other business combination. HOLA was recently amended to provide that prior written approval is not required if the acquiring entity is a bank holding company registered under, and subject to, the BHCA. Because Pinnacle is a bank holding company registered under, and subject to, the BHCA, prior written approval of the OTS is not required in connection with the Merger.

RECENT LEGISLATION

    COMMUNITY DEVELOPMENT ACT. In September 1994, the Riegle Community Development and Regulatory Improvement Act (the "Community Development Act") was enacted. The Community Development Act consists of (i) Subtitle A, the "Community Development and Financial Institutions Act," which establishes the "Community Development Financial Institutions Fund" to promote economic revitalization and community development through investment in "Community Development Financial Institutions," and (ii) Subtitle B, "The Home Ownership and Equity Protection Act of 1994," which seeks to increase the protections afforded to individuals most at risk from abusive lending practices, particularly high-interest mortgages secured by the borrowers' homes.

    The Community Development Act provides a number of initiatives to lessen the regulatory burden placed upon depository institutions and also affects a number of the consumer compliance laws by allowing streamlined disclosures for radio advertising of consumer leases, providing consumers with information necessary to challenge an "adverse characterization" due to a credit reporting agency report and by clarifying the disclosure requirements under the Real Estate Settlement Procedures Act regarding the transfer of serviced mortgaged loans.

    The Community Development Act also reforms currency transaction reports to increase their usefulness to the Federal Government and to various law enforcement agencies in combating money laundering. The measure also calls for improvement in the identification of money laundering schemes, better controls over negotiable instruments drawn on foreign banks by making them subject to reporting, and uniform licensing and registration of check cashing and money transmitting businesses, which are often used to facilitate illegal currency transactions.

    INTERSTATE ACT. In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was also enacted. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date,
(iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state.

    FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and revised several other federal banking statutes.

    FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critical capital level is defined as a ratio of tangible equity to total assets of two percent or less. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances.

    Among other things, FDICIA requires the federal bank regulatory authorities to take "prompt corrective action" in respect of any depository institution which does not meet specified minimum capital requirements. The scope and degree of regulatory intervention is linked to the extent of the shortfall of the depository institution's capital from required minimum standards. In the case of a depository institution which is "critically undercapitalized" (a term defined to include institutions which still have a positive net worth), the federal bank regulatory authorities are generally required to appoint a conservator or receiver. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, such depository institution's capital plan in order for such plan to be acceptable. FDICIA also prohibits a depository institution that is not well-capitalized from accepting brokered deposits and paying deposit interest rates which significantly exceed the prevailing rate in its own market or the national rate (as determined by the FDIC) for similar deposits. Implementing regulations for these provisions of FDICIA have not yet been adopted by the federal bank regulatory authorities.

    FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized.

QUALIFIED THRIFT LENDER ("QTL") TEST

    Except in certain cases, HOLA requires savings associations to meet a QTL test to avoid certain restrictions on their operations. Most savings associations are required to maintain 65% of their "portfolio assets" (total assets minus goodwill, intangibles, property used to conduct business and liquid assets up to 20% of assets), in "qualified thrift investments" (primarily loans and other investments related to residential real estate together with certain other assets). As of September 30, 1996, IndFed Bank had 70.6% of its portfolio assets in qualified thrift investments and therefore was a QTL under applicable law.

    A savings institution's failure to remain a QTL may result in: (i) limitations on new investments and activities; (ii) imposition of branching restrictions; (iii) loss of Federal Home Loan Bank borrowing privileges; and
(iv) limitations on the payments of dividends. If a savings institution that is a subsidiary of a savings and loan holding company fails to regain QTL status within one year of its loss of such status, the holding company must register as and will be deemed to be a bank holding company subject to, among other things, the business activity restrictions of the BHCA.

MORTGAGE REGULATION

    In the origination of mortgage loans, Pinnacle, IFC and their respective subsidiaries are subject to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act, and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination and specify disclosures to be made to borrowers regarding credit and settlement costs.

    As sellers and servicers of mortgage loans, Pinnacle and IFC are participants in the secondary mortgage market with some or all of the following: private institutional investors, Federal National Mortgage Association ("FNMA"), Government National Mortgage Association, Federal Home Loan Mortgage Corporation ("FHLMC"), Veterans' Administration and Federal Housing Authority. In its dealings with these agencies, Pinnacle and IFC are subject to various eligibility requirements prescribed by the agencies, including but not limited to net worth, quality control, bonding, financial reporting and compliance reporting requirements. The mortgage loans which Pinnacle and IFC originate are subject to agency-prescribed procedures, including (without limitation) inspection and appraisal of properties, maximum loan-to-value ratios,and obtaining credit reports on prospective borrowers. On some types of loans, the agencies prescribe maximum loan amounts, interest rates and fees. When selling mortgage loans to

FNMA and FHLMC, a seller must represent and warrant that all such mortgage loans conform to the requirements of FNMA and FHLMC. If the mortgage loans sold are found to be nonconforming mortgage loans, FNMA or FHLMC may require the seller to repurchase the nonconforming mortgage loans. Additionally, FNMA and FHLMC may require a seller/servicer to indemnify them against all losses arising from the seller/servicer's failure to perform its contractual obligations under the applicable selling or servicing contract.

                      DESCRIPTION OF PINNACLE COMMON STOCK

    THE FOLLOWING DESCRIPTION OF PINNACLE COMMON STOCK DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO PINNACLE'S RESTATED ARTICLES OF INCORPORATION, WHICH ARE FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS FORMS A PART AND ARE INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING DESCRIPTION SHOULD BE READ CAREFULLY BY THE IFC STOCKHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF IFC COMMON STOCK WILL BE CONVERTED INTO ONE
(1) SHARE OF PINNACLE COMMON STOCK.

    Pinnacle's total authorized capital stock currently consists of 15,000,000 shares of common stock, no par value per share. With respect to Pinnacle Common
Stock, as of the record date for the Pinnacle Special Meeting,           shares
of Pinnacle Common Stock were issued and outstanding and           shares of
Pinnacle Common Stock were reserved for issuance upon the exercise of various options previously issued by Pinnacle. Upon consummation of the Merger, it is
expected that approximately           shares of Pinnacle Common Stock will be
reserved for issuance upon the exercise of various options previously issued by Pinnacle and IFC.

    Holders of Pinnacle Common Stock are entitled to receive such dividends as may from time to time be declared by the Pinnacle Board out of funds legally available therefor. With respect to the election of directors, and every other issue submitted to them as Pinnacle stockholders at a meeting of stockholders or otherwise, holders of Pinnacle Common Stock are entitled to one vote per share of Pinnacle Common Stock. Holders of Pinnacle Common Stock do not have cumulative voting rights in the election of directors. In the event of liquidation they are entitled to share ratably in all assets of Pinnacle available for distribution to holders of shares of Pinnacle Common Stock. Pinnacle Common Stock is not subject to mandatory redemption and holders of shares of Pinnacle Common Stock do not have preemptive rights. Shares of Pinnacle Common Stock redeemed or acquired by Pinnacle return to the status of authorized and unissued shares of Pinnacle Common Stock and may be reissued by the Pinnacle Board. All shares of Pinnacle Common Stock now issued and outstanding are fully paid and nonassessable. See "COMPARISON OF STOCKHOLDERS' RIGHTS."

    The registrar and transfer agent for the Pinnacle Common Stock is Harris Trust and Savings Bank.

    Uncommitted authorized but unissued shares of Pinnacle Common Stock may be issued from time to time to such persons and for such consideration as the Pinnacle Board may determine and holders of the then outstanding shares of Pinnacle Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the National Association of Securities Dealers, Inc. and the judgment of the Pinnacle Board regarding the submission of such issuance to Pinnacle's stockholders. Pinnacle stockholders have no preemptive rights to subscribe to newly issued shares.

    Moreover, it is possible that additional shares of Pinnacle Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Pinnacle more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of Pinnacle. Under such circumstances the availability of authorized and unissued shares of Pinnacle Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Pinnacle by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Pinnacle Board in opposing such an attempt by a third party to gain control of Pinnacle. The issuance of new shares of Pinnacle Common Stock could also be used to dilute ownership of a person or entity seeking to obtain control of Pinnacle. Although Pinnacle does not currently contemplate taking such action, shares of Pinnacle Common Stock could be issued for the purposes and effects described above and the Pinnacle Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

    In the event the Merger is consummated and IFC is merged with and into Pinnacle, stockholders of IFC whose shares of IFC Common Stock are converted into shares of Pinnacle Common Stock will become stockholders of Pinnacle. The rights of Pinnacle stockholders are governed by the Restated Articles of Incorporation and By-laws of Pinnacle (collectively, the "Pinnacle Charter Documents") and the Michigan Business Corporation Act, as amended. Currently, the rights of IFC stockholders are governed by the Certificate of Incorporation and By-laws of IFC (collectively, the "IFC Charter Documents"), the IFC Rights Agreement and the Delaware General Corporation Law, as amended.

    There are differences between the Pinnacle Charter Documents and the IFC Charter Documents which will affect stockholders' rights. Moreover, although the MBCA and the DGCL are similar in many respects, there are differences between those statutes which may affect stockholders' rights.

    Certain material differences between the rights of holders of Pinnacle Common Stock and the rights of holders of IFC Common Stock are described and summarized below. The following discussion is not meant to be relied upon as an exhaustive list or a detailed description of such differences and is not intended to constitute a detailed comparison or description of the provisions of the Pinnacle Charter Documents, the IFC Charter Documents, the IFC Rights Agreement, the MBCA or the DGCL. The following discussion is qualified in its entirety by reference to the Pinnacle Charter Documents, the IFC Charter Documents, the IFC Rights Agreement and the laws of the State of Michigan and of the State of Delaware, and holders of IFC Common Stock are referred to the complete text of such documents, agreements and laws.

BOARD OF DIRECTORS; REMOVAL OF DIRECTORS

    The size of the whole IFC Board may not be less than seven or more than 15. The IFC Board currently consists of eight members and the directors are divided into three classes with the term of office of one of such classes expiring in each year. At each annual meeting of stockholders, the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years. With respect to an election of directors, an IFC stockholder is entitled to one vote for each share of IFC Common Stock held. In contrast, the size of the whole Pinnacle Board may not be less than five or more than 20, and the number constituting the whole Pinnacle Board, within such limitation, may be determined from time to time by resolution of the Pinnacle Board. The Pinnacle Board currently consists of eight members, all of whom are elected annually by the stockholders of Pinnacle. With respect to an election of directors, a Pinnacle stockholder is entitled to one vote for each share of Pinnacle Common Stock held. Following consummation of the Merger, the Pinnacle Board will consist of a single class of directors comprised of ten persons, all of whom will be elected annually by the stockholders of Pinnacle. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

    IFC and Pinnacle stockholders have different rights with respect to the removal of directors. Under the DGCL, directors serving on a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Because IFC's Certificate of Incorporation contains no contrary provision, IFC directors are subject to removal by stockholders only for cause. Moreover, IFC's Certificate of Incorporation provides that any IFC director or the entire IFC Board may be removed only by the affirmative vote of the holders of 75% or more of the shares of IFC Common Stock voting separately as a class and at a meeting of stockholders called expressly for such purpose. Under the MBCA, directors may be removed with or without cause unless the corporation's articles of incorporation provides otherwise. Because Pinnacle's Articles of Incorporation contain no contrary provision, Pinnacle directors are subject to removal by stockholders with or without cause and by the affirmative vote of a majority of shares entitled to vote at an election of directors.

STOCKHOLDER VOTING REQUIREMENTS

    GENERAL. Pursuant to the DGCL, all matters submitted to a vote of IFC stockholders, other than the election of directors (for which the affirmative vote of a plurality of the votes cast at an election is required), the removal of directors for cause, the amendment of IFC's By-laws and certain provisions of IFC's Certificate of Incorporation, certain business combination transactions involving a 15% stockholder or an affiliate thereof, and certain business combination transactions which are subject to Section 9 of IFC's Certificate of Incorporation, are determined by the holders of shares entitling them to exercise a majority of the total voting power of IFC. Pursuant to the MBCA, all matters submitted to a vote of Pinnacle stockholders, other than the election of directors (for which, the affirmative vote of a plurality of the votes cast at an election is required) and certain business combination transactions involving a 10% stockholder or an affiliate thereof, are determined by a vote of the holders of shares entitling them to exercise a majority of the voting power of Pinnacle.

    SUPERMAJORITY VOTING PROVISIONS OF THE IFC CHARTER DOCUMENTS. Section 9 of IFC's Certificate of Incorporation provides that the affirmative vote of the holders of 75% of the "IFC Voting Shares," voting as a single class, is required to approve certain mergers or consolidations, certain sales, leases, exchanges, mortgages, pledges, transfers or dispositions of assets, certain recapitalizations or reclassifications of securities, certain issuances or transfers of voting securities or securities convertible into or exercisable for voting securities, and certain other business combination transactions involving IFC or a subsidiary of IFC and a "Related Person" or an affiliate or associate of a Related Person (collectively, a "Business Combination"). Section 9 of IFC's Certificate of Incorporation defines the term "Voting Shares" to mean any shares of IFC entitled to vote generally in the election of directors, and defines the term "Related Person" to mean any person who is the beneficial owner of 10% or more of the outstanding IFC Voting Shares of IFC. The term "Related Person" includes any person who is a Related Person (i) as of the time any definitive agreement relating to a Business Combination is entered into, or (ii) as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (iii) immediately prior to the consummation of a Business Combination.

    Section 9 of IFC's Certificate of Incorporation provides that the supermajority voting provisions contained therein do not apply to any Business Combination that either is approved by the affirmative vote of at least 75% of IFC's "Continuing Directors" or satisfies certain price, form of consideration and procedural requirements designed to ensure the fairness of such Business Combination. Section 9 of IFC's Certificate of Incorporation defines the term "Continuing Director" to mean any member of the IFC Board who is unaffiliated with the Related Person and was a member of the IFC Board prior to the time that such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with such Related Person and is recommended to succeed a Continuing Director by a majority of IFC's Continuing Directors.

    By virtue of the approval of the Merger Agreement and the transactions contemplated thereby by the requisite percentage of IFC's Continuing Directors, the provisions of Section 9 of IFC's Certificate of Incorporation do not apply to the Merger, the Stock Option Agreements or such transactions.

    Section 9 of IFC's Certificate of Incorporation provides that any amendment, addition, alteration, change or repeal of said Section 9, or any other amendment of the Certificate of Incorporation or By-laws of IFC inconsistent with or modifying or permitting circumvention of said Section 9, must first be proposed by the IFC Board upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the IFC Board called expressly for such purpose, and thereafter approved by the affirmative vote of the holders of at least 75% of IFC's then outstanding Voting Shares, voting as a single class. The foregoing supermajority voting requirement does not apply to any such amendment, addition, alteration, change or repeal recommended to IFC's stockholders by the affirmative vote of not less than 75% of the Continuing Directors. For the purposes of the foregoing, if at the time when any such amendment, addition, alteration, change or repeal is under consideration there is no proposed Business Combination, then the term "Continuing Directors" is deemed to mean the entire IFC Board.

    Section 14 of IFC's Certificate of Incorporation provides that no amendment, addition, alteration, change, or repeal of any provision of IFC's Certificate of Incorporation may be made, unless such is first proposed by the IFC Board, upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the IFC Board called expressly for such purposes, and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a duly constituted meeting of stockholders called expressly for such purpose; except that the affirmative vote of the holders of at least 75% of the total votes eligible to be cast at such meeting of stockholders shall be required to amend, add to, alter, change or repeal Section 6 (which governs the composition and classification of the IFC Board, the removal of directors, and amendments to IFC's By-laws), Section 8 (which governs the calling of special meetings of stockholders), Section 9 (which governs Business Combinations), Section 10 (which governs indemnification of directors and officers), and Section 11 (which limits the personal liability of directors) of IFC's Certificate of Incorporation. Section 14 of IFC's Certificate of Incorporation also provides that Section 9 of IFC's Certificate of Incorporation may be amended, added to, altered, changed or repealed only as described in the preceding paragraph.

    Section 6 of IFC's Certificate of Incorporation provides that IFC's By-laws may be adopted, altered, amended or repealed by either (i) the IFC Board upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the IFC Board called expressly for such purpose, or
(ii) IFC's stockholders upon the affirmative vote of at least 75% of the total votes eligible to be cast by such stockholders at a duly constituted meeting of IFC's stockholders called expressly for such purpose.

    SUPERMAJORITY VOTING PROVISIONS OF THE PINNACLE CHARTER DOCUMENTS. The Pinnacle Charter Documents do not contain any supermajority voting provisions analogous to the provisions of Section 6, Section 9 and Section 14 of IFC's Certificate of Incorporation.

ANTI-TAKEOVER LAWS AND CHARTER PROVISIONS

    IFC is subject to the provisions of Section 203 of the DGCL, which applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system, or held of record by more than 2,000 persons, and restricts transactions which may be entered into by such a corporation and certain of its stockholders.
Section 203 provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to its provisions (an "Interested Stockholder") may not, except with certain board of directors and/ or stockholder approvals, engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

    Section 203 of the DGCL defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit other than on a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the company which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits. By virtue of the prior approval of the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby by the IFC Board, the provisions of Section 203 of the DGCL do not apply to the Merger, the Stock Option Agreements or such transactions.

    In addition to the provisions of Section 203, the provisions of Section 9 and Section 14 of IFC's Certificate of Incorporation, the classification of the IFC Board and the terms of the IFC Rights Agreement may have the effect of deterring a third party from acquiring or attempting to acquire a controlling interest in IFC in a transaction or series of transactions not supported by the IFC Board.

    Pinnacle is subject to the Michigan "Fair Price" statute (Chapter 7A of the MBCA), which applies to certain "business combinations" such as mergers, substantial sales of assets or securities issuances and liquidation, recapitalization or reorganization plans. Generally, such statute requires, for a business combination with an "interested stockholder" (generally, the holder of 10% or more of a class of a corporation's voting stock), an advisory statement from the corporation's board of directors, the approval of holders of 90% of each class of the corporation's outstanding voting stock and the approval of two-thirds of the holders of each such class other than the interested stockholder. The supermajority voting requirements do not apply where the interested stockholder's offer meets certain price, form of consideration and procedural requirements designed to make such offers fair to all stockholders or where the board of directors has approved the transaction with respect to a particular interested stockholder prior to the interested stockholder becoming an interested stockholder.

    Pinnacle is also subject to the Michigan "Control Share Acquisition" statute (Chapter 7B of the MBCA). Generally, such statute provides that an entity that acquires "control shares" may vote the control shares on any matter only if a majority of all shares, and of all non-"interested shares," entitled to vote and of each class of stock entitled to vote as a class, approve such voting rights. "Interested shares" are defined generally as those shares owned by officers of the corporation, employee directors of the corporation and the entity making the control share acquisition. Control shares are defined generally as shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors within any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a Michigan corporation on the approval of a majority of its pre-existing disinterested stockholders.

    The provisions of the Michigan "Fair Price" statute do not apply to the Merger because the Merger will not alter the contract rights of the Pinnacle Common Stock as set forth in Pinnacle's Articles of Incorporation. The provisions of the Michigan "Control Share Acquisition" statute do not apply to the Merger because, among other things, Pinnacle is a party to the Merger Agreement and the Merger will be effected in compliance with the applicable provisions of Chapter 7 of the MBCA.

SPECIAL MEETINGS OF STOCKHOLDERS

    IFC's Certificate of Incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board or the President, or a majority of the directors then in office. Under applicable provisions of the DGCL, such a meeting may also be called by the IFC Board.

    Pinnacle's By-laws provide that a special meeting of stockholders may be called by the Pinnacle Board, or by the Chairman of the Board, the President, the Vice Chairman of the Board, or the Secretary of Pinnacle. Pinnacle's By-laws further provide that the Secretary of Pinnacle shall call a special meeting of stockholders upon the written request of stockholders of record holding in the aggregate 25% or more of the outstanding voting stock of Pinnacle. Any such written request must also state the purpose or purposes of the meeting. Notwithstanding the foregoing provisions of Pinnacle's By-laws, the MBCA entitles the holders of not less than 10% of the shares of Pinnacle entitled to vote at a meeting to apply to the circuit court of Berrien County, Michigan and, upon good cause shown, such court will order a special meeting of stockholders to be held. Unlike the MBCA, the DGCL does not provide stockholders with the right to apply to the Delaware court of chancery or other court to cause a special meeting of IFC stockholders to be held.

DIRECTOR LIABILITY AND INDEMNIFICATION

    As permitted by the DGCL, IFC's Certificate of Incorporation provides that a director of IFC will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, a limitation on a director's liability such as that contained in IFC's Certificate of Incorporation does not eliminate or limit the director's liability for breaches of the duty of loyalty, for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, the unlawful payment of dividends or for any transaction in which the director derived an improper personal benefit. The MBCA contains a provision similar to that relied upon by IFC in adopting its Certificate of Incorporation to limit the liability of its directors, and Pinnacle has amended its Articles of Incorporation to limit the liability of its directors in such manner.

    The DGCL and the MBCA provide similar rights to indemnity and expense advancement for directors of corporations chartered under the laws of their respective states. Accordingly, the rights to indemnity and expense advancement provided to the directors of IFC and Pinnacle are essentially the same.

IFC RIGHTS AGREEMENT

    On February 26, 1992, the IFC Board declared a dividend of one IFC Right for each outstanding share of IFC Common Stock to IFC stockholders of record at the close of business on March 6, 1992. As of November 14, 1996, up to 4,751,131 IFC Rights were issued and outstanding. Each IFC Right entitles a registered holder thereof, subject to the terms and conditions of the IFC Rights Agreement, to purchase from IFC one share of IFC Common Stock at a price of $60.00 per share, subject to adjustment. The IFC Rights remain attached to the associated shares of IFC Common Stock and are not exercisable except under the limited circumstances set forth in the IFC Rights Agreement and relating generally to certain persons (an "Acquiring Person") acquiring, obtaining the right to acquire or otherwise obtaining beneficial ownership of 10% or more of the then outstanding shares of IFC Common Stock. Generally speaking, in the event that any person becomes an Acquiring Person, then in each such case each holder of a right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise thereof, shares of IFC Common Stock having a market value equal to two times the exercise price of the IFC Rights. In the event of the acquisition of IFC in a merger or other business combination transaction, the holders of IFC Rights will be entitled to receive, upon exercise thereof, shares of common stock of the acquiring corporation having a market value of two times the exercise price of the IFC Rights. The IFC Board may, at its option, at any time prior to the close of business on the date that an Acquiring Person becomes an Acquiring Person for purposes of the IFC Rights Agreement, elect to redeem all (but not less than all) the then outstanding IFC Rights at a redemption price of $.01 per IFC Right (the "Redemption Price"). The IFC Rights will expire on that date that is the earliest of (i) the date on which the IFC Board, acting pursuant to Section 3.1(c) of the IFC Rights Agreement, elects to exchange each outstanding IFC Right for one share of IFC Common Stock, subject to adjustment,
(ii) the date on which the IFC Board, acting pursuant to Section 5.1 of the IFC Rights Agreement, elects to redeem all of the IFC Rights then outstanding at the Redemption Price, and (iii) the close of business on March 6, 2002. Until the exercise of the IFC Rights, the holders of the IFC Rights do not have rights as stockholders of IFC.

    In connection with the execution of the Merger Agreement and the Stock Option Agreements, IFC amended the IFC Rights Agreement to confirm that neither Pinnacle, nor any of its subsidiaries, nor any other person, will be deemed be an Acquiring Person (i) by virtue of the Merger Agreement, (ii) by virtue of any of the transactions contemplated by the Merger Agreement or the IFC Stock Option Agreement, or (iii) by virtue of the fact that Pinnacle is the "Beneficial Owner" (as defined in the IFC Rights Agreement) solely of shares of IFC Common Stock (A) of which Pinnacle or such subsidiary was the Beneficial Owner on November 14, 1996, (B) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the IFC Stock Option Agreement, (C) acquired or acquirable pursuant to a debt previously contracted before November 14, 1996 and (D) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties. Such amendment to the IFC Rights Agreement provides, however, that in the event that Pinnacle or any of its subsidiaries acquires beneficial ownership of any shares of IFC Common Stock other than the shares described in clauses (A)-(D) above ("Subsequently Acquired Shares"), then the shares described in clauses (A), (B) and (C) above, together with such Subsequently Acquired Shares, will be considered in determining whether Pinnacle or any of its subsidiaries has become an Acquiring Person.

    Under the Merger Agreement, IFC must redeem the IFC Rights prior to the Effective Time at a cost to IFC of not more than $0.01 per each share of IFC Common Stock issued and outstanding. Consequently, all of said IFC Rights will be extinguished, terminated and cancelled prior to the Effective Time, without any right of exercise, and will only represent the right to receive the Redemption Price in cash from IFC or Pinnacle, as the surviving corporation, following the Merger.

    Shares of Pinnacle Common Stock do not have any rights similar to the IFC Rights or otherwise.

PAYMENT OF DIVIDENDS

    Under the DGCL, a corporation may declare and pay dividends either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    Under the MBCA, a corporation may not make distributions to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

    In addition to the dividend restrictions imposed on IFC under the DGCL and the dividend restrictions imposed on Pinnacle under the MBCA, IFC, Pinnacle and their respective subsidiaries are subject to certain regulatory restrictions. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends" above.

CHARTER AMENDMENTS

    Under the DGCL and the MBCA, a corporation's certificate or articles of incorporation, respectively, may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock entitled to vote thereon as a class, subject to such supermajority vote requirements as may be provided for in the corporation's certificate or articles of incorporation. Except for certain provisions thereof which are subject to supermajority vote requirements as described above, IFC's Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares of IFC Common Stock. Pinnacle's Articles of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares of Pinnacle Common Stock.

    Under the DGCL, the power to adopt, amend or repeal by-laws is vested exclusively in the stockholders entitled to vote, unless the certificate of incorporation confers such power upon the board of directors as well. IFC's Certificate of Incorporation provides that, in general, IFC's By-laws may be amended by the affirmative vote of two-thirds of the directors of IFC then in office at a duly constituted meeting of the IFC Board called expressly for such purpose, or by the vote of the holders of 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of IFC's stockholders called expressly for such purpose.

    Under the MBCA, the stockholders or the board of directors of the corporation may adopt, amend or repeal the by-laws unless the articles of incorporation or by-laws of the corporation provide that the power to adopt new by-laws is reserved exclusively to the stockholders or that the by-laws or any particular by-law shall not be altered or repealed by the board of directors. Pinnacle's By-laws provide that they may be amended or repealed by a majority vote of the Pinnacle Board or by Pinnacle's stockholders.

OTHER MATTERS

    The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. IFC's Certificate of Incorporation prohibits IFC stockholders the right to take action by written consent. Consequently, such actions must be voted on.

    Although the MBCA contains a provision permitting stockholder action by less than unanimous written consent, it requires a provision to that effect to be included in a corporation's articles of incorporation. Because Pinnacle's Articles of Incorporation do not contain a provision authorizing stockholder action by less than unanimous written consent, stockholders of IFC who become stockholders of Pinnacle subsequent to the Merger will not have this right.

    The MBCA provides somewhat broader dissenters' rights of appraisal than those provided under the DGCL. The MBCA expressly authorizes stockholders of a Michigan corporation to exercise dissenters' rights with respect to certain amendments to the articles of incorporation of such Michigan corporation which adversely affect the rights of the class of shares held by them, while the DGCL provides that stockholders of a Delaware corporation may not exercise dissenters' rights of appraisal in connection with such an amendment unless the certificate of incorporation of such Delaware corporation so provides. Similarly, the MBCA expressly permits stockholders to exercise dissenters' rights of appraisal in connection with the sale or exchange of all or substantially all of the property of a Michigan corporation if the stockholder is entitled to vote thereon. The DGCL permits the exercise of such rights in connection with such a transaction only if the Delaware corporation's certificate of incorporation so provides. IFC's Certificate of Incorporation does not provide for dissenters' rights of appraisal in either of the foregoing situations.

    The MBCA and the DGCL provide similar voting rights with respect to mergers, sales of substantially all of the assets of a corporation and other extraordinary corporate transactions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PINNACLE

    The following discussion provides additional information regarding the financial condition and the results of operations for Pinnacle for the nine month periods ended September 30, 1996 and 1995 and for each of the years ended December 31, 1995, 1994 and 1993. This discussion should be read in conjunction with the consolidated financial statements of Pinnacle and the notes thereto which appear elsewhere in this Joint Proxy Statement/Prospectus. See "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS."

OVERVIEW AND FINANCIAL CONDITION

    On December 1, 1995, Pinnacle acquired all of the outstanding capital stock of Maco Bancorp, Inc. in exchange for aggregate consideration of $41.9 million through the merger of Maco with and into Pinnacle. The Purchase Price consisted of cash, a secured, short-term interest-bearing promissory note in the principal amount of $18.0 million, and shares of Pinnacle Common Stock then valued at approximately $20.9 million. As a result of the Maco Acquisition, Pinnacle became the sole stockholder of First Federal Savings Bank of Indiana, a federal savings bank. See "ACQUISITION OF MACO BANCORP, INC."

    The Maco Acquisition substantially increased the size of Pinnacle and its operations. For example, Pinnacle's total assets, total loans, total deposits, and total liabilities increased approximately 103.2%, 67.4%, 85.0% and 104.3%, respectively, from approximately $448.5 million, $309.8 million, $380.0 million and $409.5 million, respectively, at September 30, 1995, to approximately $911.4 million, $518.5 million, $703.1 million and $836.6 million, respectively, at December 31, 1995. Due to the timing of the Maco Acquisition, which was consummated on December 1, 1995, and because of the application of purchase accounting (which includes the earnings and assets of Maco from the date of the Maco Acquisition), results for the nine months ended September 30, 1996 are not necessarily comparable to the results for the nine months ended September 30, 1995, and results for the year ended December 31, 1995 are not necessarily comparable to results for years ended on or before December 31, 1994. Results for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

    Pinnacle's net income for the first nine months of 1996 totaled approximately $6.3 million, or $1.07 per share, as compared to approximately $4.6 million, or $1.20 per share, for the same period in 1995. The substantial increase in net income for 1996 as compared to 1995 is attributable primarily to the Maco Acquisition. For the year ended December 31, 1995, Pinnacle reported net income of approximately $6.5 million, or $1.62 per share, as compared to net income of approximately $5.3 million, or $1.38 per share, for the year ended December 31, 1995, an increase of 22.6%, or 17.4% on a per share basis. Net income for the year ended December 31, 1994 was 6.0% higher than the net income of $5.0 million, or $1.32 per share, for the year ended December 31, 1993. The earnings increase in 1995 as compared to 1994, and the earnings increase in 1994 as compared to 1993, were largely the result of higher levels of net interest income that were associated with higher levels of interest earning assets.

    Since 1993, average earning assets have equaled or exceeded 94.0% of total average assets. The following table summarizes the components of Pinnacle's total assets, total loans, total deposits and stockholders' equity at the dates indicated.

                                                         AT SEPTEMBER 30,               AT DECEMBER 31,
                                                     ------------------------  ----------------------------------
                                                         1996         1995        1995        1994        1993
                                                     ------------  ----------  ----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)

Total loans........................................  $    588,154  $  309,815  $  518,459  $  290,330  $  264,010

Total assets.......................................  $  1,018,440  $  448,506  $  911,446  $  409,438  $  409,572

Deposits...........................................  $    744,821  $  380,011  $  703,100  $  352,037  $  363,014

Stockholders' equity...............................  $     73,481  $   39,046  $   74,896  $   35,148  $   33,878

    Pinnacle has experienced significant loan growth since December 31, 1992. Total loans at September 30, 1996 were approximately $588.2, which was $278.3 million greater than total loans at September 30, 1995. Total loans at December 31, 1995 were approximately $518.5 million, which was $228.1 million greater than total loans at December 31, 1994. The substantial increases in total loans at September 30, 1996 and December 31, 1995 relative to the comparable prior periods were primarily the result of the Maco Acquisition. Of the growth in total loans from December 31, 1994 to December 31, 1995, $209.6 million was related to the Maco Acquisition and approximately $18.5 million, or 6.6%, was the result of the banking activities of Pinnacle Bank. Total loans at December 31, 1994 were $290.3 million, approximately 10.0% greater than total loans at December 31, 1993.

    Total assets and total deposits remained relatively constant from December 31, 1992 to November 30, 1995. However, upon consummation of the Maco Acquisition on December 1, 1995, total assets and total deposits increased substantially. Total assets at December 31, 1995 were $911.4 million, or 122.6% greater than total assets at December 31, 1994 of $409.4 million. Approximately $444.8 million of this is attributable to the Maco Acquisition. The balance of this increase resulted from the banking activities of Pinnacle Bank. Total assets at December 31, 1993 were approximately $409.6 million. Total deposits at December 31, 1995 were $703.1 million as compared to $352.0 million at December 31, 1994, an increase of 99.7%. Of this increase in total deposits, $318.8 million resulted from the Maco Acquisition and approximately $32.3 million, or 9.2%, resulted from the banking activities of Pinnacle Bank. Total deposits at December 31, 1994 were $352.0 million as compared to $363.0 million at December 31, 1993. This 3.0% decline in total deposits was attributable to a declining interest rate environment.

    Securities sold under repurchase agreements and other borrowings were approximately $193.3 million at September 30, 1996 and $25.6 million at September 30, 1995, an increase of $167.7 million, or 654.8%. Of this increase, $115.3 million resulted from the Maco Acquisition. Securities sold under repurchase agreements and other borrowings increased to approximately $127.2 million at December 31, 1995 from approximately $19.9 million at December 31, 1994. Of this increase, $8.5 million is attributable to the banking activities of Pinnacle Bank, approximately $80.8 million is attributable to the Maco Acquisition, and $18.0 million is attributable to the Acquisition Note issued by Pinnacle to the sole stockholder of Maco. The Acquisition Note was repaid in full in March, 1996.

    A majority of Pinnacle's revenue is generated by its average earning assets. For the nine months ended September 30, 1996 and 1995, average earning assets were $895.3 million and $409.2 million, respectively. Return on average earning assets for the nine months ended September 30, 1996 was 0.88% as compared to 1.41% for the same period in 1995. Excluding the one-time Special Assessment against financial institutions with deposits insured by SAIF, the return on average earning assets for the nine months ended September 30, 1996 would have been 1.08%. For 1995, average earning assets totaled $447.7 million, an increase of approximately $64.8 million over 1994. This increase in average earning assets, which is attributable primarily to the Maco Acquisition, resulted in an increase in net interest income of $2.2 million for the year ended December 31, 1995. However, the increase in average earning assets was partially offset by a reduction in net interest margin, which was 4.43% in 1995 as compared to 4.61% in 1994. This reduction in net interest margin resulted from higher cost borrowings and time deposits and a lower net interest margin associated with the thrift operations acquired in the Maco Acquisition. Pinnacle's return on average assets, which measures how profitably total assets are invested, was 1.36% for 1995 compared to 1.30% for 1994 and 1.27% for 1993.

    Stockholders' equity was approximately $73.5 million at September 30, 1996 as compared to $39.0 million at September 30, 1995. Primarily as a result of the Maco Acquisition, stockholders' equity grew $39.8 million, or 113.4%, to approximately $74.9 million at December 31, 1995 as compared to stockholders' equity of $35.1 million at December 31, 1994. Of such $39.8 million increase in stockholders' equity, (i) approximately $13.2 million is attributable to the public stock offering that was associated with the Maco Acquisition and completed on December 1, 1995, (ii) approximately $21.0 million is attributable to the stock portion of the Purchase Price paid in the Maco Acquisition, (iii) approximately $3.2 million is attributable to retained earnings generated primarily through net income (net of dividends declared), and (iv) approximately $2.4 million is attributable to net unrealized gains on securities available-for-sale. Pinnacle's return on average stockholders' equity, which measures how profitably stockholders' invested capital has been employed, was 11.42% for the nine months ended September 30, 1996 as compared to 16.81% for the same period in 1995. Excluding the Special Assessment, Pinnacle's return on average stockholders' equity would have been 14.05% for the nine months ended September 30, 1996. Pinnacle's return on average stockholders' equity was 15.91% for 1995 compared to 15.40% for 1994 and 15.77% for 1993. The ratio of average stockholders' equity to average total assets was 8.52% in 1995, 8.44% in 1994 and 8.05% in 1993. The ratio of dividends declared to net income per share of Pinnacle Common Stock was 46.9% in 1995, 44.9% in 1994 and 40.2% in 1993.

RESULTS OF OPERATIONS

    NET INCOME. Net income for the first nine months of 1996 was approximately $6.3 million as compared to net income of $4.6 million for the same period in 1995. This increase in net income is largely the result of higher levels of net interest income attributable to the higher level of earning assets that resulted from the Maco Acquisition. Net income for the year ended December 31, 1995 was approximately $6.5 million, a 22.1% increase over net income of approximately $5.3 million for the year ended December 31, 1994. Net income for the year ended December 31, 1994 was 5.0% higher than the $5.0 million in net income for the year ended December 31, 1993.

    NET INTEREST INCOME. Net interest income is Pinnacle's primary source of earnings and represents the excess of interest earned on earning assets over interest expense associated with the deposits and other funding sources used to finance those assets. Net interest income is influenced primarily by changes in the volume and mix of earning assets and sources of funding and market rates of interest. Other external factors, such as the strength of credit demands by customers, liquidity and maturity preferences of deposit customers, and governmental monetary policy, also can have a significant impact on Pinnacle's earnings.

    AVERAGE BALANCES. The following table summarizes the changes in average interest-earning assets and interest-bearing liabilities as well as the average rates earned and paid on these assets and liabilities, respectively, for the nine months ended September 30, 1996 and 1995. The table also details the increase and decrease in income and expense for each major category of assets and liabilities and analyzes the extent to which such variances are attributable to volume and rate changes.

                                                            NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                       ---------------------------------------------------------------------------------------
                                       NINE MONTH AVERAGE EARNING ASSETS
                                                                             AVERAGE INTEREST RATES EARNED/PAID      INTEREST
                                            AND PAYING LIABILITIES                                                   INCOME/EXPENSE
                                       ---------------------------------  -----------------------------------------  ---------
                                                              INCREASE                               BASIS POINTS
                                         1996       1995     (DECREASE)      1996         1995         INC/(DEC)       1996
                                       ---------  ---------  -----------     -----        -----     ---------------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Federal funds sold and other
 short-term investments..............  $  15,110  $   5,162   $   9,948         5.35%        5.83%         (0.48)%   $     605

Securities:
  Available-for-sale.................    330,488     61,236     269,252         6.84         6.61           0.23        16,915
  Held-to-maturity(1)................     --         39,708     (39,708)      --             6.60          (6.60)       --
Loans, net of unearned income(1).....    549,740    303,107     246,633         8.92         9.31          (0.39)       36,699
                                       ---------  ---------  -----------                                             ---------
  Total interest-earning assets(1)...  $ 895,338  $ 409,213   $ 486,125         8.09%        8.60%         (0.51)%   $  54,219
                                       ---------  ---------  -----------                                             ---------
                                       ---------  ---------  -----------
NOW accounts.........................  $  76,388  $  45,356   $  31,032         2.04%        1.92           0.12%    $   1,165
Money market deposits................     27,959     13,782      14,177         3.87         3.35           0.52           809
Savings deposits.....................    232,723    118,599     114,124         3.70         4.28          (0.59)        6,441
Time deposits........................    336,058    147,796     188,262         5.63         5.55           0.08        14,168
Federal Home Loan Bank advances......    114,351     12,799     101,552         5.76         6.07          (0.31)        4,932
Other borrowings.....................     36,817     18,878      17,939         4.54         4.76          (0.22)        1,252
                                       ---------  ---------  -----------                                             ---------
  Total interest-bearing
    liabilities......................  $ 824,296  $ 357,210   $ 467,086         4.66%        4.56%          0.10%    $  28,767
                                       ---------  ---------  -----------                                             ---------
                                       ---------  ---------  -----------
  Net interest margin/income(1)......                                           3.80%        4.62%         (0.82)%   $  25,452
                                                                                                                     ---------


                                                                      RATE/VOLUME VARIANCE ANALYSIS

                                                                       INCREASE/(DECREASE) DUE TO:
                                                               --------------------------------------------
                                                   INCREASE                            VOLUME/
                                         1995     (DECREASE)    VOLUME      RATE        RATE        TOTAL
                                       ---------  -----------  ---------  ---------  -----------  ---------

Federal funds sold and other
 short-term investments..............  $     225   $     380   $     434  $     (19)  $     (35)  $     380
Securities:
  Available-for-sale.................      3,026      13,889      13,305        105         479      13,889
  Held-to-maturity(1)................      1,959      (1,959)     (1,959)    (1,959)      1,959      (1,959)
Loans, net of unearned income(1).....     21,109      15,590      17,176       (893)       (693)     15,590
                                       ---------  -----------  ---------  ---------  -----------  ---------
  Total interest-earning assets(1)...  $  26,319   $  27,900   $  28,956  $  (2,765)  $   1,709   $  27,900
                                       ---------  -----------  ---------  ---------  -----------  ---------

NOW accounts.........................  $     651   $     514   $     445  $      40   $      29   $     514
Money market deposits................        345         464         355         53          56         464
Savings deposits.....................      3,799       2,642       3,656       (520)       (494)      2,642
Time deposits........................      6,137       8,031       7,817         88         125       8,031
Federal Home Loan Bank advances......        581       4,351       4,610        (29)       (229)      4,351
Other borrowings.....................        672         580         639        (31)        (28)        580
                                       ---------  -----------  ---------  ---------  -----------  ---------
  Total interest-bearing
    liabilities......................  $  12,185   $  16,582   $  17,522  $    (398)  $    (542)  $  16,582
                                       ---------  -----------  ---------  ---------  -----------  ---------

  Net interest margin/income(1)......  $  14,134   $  11,318   $  11,434  $  (2,367)  $   2,251   $  11,318
                                       ---------  -----------  ---------  ---------  -----------  ---------

------------------------------

(1) Yields are presented on a tax-equivalent basis assuming statutory income tax rates of 34% for 1996 and 1995.

    SUMMARY OF CONSOLIDATED NET INTEREST INCOME. The following table sets forth certain information with respect to Pinnacle's consolidated net interest income for each of the years ended December 31, 1995, 1994 and 1993.

                                                                      YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------------------------------------------
                                                       1995                                 1994                    1993
                                        -----------------------------------  -----------------------------------  ---------
                                         AVERAGE                  AVERAGE     AVERAGE                  AVERAGE     AVERAGE
                                         BALANCE    INTEREST       RATE       BALANCE    INTEREST       RATE       BALANCE
                                        ---------  -----------  -----------  ---------  -----------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Loans(1)(2).........................  $ 322,851   $  29,854         9.24%  $ 274,757   $  23,255         8.46%  $ 256,970
  U.S. Treasury and government
    agencies..........................     66,380       4,291         6.46      51,009       2,666         5.23      54,834
  State and political
    subdivisions(2)...................     15,472       1,318         8.44      18,035       1,543         8.56      16,678
  Other Securities....................     34,611       2,017         5.83      34,858       1,878         5.39      31,179
  Interest-bearing deposits with
    financial institutions............      3,970         256         7.20       1,554          76         4.89       5,231
  Federal funds sold..................      4,458         257         5.76       2,748         110         4.00       9,086
                                        ---------  -----------               ---------  -----------               ---------
    Total interest-earning assets.....    447,742      37,993         8.49%    382,961      29,528         7.71%    373,978
  Allowance for loan losses...........     (5,023)                              (5,156)                              (5,559)
  Cash and due from banks.............     14,515                               12,617                               11,537
  Premises and equipment, net.........      7,633                                7,008                                7,133
  Other...............................     11,540                                9,525                                9,501
                                        ---------  -----------               ---------  -----------               ---------
    Total assets......................  $ 476,407   $  37,993                $ 406,955   $  29,528                $ 396,590
                                        ---------  -----------               ---------  -----------               ---------
                                        ---------                            ---------                            ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing demand.............  $  48,223         939         1.95%  $  45,978   $     810         1.76%  $  47,007
  Savings.............................    143,006       5,905         4.13     141,511       4,585         3.24     125,062
  Time deposits less than $100,000....    136,450       7,608         5.58     116,107       5,283         4.55     127,925
  Time deposits greater than
    $100,000..........................     27,882       1,641         5.89      14,918         638         4.28      17,430
                                        ---------  -----------               ---------  -----------               ---------
    Total interest-bearing deposits...    355,561      16,093         4.53     318,514      11,316         3.55     317,424
                                        ---------  -----------               ---------  -----------               ---------
  Securities sold under repurchase
    agreements and other borrowings...     38,132       2,058         5.40      14,409         546         3.79      11,391
                                        ---------  -----------               ---------  -----------               ---------
    Total interest-bearing
      liabilities.....................    393,693      18,151         4.61     332,923      11,862         3.56%    328,815
  Demand deposits                          39,028                               37,587                               33,391
  Other liabilities...................      3,093                                2,084                                2,448
                                        ---------                            ---------                            ---------
    Total liabilities.................    435,814                               372,59                               364,65
  Stockholders' equity................     40,593                               34,361                               31,936
                                        ---------                            ---------                            ---------
    Total liabilities and
      stockholders' equity............  $ 476,407                            $ 406,955                            $ 396,590
                                        ---------  -----------               ---------  -----------               ---------
                                        ---------                            ---------                            ---------
    Net interest income...............              $  19,842                            $  17,666
                                                   -----------                          -----------
                                                   -----------                          -----------
    Net interest margin(3)............                                4.43%                                4.61%


                                                       AVERAGE
                                         INTEREST       RATE
                                        -----------  -----------

ASSETS:
  Loans(1)(2).........................   $  23,163         9.01%
  U.S. Treasury and government
    agencies..........................       2,967         5.41
  State and political
    subdivisions(2)...................       1,431         8.58
  Other Securities....................       1,897         6.08
  Interest-bearing deposits with
    financial institutions............         163         3.12
  Federal funds sold..................         272         2.99
                                        -----------
    Total interest-earning assets.....      29,893         7.99%
  Allowance for loan losses...........
  Cash and due from banks.............
  Premises and equipment, net.........
  Other...............................
                                        -----------
    Total assets......................   $  29,893
                                        -----------

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing demand.............   $   1,076         2.29%
  Savings.............................       4,065         3.25
  Time deposits less than $100,000....       6,133         4.79
  Time deposits greater than
    $100,000..........................         755         4.33
                                        -----------
    Total interest-bearing deposits...      12,029         3.79
                                        -----------
  Securities sold under repurchase
    agreements and other borrowings...         391         3.43
                                        -----------
    Total interest-bearing
      liabilities.....................      12,420         3.78%
  Demand deposits
  Other liabilities...................

    Total liabilities.................
  Stockholders' equity................

    Total liabilities and
      stockholders' equity............
                                        -----------

    Net interest income...............   $  17,473
                                        -----------
                                        -----------
    Net interest margin(3)............                     4.67%

------------------------

(1) For purposes of these computations, non-accrual loans and unearned income are included in the daily average loan amounts outstanding.

(2) Income from state and political subdivisions securities and loans are stated on a tax-equivalent basis.

(3) Net interest rate margin is equal to total interest income less total interest expense divided by total average earning assets.

    RATE/VOLUME ANALYSES. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Pinnacle's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), (iii) changes in volume and rate combined, and (iv) total change in rate and volume.

                                                                      YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------------------------
                                                     1995 VS. 1994(1)                               1994 VS. 1993(1)
                                   ----------------------------------------------------  ---------------------------------------
                                                          DUE TO                                         DUE TO
                                   ----------------------------------------------------  ---------------------------------------
                                                                             INCREASE/
                                     VOLUME       RATE       VOLUME/RATE    (DECREASE)     VOLUME       RATE       VOLUME/RATE
                                   -----------  ---------  ---------------  -----------  -----------  ---------  ---------------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans(2).......................   $   4,069   $   2,171     $     359      $   6,599    $   1,603   $  (1,413)    $     (98)
    U.S. Treasury and government
      agencies...................         804         627           194          1,625         (207)        (99)            5
    State and political
      subdivisions(2)............        (219)         (7)            1           (225)         116          (3)           (1)
  Other Securities...............         (13)        153            (1)           139          224        (215)          (28)
  Interest-bearing deposits with
    financial institutions.......         118          24            38            180         (115)         93           (65)
  Federal funds sold.............          68          48            31            147         (190)         92           (64)
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
    Total interest-earning
      assets.....................   $   4,827   $   3,016     $     622      $   8,465    $   1,431   $  (1,545)    $    (251)
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand........   $      40   $      87     $       2      $     129    $     (24)  $    (249)    $       7
  Savings........................          48       1,259            13          1,320          535         (13)           (2)
  Time deposits less than
    $100,000.....................         926       1,196           203          2,325         (566)       (307)           23
  Time deposits greater than
    $100,000.....................         555         240           208          1,003         (109)         (9)            1
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
    Total interest-bearing
      deposits...................       1,569       2,782           426          4,777         (164)       (578)           29
  Securities sold under
    repurchase agreements and
    other borrowings.............         899         232           381          1,512          104          41            10
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
    Total interest-bearing
      liabilities................   $   2,468   $   3,014     $     807      $   6,289    $     (60)  $    (537)    $      39
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
    Increase (decrease) in net
      interest income............   $   2,359   $       2     $    (185)     $   2,176    $   1,491   $  (1,008)    $    (290)
                                   -----------  ---------         -----     -----------  -----------  ---------         -----
                                   -----------  ---------         -----     -----------  -----------  ---------         -----


                                     INCREASE/
                                    (DECREASE)
                                   -------------

INTEREST-EARNING ASSETS:
  Loans(2).......................    $      92
    U.S. Treasury and government
      agencies...................         (301)
    State and political
      subdivisions(2)............          112
  Other Securities...............          (19)
  Interest-bearing deposits with
    financial institutions.......          (87)
  Federal funds sold.............         (162)
                                         -----
    Total interest-earning
      assets.....................    $    (365)
                                         -----
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand........    $    (266)
  Savings........................          520
  Time deposits less than
    $100,000.....................         (850)
  Time deposits greater than
    $100,000.....................         (117)
                                         -----
    Total interest-bearing
      deposits...................         (713)
  Securities sold under
    repurchase agreements and
    other borrowings.............          155
                                         -----
    Total interest-bearing
      liabilities................    $    (558)
                                         -----
    Increase (decrease) in net
      interest income............    $     193
                                         -----
                                         -----

------------------------------

(1) Prior year amounts were reclassified to conform to current year presentation.

(2) Income from municipal securities and loans is stated on a tax-equivalent basis.

    Net interest income on a tax-equivalent basis was approximately $25.5 million for the nine months ended September 30, 1996, as compared to $14.1 million for the nine months ended September 30, 1995. The substantial increase in net interest income during 1996 over the same period in 1995 is due primarily to the increase in average earning assets associated with the Maco Acquisition. An increase in average earning assets for the nine months ended September 30, 1996 of $486.1 million increased net interest income by $11.3 million, while a lower net interest margin of 3.80% for the nine months ended September 30, 1996, as compared to 4.62% for the nine months ended September 30, 1995, resulted in a decrease in net interest income of approximately $2.4 million. The 0.82% decrease in net interest margin is attributable mainly to lower interest margins at First Federal.

    Net interest income on a tax-equivalent basis was $19.8 million for the year ended December 31, 1995, an increase of approximately $2.2 million, or 12.3%, over net interest income on a tax-equivalent basis of approximately $17.7 million for the year ended December 31, 1994. During 1995, an increase in average loan balances of approximately $48.1 million led to an increase in interest income on loans of nearly $4.1 million. The increase in interest income was offset by an increase in interest expense of $2.5 million that was caused by an increase in average interest-bearing liabilities of nearly $60.8 million. In addition, a higher interest rate environment during 1995 caused an increase in interest income on earning assets of $3.0 million to be offset by an increase in interest expense on interest-bearing liabilities of $3.0 million. Net interest margin decreased to 4.43% for year ended December 31, 1995 from 4.61% for the year ended December 31, 1994.

    Net interest income on a tax-equivalent basis for the year ended December 31, 1994 was $193,000 higher than net interest income of approximately $17.5 million for the year ended December 31, 1993. During 1994, growth in the volume of average loans of approximately $17.8 million increased net interest income by $1.6 million, even though the average rate on earning assets declined to 7.71% in 1994 from 7.99% in 1993. However, the decline in the average rate on earning assets reduced net interest income by $1.0 million. In addition, net interest margin declined to 4.61% in 1994 from 4.67% in 1993 and reduced net interest income by $230,000. Thus, while total interest income for 1994 decreased $365,000 from 1993, total interest expense for 1994 decreased $558,000 for 1994, resulting in improved net interest income of $193,000 in 1994.

    Total loans, commercial loans, consumer loans and real estate loans at September 30, 1996 were approximately $588.2 million, approximately $201.1 million, approximately $105.1 million, and approximately $277.4 million, respectively. Total loans, commercial loans, consumer loans and real estate loans at September 30, 1995 were $309.8 million, approximately $133.4 million, $69.4 million, and approximately $104.3 million, respectively. The substantial increases in each of these categories of loans during 1996 are attributable primarily to the Maco Acquisition.

    Total loans at December 31, 1995 were approximately $518.5 million, an increase of $228.1 million, or 78.6%, over total loans at December 31, 1994 of $290.3 million. Approximately $209.6 million of this increase in total loans resulted from the Maco Acquisition, while $18.5 million, or 6.4%, of this increase is attributable to the banking activities of Pinnacle Bank. Commercial loans at December 31, 1995 increased by $33.6 million, or 27.9%, to $154.0 million. Of this increase, approximately $18.2 million resulted from the Maco Acquisition and approximately $15.4 million, or 12.8%, is attributable to the banking activities of Pinnacle Bank and strong demand for commercial business and development in southwestern Michigan. Consumer loans grew 48.0% to approximately $92.9 million at December 31, 1995 as compared to $62.7 million at December 31, 1994. Of this increase, $24.2 million resulted from the Maco Acquisition and approximately $5.9 million, or 9.4%, is attributable to the banking activities of Pinnacle Bank and a new home equity loan product introduced by Pinnacle Bank in 1994. Real estate loans at December 31, 1995 were $268.9 million, an increase of approximately $165.9 million, or 161.0%, over real estate loans of $103.0 million at December 31, 1994. Approximately $167.2 million of this increase is attributable to the Maco Acquisition.

    Total loans outstanding at December 31, 1994 increased $26.3 million over the year earlier period. Commercial loans increased by $12.8 million during 1994 due to an improved business environment in southwestern Michigan. Consumer loans increased by $13.0 million in 1994 primarily as a result of growth in Pinnacle Bank's volume of home equity loan products. Real estate loans as of December 31, 1994 remained relatively unchanged due to a soft mortgage loan market in southwestern Michigan and the continued sale of mortgage loans in the secondary market.

    Securities, federal funds sold, and interest-bearing deposits with financial institutions were $364.8 million at September 30, 1996 and $108.7 million at September 30, 1995. The substantial increase in this item in 1996 as compared to 1995 is attributable primarily to the Maco Acquisition. Securities, federal funds sold and interest-bearing deposits with financial institutions increased $240.2 million, or 259.2%, to approximately $332.9 million at December 31, 1995 as compared to approximately $92.7 million at December 31, 1994. The growth during 1995 is primarily attributable to the Maco Acquisition, which added $203.7 million to this item. Securities, federal funds sold and interest-bearing deposits with financial institutions at December 31, 1994 decreased 24.0% from $122.0 million at December 31, 1993 as lower yielding investments matured and were used to fund growth in a higher yielding loan portfolio resulting from local economic expansion.

    Total deposits were $744.8 million at September 30, 1996 as compared to $380.0 million at September 30, 1995. The substantial increase in total deposits at September 30, 1996 as compared to September 30, 1995 is attributable primarily to the Maco Acquisition. Total deposits increased by $351.1 million, or 99.7%, to $703.1 million at December 31, 1995 from $352.0 million at December 31, 1994. Of this deposit growth, approximately $318.8 million is attributable to the Maco Acquisition and approximately $32.3 million, or 9.2%, is attributable to the banking activities of Pinnacle Bank. Demand deposit product balances grew $43.1 million, or 49.4%, during 1995. Of this increase, $38.2 million resulted from the Maco Acquisition and $4.9 million, or 5.7%, resulted from Pinnacle Bank's internal growth. Time deposits at December 31, 1995 totaled $320.2 million as compared to $133.1 million on December 31, 1994, an increase of approximately $187.1 million, or 140.5%. Of this increase, $161.7 million is attributable to the Maco Acquisition and approximately $25.4 million, or 19.1%, is attributable to the banking activities of Pinnacle Bank. Pinnacle management believes that such internal growth is attributable to an increase in interest rates during the first half of 1995 and a determination by customers that yields on time deposits were more attractive than yields on products available from non-bank competitors. Savings products increased $120.8 million, or 91.8%, to approximately $252.5 million at December 31, 1995, and virtually all of this increase in savings products resulted from the Maco Acquisition.

    Total deposits decreased 3.0% to $352.0 million at December 31, 1994 from $363.0 million at December 31, 1993. Included in this decrease was a $16.1 million decrease in savings products in 1994 that was caused by a low interest rate environment in which deposit customers sought higher yields from non-bank competitors. However, time deposits grew by $3.1 million in 1994 after depositors began to shift to longer term time products in the last quarter of 1994.

    Securities sold under repurchase agreements and other borrowings were approximately $193.3 million at September 30, 1996 and $25.6 million at September 30, 1995. Of the substantial increase in this item at September 30, 1996 as compared to September 30, 1995, $115.4 million is attributable primarily to the Maco Acquisition and First Federal's utilization of borrowings from the Federal Home Loan Bank of Indianapolis as a source of funding for specific matched investment purchases and loans. Securities sold under repurchase agreements and other borrowings increased approximately $107.3 million, or 539.5%, to approximately $127.2 million at December 31, 1995. In comparison, this item was only $19.9 million at December 31, 1994. The growth in 1995 was primarily the result of the Maco Acquisition, and includes approximately $80.8 million in balances at Maco and the $18.0 million Acquisition Note issued by Pinnacle to the sole stockholder of Maco. (The Acquisition Note was repaid in full in March, 1996.) In addition, during 1995 borrowings at the Federal Home Loan Bank of Indianapolis increased by $8.5 million, or 42.9%, as Pinnacle continued to utilize alternative low rate funding sources to fund increased loan demand and certain investment security purchases with similar adjustable rate features and maturities. In 1994, securities sold under repurchase agreements and other borrowings increased $9.4 million as Pinnacle utilized alternative funding sources provided by the Federal Home Loan Bank of Indianapolis to promote matched funding for specific loan purposes.

    Provision for Loan Losses. For the nine months ended September 30, 1996, the provision for loan losses totaled $245,000 as compared to $195,000 for the same period in 1995. Non-accrual loans increased to $968,000 at September 30, 1996 as compared to $580,000 at September 30, 1995. Total non-performing loans to total loans increased to 0.90% at September 30, 1996 as compared to 0.45% at September 30, 1995. Pinnacle's management believes that these increases are attributable primarily to the Maco Acquisition and not to any general decline in loan credit quality.

    For the year ended December 31, 1995, the provision for loan losses totaled $225,000 compared to $125,000 for the same period in 1994. This increase was attributable mainly to loan growth in 1995 and an increase in net charge-offs in 1995 of $159,000. Even though nonaccrual loans totaled $3.3 million at December 31, 1995, as compared to $749,000 at December 31, 1994, Pinnacle's management believes loan credit quality remains good since much of this increase is attributable to the Maco Acquisition. Indeed, nonaccrual loans attributable to the lending activities of Pinnacle Bank increased only $132,000 to $881,000 at December 31, 1995. Total nonperforming loans to total loans remained strong at
 .83% at December 31, 1995 as compared to .60% at December 31, 1994.Total past due loans over 90 days increased from $490,000 in 1994 to $675,000 in 1995.

    For the year ended December 31, 1994, the provision for loan losses totaled $125,000 compared to $360,000 for the year ended December 31, 1993. This decrease was primarily the result of an improvement in loan credit quality. Nonaccrual loans decreased $973,000 during 1994 to $749,000, as compared to $1.7 million for the year ended December 31, 1993. Total nonperforming loans to total loans was .60% at December 31, 1994 and .92% at December 31, 1993. Total past due loans over 90 days decreased from $694,000 in 1993 to $490,000 in 1994.

    NON-INTEREST INCOME. The following table reflects various components of non-interest income for each time period reported.

                                                                       NINE MONTHS
                                                                          ENDED                    YEAR ENDED
                                                                      SEPTEMBER 30,               DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1996       1995       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)

Services charges on deposit accounts.............................  $   1,474  $   1,116  $   1,530  $   1,479  $   1,470
Trust fees.......................................................         47        403        533        485        352
Investment services fees.........................................        200        108        125        169        164
Merchant and loan service fees...................................        962        640        952        770        647
Recoveries on distressed assets..................................        152        266        296        262        596
Gain (loss) on sale of loans, net................................        943         97        182        (11)       352
Investment securities gains, net.................................        357        181        350         64         66
Other income.....................................................      1,029        412        618        538        527
                                                                   ---------  ---------  ---------  ---------  ---------
Total non-interest income........................................  $   5,596  $   3,223  $   4,586  $   3,756  $   4,174
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    Non-interest income was approximately $5.6 million for the nine months ended September 30, 1996 and approximately $3.2 million for the nine months ended September 30, 1995. Of this $2.4 million increase in non-interest income, $1.5 million is attributable to the Maco Acquisition (including $277,000 attributable to securities gains from the sale of securities available-for-sale). In addition, at Pinnacle Bank deposit service charges increased $150,000, or 13.4%, trust income increased $76,000, or 18.9% brokerage and investment fees increased $92,000, or 85.2%, and other loan service fees increased $322,000, or 50.4%.

    Non-interest income for the year ended December 31, 1995 increased $830,000, or 22.1%, to approximately $4.6 million as compared to approximately $3.8 million for the year ended December 31, 1994. Net security gains accounted for $286,000 of the increase as securities available-for-sale were sold to support loan demand in a period where investment security pricing was rising and yields were decreasing. Mortgage loan sales income for the year ended December 31, 1995 was $182,000, a $193,000 increase when compared to a loss of $11,000 for year ended December 31, 1994. During 1995, service charges on deposit accounts, trust fees and merchant and loan servicing fees all demonstrated steady increases as new products were introduced. However, investment service fees continued to decline in revenue as customers remained invested in bank time deposits rather than seeking alternate non-bank investments.

    Non-interest income for the year ended December 31, 1994 was approximately $3.8 million, a nearly $418,000 decrease over non-interest income of approximately $4.2 million for the year ended December 31, 1993. Low demand for mortgage loan financing due to increased mortgage rates in 1994, and the related downward pricing of sales in the secondary market, caused gains on sale of loans to decrease $363,000 for the year ended December 31, 1994, resulting in net loss of $11,000. This compares to a net gain for the year ended December 31, 1993 of $352,000. Due to continued growth of managed trust assets, trust fees for the year ended December 31, 1994 increased $133,000, or 37.8%, over trust fees of $352,000 for the year ended December 31, 1993. For the year ended December 31, 1994, recoveries on distressed assets from Pinnacle's 1988 acquisition of First State Bank of White Cloud decreased by $334,000 to $262,000, reflecting a continued decline in the face value of such distressed assets.

    NON-INTEREST EXPENSE. The following table presents the major components of non-interest expense for the periods reported.

                                                              NINE MONTHS ENDED              YEAR ENDED
                                                                SEPTEMBER 30,               DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1996       1995       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)

Salaries...................................................  $   6,261  $   3,789  $   5,278  $   4,776  $   4,670
Benefits...................................................      1,590      1,018      1,822      1,297      1,401
                                                             ---------  ---------  ---------  ---------  ---------
  Total salaries and benefits..............................      7,851      4,807      7,100      6,073      6,071
Occupancy expense..........................................      1,597        755      1,097      1,033      1,042
Equipment expense..........................................      1,147        632        947        885        914
Postage and delivery.......................................        481        252        362        292        311
Supplies...................................................        739        325        455        418        366
Marketing and promotion....................................        938        471        695        298        367
Professional services......................................        786        243        314        417        663
FDIC insurance.............................................      3,046        420        552        808        739
Amortization of intangibles................................        970        341        525        458        462
Other expense..............................................      3,083      1,895      2,589      2,432      2,516
                                                             ---------  ---------  ---------  ---------  ---------
  Total non-interest expense...............................  $  20,638  $  10,141  $  14,636  $  13,114  $  13,451
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    Non-interest expense for the nine months ended September 30, 1996 was $20.6 million as compared to $10.1 million for the same period in 1995.

    Of this 103.5% increase in non-interest expense, approximately $9.1 million is attributable to the Maco Acquisition (including $2.0 million attributable to the one-time Special Assessment against financial institutions with deposits insured by SAIF). The balance of this increase, which was attributable primarily to the activities of Pinnacle Bank and the changing of the name of First Federal, consisted of $358,000 for the Special Assessment charged against Pinnacle Bank, $244,000 for computer equipment upgrades, $153,000 for supplies, $177,000 for marketing expenses, $84,000 for telephone expenses, and $183,000 for professional fees.

    Non-interest expense increased $1.5 million, or 11.6%, to $14.6 million for the year ended December 31, 1995 as compared to $13.1 million for the same period in 1994. Salary and benefits increased $1.0 million, or 16.9%, in 1995 due primarily to the Maco Acquisition, merit increases, and the opening of a new supermarket branch. Marketing expenses increased $397,000, or 133.2%, in 1995 due to increased costs associated with a new line of checking account products introduced by Pinnacle Bank in March 1995. FDIC insurance decreased $256,000, or 31.7%, during the period due to a decline in insurance premiums on bank deposits.

    For the year ended December 31, 1994, total non-interest expense decreased $337,000, or approximately 2.5%, from total non-interest expense of approximately $13.5 million in 1993. Professional services decreased $246,000 in 1994 from 1993 when Pinnacle hired outside consulting services to identify operating efficiencies and incurred higher legal costs associated with resolution of specific loan credits obtained in its 1992 acquisition of all of the outstanding stock of Harbor Country of Three Oaks, Michigan, an $82 million state bank.

    INCOME TAXES. Federal income taxes were approximately $3.5 million for the nine months ended September 30, 1996 and approximately $2.1 million for the nine months ended September 30, 1995. The effective tax rates for such periods were 35.5% and 31.0%, respectively.

    Federal income taxes were $2.6 million for the year ended December 31, 1995, an increase of $277,000 over federal income taxes of $2.3 million for the year ended December 31, 1994. This increase was due primarily to higher levels of earnings in 1995. In addition, Pinnacle obtained a favorable settlement of an Internal Revenue Service claim pertaining to the deductibility of certain amortized intangible assets. The settlement, which increased the deductibility of the amount amortized from 50% to 85%, reduced federal income taxes for 1995 by approximately $250,000. In 1994, federal income taxes increased by $78,000 to $2.3 million as compared to 1993. This increase was primarily the result of increased earnings in 1994. The effective tax rates for 1995, 1994 and 1993 were 28.8%, 30.6% and 30.9%, respectively, with the decrease in 1995 associated with the IRS settlement.

ANALYSIS OF FINANCIAL CONDITION

    EARNING ASSETS. Average earning assets equaled 94.0% of total average assets during the nine-month period ended September 30, 1996 and 94.6% for the same period in 1995. Generally, the higher earning assets are to total assets, the greater the contribution of Pinnacle's net interest margin to profitability. Pinnacle's average earning asset ratio was 94.0% in 1995 and 94.1% in 1994.

    Average loans outstanding through September 30, 1996 were $549.7 million. Average loans outstanding through September 30, 1995 were $303.1 million. The substantial increase in this item is attributable primarily to the Maco Acquisition. Average loans outstanding in 1995 were approximately $322.9 million, or $48.1 million and 17.5% greater than average loans outstanding in 1994. The Maco Acquisition added approximately $17.8 million to average loans outstanding in 1995. The banking activities of Pinnacle Bank added $30.3 million to average loans outstanding in 1995. This internal growth was a reflection of strong local economic conditions. Average loans outstanding increased $17.8 million, or 6.9%, in 1994 as compared to greater than average loans outstanding in 1993. This increase also reflected improvements in the local economic environment.

    Average securities for the nine months ended September 30, 1996 was approximately $330.5 million as compared to $100.9 million at September 30, 1995. The substantial increase in this item is attributable primarily to the Maco Acquisition. Average securities increased approximately $12.6 million in 1995 over 1994. Pinnacle Bank's average security balances decreased by approximately $2.3 million in 1995 as available funds were used to fund higher yielding loan demand. Average securities increased $1.2 million in 1994 to $103.9 million from $102.7 million in 1993. Security balances at December 31, 1995 totaled $287.5 million, an increase of approximately $196.0 million, or 214.1%, over security balances of approximately $95.1 million at December 31, 1994. This increase is primarily attributable to approximately

$180.3 million of securities acquired in the Maco Acquisition. All such securities have been placed in the available-for-sale classification so as to be available to support loan growth and to allow for better interest rate and margin management.

    Gross loans were approximately $588.2 million at September 30, 1996 and $309.8 million at September 30, 1995. During 1996, commercial loans increased by $67.7 million, or 50.7%, while consumer loans (primarily home equity loans) increased by $35.6 million or 51.3%. Pinnacle continues to service the loans it originates, thereby providing additional fee income.

    Gross loans at December 31, 1995 totaled approximately $518.5 million, an increase of $228.1 million, or 78.6%, as compared to gross loans at December 31, 1994. Of this increase, $209.6 million resulted from the Maco Acquisition and $18.5 million resulted from the banking activities of Pinnacle Bank. Commercial loans increased by $33.6 million, or 27.9%, to $154.0 million at December 31, 1995. Of the increase, $18.2 million is attributable to the Maco Acquisition and $15.4 million is attributable to the banking activities of Pinnacle Bank. Consumer loans (primarily home equity loans) increased $30.1 million, or 48.0%, to $92.8 million at December 31, 1995, with $24.2 million of this increase resulting from the Maco Acquisition and the balance resulting from the banking activities of Pinnacle Bank. Real estate loans grew by approximately $165.9 million, or 161.0%, to $268.9 million at December 31, 1995. While the Maco Acquisition added approximately $167.2 million to this item, Pinnacle Bank's real estate loan balances decreased by approximately $1.3 million as Pinnacle managed interest rate risk in Pinnacle Bank's real estate loan portfolio. In connection with the management of its real estate portfolio, Pinnacle Bank sold approximately $11.0 million in originated loans in the secondary market in 1995 as compared to $19.0 million sold in 1994. Lower refinancing activity and higher mortgage rates continued to impact mortgage loan volume during 1995. For the year ended December 31, 1994, gross loans increased to $290.3 million as compared to $264.0 million for the year ended December 31, 1993. During 1994, loan growth was generated in both commercial loans, which increased by approximately $12.8 million over 1993, and consumer loans, which increased by approximately $13.0 million over 1993. However, mortgage loan growth was relatively unchanged during 1994. Pinnacle continues to service the loans it originates, thereby providing additional fee income.

    To manage interest rate risk in its real estate portfolio, Pinnacle sold approximately $80.7 million in originated mortgage loans during the nine months ended September 30, 1996, compared to $4.2 million during the nine months ended September 30, 1995. This increase is attributable primarily to the Maco Acquisition and the $77.5 million of mortgage loans originated through First Federal's large network of mortgage loan originators and sold in the secondary market.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses totaled approximately $5.7 million at September 30, 1996 as compared to $4.9 million as of September 30, 1995. The allowance as a percentage of total loans was 0.97% and 1.58%, respectively, for such periods. The allowance for loan losses totaled approximately $5.9 million at December 31, 1995 as compared to $5.0 million at December 31, 1994, and the allowance as a percentage of total loans was 1.1% and 1.7%, respectively, for such periods. The Maco Acquisition added approximately $1.1 million to the allowance in 1995. However, the allowance attributable to Pinnacle Bank decreased by $262,000 during 1995 as its loan quality remained good and management believed the allowance for loan losses remained adequate to cover potential losses in the loan portfolio. The reductions in the allowance as a percentage of total loans in 1996 and 1995 are attributable mainly to the large amount of mortgage loans acquired in the Maco Acquisition that generally carry a lower reserve per management's estimate. At December 31, 1994, the allowance for loan losses decreased $201,000 from $5.2 million as of December 31, 1993. Improving credit quality accounted for the decrease in loan loss provisions during 1994.

    Net charge-offs for the nine months ended September 30, 1996 were $421,000, or 0.1%, of average loans outstanding as compared to $344,000, or 0.08%, for the nine months ended September 30, 1995. Net charge-offs for the year ended December 31, 1995 were $485,000 or 0.15% of average loans outstanding as compared to $326,000 or .12%, for the year ended December 31, 1994 and $1.0 million, or 0.40%, for the year ended December 31, 1993. Recoveries on previously charged-off loans were $259,000 in 1995 and $272,000 in 1994. At September 30, 1996 and 1995, non-accrual loans amounted to $968,000 and $1.1 million, respectively. At December 31, 1995, nonaccrual loans amounted to approximately $3.3 million (with $881,000 at Pinnacle Bank and $2.4 million at First Federal). This compares to nonaccrual loans of $749,000 at December 31, 1994. Pinnacle's management believes that the steady level of nonaccrual loans at Pinnacle Bank reflects good economic conditions and credit quality and that the level at First Federal was at a manageable level given the nature of its loans and related reserves.

    Other loans of concern to Pinnacle management decreased to $10.3 million as of September 30, 1996 as compared to $11.1 million as of September 30, 1995. Other loans of concern to Pinnacle management increased $2.6 million in 1995 to approximately $9.6 million. This compares to other loans of concern to Pinnacle management totaling $7.0 million in 1994. In the opinion of Pinnacle's management, the allowance for loan losses is adequate and appropriately reflects the risk inherent in each of the period-end loan portfolios. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Pinnacle's allowance for loan losses. Such agencies may require Pinnacle to recognize additions to the allowance based on their judgments regarding information available to them at the time of their examination.

    NON-EARNING ASSETS. Premises and equipment were $12.7 million at September 30, 1996 and $7.5 million at September 30, 1995. Capital improvements for the first nine months in 1996 totaled $922,000 as compared to $1.1 million for the first nine months in 1995. Premises and equipment increased to $12.5 million at December 31, 1995 from $6.9 million at December 31, 1994. Approximately $4.9 million of this increase resulted from the Maco Acquisition. Capital improvements in 1995 totaled $1.5 million as compared to $720,000 in 1994. The increase was attributable primarily to a computer capacity upgrade associated with the Maco Acquisition and the opening of a supermarket branch facility in July, 1995. During 1994, premises and equipment decreased slightly from $7.0 million at December 31, 1993.

    Interest receivable and other assets were $30.7 million at September 30, 1996 and $10.6 million at September 30, 1995. Other real estate increased to $1.3 million from $1.1 million for the same time periods. Interest receivable and other assets increased to $28.7 million from approximately $9.8 million as of December 31, 1995 and 1994, respectively. The increase during 1995 was primarily the result of the Maco Acquisition, which added approximately $18.1 million (including approximately $13.3 million of goodwill associated with the Maco Acquisition). Other real estate increased slightly as of December 31, 1995 to $1.4 million as compared to $1.3 million as of December 31, 1994. At December 31, 1995, virtually all of such other real estate was held by Pinnacle Bank. In 1994, interest receivable and other assets decreased $116,000 from approximately $9.9 million at December 31, 1993.

    INTEREST-BEARING LIABILITIES. Average interest-bearing liabilities increased $467.1 million, or 130.8%, for September 30, 1996 over the same period in 1995. The increase resulted from increases in average time deposits of $188.3 million, average borrowings of $119.5 million, and average savings deposits of $114.1 million.

    In 1995, average interest-bearing liabilities increased approximately $60.8 million, or 18.3%, over 1994. The Maco Acquisition added $32.2 million and Pinnacle Bank's average interest-bearing liabilities increased $28.5 million, or 8.6%. The increase at Pinnacle Bank resulted from increases in average time deposits of $19.6 million, or 15.0%, and average short-term borrowings of $16.1 million. These increases were partially offset by a decrease in savings deposits of $8.8 million. The changes reflect the shift of funds by consumers to higher yielding time deposits as interest rates increased in late 1994. Pinnacle utilized low cost borrowings from the Federal Home Loan Bank of Indianapolis to support loan growth and specific matched security portfolio investments. Year-end 1995 interest-bearing liabilities totaled approximately

$779.9 million as compared to approximately $330.1 million for December 31, 1994 an increase of approximately $449.8 million, or 136.3%. The Maco Acquisition was the primary reason for this increase, adding $390.1 million. Pinnacle Bank added approximately $41.7 million, or 12.6%, in 1995. In addition, the $18.0 million Acquisition Note was issued by Pinnacle to the sole stockholder of Maco in connection with the Maco Acquisition. (The Acquisition Note was repaid in full in March, 1996).

    In 1994, average interest-bearing liabilities increased $4.1 million, or 1.3%, over 1993, due primarily to an increase in average savings accounts that was partially offset by a decline in average time accounts.

    OTHER LIABILITIES. Other liabilities were $6.8 million at September 30, 1996 and approximately $3.8 million at September 30, 1995. The increase was attributable primarily to the Maco Acquisition. At December 31, 1995, other liabilities increased $3.9 million, or 165.5%, to approximately $6.3 million from approximately $2.4 million at December 31, 1994. The Maco Acquisition added $3.2 million. Other liabilities at Pinnacle Bank increased $720,000 due to increases in accrued interest on interest-bearing liabilities associated with growth and higher interest rates. At December 31, 1994 other liabilities were $145,000 higher than other liabilities of $2.2 million at December 31, 1993.

CAPITAL COMPONENTS

    The following table details Pinnacle's capital components and ratios at September 30, 1996 and at December 31, 1995, 1994, and 1993 based upon the capital requirements set by regulatory agencies.

                                                   AT SEPTEMBER 30,           AT DECEMBER 31,
                                                   ----------------  ----------------------------------
                                                         1996           1995        1994        1993
                                                   ----------------  ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Tier I:
  Common stockholders' equity....................    $     73,481    $   74,896  $   35,148  $   33,878
  Net unrealized (gains) losses on securities
    available-for-sale...........................           2,752        (1,137)      1,278        (373)
  Less, net unrealized losses on equity
    securities, goodwill and other intangibles...         (12,754)      (14,396)     (1,251)     (1,361)
                                                         --------    ----------  ----------  ----------
      Total Tier I capital.......................    $     63,479    $   59,363  $   35,175  $   32,144
                                                         --------    ----------  ----------  ----------
                                                         --------    ----------  ----------  ----------
Tier II:
  Allowable portion of the reserve for possible
    credit losses................................    $      5,676    $    5,852       3,482       3,216
      Total Tier II capital......................           5,676         5,852       3,482       3,216
                                                         --------    ----------  ----------  ----------
      Total risk-based capital...................    $     69,155    $   65,215  $   38,657  $   35,360
                                                         --------    ----------  ----------  ----------
                                                         --------    ----------  ----------  ----------
Risk-adjusted assets.............................    $    570,545    $  495,978  $  277,052  $  255,288
                                                         --------    ----------  ----------  ----------
                                                         --------    ----------  ----------  ----------
Quarterly average total assets less deductible
  intangibles....................................    $    964,421    $  548,448  $  406,875  $  407,182
                                                         --------    ----------  ----------  ----------
                                                         --------    ----------  ----------  ----------

                                                       AT SEPTEMBER 30,          AT DECEMBER 31,
                                           REGULATORY  ----------------  -------------------------------
                                            MINIMUM          1996          1995       1994       1993
                                           ----------  ----------------  ---------  ---------  ---------
Tier I capital/risk-adjusted assets......        4.00%         11.13%        11.97%     12.70%     12.59%
Total risk-based capital/risk-adjusted
  assets.................................        8.00%         12.12%        13.15%     13.95%     13.85%
Tier I capital/quarterly average total
  assets less deductible intangibles
  (leverage ratio).......................        3.00%          6.58%        10.82%      8.65%      7.89%
                                              to 5.00%

    Tier I and total qualifying capital were approximately $63.5 million and approximately $69.2 million, respectively, at September 30, 1996 and approximately $59.4 million and $65.2 million, respectively, at December 31, 1995. Tier l and total qualifying capital increased approximately $24.2 million and approximately $26.6 million, respectively, as of December 31, 1995 as compared to December 31, 1994. These increases, which are primarily due to the Maco Acquisition, include net proceeds of approximately $13.2 million of net proceeds received from the issuance of 862,500 shares of Pinnacle Common Stock in a public offering associated with the Maco Acquisition and the approximately $21.0 million stock portion of the purchase price for Maco. Such increases were partially offset by approximately $13.3 million of goodwill associated with the Maco Acquisition. Retained earnings added approximately $3.2 million to Tier 1 and total qualifying capital in 1995.

    On December 31, 1993, Pinnacle adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting of Certain Investments in Debt and Equity Securities." The unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are reportable as a separate component of stockholders' equity until realized. However, for determining risk-based capital ratios, only unrealized holding losses on equity securities are considered as a component of qualifying capital.

    As of September 30, 1996, net unrealized losses on securities, net of tax effect, totaled $2.8 million as compared to net unrealized gains on securities, net of tax effect, of $223,000 for September 30, 1995. At December 31, 1995, unrealized gains on securities available-for-sale, net of tax effect, totaled $1.1 million as compared to net unrealized losses, net of tax effect, of approximately $1.3 million at December 31, 1994. In determining risk-based capital ratios, only unrealized losses on equity securities, net of tax effect, are considered as a component of qualifying capital. These unrealized losses totaled $11,000 at December 31, 1995 and $21,000 at December 31, 1994. Pinnacle's Tier 1 and total risk-based capital to total risk-adjusted assets ratio at December 31, 1995 were 11.97% and 13.15%, respectively, as compared to 12.70% and 13.95%, respectively, at December 31, 1994. In 1994, the net increases in Tier 1 and total risk-adjusted capital were $3.0 million and approximately $3.3 million, respectively, when compared to 1993.

    Pinnacle's capital measurements at September 30, 1996 and December 31, 1995 are in excess of the minimum required by bank regulatory authorities, including the Federal Reserve Board and the FDIC. At September 30, 1996 and December 31, 1995, Pinnacle also had total capital-to-risk based assets in excess of 10%, meeting the "well-capitalized" bank regulatory requirements.

LIQUIDITY

    Liquidity is the ability to satisfy demands for extensions of credit, deposit withdrawals, and other customer and operational needs. Traditional sources of liquidity include asset maturities and core deposit growth. Pinnacle maintains a portion of its assets in liquid form to meet anticipated withdrawal requirements and loan demand from customers. At September 30, 1996, cash and due from banks, federal funds sold, and money market instruments equaled approximately $32.5 million. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank and the Federal Home Loan Bank of Indianapolis. As of September 30, 1996, Pinnacle had borrowed $150.0 million from the Federal Home Loan Bank of Indianapolis to match longer term loans and specific securities with matching maturities.

    Pinnacle adopted SFAS No. 115 on December 31, 1993. Pinnacle identified securities totaling approximately $360.1 million and $61.7 million, respectively, as being available-for-sale at September 30, 1996 and September 30, 1995, respectively. Pinnacle classified all of its security portfolio at December 1, 1995 as being available-for-sale. Consequently, this portfolio, which totaled $287.5 million at December 31, 1995, is available to meet any liquidity needs of Pinnacle. Securities acquired as a result of the Maco Acquisition and totaling $169.6 million were transferred from held-to-maturity to available-for-sale at market value, thereby conforming such securities to Pinnacle's interest rate and credit risk policy. The remainder of the reclassification came from Pinnacle Bank, with an amortized cost of $35.3 million, made pursuant to the FASB's issuance of "A Guide to Implementation of FASB 115" that allowed entities a one-time reclassification of securities. At the date of transfer, December 1, 1995, Pinnacle Bank's securities had a net unrealized gain totaling $530,000.

    Proceeds from the sales of securities available-for-sale amounted to $83.0 million for the first nine months of 1996 and $37.5 million for the first nine months of 1995 with resulting net gains of $357,000 and $181,000, respectively. At September 30, 1996, gross unrealized holding gains and gross unrealized holding losses in Pinnacle's total security portfolio amounted to approximately $894,000 and approximately $5.1 million, respectively. At September 30, 1995, gross unrealized holding gains and gross unrealized holding losses in Pinnacle's total security portfolio amounted to $569,000 and $230,000, respectively.

    Proceeds from the sales of securities available-for-sale amounted to $69.0 million in 1995 and $14.1 million in 1994, with resulting gains of $350,000 and $64,000, respectively. At December 31, 1995, gross unrealized holding gains and gross unrealized holding losses in Pinnacle's total security portfolio amounted to $2.2 million and $478,000, respectively. At December 31, 1994, gross unrealized holding gains and gross unrealized holding losses in Pinnacle's total security portfolio amounted to approximately $292,000 and $3.3 million, respectively.

    The focus of liquidity management at Pinnacle is to satisfy general operating expenses, to service existing debt, and to take advantage of investment opportunities which Pinnacle's management believes will result in an improved return to stockholders. Substantially all of Pinnacle's revenues result from dividends paid to it by Pinnacle Bank and First Federal and from earnings on investments. Dividends paid to Pinnacle by Pinnacle Bank amounted to $2.4 million for the nine months ended September 30, 1996, $2.2 million for the nine months ended September 30, 1995, $12.1 million in 1995, approximately $2.4 million in 1994, and $2.0 million in 1993. Dividends paid to Pinnacle by First Federal amounted to $1.3 million for the nine months ended September 30, 1996 and $4.0 million in 1995.

    There are statutory and regulatory requirements applicable to the payment of dividends by Pinnacle Bank as well as by Pinnacle to its stockholders. Under applicable dividend restrictions, Pinnacle Bank, without obtaining government approvals, could declare aggregate dividends in 1996 of approximately $14.9 million from retained net profits of the preceding two years, plus an amount approximately equal to the net profits (as measured under current regulations), if any, earned for the period from January 1, 1996 through the date of declaration less dividends previously paid in 1996. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends" and "COMPARISON OF STOCKHOLDERS' RIGHTS--Payment of Dividends."

INTEREST RATE SENSITIVITY

    By effectively managing interest rate sensitivity, interest rate risk is minimized by balancing the amount of interest-sensitive assets and interest-sensitive liabilities repricing within each time period. Interest rate sensitivity is measured by analyzing the maturity and timing of interest rate changes on assets and liabilities. The "gap" is the amount by which interest-sensitive assets exceed interest-sensitive liabilities for any given period. In periods of increasing interest rates, a positive gap will generally result in increased net interest income; conversely, a negative gap will result in decreased net interest income in such periods. In periods of decreasing interest rates, a positive gap will result in decreased net interest income and a negative gap will result in increased net interest income. Pinnacle is managing its current negative gap position by emphasizing variable-rate loans, investing in short-term securities, and encouraging longer term deposit products through pricing strategies.

    The following table sets forth management's estimate of the projected maturities and/or repricing of Pinnacle's assets and liabilities as of December 31, 1995. In preparing the table, management of Pinnacle has assumed that loans prepay to varying degrees based on type, maturity and rate. Certificates of deposit have been entered into the analysis based on contractual maturity.

                                                                  INTEREST RATE SENSITIVITY/GAP
                                                                 ANALYSIS AS OF DECEMBER 31, 1995
                                       ------------------------------------------------------------------------------------
                                                                 INTEREST RATE SENSITIVITY PERIOD
                                       ------------------------------------------------------------------------------------
                                                                                          1 YEAR
                                          0-3         4-6         7-9         10-12       THROUGH       OVER
                                         MONTHS      MONTHS      MONTHS      MONTHS       5 YEARS     5 YEARS      TOTAL
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
                                                                      (DOLLARS IN THOUSANDS)
Assets:
  Interest-bearing deposits with
    financial institutions...........  $   45,261  $      100  $   --      $   --       $   --       $   --      $   45,361
  Securities available-for-sale......      33,525      28,913      19,779        8,095       65,523     131,697     287,532
  Loans..............................     168,229      17,781      26,293       35,368      195,050      75,738     518,459
  Non-earning assets.................      --          --          --          --           --           --          60,094
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
    Total Assets.....................  $  247,015  $   46,794  $   46,072  $    43,463  $   260,573  $  207,435  $  911,446
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
Funding Sources:
  Interest-bearing demand............  $   37,414  $   --      $   --      $   --       $    42,652  $   --      $   80,066
  Savings and time deposits..........     195,237      70,429      41,061       28,366      234,528       3,013     572,634
  Securities sold under repurchase
    agreements and other
    borrowings.......................      77,902      --           5,524       30,000       13,728      --         127,154
  Noninterest-bearing sources........      --          --          --          --           --           --         131,592
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
    Total funding sources............  $  310,553  $   70,429  $   46,585  $    58,366  $   290,908  $    3,013  $  911,446
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
                                       ----------  ----------  ----------  -----------  -----------  ----------  ----------
Repricing/Maturity Gap
  Period.............................  $  (63,538) $  (23,635) $     (513) $   (14,903) $   (30,335) $  204,422
  Cumulative.........................  $  (63,538) $  (87,173) $  (87,686) $  (102,589) $  (132,924) $   71,498
Cumulative rate sensitivity
  assets/Cumulative rate sensitivity
  funding sources....................      79.54%      77.12%      79.49%       78.89%       82.89%     109.17%

    Certain shortcomings are inherent in the above analysis. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of, or lag behind, changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the analysis. Finally, in the event of rising interest rates, management may choose to increase the rates paid on deposit accounts in order to retain those accounts.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of Pinnacle are monetary in nature. As a result, interest rates have a more significant impact on Pinnacle's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1995, Pinnacle adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due. Under SFAS No. 114 and SFAS No. 118, impaired loans must be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent. SFAS No. 114 and SFAS No. 118 do not apply to certain groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, or debt securities. Prior to January 1, 1995, Pinnacle's impaired loans were described as, and included in, non-accrual loans. The adoption of SFAS No. 114 and SFAS No. 118 has had no material effect on Pinnacle's non-performing assets or financial condition.

    In October 1994, SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" was issued by the Financial Accounting Standard Board ("FASB"). Effective for financial statements issued for fiscal years ending after December 15, 1994, SFAS No. 119 requires disclosures about the amounts, nature and terms of certain derivative financial instruments. Pinnacle adopted SFAS No. 119 and has made the required disclosures thereunder for the year ended December 31, 1994.

    In May 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights", which requires Pinnacle to recognize the rights to service mortgage loans for others as a separate asset, regardless of the manner in which such rights are acquired, was issued. The statement applies to fiscal years beginning after December 15, 1995, with earlier adoption permitted. Pinnacle adopted SFAS No. 122 on January 1, 1995, which did not materially impact the capital, financial position or net income of Pinnacle.

RECENT LEGISLATION

    Legislation was recently enacted that resulted in, among other things, the assessment of a one-time charge against financial institutions with deposits insured by SAIF. The amount of the charge equaled approximately .657% of the deposits of a financial institution held on March 31, 1995 and subject to the SAIF premium. The Special Assessment was due on October 1, 1996 and payable no later than November 27, 1996. As a result of the Special Assessment, Pinnacle paid an assessment of $2.4 million on approximately $361.3 million of deposits held by it on March 31, 1995 and insured by SAIF.

                              BUSINESS OF PINNACLE

    UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THE FOLLOWING DISCUSSION TO "PINNACLE" ARE REFERENCES TO PINNACLE AND ITS SUBSIDIARIES COLLECTIVELY (INCLUDING PINNACLE BANK). FOR ADDITIONAL INFORMATION REGARDING THE BUSINESS OF PINNACLE, SEE "THE COMPANIES--PINNACLE FINANCIAL SERVICES, INC."

GENERAL

    Pinnacle is a registered bank holding company which provides full-service retail banking and trust services in southwestern Michigan and northern Indiana through its wholly-owned subsidiary, Pinnacle Bank. Corporate policy, strategy, and goals, as well as operational and administrative policies for Pinnacle Bank, are established by the Pinnacle Board. In order to facilitate implementation of policies at Pinnacle Bank, the directors of Pinnacle also serve as directors of Pinnacle Bank.

STRATEGIES TO ACHIEVE GROWTH

    ACQUISITIONS. In recent years, Pinnacle's growth has occurred primarily through mergers and acquisitions. Since its formation as a bank holding company in 1986, Pinnacle has successfully integrated five significant acquisitions. In February 1988, Pinnacle acquired $37 million in assets and assumed certain liabilities of First State Bank of White Cloud (the "White Cloud Acquisition"), which thereafter became a branch office of Pinnacle Bank. In December 1990, the majority of the assets of Pinnacle's White Cloud branch office were sold to, and the liabilities associated with that branch office were assumed by, another unaffiliated bank. In February 1990, the Resolution Trust Corporation transferred to Pinnacle $84 million in assets and certain liabilities of the insolvent Peoples Savings Association of St. Joseph, Michigan (the "Peoples Acquisition"). In December 1992, Pinnacle acquired all of the outstanding stock of Harbor Country Banking Company of Three Oaks, Michigan, an $82 million state bank. On December 1, 1995, in a transaction then valued at $41.9 million, Pinnacle acquired Maco Bancorp, Inc. See "ACQUISITION OF MACO BANCORP, INC." As a result of these acquisitions and growth generated by its own operations, Pinnacle's assets increased from $231 million at the beginning of 1990 to $1.0 billion at September 30, 1996.

    Through its acquisition strategy, Pinnacle seeks to diversify and expand both its market area and its asset base, and to increase its profitability. Although Pinnacle is more interested in acquiring established financial service organizations, based on its experiences with the White Cloud Acquisition and the Peoples Acquisition, Pinnacle may acquire the assets of troubled or insolvent banks or thrift institutions if advantageous asset acquisition opportunities of this type present themselves. Factors usually considered by Pinnacle in determining the desirability of an acquisition candidate include price and terms, the growth potential of the target's market and earnings, the target's general financial condition and the quality of the target's management.

    In addition to expansion through acquisitions, Pinnacle may consider establishing branch facilities as a means of expanding its presence into new market areas. Pinnacle may also consider expanding into businesses closely related to its banking activities. Closely related businesses that Pinnacle could acquire or organize include, among others, mortgage lending, mortgage servicing, investment and financial advisory services, leasing, insurance, data processing, management consulting to depository institutions, and courier services.

    As a result of the Maco Acquisition, Pinnacle acquired First Insurance, Inc., an Indiana corporation engaged primarily in the sale of multi-peril homeowner's insurance to borrowers of Pinnacle Bank. On October 1, 1996, and in exchange for 99,451 shares of Pinnacle Common Stock then valued at $2.1 million, Pinnacle Bank acquired Starke's, Inc., a Michigan corporation and an independent "full-line" insurance agency.

    There can be no assurance that any further acquisitions will be made by Pinnacle or, if made, will be successful. Moreover, there can be no assurance that Pinnacle's strategies to achieve growth will be successful.

    CUSTOMER DEVELOPMENT. Pinnacle believes that it can increase profitability by expanding the number and types of accounts and relationships with its existing customers. To achieve that goal, Pinnacle is continuing to explore technologies that facilitate cross-selling of financial products to existing customers and deliver services more efficiently. In 1995 Pinnacle initiated a telephone marketing program utilizing personnel trained to survey customer satisfaction and needs and to cross-sell additional products offered by it.

    CUSTOMER RETENTION. Pinnacle focuses on providing personalized, high quality and comprehensive service in order to develop and maintain long-term, multiple account relationships with customers. Through its subsidiaries, Pinnacle offers a wide range of banking services, including consumer, commercial and real estate loans, personal and business checking accounts, savings accounts, demand and time deposits, safe deposit services, trust and other fiduciary services, and brokerage services. To facilitate the retention of customers, Pinnacle has designed and implemented a system of quality controls and initiatives known as its "Quality in the Banking Environment" program.

    Pinnacle utilizes alternative delivery systems that include electronic funds transfer systems (such as direct deposit of payroll services and ATMs) and telephone banking systems. Pinnacle is also expanding its delivery of financial services in non-traditional settings. In July 1995, Pinnacle Bank established a full-service branch office in a supermarket located in Stevensville, Michigan.

    Pinnacle has attempted to increase customer convenience, and thereby increase customer loyalty, through, among other things, enhanced financial services, extended banking hours, and the development of products targeted to the needs of particular segments of its customer base. For example, some of Pinnacle's branch offices now offer Saturday lobby hours. Pinnacle has also developed a low-cost basic checking service, private banking services, commercial cash management services, and special products targeted to the senior citizen market. Finally, Pinnacle now offers its customers full-service brokerage services that include a wide range of investment opportunities and a combination of research and financial planning that are suited to individual customer needs.

LENDING PRACTICES

    LOAN PORTFOLIO. In accordance with its loan policies, Pinnacle strives to maintain a diversified loan portfolio. The following table presents loans outstanding according to loan category at December 31 of each year.

                                                 1995        1994        1993        1992        1991
                                              ----------  ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS)
Commercial..................................  $  154,044  $  120,414  $  107,660  $   97,456  $   68,153
Real Estate.................................     268,911     103,016     103,568     110,208      92,951
Consumer....................................      92,826      62,742      49,779      50,956      52,974
Economic development bonds and other
  tax-exempt loans..........................       2,678       4,158       3,003       4,003       4,788
                                              ----------  ----------  ----------  ----------  ----------
Loans, net of unearned income...............     518,459     290,330     264,010     262,623     218,866
Allowance for loan losses...................      (5,852)     (5,014)     (5,215)     (5,881)     (2,002)
                                              ----------  ----------  ----------  ----------  ----------
Net loans...................................  $  512,607  $  285,316  $  258,795  $  256,742  $  216,864
                                              ----------  ----------  ----------  ----------  ----------
                                              ----------  ----------  ----------  ----------  ----------

    The following table presents commercial loans outstanding at December 31 of each year which, based on remaining scheduled repayments of principal, are due in the period indicated.

                                                                     1995                   1994
                                                             ---------------------  --------------------
                                                              VARIABLE     FIXED    VARIABLE     FIXED
                                                                RATE       RATE       RATE       RATE
                                                             ----------  ---------  ---------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Due in 1 year or less......................................  $   31,468  $  10,773  $  76,435  $   9,687
Due in 1 through 5 years...................................      30,553     37,595        782     33,510
Due after 5 years..........................................      38,935      4,720     --         --
                                                             ----------  ---------  ---------  ---------
  Total....................................................  $  100,956  $  53,088  $  77,217  $  43,197
                                                             ----------  ---------  ---------  ---------
                                                             ----------  ---------  ---------  ---------

    The following table presents information concerning certain non-performing loans at December 31 of each year.

                                                             1995       1994       1993       1992       1991
                                                           ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS)
Loans accounted for on a non-accrual basis(1)............  $   3,321  $     749  $   1,722  $   5,424  $   1,502
Accruing loans contractually past due 90 days or more as
  to principal or interest payments(2)...................        675        490        694        858      1,435
Restructured loans.......................................        324        503        282     --         --
                                                           ---------  ---------  ---------  ---------  ---------
  Total non-performing loans.............................  $   4,320  $   1,742  $   2,698  $   6,282  $   2,937
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

------------------------

(1) Loans are generally placed on a non-accrual basis when, in the opinion of management, collection of principal or interest payments is unlikely. Income on such loans is then recognized only to the extent that cash is received and where future collection is likely. If non-accrual loans had been maintained current in accordance with their original terms, additional interest income of $81,000, $87,000 and $79,000 would have been recorded during the years ended December 31, 1995, 1994 and 1993, respectively.

(2) Excludes loans accounted for on a non-accrual basis.

    Pinnacle closely monitors other loans of concern, which are loans now current (i.e., not included in non-accrual and past-due loan disclosures above) but where doubts exist as to the ability of the borrower to comply with present loan repayment terms. These loans totaled approximately $9.6 million at December 31, 1995 and approximately $7.0 million at December 31, 1994. The classification of these loans, however, does not mean that Pinnacle's management expects losses on these loans. Such classification relates to specific concerns relating to each individual borrower and does not relate to any concentrated risk elements common to all the loans. The increase in such loans during 1995 is attributable to the Maco Acquisition. Pinnacle has no loans for which the terms have been renegotiated to less than market rates due to weakening of a borrower's financial condition.

    Pinnacle's loans outstanding to borrowers in foreign countries as of December 31, 1995, 1994 and 1993, did not exceed 1% of its total assets. As of December 31, 1995, 1994 and 1993, Pinnacle had no concentrations of loans to individual borrowers that exceeded 10% of total loans.

    COMMERCIAL LOANS. Through 10 experienced lending officers, Pinnacle provides cash management services and secured and unsecured loans for business purposes to individuals, companies and governmental units primarily within southwestern Michigan and northern Indiana.

    Pinnacle originates commercial loans for general business purposes, including working capital requirements, inventory and accounts receivable financing, and fixed asset financing for various equipment and plant expansions. Pinnacle's commercial customers include, among others, professionals, durable-goods manufacturers, service-related companies and retail establishments.

    Pinnacle also originates mortgage loans for the acquisition and refinancing of commercial real estate properties. The majority of Pinnacle's commercial real estate loans are secured by first liens on office buildings, small retail establishments and small manufacturing facilities located in its primary market area.

    Although conditions vary from loan to loan, commercial loans for working capital purposes are typically written for less than one year and renewals are reviewed on an annual basis. Loans provided for non-real estate fixed assets generally have terms between four and six years and are fully amortizing over the period. Commercial real estate loans are generally written with a three to five year term with payments typically amortizing over 15 years. In addition to a first lien on the collateral asset, Pinnacle seeks to secure its loans by obtaining a security interest in all of the other assets of the borrower's business, an assignment of rents, if applicable, and personal guaranties. Commercial real estate loans generally have interest rates which are set at a regional national bank's prime rate plus a margin and which adjust each time the designated prime rate adjusts. Pinnacle also encourages commercial real estate borrowers to open or maintain a deposit account at Pinnacle to facilitate the automatic withdrawal of the loan payment based on the terms of the loan.

    Pinnacle evaluates all aspects of commercial loan transactions in order to mitigate risk to the extent possible. In underwriting these loans, consideration is given to the stability of the borrower's cash flow and operating history, future operating projections, comparable financial ratios for like businesses, and collateral asset evaluations. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower and guarantor, if applicable. A narrative appraisal report is prepared by an appraiser who is either a member of the Appraisal Institute or state-certified and commissioned by Pinnacle to substantiate property values for every commercial real estate loan transaction.

    Commercial real estate lending entails more risks than single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for retail establishments, offices or other commercial space. Pinnacle attempts to minimize its risk exposure by limiting such lending to proven business owners, and considering properties with an existing operating performance which can be analyzed, and continually monitoring the financial condition of the borrower and the operation and physical condition of the collateral.

    SINGLE-FAMILY RESIDENTIAL REAL ESTATE LOANS. Pinnacle originates loans secured by first lien mortgages on completed one- to four-family residences in its market area for retention in its portfolio, if the loan has an adjustable rate of interest, and for sale in the secondary market, if the loan has a fixed rate of interest. Pinnacle originates fixed-rate and adjustable-rate residential mortgage loans with terms of up to 30 years; although a large number of the loans held in its portfolio have maturities that are less than the contractual terms due to prepayments, due-on-sale clauses and bi-weekly payments.

    The adjustable-rate mortgages currently offered by Pinnacle have interest rates which adjust commencing on the first, third or fifth anniversary of the loan, and are based upon an index tied to the weekly average yield on U.S. Treasury securities (adjusted to a constant comparable maturity), as made available by the Federal Reserve Board, plus a margin.

    When Pinnacle sells the residential loans it has originated, it may either retain or sell the rights to service those loans and to receive the related fees. Pinnacle currently receives servicing fees ranging generally from 0.25% to 0.375% per annum on its mortgage loan servicing portfolio. While the aggregation of a servicing portfolio can create a substantial continuing source of income, there is an active market for mortgage loan servicing rights (which are generally valued in relation to the present value of the cash flow generated by the servicing rights). Subject to market conditions, Pinnacle currently plans to increase the size of its mortgage loan servicing portfolio by retaining some servicing rights associated with wholesale residential loan purchases, making bulk purchases of servicing rights and increasing retained servicing rights on residential loans it originates.

    CONSUMER LOANS. Pinnacle originates consumer loans, which are primarily for personal, family or household purposes, in order to provide a wide range of financial services to its customers. Consumer loans made by Pinnacle include home equity lines of credit, home improvement loans, and loans to finance the purchase of new and used automobiles and boats. Pinnacle makes unsecured consumer loans on a case-by-case basis based upon a detailed review of the applicant's credit history. Pinnacle has begun purchasing home equity loans from correspondents located outside of its southwestern Michigan and northern Indiana market areas. Pinnacle also purchases retail installment loans from certain automobile dealerships in its market area.

    Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for the home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. These loans are generally repaid on a monthly repayment schedule with the source of repayment tied to the borrower's periodic income. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Pinnacle believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to serve the credit needs of the communities and customers that it serves. Pinnacle's consumer loan lending territory approximates the markets served by its retail branches. Consumer loan customers are typically individuals who have a pre-existing banking relationship with Pinnacle.

    ALLOWANCE FOR LOAN LOSSES. An allowance for loan losses is maintained at a level that management of Pinnacle considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowances for loan losses are based on estimated net realizable value, unless it is probable that loans will be foreclosed, in which case allowances for loan losses are based on fair value. The allowance is reviewed by management on a quarterly basis and its evaluation is based upon examination of the portfolio, past loss experience, the level and trends of classified assets, the current level of the allowance as it relates to non-performing loans, the current level of provisions for loan losses and how such levels relate to total loans receivable, net, non-performing loans and recent and projected charge-offs, current economic conditions, the results of the most recent regulatory examinations and other relevant factors. While management of Pinnacle uses its best efforts to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

    LOAN LOSS EXPERIENCE. The following table summarizes the loan loss experience and provides a breakdown of the allowance for loan losses at December 31, of each year.

                                                           1995        1994        1993        1992        1991
                                                        ----------  ----------  ----------  ----------  ----------
                                                                              (IN THOUSANDS)
Loans outstanding at end of period, net of unearned
  income..............................................  $  518,459  $  290,330  $  264,010  $  262,623  $  218,866
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Average loans for the period, net.....................  $  322,851  $  274,757  $  256,970  $  216,289  $  222,774
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Allowance for loan losses, beginning of period........  $    5,014  $    5,215  $    5,881  $    2,022  $    1,922
Charge-offs for period:
  Commercial loans....................................          73         284         907         621         446
  Real Estate loans...................................          44          34          83         254          54
  Consumer loans......................................         627         280         419         627         495
                                                        ----------  ----------  ----------  ----------  ----------
    Total charge-offs.................................         744         598       1,409       1,502         995
                                                        ----------  ----------  ----------  ----------  ----------
Recoveries for period:
  Commercial loans....................................         116          67         120         101          23
  Real Estate loans...................................          23          42          90          11          26
  Consumer loans......................................         120         163         173         116         128
                                                        ----------  ----------  ----------  ----------  ----------
    Total recoveries..................................         259         272         383         228         177
                                                        ----------  ----------  ----------  ----------  ----------
Net charge-offs for the period........................         485         326       1,026       1,274         818
                                                        ----------  ----------  ----------  ----------  ----------
Allowance recorded for acquired loans.................       1,098      --          --           4,039      --
Provision for loan losses.............................         225         125         360       1,094         918
                                                        ----------  ----------  ----------  ----------  ----------
Total allowance for loan losses, end of period........  $    5,852  $    5,014  $    5,215  $    5,881  $    2,022
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Ratio of net charge-offs during the period to average
  loans outstanding...................................         .15%        .12%        .40%        .59%        .37%
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Allocation of allowance for loan losses:
  Commercial loans....................................  $    3,169  $    2,855  $    3,038  $    3,635  $      609
  Real Estate loans...................................       1,475       1,189       1,181       1,174         616
  Consumer loans......................................       1,208         970         996       1,072         797
                                                        ----------  ----------  ----------  ----------  ----------
    Total allowance for loan losses...................  $    5,852  $    5,014  $    5,215  $    5,881  $    2,022
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Percentage of loans to total gross loans:
  Commercial loans....................................          29%         42%         41%         37%         31%
  Real Estate loans...................................          52          35          39          42          43
  Consumer loans......................................          18          22          19          19          24
  Economic development bonds and other tax-exempt
    loans.............................................           1           1           1           2           2
                                                        ----------  ----------  ----------  ----------  ----------
    Total.............................................         100%        100%        100%        100%        100%
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

    The allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the above categories of loans at the dates indicated. The allowance is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio and management's evaluation of the probability of collection of specific loans.

INVESTMENT ACTIVITIES

    GENERAL. Financial institutions such as Pinnacle have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings and loan associations, certain bankers' acceptances and Federal funds. Subject to various restrictions, Pinnacle may also invest a portion of its assets in commercial paper, corporate debt securities and mutual funds (so long as the assets of such mutual funds conform to the investments that financial institutions such as Pinnacle are otherwise authorized to make directly).

    Pinnacle's investment securities are comprised of securities held-to-maturity and securities available-for-sale. Securities which management believes could be sold prior to maturity in order to manage interest rate risk, prepayments, liquidity risk, or other corporate purposes are classified as securities available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported as a component of stockholders' equity. Securities, other than the foregoing, which management has the ability and positive intent to hold until maturity, are classified as securities held-to-maturity and are accounted for using historical amortized cost. Pinnacle has no material trading account securities.

    INVESTMENT PORTFOLIO. The following table presents the amortized cost basis of securities held-to-maturity at the dates indicated.

                                                                                           AT DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
U.S. Treasury Securities.........................................................  $  --      $  --      $  --
Obligations of other U.S. government agencies and corporations...................     --         --         --
Obligations of states and political subdivisions(1)..............................     --         16,103     15,449
Corporate securities.............................................................     --         15,616     20,830
Equity securities................................................................     --         --          1,318
Mortgage-backed securities.......................................................     --         11,720     18,724
                                                                                   ---------  ---------  ---------
Total............................................................................  $  --      $  43,439  $  56,321
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

------------------------

(1) At December 31, 1994, the book value of securities issued by the State of Michigan and the State of Illinois (including all their political subdivisions) totaled $3,706,000 and $4,315,000 with a market value of $3,756,000 and $4,338,000, respectively. At December 31, 1993, the book value of securities issued by the State of Michigan (including all of its political subdivisions) totaled $3,941,000, with a market value of $4,228,000.

    The following table presents the amortized cost basis of securities available-for-sale at the dates indicated.

                                                                                          AT DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1995       1994       1993
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
U.S. Treasury Securities........................................................  $    9,577  $  17,752  $  25,919
Obligations of other U.S. government agencies and corporations..................      91,925      7,258      3,884
Obligations of states and political subdivisions................................      19,406         55      1,750
Corporate securities............................................................      10,275      6,547      3,555
Equity securities...............................................................       6,328      1,803        250
Mortgage-backed securities......................................................     148,298     16,616     27,645
                                                                                  ----------  ---------  ---------
Total...........................................................................  $  285,809  $  50,031  $  63,003
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    At December 31, 1995 Pinnacle did not have any securities held-to-maturity.

    The following table summarizes the maturities of securities available-for-sale at the date indicated and the weighted yield of such securities:

                                                                          AT DECEMBER 31, 1995
                                                                         -----------------------
                                                                           AMOUNT       YIELD
                                                                         ----------     -----
                                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury securities:
    Within 1 year......................................................  $    3,536        5.35%
    After 1 but within 5 years.........................................       6,264        5.25
                                                                         ----------         ---
    Subtotal...........................................................       9,800        5.29
                                                                         ----------         ---
Obligations of other U.S. government agencies and corporations:
    Within 1 year......................................................      15,959        5.77
    After 1 but within 5 years.........................................      27,948        5.93
    After 5 but within 10 years........................................      38,430        7.36
    After 10 years.....................................................       9,943        7.36
                                                                         ----------         ---
    Subtotal...........................................................      92,280        6.65
                                                                         ----------         ---
Obligations of states and political subdivisions
    Within 1 year......................................................         944        5.61
    After 1 but within 5 years.........................................       8,107        4.97
    After 5 but within 10 years........................................       9,166        5.45
    After 10 years.....................................................       1,883        4.96
                                                                         ----------         ---
    Subtotal...........................................................      20,100        5.22
                                                                         ----------         ---
Corporate Securities:
    Within 1 year......................................................       7,077        5.64
    After 1 but within 5 years.........................................       3,091        6.70
    After 5 but within 10 years........................................      --          --
    After 10 years.....................................................          95        6.98
                                                                         ----------         ---
    Subtotal...........................................................      10,263        5.97
                                                                         ----------         ---
Equity securities:
    Within 1 year......................................................       6,312        7.97
                                                                         ----------         ---
Mortgage-backed securities:
    Within 1 year......................................................       3,137        6.46
    After 1 but within 5 years.........................................      17,333        6.26
    After 5 but within 10 years........................................       5,287        6.67
    After 10 years.....................................................     123,010        6.56
                                                                         ----------         ---
    Subtotal...........................................................     148,777        6.53
                                                                         ----------         ---
Total securities available-for-sale....................................  $  287,532        6.45%
                                                                         ----------         ---
                                                                         ----------         ---

SOURCES OF FUNDS

    GENERAL. Pinnacle's principal source of funds for use in lending and for other general business purposes has traditionally come from deposits obtained through the branch offices of its bank subsidiary and its thrift subsidiary. Pinnacle also derives funds from the proceeds from operations, the sale of residential mortgage loans in the secondary market, and the amortization and prepayments of outstanding loans and mortgage-related securities. Pinnacle periodically borrows from the Federal Home Loan Bank of Indianapolis.

    DEPOSITS. Pinnacle's current deposit products include savings accounts, checking accounts, money market deposit accounts and certificates of deposit ranging in terms from 14 days to five years. Pinnacle's deposits are obtained primarily from residents in southwestern Michigan and northern Indiana. Pinnacle attracts deposit accounts by offering a variety of accounts, competitive interest rates, and convenient branch office locations and service hours. Pinnacle primarily utilizes direct mail, newspaper and radio advertising to attract new customers and deposits, but Pinnacle does not solicit brokered deposits.

    The following table presents a breakdown by category of the average amount of deposits (all in domestic offices) and the average rate paid for the periods indicated.

                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                       1995                     1994                     1993
                                              -----------------------  -----------------------  -----------------------
                                               AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE
                                               BALANCE     RATE PAID    BALANCE     RATE PAID    BALANCE     RATE PAID
                                              ----------  -----------  ----------  -----------  ----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits.........  $   39,028        0.00%  $   37,587        0.00%  $   33,391        0.00%
Interest-bearing demand deposits............      48,223        1.95       45,978        1.76       47,007        2.29
Savings deposits............................     143,006        4.13      141,511        3.24      125,062        3.25
Time deposits...............................     164,332        5.63      131,025        4.52      145,355        4.74
                                              ----------               ----------               ----------
    Total...................................  $  394,589               $  356,101               $  350,815
                                              ----------               ----------               ----------
                                              ----------               ----------               ----------

    Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1995 are summarized as follows:

                                                                               AT DECEMBER 31,
                                                                                    1995
                                                                               ---------------
                                                                               (IN THOUSANDS)
Three months or less.........................................................     $  17,424
Three through six months.....................................................         8,858
Six through twelve months....................................................         6,324
Over twelve months...........................................................        12,052
                                                                                    -------
    Total....................................................................     $  44,658
                                                                                    -------
                                                                                    -------

    BORROWINGS. Pinnacle borrows from time to time for short-term funding purposes. At September 30, 1996, total borrowings by Pinnacle were $193.3 million. Pinnacle has entered into an agreement which enables it to borrow funds from the Federal Home Loan Bank of Indianapolis that are collateralized by a blanket agreement on all unpledged assets equal to the amount of current assets. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities, and are generally available to fund loans held for sale and to meet seasonal and other withdrawals of deposit accounts. At September 30, 1996, Pinnacle had $150.0 million of advances from the Federal Home Loan Bank of Indianapolis and $43.3 million of other borrowings secured by securities sold under repurchase agreements.

TRUST SERVICES

    Pinnacle's trust operations had approximately 330 trust accounts under management as of September 30, 1996. Pinnacle's trust operations provide a full complement of asset management services for individuals and corporations, and are currently emphasizing investment management for individuals and employee benefit plan management. Since its formation in 1987, Pinnacle's trust operations have experienced strong growth as assets under management grew to approximately $92.8 million as of September 30, 1996. The growth of Pinnacle's trust operations is attributable to concerted marketing efforts by Pinnacle.

Its trust operations competes for business primarily with other banks and brokerage companies in its market area.

COMPETITION

    The banking and thrift business is highly competitive. Pinnacle competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds operating in Michigan, Indiana and elsewhere. Many of these competitors have substantially greater resources and lending limits than Pinnacle and offer certain services that Pinnacle does not currently provide. In addition, non-depository institutions are generally not subject to the extensive regulation applicable to Pinnacle.

EMPLOYEES

    Pinnacle does not have any employees that are not also full-time employees of Pinnacle Bank or subsidiaries of Pinnacle Bank because virtually all of Pinnacle's activities are conducted through Pinnacle Bank and its subsidiaries. Pinnacle Bank had 326 full-time employees and 38 part-time employees at December 31, 1996. None of Pinnacle's employees are represented by a collective bargaining agent. Pinnacle believes that it enjoys good relations with its personnel.

LEGAL PROCEEDINGS

    There are no material legal proceedings to which Pinnacle is a party or to which any of its property is subject.

PROPERTIES

    Pinnacle owns or leases all of the properties in which its various offices are located. Pinnacle owns its main office in St. Joseph, Michigan. Pinnacle has 15 additional banking offices in Berrien and Van Buren counties, Michigan and 14 branch offices and two loan production offices in Jasper, Lake, Marion and Porter counties, Indiana. Of the branch offices in Michigan, 14 are owned and two are leased. Of the branch offices and loan production offices in Indiana, 11 are owned and three are leased. Pinnacle also owns 17 automated teller machines, of which nine are housed within its banking offices and eight are independently located. At December 31, 1995, the properties and equipment of Pinnacle had an aggregate net book value of $12.5 million.

                             MANAGEMENT OF PINNACLE

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of Pinnacle are as indicated in the following table. The table also indicates the positions held by such persons at Pinnacle Bank.

                                                              PINNACLE                         PINNACLE BANK
NAME                                    AGE                 POSITION(S)                         POSITION(S)
----------------------------------      ---      ----------------------------------  ----------------------------------
John P. Cunningham................          59                Director                            Director
Charles R. Edinger................          68                Director                            Director
John D. Fetters...................          69                Director                            Director
Terrence A. Friedman..............          59                Director                            Director
Richard L. Schanze................          56      Director, Chairman and Chief        Director, Chairman and Chief
                                                          Executive Officer                   Executive Officer
Kay F. Varga......................          59                Director                            Director
Arnold L. Weaver..................          51     Director, President and Chief       Director, President and Chief
                                                          Operating Officer                   Operating Officer
Alton C. Wendzel..................          66                Director                            Director
Donald E. Radde...................          44      Executive Vice President and      Executive Vice President, Chief
                                                              Secretary                 Lending Officer and Secretary
David W. Kolhagen.................          39      Vice President and Treasurer     Vice President and Chief Financial
                                                                                                   Officer
LeAnn Krokker.....................          38       Vice President, Executive           Vice President, Executive
                                                         Marketing Officer                   Marketing Officer
John A. Newcomer..................          45       Corporate Affairs Officer           Corporate Affairs Officer

    John P. Cunningham has been a director of both Pinnacle and Pinnacle Bank since May, 1996. He also is a member of the Retirement Committee of the Pinnacle Board. He is also a member of the Trust Committee and the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the Chief Financial Officer of Whirlpool Corporation, a publicly-held appliance manufacturer with securities listed on the New York Stock Exchange. In 1995 he was the Chief Financial Officer of Maytag, a publicly-held appliance manufacturer with securities listed on the New York Stock Exchange. Prior to that time he was the Controller of IBM, a publicly-held company with securities listed on the New York Stock Exchange.

    Charles R. Edinger is a director of both Pinnacle and Pinnacle Bank and is a member of the Audit Committee of the Board of Directors of Pinnacle. He is also a member of the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the President of Anderson Building Materials, Co., a steel fabricating company.

    John D. Fetters is a director of both Pinnacle and Pinnacle Bank and is a member of the Audit Committee and the Compensation Committee of the Board of Directors of Pinnacle. He is also a member of the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the President of Sanitary Dry Cleaners, Inc., a dry cleaning company.

    Terrence A. Friedman is a director of both Pinnacle and Pinnacle Bank and is a member of the Compensation Committee of the Board of Directors of Pinnacle. He is also a member of the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the President of Yale-South Haven Inc., a manufacturer of rubber components primarily for the auto industry.

    Richard L. Schanze is a director of both Pinnacle and Peoples and is a member of the Trust Committee and the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the Chairman and Chief Executive Officer of Pinnacle and the Chairman and Chief Executive Officer of Pinnacle Bank.

    Kay F. Varga is a director of both Pinnacle and Pinnacle Bank and is a member of the Audit Committee of the Board of Directors of Pinnacle. She is also a member of the Trust Committee and the

Loan Review Committee of the Board of Directors of Pinnacle Bank. She is currently the President of Thayer, Inc., a paper products distributor.

    Arnold L. Weaver is a director of both Pinnacle and Pinnacle Bank and is a member of the Trust Committee and the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the President of Pinnacle and of Pinnacle Bank.

    Alton C. Wendzel is a director of both Pinnacle and Pinnacle Bank and is a member of the Audit Committee of the Board of Directors of Pinnacle. He is also a member of the Loan Review Committee of the Board of Directors of Pinnacle Bank. He is currently the President of Greg Orchards and Produce, Inc. and Coloma Frozen Foods, Inc., processors of fresh and frozen producer.

    Donald E. Radde is an Executive Vice President and the Secretary of Pinnacle and of Pinnacle Bank. He is also the Chief Lending Officer of Pinnacle Bank.

    David W. Kolhagen is a Senior Vice President and the Treasurer of Pinnacle and a Senior Vice President and the Chief Financial Officer of Pinnacle Bank.

    LeAnn Krokker is Vice President, Executive Marketing Officer of Pinnacle and of Pinnacle Bank.

    John A. Newcomer is the Corporate Affairs Officer of Pinnacle and of Pinnacle Bank.

    Directors of Pinnacle are elected annually by the stockholders of Pinnacle. Executive officers of Pinnacle are appointed by the Pinnacle Board and serve until their successors are appointed and qualified. No director or executive officer of Pinnacle or Pinnacle Bank is related to any other director or to any executive officer of Pinnacle or of any of its subsidiaries by blood, marriage or adoption, and there are no arrangements or understandings between a director or executive officer and any other person pursuant to which such person was elected a director or executive officer of Pinnacle or any of its subsidiaries.

    Information regarding the remuneration of Pinnacle's management is set forth below and is contained in Pinnacle's Proxy Statement for the Annual Meeting of Stockholders held April 30, 1996, relevant portions of which are incorporated by reference in this Joint Proxy Statement/Prospectus pursuant to Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1995. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

MANAGEMENT REMUNERATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each of the five most highly compensated executive officers and/or employees of Pinnacle and its subsidiaries (the "Named Pinnacle Executives") for the last three completed fiscal years whose salary and bonus exceeded $100,000.

                                                                                      LONG TERM COMPENSATION
                                                                               -------------------------------------
                                                                                        AWARDS
                             ANNUAL COMPENSATION                               ------------------------    PAYOUT
-----------------------------------------------------------------------------  RESTRICTED                -----------
                                                               OTHER ANNUAL       STOCK       OPTIONS       LTIP
         NAME AND                        SALARY      BONUS     COMPENSATION     AWARD(S)       /SARS       PAYOUT
    PRINCIPLE POSITION         YEAR        ($)        ($)           ($)            ($)          (#)          ($)
---------------------------  ---------  ---------  ---------  ---------------  -----------  -----------  -----------
Richard L. Schanze                1995    242,420    180,000        --             --           15,300       --
  Chairman/CEO                    1994    222,410    130,000        --             --            7,200       --
                                  1993    209,747    130,000        --             --            7,200       --

Arnold L. Weaver                  1995    167,200     70,000        --             --           10,600       --
  President                       1994    147,410     45,000        --             --            4,550       --
                                  1993    139,747     40,000        --             --            4,550       --

Donald E. Radde                   1995    106,620     28,000        --             --            7,500       --
  Exec. Vice President            1994     91,289     21,000        --             --            2,500       --
                                  1993     86,319     19,000        --             --            2,400       --

David W. Kolhagen                 1995     82,280     30,000        --             --            7,000       --
  Senior Vice President/CFO       1994     --         --            --             --           --           --
                                  1993     --         --            --             --           --           --


---------------------------
                                ALL OTHER
         NAME AND             COMPENSATION
    PRINCIPLE POSITION             ($)
---------------------------  ---------------
Richard L. Schanze                 --
  Chairman/CEO                     --
                                   --
Arnold L. Weaver                   --
  President                        --
                                   --
Donald E. Radde                    --
  Exec. Vice President             --
                                   --
David W. Kolhagen                  --
  Senior Vice President/CFO        --
                                   --

    OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information concerning stock options/SARs granted during 1995 to the Named Pinnacle Executives.

                                                      INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE
                                           NUMBER OF      % OF TOTAL                                     VALUE AT ASSUMED
                                          SECURITIES     OPTIONS/SARS                                 ANNUAL RATES OF STOCK
                                          UNDERLYING      GRANTED TO      EXERCISE OF                 PRICE APPRECIATION FOR
                                         OPTIONS/ SARS   EMPLOYEES IN     BASE PRICE    EXPIRATION         OPTION TERM
                                         -------------  ---------------  -------------  -----------  ------------------------
          NAME             GRANT DATE       GRANTED       FISCAL YEAR       ($/SH)         DATE          5%           10%
------------------------  -------------  -------------  ---------------  -------------  -----------  -----------  -----------
Richard L. Schanze              03/95          7,300           25.46%      $   16.43      03/19/01    $  33,142    $  73,219
  Chairman/CEO                  10/95          8,000           18.58           17.50      10/17/01       38,640       85,440

Arnold L. Weaver                03/95          4,600           16.04           16.43      03/19/01       20,884       46,138
  President                     10/95          6,000           13.94           17.50      10/17/01       28,980       64,080

Donald E. Radde                 03/95          3,000           10.46           16.43      03/19/01       13,620       30,090
  Exec. Vice Pres.              10/95          4,500           10.45           17.50      10/17/01       21,735       48,060

David W. Kolhagen
  Senior Vice President,        03/95          2,500            8.71           16.43      03/19/01       11,350       25,075
  CFO                           10/95          4,500           10.45           17.50      10/17/01       21,735       48,060

    The above listed stock options were granted pursuant to Pinnacle's Executive Long-Term Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Pinnacle.

PENSION PLAN

    The following table shows estimated annual benefits payable upon retirement to, and credited years of services for, each of the Named Executive Officers.

                     ANNUAL BENEFIT PER YEARS OF SERVICE
-----------------------------------------------------------------------------
   ANNUAL COMP         15         20         25         30      MORE THAN 30
------------------  ---------  ---------  ---------  ---------  -------------
     $125,000       $  30,869  $  41,158  $  51,448  $  61,737    $  61,737
     $150,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $175,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $200,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $225,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $250,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $300,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $400,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $450,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862
     $500,000       $  37,431  $  49,908  $  62,385  $  74,862    $  74,862

    The benefits shown above are payable in a straight-life annuity and are not offset by any other benefits, including Social Security. The final average annual compensation is determined under the defined benefit plan by the average of the five highest consecutive years of annual compensation (including salary and bonus payments) during the last ten years of employment, subject to a maximum of $150,000 for all years. As of December 31, 1995, Mr. Schanze had 20 years of credited service, Mr. Weaver had 19 years of credited service, Mr. Radde had 14 years of credited service, and Mr. Kolhagen had 15 years of credited service.

EMPLOYMENT SEVERANCE COMPENSATION AGREEMENTS

    Pinnacle and Pinnacle Bank have entered into "employment severance compensation agreements" with Messrs. Schanze, Weaver, Radde and Kolhagen (each, a "key manager"). Under the terms of these agreements, each key manager's annual salary is established by the Board of Directors of Pinnacle or Pinnacle Bank, and once such salary is established it may not be reduced without the consent of such key manager unless the reduction (i) is made pursuant to a general reduction in salaries for all similarly-situated officers, and (ii) is in an amount or percentage comparable to such general reduction.

    Under the employment severance compensation agreements, in the event there is a "change of control" and a key manager's employment is terminated, the key manager is entitled to be paid an amount equal to two times his annual base salary at the date of termination and an amount equal to two times the highest bonus paid to him in any one year during the most recent five-year period. Upon the occurrence of such events, a key manager is also entitled to (i) certain life, health and other insurance benefits, reimbursement of certain expenses (including reasonable travel expenses, and reasonable office and secretarial expenses), executive car benefits, and financial counseling, all for a period of two years after such termination, and (ii) reimbursement of reasonable outplacement costs and certain legal expenses.

    For purposes of the foregoing, a "change of control" shall have occurred if:
(i) Pinnacle and/or Pinnacle Bank sells substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) at least one-half of the outstanding corporate shares of Pinnacle and/or Pinnacle Bank are sold, exchanged or otherwise disposed of, in one transaction; (iii) Pinnacle and/or Pinnacle Bank elects to terminate its business or liquidate its assets; or (iv) there is a merger or consolidation of Pinnacle and/or Pinnacle Bank in a transaction in which the stockholders of Pinnacle and/or Pinnacle Bank receive less than 50% of the outstanding voting shares of the new or continuing corporation.

                 BENEFICIAL OWNERSHIP OF PINNACLE COMMON STOCK

    The following table sets forth information provided by the persons indicated with respect to the beneficial ownership (as defined under applicable rules of the Commission) of shares of Pinnacle Common Stock by (i) each person known by Pinnacle who is the owner of more than 5% of the outstanding shares of Pinnacle Common Stock, (ii) each person who is a director or an executive officer of Pinnacle, and (iii) all persons who are directors or executive officers of Pinnacle as a group.

                                                           PERCENTAGE OF BENEFICIAL
NAME AND ADDRESS(1)                  NUMBER OF SHARES(2)         OWNERSHIP(2)
-----------------------------------  -------------------   ------------------------
Cyrus A. Ansary....................       1,188,954                  19.9%(3)
John P. Cunningham.................             -0-                   *
Charles R. Edinger.................          34,072(4)                *
John D. Fetters....................          31,864                   *
Terrence A. Friedman...............          35,288                   *
David W. Kolhagen..................          20,193(5)(6)             *
LeAnn Krokker......................           2,777(5)(7)             *
John Newcomer......................           2,836(5)(8)             *
Donald E. Radde....................          24,575(5)(9)             *
Richard L. Schanze.................         281,504(3)(10)            4.7
Kay F. Varga.......................           8,471                   *
Arnold L. Weaver...................          34,138(5)(11)            *
Alton C. Wendzel...................          84,724(12)               1.4
All directors and executive
  officers of Pinnacle as a group
  (13 persons).....................         560,342(13)               9.2

------------------------

 (1) Unless otherwise noted, Pinnacle believes that all persons named in the table have (i) sole voting and investment power with respect to all shares of Pinnacle Common Stock owned by them, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of such shares. The business address of Mr. Ansary is 1725 K Street, N.W., Suite 410, Washington, D.C. 20006. The business address of all other persons named in the table is 830 Pleasant Street, St. Joseph, Michigan 48085.

 (2) Number of shares and percentages with respect to beneficial ownership of Pinnacle Common Stock are based on ownership of Pinnacle Common Stock as of December 13, 1996, and have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act and assuming 5,977,548 shares of Pinnacle Common Stock are issued and outstanding. An asterisk indicates beneficial ownership of less than 1%.

 (3) Upon consummation of the Merger, Mr. Ansary and Mr. Schanze will own 1,197,953 (or 11.2%), and 281,504 (or 2.6%), respectively, of the shares of Pinnacle Common Stock then issued and outstanding. These numbers of shares and percentages have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act and assuming (i) 5,977,548 shares of Pinnacle Common Stock are issued and outstanding immediately prior to the Merger, (ii) 4,737,330 shares of IFC Common Stock are issued and outstanding immediately prior to the Merger, (iii) 4,737,330 shares of Pinnacle Common Stock are issued in the Merger, and (iv) 10,714,878 shares of Pinnacle Common Stock are issued and outstanding following the Merger.

 (4) Includes 25,432 shares held jointly with spouse, 4,320 held by Mr. Edinger's spouse and 4,320 held by Mr. Edinger.

 (5) All shares are held jointly with spouse.

 (6) Includes 17,500 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

 (7) Includes 2,226 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

 (8) Includes 1,688 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

 (9) Includes 19,400 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

(10) Includes 39,200 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

(11) Includes 27,700 shares of Pinnacle Common Stock issuabl eupon exercise of options which are exercisable within 60 days.

(12) Includes 78,972 shares of Pinnacle Common Stock held jointly with his spouse and 5,752 shares of Pinnacle Common Stock held by a corporation of which Mr. Wendzel is President.

(13) Includes 105,488 shares of Pinnacle Common Stock issuable upon exercise of options which are exercisable within 60 days.

                                 LEGAL MATTERS

    The legality of the Pinnacle Common Stock to be issued in connection with the Merger, and certain other legal matters, will be passed upon by Miller, Canfield, Paddock and Stone, P.L.C., 1400 North Woodward Avenue, Suite 100, Bloomfield Hills, Michigan 48304. Certain legal matters will be passed upon for IFC by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700, Washington, D.C. 20005-3934.

                                    EXPERTS

    The consolidated financial statements of Pinnacle as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included in this Joint Proxy Statement/Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report appears elsewhere in this Joint Proxy Statement/Prospectus, and upon the authority of that firm as experts in accounting and auditing. See "PINNACLE CONSOLIDATED FINANCIAL STATEMENTS."

    The consolidated financial statements of Maco as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995 have been included herein in reliance upon the report of Crowe, Chizek and Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. See "MACO CONSOLIDATED FINANCIAL STATEMENTS."

    The consolidated financial statements of IFC incorporated by reference in IFC's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Joint Proxy Statement, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                             STOCKHOLDER PROPOSALS

    Any Pinnacle stockholder who wishes to submit a proposal for presentation to Pinnacle's 1997 Annual Meeting of Stockholders, and for inclusion, if appropriate, in Pinnacle's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the Commission then in effect and must transmit such proposal via registered or certified mail to Donald E. Radde, Secretary, Pinnacle Financial Services, Inc. 830 Pleasant Street, St. Joseph, Michigan 49805. In the event that Pinnacle's 1997 Annual Meeting of Stockholders is held on or before May 30, 1997, any stockholder proposal must have been received by Pinnacle not later than November 15, 1996. In the event that Pinnacle's 1997 Annual Meeting of Stockholders is held after May 30, 1997, any stockholder proposal must be received by Pinnacle a reasonable time before the solicitation of proxies for such annual meeting is made. For purposes of the preceding sentence, Pinnacle will consider such a proposal to have been received a reasonable time before such solicitation if such proposal was received at least 60 days prior to the commencement of such solicitation.

    Any IFC stockholder who wishes to submit a proposal for presentation to IFC's 1997 Annual Meeting of Stockholders, and for inclusion, if appropriate, in IFC's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the Commission then in effect and must submit such proposal to Brenda A. Sheetz, Secretary, Indiana Federal Corporation, 56 Washington Street, Valparaiso, Indiana 46383. In the event that IFC's 1997 Annual Meeting of Stockholders is held on or before May 24, 1997, any stockholder proposal must have been received by IFC not later than November 29, 1996. In the event that IFC's 1997 Annual Meeting of Stockholders is held after May 24, 1997, any stockholder proposal must be received by IFC a reasonable time before the solicitation of proxies for such annual meeting is made. For purposes of the preceding sentence, IFC will consider such a proposal to have been received a reasonable time before such solicitation if such proposal was received at least 60 days prior to the commencement of such solicitation.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the Pinnacle Special Meeting and representatives of Ernst & Young LLP are expected to be present at the IFC Special Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

              INDEX TO PINNACLE CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Consolidated Statements of Income
  Three and Nine Months Ended September 30, 1996 and 1995 (unaudited)......................................        F-2

Consolidated Balance Sheets at September 30, 1996 and 1995
  (unaudited) and December 31, 1995........................................................................        F-3

Consolidated Statements of Changes in Stockholders' Equity
  Nine Months Ended September 30, 1996 and 1995 (unaudited)................................................        F-4

Consolidated Statements of Cash Flows
  Nine Months Ended September 30, 1996 and 1995 (unaudited)................................................        F-5

Independent Auditors' Report...............................................................................        F-6

Consolidated Balance Sheets at December 31, 1995 and 1994..................................................        F-7

Consolidated Statements of Income
  Years Ended December 31, 1995, 1994 and 1993.............................................................        F-8

Consolidated Statements of Stockholders' Equity at
  December 31, 1995, 1994 and 1993.........................................................................        F-9

Consolidated Statements of Cash Flows
  Years Ended December 31, 1995, 1994 and 1993.............................................................       F-10

Notes to Consolidated Financial Statements.................................................................       F-11

                       PINNACLE FINANCIAL SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                                           --------------------------  --------------------------
                                                               1996          1995          1996          1995
                                                           ------------  ------------  ------------  ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans:
    Taxable..............................................  $     12,638  $      7,160  $     36,501  $     20,865
    Tax-exempt...........................................            50            49           136           168
Interest and dividends on securities:
  Available-for-sale:
      Taxable............................................         5,631           998        15,771         3,026
      Tax-exempt.........................................           261       --                785       --
    Held-to-maturity:
      Taxable............................................       --                307       --                991
      Tax-exempt.........................................       --                212       --                667
    Interest on federal funds sold.......................            45           120           150           182
    Interest on interest-bearing deposits with financial
      institutions.......................................            10             2           455            43
                                                           ------------  ------------  ------------  ------------
        Total interest income............................        18,635         8,848        53,798        25,942
                                                           ------------  ------------  ------------  ------------
Interest expense:
  Interest on deposits...................................         7,695         3,890        22,583        10,932
  Federal Home Loan Bank advances........................         1,835           166         4,932           581
  Interest on securities sold under repurchase agreements
    and other borrowings.................................           383           134         1,252           672
                                                           ------------  ------------  ------------  ------------
      Total interest expense.............................         9,913         4,190        28,767        12,185
                                                           ------------  ------------  ------------  ------------
      Net interest income................................         8,722         4,658        25,031        13,757
  Provision for loan losses..............................            95            70           245           195
                                                           ------------  ------------  ------------  ------------
      Net interest income, after provision for loan
        losses...........................................         8,627         4,588        24,786        13,562
                                                           ------------  ------------  ------------  ------------
Non-interest income:
  Service charges on deposit accounts....................           538           381         1,474         1,116
  Trust income...........................................           159           163           479           403
  Securities gains, net..................................            87       --                357           181
  Other income...........................................         1,232           538         3,286         1,523
                                                           ------------  ------------  ------------  ------------
        Total non-interest income........................         2,016         1,082         5,596         3,223
Non-interest expenses:
  Salaries and benefits..................................         2,622         1,661         7,851         4,807
  Occupancy expense......................................           596           246         1,597           755
  Equipment expense......................................           391           219         1,147           632
  FDIC insurance premiums................................         2,600            20         3,046           420
  Other expenses.........................................         2,526         1,239         6,997         3,527
                                                           ------------  ------------  ------------  ------------
        Total non-interest expenses......................         8,735         3,385        20,638        10,141
                                                           ------------  ------------  ------------  ------------
Income before federal income tax expense.................         1,908         2,285         9,744         6,644
Federal income tax expense...............................           647           717         3,459         2,069
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $      1,261  $      1,568  $      6,285  $      4,575
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Net income per common share..............................  $       0.21  $       0.41  $       1.07  $       1.20
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Cash dividends declared per common share.................  $       0.21  $       0.19  $       0.61  $       0.57
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted average shares outstanding......................     5,873,745     3,821,904     5,873,541     3,821,904
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                             (UNAUDITED)   (UNAUDITED)
                                                                               9/30/96       9/30/95     12/31/95
                                                                             ------------  -----------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
Assets:
  Cash and due from banks..................................................  $     27,796   $  16,698   $   24,681
  Federal funds sold.......................................................         4,327      11,650        3,850
                                                                             ------------  -----------  ----------
    Total cash and cash equivalents........................................        32,123      28,348       28,531
  Interest-bearing deposits with financial institutions....................           364         130       41,511
  Securities available-for-sale............................................       360,076      61,679      287,532
  Securities held-to-maturity..............................................       --           35,282       --
  Loans, net of unearned income:
    Real estate............................................................       277,394     104,263      268,911
    Commercial.............................................................       201,054     133,385      154,044
    Tax-exempt.............................................................         4,643       2,730        2,678
    Consumer...............................................................       105,063      69,437       92,826
                                                                             ------------  -----------  ----------
    Subtotal loans.........................................................       588,154     309,815      518,459
    Less allowance for loan losses.........................................         5,676       4,865        5,852
                                                                             ------------  -----------  ----------
    Net loans..............................................................       582,478     304,950      512,607
Premises and equipment, net................................................        12,744       7,517       12,546
Other assets...............................................................        30,655      10,600       28,719
                                                                             ------------  -----------  ----------
  Total assets.............................................................  $  1,018,440   $ 448,506   $  911,446
                                                                             ------------  -----------  ----------
                                                                             ------------  -----------  ----------

Liabilities:
  Deposits:
    Noninterest-bearing demand.............................................  $     65,153   $  40,808   $   50,400
    Interest-bearing demand................................................        74,824      51,499       80,066
    Savings................................................................       267,693     129,717      252,453
    Time...................................................................       337,151     157,987      320,181
                                                                             ------------  -----------  ----------
      Total deposits.......................................................       744,821     380,011      703,100
                                                                             ------------  -----------  ----------
Securities sold under repurchase agreements and other borrowings...........       193,315      25,610      127,154
Accrued interest payable and other liabilities.............................         6,823       3,839        6,296
                                                                             ------------  -----------  ----------
      Total liabilities....................................................       944,959     409,460      836,550
                                                                             ------------  -----------  ----------
Stockholders' equity:
  Common Stock; no par value; 10,000,000 shares authorized; 5,875,121 shares issued and outstanding at 9/30/96, 5,873,358 shares issued and outstanding at 12/31/95, and 3,821,904 shares issued and outstanding at
    9/30/95................................................................        19,110      19,110       19,110
  Additional paid-in capital...............................................        43,946      10,005       44,174
  Retained earnings........................................................        13,177       9,708       10,475
  Net unrealized gain (loss) on securities available-for-sale..............        (2,752)        223        1,137
                                                                             ------------  -----------  ----------
      Total stockholders' equity...........................................        73,481      39,046       74,896
                                                                             ------------  -----------  ----------
        Total liabilities and stockholders' equity.........................  $  1,018,440   $ 448,506   $  911,446
                                                                             ------------  -----------  ----------
                                                                             ------------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                                                                                               NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Balance, January 1..........................................................................  $  74,896  $  35,148
  Net income................................................................................      2,444      1,472
  Stock offering costs......................................................................       (259)    --
  Dividends on Common Stock.................................................................     (1,116)      (726)
  Net unrealized gains (losses) for securities available-for-sale...........................     (2,467)       722
                                                                                              ---------  ---------
Balance, March 31...........................................................................  $  73,498  $  36,616
  Net income................................................................................      2,580      1,535
  Dividends on Common Stock.................................................................     (1,233)      (726)
  Net unrealized gains (losses) for securities available-for-sale...........................     (2,951)       754
                                                                                              ---------  ---------
Balance, September 30.......................................................................  $  71,894  $  38,179
  Net income................................................................................      1,261      1,568
  Dividends on Common Stock.................................................................     (1,234)      (726)
  Net unrealized gains for securities available-for-sale....................................      1,529         25
  Common stock issuance (1,763 shares upon exercise of stock options).......................         31     --
                                                                                              ---------  ---------
Balance, September 30.......................................................................  $  73,481  $  39,046
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                        -----------------------
                                                                                           1996         1995
                                                                                        -----------  ----------
                                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income..........................................................................  $     6,285  $    4,575
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.......................................................        1,948         876
  Net amortization on loans and securities............................................        1,096         946
  Provision for loan losses...........................................................          245         195
  Deferred federal income taxes.......................................................           35        (177)
  Mortgage loans originated for sale..................................................      (88,167)     (2,309)
  Proceeds from sales of loans........................................................       87,067      11,243
  Gain on sale of securities, net.....................................................         (357)       (181)
  Gain on sale of loans, net..........................................................         (944)        (97)
  Increase in interest receivable and other assets....................................         (938)     (1,778)
  Increase in other liabilities.......................................................          409         492
                                                                                        -----------  ----------
    Net cash provided by operating activities.........................................        6,679      13,785
                                                                                        -----------  ----------
Cash flows from investing activities:
  Net increase in loans, excluding loan sales, purchases and originated for sale......      (35,222)    (19,428)
  Purchase of loans...................................................................      (33,612)     (9,737)
  Purchases of securities available-for-sale..........................................     (191,309)    (55,833)
  Proceeds from sales of securities available-for-sale................................       83,036      37,502
  Proceeds from maturities and paydowns of securities available-for-sale..............       29,860       5,020
  Purchases of securities held-to-maturity............................................      --           (1,120)
  Proceeds from maturities and paydowns of securities held-to-maturity................      --           11,013
  Net increase in interest-bearing deposits with financial institutions...............       41,147       1,022
  Capital expenditures................................................................       (1,176)     (1,125)
                                                                                        -----------  ----------
    Net cash (used) provided by investing activities..................................     (107,276)    (32,686)
                                                                                        -----------  ----------
Cash flows from financing activities:
  Changes in deposits.................................................................       41,721      28,835
  Change in securities sold under repurchase agreements and other borrowings..........       66,161       5,728
  Common stock issued.................................................................         (228)     --
  Dividends paid......................................................................       (3,465)     (2,064)
                                                                                        -----------  ----------
    Net cash provided (used) by financing activities..................................      104,189      32,499
                                                                                        -----------  ----------
Net decrease in cash and cash equivalents.............................................        3,592      13,598
Cash and cash equivalents at beginning of year........................................       28,531      14,750
                                                                                        -----------  ----------
Cash and cash equivalents at end of year..............................................  $    32,123  $   28,348
                                                                                        -----------  ----------
                                                                                                     ----------
Supplemental disclosures:
  Interest paid.......................................................................  $    28,671  $   11,829
  Federal income taxes paid...........................................................  $     4,070  $    2,492
  Loans transferred to other real estate owned........................................  $       216  $      587

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                                  (UNAUDITED)

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Pinnacle Financial Services, Inc:

    We have audited the accompanying consolidated balance sheets of Pinnacle Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Financial Services, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

February 9, 1996
Chicago, Illinois

                       PINNACLE FINANCIAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                         YEAR ENDED DECEMBER 31
                                                                                            1995        1994
                                                                                         ----------  ----------
                                                                                         (DOLLARS IN THOUSANDS,
                                                                                           EXCEPT SHARE DATA)
Assets:
  Cash and cash equivalents:
    Cash and due from banks............................................................  $   24,681  $   14,750
    Federal funds sold.................................................................       3,850      --
                                                                                         ----------  ----------
    Total cash and cash equivalents....................................................      28,531      14,750
  Interest-bearing deposits with financial institutions................................      41,511       1,152
  Securities available-for-sale........................................................     287,532      48,094
  Securities held-to-maturity (fair value of $42,402 for 1994).........................      --          43,439
  Loans, net of unearned income:
    Real estate........................................................................     268,911     103,016
    Commercial.........................................................................     154,044     120,414
    Tax-exempt.........................................................................       2,678       4,158
    Consumer...........................................................................      92,826      62,742
                                                                                         ----------  ----------
      Subtotal loans...................................................................     518,459     290,330
    Less allowance for loan losses.....................................................       5,852       5,014
                                                                                         ----------  ----------
    Net loans..........................................................................     512,607     285,316
  Premises and equipment, net..........................................................      12,546       6,927
  Interest receivable and other assets.................................................      28,719       9,760
                                                                                         ----------  ----------
    Total assets.......................................................................  $  911,446  $  409,438
                                                                                         ----------  ----------
                                                                                         ----------  ----------
Liabilities:
  Deposits:
    Non-interest bearing demand........................................................  $   50,400  $   41,839
    Interest bearing demand............................................................      80,066      45,480
    Savings............................................................................     252,453     131,604
    Time...............................................................................     320,181     133,114
                                                                                         ----------  ----------
      Total deposits...................................................................     703,100     352,037
  Securities sold under repurchase agreements, and other borrowings....................     127,154      19,882
  Accrued interest payable and other liabilities.......................................       6,296       2,371
                                                                                         ----------  ----------
    Total liabilities..................................................................     836,550     374,290

Stockholders' Equity:
  Common stock; no par value; 10,000,000 shares authorized; 5,873,358 and 3,821,904
    shares issued and outstanding at December 31, 1995 and 1994, respectively..........      19,110      19,110
  Additional paid-in capital...........................................................      44,174      10,005
  Retained earnings....................................................................      10,475       7,311
  Unrealized gains (losses) on securities available-for-sale, net of tax...............       1,137      (1,278)
                                                                                         ----------  ----------
    Total stockholders' equity.........................................................      74,896      35,148
                                                                                         ----------  ----------
    Total liabilities and stockholders' equity.........................................  $  911,446  $  409,438
                                                                                         ----------  ----------
                                                                                         ----------  ----------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                  YEARS ENDED DECEMBER 31
                                                                             ----------------------------------
                                                                                1995        1994        1993
                                                                             ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                                        SHARE DATA)
Interest income:
  Interest and fees on loans:
    Taxable................................................................  $   29,542  $   22,949  $   22,879
    Tax-exempt.............................................................         214         209         194
  Interest and dividends on securities:
    Available-for-sale
      Taxable..............................................................       5,074       2,712      --
      Tax-exempt...........................................................          32      --          --
    Held-to-maturity
      Taxable..............................................................       1,247       1,914       4,863
      Tax-exempt...........................................................         873         998         978
  Interest on federal funds sold...........................................         257         110         272
  Interest on interest-bearing deposits with financial institutions........         256          76         163
                                                                             ----------  ----------  ----------
        Total interest income..............................................      37,495      28,968      29,349
Interest expense:
  Interest on deposits.....................................................      16,093      11,316      12,029
  Interest on securities sold under repurchase agreements and other
    borrowings.............................................................       2,058         546         391
                                                                             ----------  ----------  ----------
        Total interest expense.............................................      18,151      11,862      12,420
                                                                             ----------  ----------  ----------
        Net interest income................................................      19,344      17,106      16,929
Provision for loan losses..................................................         225         125         360
                                                                             ----------  ----------  ----------
        Net interest income, after provision for loan losses...............      19,119      16,981      16,569
                                                                             ----------  ----------  ----------
Non-interest income:
  Service charges on deposit accounts......................................       1,530       1,479       1,470
  Trust income.............................................................         533         485         352
  Securities gains and losses, net.........................................         350          64          66
  Other income.............................................................       2,173       1,728       2,286
                                                                             ----------  ----------  ----------
        Total non-interest income..........................................       4,586       3,756       4,174
Non-interest expenses:
  Salaries and benefits....................................................       7,100       6,073       6,071
  Occupancy expense........................................................       1,097       1,033       1,042
  Equipment expense........................................................         947         885         914
  FDIC insurance premiums..................................................         552         808         739
  Other expense............................................................       4,940       4,315       4,685
                                                                             ----------  ----------  ----------
        Total non-interest expenses........................................      14,636      13,114      13,451
                                                                             ----------  ----------  ----------
Income before federal income tax expense...................................       9,069       7,623       7,292
Federal income tax expense.................................................       2,610       2,333       2,255
                                                                             ----------  ----------  ----------
Net income.................................................................  $    6,459  $    5,290  $    5,037
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Net income per common share................................................  $     1.62  $     1.38  $     1.32
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Weighted average shares outstanding........................................   3,996,137   3,821,904   3,821,904
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Cash dividends declared per common share...................................  $     0.76  $     0.62  $     0.53
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         NET UNREALIZED
                                                                                         GAINS (LOSSES)
                                                                ADDITIONAL               ON SECURITIES
                                                    COMMON       PAID-IN      RETAINED   AVAILABLE-FOR
                                                     STOCK       CAPITAL      EARNINGS        SALE         TOTAL
                                                   ---------  --------------  ---------  --------------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, January 1, 1993.........................  $  19,110    $   10,005    $   1,379    $   --        $  30,494
Net income.......................................     --            --            5,037        --            5,037
Cash dividends declared, $.53 per share..........     --            --           (2,026)       --           (2,026)
Implementation of change in accounting for for
  marketable debt and equity securities, net of
  tax effect of $192.............................     --            --           --               373          373
                                                   ---------       -------    ---------       -------    ---------
Balance, December 31, 1993.......................     19,110        10,005        4,390           373       33,878
Net income.......................................     --            --            5,290        --            5,290
Cash dividends declared, $.62 per share..........     --            --           (2,369)       --           (2,369)
Change in unrealized losses for securities
  available-for-sale, net of tax effect of
  $(851).........................................     --            --           --            (1,651)      (1,651)
                                                   ---------       -------    ---------       -------    ---------
Balance, December 31, 1994.......................     19,110        10,005        7,311        (1,278)      35,148
Net income.......................................     --            --            6,459        --            6,459
Common stock issuance, 862,500 shares, net of
  stock offering costs...........................     --            13,184       --            --           13,184
Common stock issuance per merger, 1,188,954
  shares.........................................     --            20,985       --            --           20,985
Cash dividends declared, $.76 per share..........     --            --           (3,295)       --           (3,295)
Change in unrealized gains for securities
  available-for-sale, net of tax effect of
  $1,244.........................................     --            --           --             2,415        2,415
                                                   ---------       -------    ---------       -------    ---------
Balance, December 31, 1995.......................  $  19,110    $   44,174    $  10,475    $    1,137    $  74,896
                                                   ---------       -------    ---------       -------    ---------
                                                   ---------       -------    ---------       -------    ---------

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     YEARS ENDED DECEMBER 31
                                                                                ----------------------------------
                                                                                   1995        1994        1993
                                                                                ----------  ----------  ----------
                                                                                      (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income..................................................................  $    6,459  $    5,290  $    5,037
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................       1,308       1,251       1,335
  Net amortization on loans and securities....................................       1,269       1,264       1,098
  Provision for loan losses...................................................         225         125         360
  Deferred federal income taxes...............................................        (380)       (340)         15
  Mortgage loans originated for sale..........................................     (10,904)       (581)     --
  Proceeds from sales of loans................................................      24,318      12,386      23,499
  Gain on sale of securities, net.............................................        (350)        (64)        (66)
  (Gain) Loss on sale of loans, net...........................................        (182)         11        (352)
  Decrease (increase) in interest receivable and other assets.................      (2,793)        849        (745)
  Increase (decrease) in other liabilities....................................         436          69      (1,268)
                                                                                ----------  ----------  ----------
      Net cash provided by operating activities...............................      19,406      20,260      28,913
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Net increase in loans, excluding loan sales.................................     (18,497)    (31,470)    (16,764)
  Purchases of loans..........................................................     (14,846)     (7,192)     (8,661)
  Purchases of securities available-for-sale..................................    (116,722)    (27,050)    (30,030)
  Purchases of securities held-to-maturity....................................      (1,600)     (3,971)    (34,685)
  Proceeds from sales of securities available-for-sale........................      69,007      14,149       5,147
  Proceeds from maturities and paydowns of securities available-for-sale......      14,231      25,667      16,966
  Proceeds from maturities and paydowns of securities held-to-maturity........      12,153      16,059      18,444
  Net (increase) decrease in interest-bearing deposits with financial
    institutions..............................................................     (24,362)     (1,032)      9,006
  Capital expenditures........................................................      (1,570)       (720)       (831)
  Recoveries on distressed assets.............................................      --          --              28
  Acquisition of financial institution, net of cash and stock issued..........     (12,683)     --          --
                                                                                ----------  ----------  ----------
      Net cash used by investing activities...................................     (94,889)    (15,560)    (41,380)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Net increase (decrease) in deposits.........................................      33,365     (10,977)     10,695
  Net increase in securities sold under repurchase agreements.................      45,505       9,428       1,769
  Common stock issued.........................................................      13,184      --          --
  Dividends paid..............................................................      (2,790)     (2,293)     (1,968)
                                                                                ----------  ----------  ----------
      Net cash provided (used) by financing activities........................      89,264      (3,842)     10,496
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................      13,781         858      (1,971)
Cash and cash equivalents at beginning of year................................      14,750      13,892      15,863
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year                                        $   28,531  $   14,750  $   13,892
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosures:
  Interest paid...............................................................  $   17,683  $   11,752  $   12,621
  Federal income taxes paid...................................................       3,195       2,185       2,586
  Loans transferred to other real estate owned................................         738         508       1,841
  Transfers of securities held-to-maturity to available-for-sale..............     204,974      --          --

          See accompanying notes to consolidated financial statements.

                       PINNACLE FINANCIAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of Pinnacle Financial Services, Inc. and subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The following are significant accounting and reporting policies of Pinnacle Financial Services, Inc. and subsidiaries.

    (a) CONSOLIDATION. The consolidated financial statements include the accounts of Pinnacle Financial Services, Inc. and its wholly-owned subsidiaries, The Peoples State Bank of St. Joseph, a Michigan state banking corporation now known as "Pinnacle Bank" ("Peoples"), and First Federal Savings Bank of Indiana, a federal savings bank that changed its name to as "Pinnacle Bank" in 1996 ("First Federal") (collectively "Pinnacle" or the "Company"). Significant intercompany balances and transactions are eliminated in consolidation.

    (b) SECURITIES. The Company classifies debt and equity securities and mortgage backed securities into three separate categories, namely securities available-for-sale, securities held-to-maturity and trading account securities.

    Securities which management believes could be sold prior to maturity in order to manage interest rate risk, prepayments, liquidity risk, or other corporate purposes are classified as available-for-sale and are carried at fair value with unrealized gains, net of applicable income taxes, reported as a component of stockholders equity. Securities, other than the foregoing, which management has the ability and positive intent to hold until to maturity are classified as securities held-to-maturity and are accounted for using historical amortized cost. The Company has no trading account securities.

    Premium and discount on securities are amortized and accreted over the life of the related securities as an adjustment to yield using the effective interest method. Gain or loss on the sale of securities is determined based on the adjusted cost of the specific security sold. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings, thereby establishing a new cost basis to the security.

    (c) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased by provisions charged to operating expense, is decreased by charge-offs, net of recoveries, and is available for losses incurred on loans, including certain accrued interest receivable.

    The allowance for loan losses is based on management's periodic evaluation of the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management s evaluation of the collectibility of specific loans. Management believes that the allowance for loan losses is adequate.

    Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, (as amended by Statement 118), "Accounting by Creditors for Impairment of a Loan" issued by the Financial Accounting Standards Board ("FASB"). Under the new statements, the 1995 allowance for loan losses related to loans that are identified as impaired is based on discounted cash flows

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) using the loan s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. A loan is considered impaired when it is probable that a creditor will be unable to collect contractual principal and interest due according to the contractual terms of the loan agreement. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. No additional provision to the allowance for loan losses was required as a result of adopting these Statements.

    (d) NONPERFORMING ASSETS. Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, including impaired loans, loans contractually past due 90 days or more as to interest and/or principal and not included in nonaccrual loans, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition. Loans are generally placed on a nonaccrual basis when, in the opinion of management, collection of principal or interest payments is unlikely. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

    Other real estate is carried at the lower of cost or fair value, less estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over estimated fair value is charged to the allowance for loan losses. Subsequent write-downs, losses upon sale, and expenses related to maintenance of properties are charged to other operating expense.

    (e) PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed on the straight-line and accelerated methods, is charged to operations over the estimated useful lives of the properties.

    (f) RETIREMENT PLAN. Costs for the Company's defined benefit plans, which cover substantially all employees, are accounted for in accordance with the requirements of SFAS No. 87, "Employers' Accounting for Pensions" ("Statement 87"). The projected unit credit method is utilized for measuring net periodic pension cost over the employees service life. The Company's funding policy is to contribute annually an amount calculated under the minimum ERISA funding requirements.

    (g) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. An accrual for postretirement benefits is charged to current earnings based upon the expected cost providing postretirement benefits to employees during the years that the employees render services.

    (h) TRUST ASSETS. Assets held by the Company, in fiduciary or agency capacity for customers, are not included in the consolidated financial statements and as such are not assets of the Company.

    (i) GOODWILL AND OTHER INTANGIBLES. Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis up to 15 years. At December 31, 1995 and 1994, goodwill of approximately $14,382,000 and $1,225,000 respectively, is included in other assets in the accompanying consolidated balance sheets.

    Core deposit intangibles, representing the premium associated with the acquisition of certain deposit liabilities, are being amortized to operating expenses on a straight-line basis over the average lives of such deposit liabilities or approximately 10 years, with a remaining life of 4 years. At December 31, 1995 and 1994, core deposits intangibles of approximately $1,265,000 and $1,581,000, respectively, are included in other assets in the accompanying consolidated balance sheets.

    The Company assesses the recoverability of its goodwill and intangibles through review of various economic factors on a periodic basis in determining whether impairment, if any, exists.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (j) MORTGAGE SERVICING RIGHTS. Effective January 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("Statement 122"). Statement 122 amended SFAS Statement 65, "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired, eliminating distinctions between servicing rights acquired through purchase transactions and those acquired through loan origination's. The Statement also requires the assessment of capitalized mortgage servicing rights for impairment to be used as the current fair value of those rights. Impairment is recognized through a valuation allowance established through a charge to expense. Mortgage servicing rights as of December 31, 1995 totaled approximately $79,000.

    (k) FEDERAL INCOME TAXES. The Company and its subsidiaries file a consolidated U.S. income tax return. The consolidated tax liability is settled between companies generally as if each company had filed a separate return.

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

    (l) INCOME RECOGNITION. The Company uses the accrual basis of accounting for financial reporting purposes. Loans are stated at the principal amount outstanding, net of any unearned income. Interest on most loans is accrued daily based on principal outstanding. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yield.

    (m) STATEMENTS OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

    (n) PER SHARE DATA. Earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period and is retroactively adjusted for stock splits and stock dividends. The dilutive effect of outstanding stock options on any year presented is not material. Cash dividends per share are based upon the number of shares outstanding at date of declaration, retroactively adjusted for stock splits and stock dividends.

    (o) RECLASSIFICATIONS. Certain prior year figures have been reclassified to conform to current year presentation.

    (p) UNAUDITED FINANCIAL INFORMATION. The accompanying unaudited financial information as of and for the periods ended September 30, 1996 and 1995 has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information required to be included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 2--ACQUISITION

    On December 1, 1995, the Company acquired all of the outstanding stock of Maco Bancorp, Inc., a Delaware corporation and registered savings and loan holding company headquartered in Merrillville, Indiana ("Maco"), for a purchase price of $41,944,000 (the "Purchase Price"). Approximately 50% of the Purchase Price was paid in cash ($20,959,000) and the balance was paid in Pinnacle common stock valued at $20,985,000. The acquisition of Maco was accounted for as a purchase. All assets (approximately $412,800,000) and all liabilities (approximately $384,200,000) of Maco and its subsidiaries (First Federal Savings Bank of Indiana, Brookview Real Estate Ltd. and First Insurance, Inc.) were adjusted to fair value as of the effective date creating goodwill in the amount of $13,350,000 which is being amortized on a straight line basis over 15 years. Premiums and discounts on the fair value adjustments amounted to approximately $3,895,000 and $830,000, respectively. The impact on net income before taxes on such adjustments in 1995 amounted to $65,000.

    The following presents unaudited proforma financial results for 1995 and 1994, as if Maco had been acquired on January 1, 1994:

                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                       --------------------
                                                                         1995       1994
                                                                       ---------  ---------
                                                                           (DOLLARS IN
                                                                        THOUSANDS, EXCEPT
                                                                           SHARE DATA)
Total revenue........................................................  $  69,900  $  57,500
  Net income.........................................................  $   7,300  $   6,996
  Net income per share...............................................  $    1.24  $    1.19

    This proforma information is not necessarily indicative of the actual results of operations which would have occurred had the acquisition of Maco been consummated on January 1, 1994, nor is it necessarily indicative of future operating results.

NOTE 3--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("Statement 107"), requires that the Company disclose estimated fair values for its financial

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 3--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) instruments in its consolidated financial statements. Fair value estimating methods, and assumptions are presented below for the Company's consolidated financial statements.

                                                                                    DECEMBER 31
                                                                   ----------------------------------------------
                                                                            1995                    1994
                                                                   ----------------------  ----------------------
                                                                    CARRYING                CARRYING
                                                                     VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Financial Assets:
  Cash and due from banks........................................  $   24,681  $   24,681  $   14,750  $   14,750
  Federal funds sold.............................................       3,850       3,850      --          --
  Interest-bearing deposits with financial institutions..........      41,511      41,511       1,152       1,152
  Securities available-for-sale..................................     287,532     287,532      48,094      48,094
  Securities held-to-maturity....................................      --          --          43,439      42,402
  Loans, net.....................................................     512,607     515,184     285,316     284,621
  Accrued interest receivable....................................       5,611       5,611       3,090       3,090
Financial Liabilities:
  Noninterest-bearing deposits...................................  $   50,400  $   50,400  $   41,839  $   41,839
  Interest-bearing deposits......................................     652,700     654,137     310,198     309,588
  Securities sold under repurchase agreements, and other
    borrowings...................................................     127,154     127,319      19,882      19,631
  Accrued interest payable.......................................       1,337       1,337         647         647

    Loan commitments are not included in the table above, as their estimated fair value is immaterial.

    SECURITIES: The carrying value for short term investments, which include federal funds sold and interest-bearing deposits with financial institutions, approximate fair value because they mature in one year or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage backed securities, except certain obligations of states and political subdivisions, is estimated based on bid prices published in reliable financial publications or bid quotations received from securities dealers. The fair value of certain obligations of states and political subdivisions are not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                       PINNACLE FINANCIAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Statement 107 specifies that fair values of securities should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

    LOANS: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

    The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using the current rates as which similar loans would be made to borrowers with similar credit ratings with the same remaining maturities. The estimate of the maturity is based on industry forecast experience with repayments for each loan classification. The fair value of variable rate loans repricing within three months were assumed to be at carrying value.

    Fair value for nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate within the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

    LIABILITIES: Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar remaining maturities.

    The carrying amounts for securities sold under repurchase agreements, and certain other borrowings, approximate fair value because they mature in 90 days or less. The fair value of certain other borrowings with maturities of greater than 90 days are based on the discounted value of contractual cash.

    The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

    LIMITATIONS: Fair values estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of particular financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage servicing operations, premises and equipment, and intangible assets. In addition, the tax ramifications related to the realization of the

                       PINNACLE FINANCIAL SERVICES, INC.

unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

NOTE 4--CASH AND DUE FROM BANKS

    Peoples is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements at December 31, 1995 and 1994, were $4,908,000 and $3,603,000, respectively.

NOTE 5--SECURITIES

    The following summarizes the amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale securities by major security type at December 31, 1995.

                                                                                  GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED
                                                                   AMORTIZED     HOLDING      HOLDING       FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                   ----------  -----------  -----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Available-for-sale:
  U.S.Treasury securities........................................  $    9,577   $     223    $  --       $    9,800
  Obligations of other U.S. government agencies and
    corporations.................................................      91,925         485         (130)      92,280
  Obligations of states and political subdivisions...............      19,406         702           (8)      20,100
  Corporate securities...........................................      10,275          16          (28)      10,263
  Equity securities..............................................       6,328      --              (16)       6,312
  Mortgage backed securities.....................................     148,298         775         (296)     148,777
                                                                   ----------  -----------       -----   ----------
    Total........................................................  $  285,809   $   2,201    $    (478)  $  287,532
                                                                   ----------  -----------       -----   ----------
                                                                   ----------  -----------       -----   ----------

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 5--SECURITIES (CONTINUED)
    The following summarizes the amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale and held-to-maturity securities by major security type at December 31, 1994.

                                                                                      GROSS         GROSS
                                                                                   UNREALIZED    UNREALIZED
                                                                      AMORTIZED      HOLDING       HOLDING      FAIR
                                                                        COST          GAINS        LOSSES       VALUE
                                                                     -----------  -------------  -----------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
Available-for-sale:
  U.S.Treasury securities..........................................   $  17,752     $       2     $    (532)  $  17,222
  Obligations of other U.S. government agencies and corporations...       7,258        --              (340)      6,918
  Obligations of states and political subdivisions.................          55        --            --              55
  Equity securities................................................       1,803        --               (32)      1,771
  Mortgage backed securities.......................................      23,163            25        (1,060)     22,128
                                                                     -----------        -----    -----------  ---------
    Total..........................................................   $  50,031     $      27     $  (1,964)  $  48,094
                                                                     -----------        -----    -----------  ---------
                                                                     -----------        -----    -----------  ---------

Held-to-maturity:
  Obligations of states and political subdivisions.................      16,103     $     265     $    (174)  $  16,194
  Corporate securities.............................................      15,616        --              (439)     15,177
  Mortgage backed securities.......................................      11,720        --              (689)     11,031
                                                                     -----------        -----    -----------  ---------
    Total..........................................................   $  43,439     $     265     $  (1,302)  $  42,402
                                                                     -----------        -----    -----------  ---------
                                                                     -----------        -----    -----------  ---------

    Maturities of investment securities classified as available-for-sale at December 31, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          AVAILABLE-FOR-SALE
                                                                        ----------------------
                                                                        AMORTIZED      FAIR
                                                                           COST       VALUE
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Due in one year or less...............................................  $   33,775  $   33,827
Due after one year through five years.................................      44,792      45,410
Due after five years through ten years................................      47,030      47,595
Due after ten years...................................................      11,914      11,923
Mortgage-backed securities............................................     148,298     148,777
                                                                        ----------  ----------
  Total...............................................................  $  285,809  $  287,532
                                                                        ----------  ----------
                                                                        ----------  ----------

    Proceeds from sales of securities during 1995, 1994, and 1993 were $69,007,000, $14,149,000, and $5,147,000, respectively. Gross gains of $575,000,
$97,000, and $66,000 for 1995, 1994, and 1993, respectively, and gross losses of $225,000, $33,000, were realized on those sales for 1995 and 1994, respectively. During 1995, 1994, and 1993, there were no sales of securities classified as held-to-maturity.

    On December 1, 1995, securities held-to-maturity (includes those acquired from First Federal) were reclassified to available-for-sale pursuant to the FASB's issuance of "A Guide to Implementation of Statement 115" that allowed entities to reassess the appropriateness of the reclassification of all securities.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 5--SECURITIES (CONTINUED)
At the date of transfer, these securities held an amortized cost of $204,974,000 and a net unrealized gain of $530,000. During 1994, Federal Home Loan Bank stock of $1,553,000 was transferred from securities held-to-maturity to securities available-for-sale for the purpose of conforming with accounting guidelines.

    Mortgage-backed securities include mortgage-backed securities and collateralized mortgage obligations. The mortgage-backed securities represent participating interests of pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Collateralized mortgage obligations are debt securities that are secured by mortgage loans or other mortgage-backed securities. These securities are not considered to be a high risk.

    Securities with an amortized cost of $115,763,000 and $20,920,000 at December 31, 1995 and 1994, respectively were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law or contract.

    The following presents the amortized cost and fair value of investment securities of states (including all their political subdivisions) that individually exceeded 10% of stockholders' equity at December 31 of each year.

                                                                  1995                      1994
                                                       --------------------------  ----------------------
                                                         AMORTIZED       FAIR       AMORTIZED     FAIR
                                                           COST          VALUE        COST        VALUE
                                                       -------------     -----     -----------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Illinois.............................................    $      --     $      --    $   3,706   $   3,756
Michigan.............................................           --            --        4,315       4,338
                                                               ---           ---   -----------  ---------
  Total..............................................    $      --     $      --    $   8,021   $   8,094
                                                               ---           ---   -----------  ---------
                                                               ---           ---   -----------  ---------

NOTE 6--LOANS

    The following summarizes loans by classification at December 31 of each year.

                                                                           1995        1994
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Real estate mortgages.................................................  $  268,911  $  103,016
Commercial loans......................................................     154,044     120,414
Consumer loans........................................................      92,826      62,742
Economic development bonds and other tax exempt loans.................       2,678       4,158
                                                                        ----------  ----------
  Total...............................................................  $  518,459  $  290,330
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Company's mortgage servicing portfolio for others totaled $67,462,000 at December 31, 1995.

    The recorded investment in loans determined to be impaired at December 31, 1995 totaled $838,000, of which the collateral values are equal to or greater than the recorded investment. In addition, a specific loan loss reserve of $197,000 has been assigned to all of these loans. As of December 31, 1995, the average recorded investment in impaired loans approximated $590,000. For the year, interest income recorded on such loans totaled $67,000, which has been recorded on a cash basis.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 6--LOANS (CONTINUED)
    The following summarizes nonaccrual loans and loans greater than 90 days delinquent which are still accruing interest at December 31 of each year.

                                                                1995                     1994
                                                       ----------------------  ------------------------
                                                         NON-       90 DAYS       NON-        90 DAYS
                                                        ACCRUAL    PAST DUE      ACCRUAL     PAST DUE
                                                       ---------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
Real Estate Mortgages................................  $   2,581   $     556    $     218    $     295
Commercial Loans.....................................        577          52          497           64
Consumer Loans.......................................        163          67           34          131
                                                       ---------       -----        -----        -----
  Total..............................................  $   3,321   $     675    $     749    $     490
                                                       ---------       -----        -----        -----
                                                       ---------       -----        -----        -----

    At December 31, 1995, if nonaccrual loans had been maintained current in accordance with their original terms, additional interest income of $81,000 would have been realized. For years ended December 31, 1994 and 1993, additional interest income of $87,000 and $79,000 would have been realized.

    In addition to the loans classified as nonaccrual or greater than 90 days delinquent and still accruing interest at December 31, 1995 and 1994, there were other loans of approximately $9,600,000 in 1995 and $7,000,000 in 1994, where management is closely following the borrowers ability to continue to comply with loan payment terms. Current conditions do not warrant classification as nonperforming, nor is any principal loss on these loans considered likely at this time. The Company is not dependent upon any single industry or business for its banking opportunities.

    Certain officers, directors, and entities with which they are affiliated have borrowed funds from the Company. These loans were made in the ordinary course of business on substantially the same terms as loans to other persons and, in the opinion of management, do not involve more than the normal risks of collectibility or present other unfavorable features. Such loans at December 31, 1995 and 1994 aggregated approximately $11,043,000 and $5,793,000 respectively. The net increase of $5,250,000 in such loans resulted from new loans of $6,353,000 and collections on loans of $1,103,000.

    The following summarizes the activity in the allowance for loan losses.

                                                                                        1995       1994       1993
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Balance, beginning of year..........................................................  $   5,014  $   5,215  $   5,881
Provisions charged against income...................................................        225        125        360
Recoveries..........................................................................        259        272        383
Allowance of acquired financial institution.........................................      1,098         --         --
                                                                                      ---------  ---------  ---------
  Subtotal..........................................................................      6,596      5,612      6,624
Loans charged off...................................................................       (744)      (598)    (1,409)
                                                                                      ---------  ---------  ---------
Balance, end of year................................................................  $   5,852  $   5,014  $   5,215
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 7--PREMISES AND EQUIPMENT, NET

    The following summarizes premises and equipment by classification at December 31.

                                                                                     1995       1994
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Land and land improvements.......................................................  $   2,124  $     814
Buildings........................................................................     10,069      7,231
Furniture, fixtures and equipment................................................      7,056      4,842
                                                                                   ---------  ---------
  Subtotal.......................................................................     19,249  $  12,887
Less accumulated depreciation....................................................      6,703      5,960
                                                                                   ---------  ---------
  Premises and equipment, net....................................................  $  12,546  $   6,927
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    Depreciation expense charged to operations was $789,000, $793,000, and $873,000 in 1995, 1994, and 1993, respectively.

NOTE 8--TIME CERTIFICATES OF DEPOSIT

    The following summarizes time certificates of deposit in amounts of $100,000 or more and their remaining maturities, included in interest-bearing deposits at December 31.

                                                                                     1995       1994
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Three months or less.............................................................  $  17,424  $   9,944
Three through six months.........................................................      8,858      2,051
Six through twelve months........................................................      6,324      4,424
Over twelve months...............................................................     12,052      3,036
                                                                                   ---------  ---------
    Total........................................................................  $  44,658  $  19,455
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    Interest expense related to time deposits of $100,000 or more approximated $1,641,000, $638,000 and $755,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 9--SECURITIES SOLD UNDER REPURCHASE AGREEMENTS & OTHER BORROWINGS

    The following is a schedule of securities sold under repurchase agreements and other borrowings at December 31 of each year.

                                                                                     1995        1994
                                                                                  ----------  ----------
                                                                                  (DOLLARS IN THOUSANDS)
Securities sold under repurchase agreements.....................................  $   12,402  $    9,982
Federal funds purchased.........................................................      --           1,400
Advances from the Federal Home Loan Bank........................................      96,752       8,500
Other borrowings                                                                      18,000      --
                                                                                  ----------  ----------
  Total.........................................................................  $  127,154  $   19,882
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Securities sold under repurchase agreements, which mature daily, represent an indebtedness of the Company secured by certain securities. At December 31, 1995, 1994, and 1993, the interest cost with regard to daily averages was 3.41%, 2.95%, and 2.84%, respectively. Securities with an amortized cost of

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 9--SECURITIES SOLD UNDER REPURCHASE AGREEMENTS & OTHER BORROWINGS
(CONTINUED)
$14,149,000 and $13,696,000, and an estimated fair value of approximately $14,317,000 and $13,221,000, were pledged as collateral for these agreements at December 31, 1995 and 1994, respectively.

    Federal funds purchased, which mature daily, had an interest cost with regard to daily averages of 4.64%, and 3.18% at December 31, 1994, and 1993, respectively.

    Advances from the Federal Home Loan Bank represent borrowings from Federal Home Loan Banks. Advances of $32,500,000 and $5,000,000 were drawn upon during 1995 and 1994, respectively. In addition, the acquisition of Maco added $61,500,000 in advances from the Federal Home Loan Banks and an additional $20,000,000 net in advances in December 1995, for a total of $80,500,000 in advances at First Federal as of December 31, 1995. At December 31, 1995, 1994 and 1993, respectively, the interest cost with regard to daily averages was 6.22%, 5.73% and 6.16%, with maturities of three to sixty months. These borrowings are secured by Federal Home Loan Bank Stock (carried at $6,078,000), all eligible first mortgage loans on one-to-four family held by Peoples (approximately $158,553,000 at December 31, 1995), and mortgage backed securities held by First Federal (approximately $97,647,000 at December 31,
1995).

    Other borrowings represent a short-term note payable issued to the principal sole stockholder of Maco and due on March 15, 1996. The note was issued as part of the cash portion of the acquisition price of Maco and is secured by a corresponding certificate of deposit, with both carrying an interest rate of 5.6%

NOTE 10--FEDERAL INCOME TAXES

    Federal income taxes (benefits) reported in the consolidated statements of income for the years ended December 31, 1995, 1994, and 1993 include the following components.

                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Current....................................................................  $   2,990  $   2,673  $   2,240
Deferred...................................................................       (380)      (340)        15
                                                                             ---------  ---------  ---------
  Federal income tax expense...............................................  $   2,610  $   2,333  $   2,255
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The following federal income tax expense differs from the amounts computed by applying the federal income tax rate of 34% to pretax for each year.

                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Computed "expected" tax....................................................  $   3,083  $   2,592  $   2,479
Tax exempt interest, net...................................................       (325)      (367)      (355)
Amortization of goodwill...................................................         42         42         42
Other, net.................................................................       (190)        66         89
                                                                             ---------  ---------  ---------
  Federal income tax expense...............................................  $   2,610  $   2,333  $   2,255
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 10--FEDERAL INCOME TAXES (CONTINUED)
    The following presents the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31 of each year.

                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Deferred Tax Assets:
  Loan loss reserve................................................................  $     833  $   1,360
  Deferred loan fees...............................................................        458        119
  Deferred directors fees..........................................................        364        293
  Depreciation.....................................................................        179        281
  Capital loss carryforward........................................................         61         61
  Unrealized losses on securities available-for-sale...............................     --            659
  Alternative minimum tax credit carry forward.....................................        563     --
  Other............................................................................        361        121
                                                                                     ---------  ---------
    Total gross deferred tax assets................................................      2,819      2,894
  Less valuation allowance.........................................................        (61)       (61)
                                                                                     ---------  ---------
    Net deferred tax assets........................................................  $   2,758  $   2,833
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                                                                             1995       1994
                                                                           ---------  ---------
                                                                               (DOLLARS IN
                                                                                THOUSANDS)
Deferred Tax Liabilities:
  Deposit base premium...................................................  $    (245) $    (392)
  Pension................................................................       (270)      (284)
  Purchase accounting adjustments........................................     (1,932)    (1,172)
  Unrealized gains on securities available-for-sale......................       (586)    --
  Other..................................................................       (217)        (6)
                                                                           ---------  ---------
    Total gross deferred tax liabilities.................................     (3,250)    (1,854)
                                                                           ---------  ---------
  Net deferred tax (liability)/asset.....................................  $    (492) $     979
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance for deferred tax assets at December 31, 1995 and 1994 was $61,000, with no change during 1995. The valuation allowance is due to capital losses from prior years which can only be utilized against subsequent capital gains.

NOTE 11--RETIREMENT PLANS

    Peoples (subsidiary of Pinnacle) sponsors a defined benefit pension plan which provides benefits to substantially all full time employees. Benefits under the plan are based on the employees years of service

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 11--RETIREMENT PLANS (CONTINUED)
and compensation during the five highest paid plan years of the last ten years preceding retirement. The following present the components of net pension expense (income) at December 31 of each year.

                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Service cost--benefits earned during the year...............................  $     326  $     283  $     268
Interest cost on projected benefit obligation...............................        262        217        190
Actual return on plan assets................................................     (1,085)        (6)      (554)
Net amortization and deferral...............................................        539       (551)        50
                                                                              ---------  ---------  ---------
  Net pension expense (income)..............................................  $      42  $     (57) $     (46)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    The following presents the funded status of Peoples' plan and amounts recognized in the consolidated balance sheets at December 31 of each year.

                                                                            1995       1994       1993
                                                                          ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Actuarial present value of projected benefit obligation:
  Accumulated benefit obligation:
  Vested................................................................  $  (2,227) $  (1,785) $  (1,003)
  Nonvested.............................................................        (82)       (68)       (50)
  Provision for future salary increases.................................     (1,600)    (1,560)    (1,985)
                                                                          ---------  ---------  ---------
  Projected benefit obligation..........................................     (3,909)    (3,413)    (3,038)
  Plan assets at fair value.............................................      5,802      4,811      4,928
                                                                          ---------  ---------  ---------
  Excess of plan assets over projected benefit obligation...............      1,893      1,398      1,890

Unrecognized net transition asset.......................................       (799)      (867)      (934)
Unrecognized net (gain)/loss............................................       (264)       342       (353)
Unrecognized prior service cost.........................................        (36)       (36)       176
                                                                          ---------  ---------  ---------
  Prepaid pension cost, included in other assets........................  $     794  $     837  $     779
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

Major assumptions used:
  Discount rate.........................................................       7.75%      7.25%      7.25%
  Rate of increase in compensation levels...............................       6.00%      6.00%      6.00%
  Expected long-term rate on plan assets................................      10.00%     10.00%     10.00%

    The plan assets were invested primarily in a collective investment trust at December 31, 1995, 1994 and 1993.

    Peoples also sponsors a defined contribution 401(k) plan for the benefit of all employees. The Company matches employee contributions at levels dependent upon current operating results. In 1995, 1994, and 1993, the Company contributions amounted to $121,000, $56,000, and $95,000, respectively. Employee contributions to the plan are based upon optional percentages (ranging from 2% to 10%) of before tax compensation.

    First Federal (subsidiary of Pinnacle) sponsors a defined benefit pension plan which provides benefits to substantially all full time employees. Benefits under the plan are based on the employees' years of

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 11--RETIREMENT PLANS (CONTINUED)
service and compensation during the five highest paid plan years of the last ten years preceding retirement. The following presents the components of net pension income at December 31, 1995.

                                                                                              1995
                                                                                    -------------------------
                                                                                     (DOLLARS IN THOUSANDS)
Service cost--benefits earned during the year.....................................          $       7
Interest cost on projected benefit obligation.....................................                  6
Actual return on plan assets......................................................                 (8)
Net amortization and deferral.....................................................                 (4)
                                                                                                   --
  Net pension income..............................................................          $       1
                                                                                                   --
                                                                                                   --

    The following presents the funded status of the First Federal's plan and amounts recognized in the consolidated balance sheets at December 31, 1995.

                                                                                            1995
                                                                                    --------------------
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Actuarial present value of projected benefit obligation:
  Accumulated benefit obligation:
      Vested......................................................................       $     (610)
      Nonvested...................................................................              (27)
    Provision for future salary increases.........................................             (369)
                                                                                            -------
    Projected benefit obligation..................................................           (1,006)
Plan assets at fair value.........................................................            1,451
                                                                                            -------
Excess of plan assets over projected benefit obligation...........................              445

Unrecognized net (gain)/loss......................................................                5
                                                                                            -------
  Prepaid pension cost, included in other assets..................................       $      450
                                                                                            -------
                                                                                            -------
Major assumptions used:
  Discount rate...................................................................             7.75%
  Rate of increase in compensation levels.........................................             6.00%
  Expected long-term rate on plan assets..........................................            10.00%

    First Federal maintains a 401(k) plan covering substantially all employees. Employees who are 21 years and older and who have completed twelve months of service are eligible. Employees may elect to contribute to the plan from 1% to 15% of their salary subject to a statutory maximum amount. First Federal pays a 25% matching contribution at each biweekly pay period up to the maximum allowed per employee, by the Internal Revenue Service. Employees become 100% vested in First Federal's matching contribution after 5 years of service.

NOTE 12--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Peoples (subsidiary of Pinnacle) has a Retiree Medical Plan which provides a portion of retiree medical care premiums. Pinnacle Bank's level of contribution is based on an age and service formula which provides benefits to substantially all retired participants until December 31, 1997 and will provide benefits

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 12--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED) to active participants in a 100% co-pay until age 65. The components of the 1995 and 1994 and 1993 net periodic postretirement benefit cost are shown below:

                                                                                    1995       1994        1993
                                                                                  ---------  ---------     -----
                                                                                       (DOLLARS IN THOUSANDS)
Service cost....................................................................  $  --      $  --       $      12
Interest cost...................................................................         21         20          32
Net amortization and deferral...................................................         33         25          34
                                                                                  ---------  ---------         ---
Net periodic postretirement benefit cost........................................  $      54  $      45   $      78
                                                                                  ---------  ---------         ---
                                                                                  ---------  ---------         ---

    The funded status of the plan and amounts recognized in the consolidated balance sheets are shown below:

                                                                                  1995       1994       1993
                                                                                ---------  ---------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
Retired participants and beneficiaries........................................  $    (281) $    (275) $    (353)
Active participants...........................................................     --         --           (113)
                                                                                ---------  ---------  ---------
  Accumulated postretirement benefit obligation...............................       (281)      (275)      (466)
Plan assets at fair value.....................................................     --         --         --
                                                                                ---------  ---------  ---------
Excess of accumulated postretirement benefit obligation over plan assets......       (281)      (275)      (466)
Unrecognized transition obligation............................................        226        260        375
Unrecognized loss/(gain)......................................................          2        (28)        36
                                                                                ---------  ---------  ---------
  Accrued postretirement benefit cost.........................................  $     (53) $     (43) $     (55)
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

    For measurement purposes, a 9.50%, 10.00% and 12.00% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1995, 1994 and 1993, respectively; the rate was further assumed to decline to 4.00% after 10 years. The health care cost trend rate assumption has an increasing effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation by $24,000, $25,000 and $53,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $2,000 for years ended December 31, 1995 and 1994 and $6,000 for the year ended December 31, 1993. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995, 1994 and 1993.

NOTE 13--NONQUALIFIED STOCK OPTION PLAN

    At Pinnacle's 1993 Annual Stockholders Meeting, a nonqualified stock option plan (the "Plan") was presented to and approved by the stockholders of the Company. The Compensation Committee of Pinnacle's Board of Directors, none of whom is eligible to participate in the Plan, awarded certain key employees options to purchase shares of Pinnacle common stock at an exercise price which approximates the fair market value as of the grant period. The total number of shares available under the Plan is 150,000. (All numbers have been restated to reflect the two-for-one stock split effected in September 1993). All options are fully vested at day of grant and will expire if not exercised within five years of the date of grant.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 13--NONQUALIFIED STOCK OPTION PLAN (CONTINUED)
    The following is a summary of activity for 1995, 1994 and 1993.

                                                                                                          NUMBER OF
                                                                            NUMBER OF    OPTION PRICE      SHARES
                                                                             SHARES        PER SHARE     EXERCISABLE
                                                                           -----------  ---------------  -----------
Outstanding at January 1, 1993...........................................      --
  Granted................................................................      23,350   $        17.155
  Exercised..............................................................      --
  Cancelled..............................................................      --
                                                                           -----------  ---------------  -----------

Outstanding at December 31, 1993.........................................      23,350            17.155      11,675
  Granted................................................................      27,600             17.95
  Exercised..............................................................      --
  Cancelled..............................................................      --
                                                                           -----------  ---------------  -----------
Outstanding at December 31, 1994.........................................      50,950      17.155-17.95      18,475
  Granted................................................................      71,725       16.43-17.50
  Exercised..............................................................
  Cancelled..............................................................        (400)            17.95
Outstanding at December 31, 1995....................................... '     122,275   $   16.43-17.95      18,475
                                                                           -----------  ---------------  -----------
                                                                           -----------  ---------------  -----------

NOTE 14--SUPPLEMENTARY INCOME STATEMENT INFORMATION

    Other than the items listed below, other non-interest income and other non-interest expenses did not include any accounts that exceeded 1% of total revenue, which is the sum of total interest income and total non-interest income.

                                                                                         1995       1994       1993
                                                                                       ---------  ---------  ---------
                                                                                           (DOLLARS IN THOUSANDS)
Other non-interest income:
  Service charges on deposit accounts................................................  $   1,530  $   1,479  $   1,470
  Trust Fees.........................................................................        533        485        352
  Recoveries on distressed assets....................................................        296        262        596
  Gain on sale of loans, net.........................................................        182        (11)       352
  Merchant & loan servicing fees.....................................................        952        770        647
Other non-interest expenses:
  Salaries and benefits..............................................................      7,100      6,073      6,071
  Occupancy..........................................................................      1,097      1,033      1,042
  Equipment..........................................................................        947        885        914
  Professional and legal fees........................................................        314        417        663
  Amortization of intangibles........................................................        525        458        462
  FDIC insurance premiums............................................................        552        808        739
  Supplies...........................................................................        455        418        366
  Marketing & Promotion..............................................................        695        298        367

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 15--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement of the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Company uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

    The following presents financial instruments with off-balance sheet risk at December 31 of each year.

                                                                                               1995       1994
                                                                                             ---------  ---------
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.............................................................  $  79,551  $  42,554
  Letters of credit........................................................................        777        776

    Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

    Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. All letters of credit are short-term guarantees of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company has a secured interest in various assets as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held on those commitments at December 31, 1995 and 1994, is in excess of the committed amount.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 16--PARENT COMPANY FINANCIAL INFORMATION

                  CONDENSED PARENT COMPANY ONLY BALANCE SHEETS

                                                                                                  DECEMBER 31
                                                                                              --------------------
                                                                                                1995       1994
                                                                                              ---------  ---------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Assets
  Cash and due from banks...................................................................  $   1,923  $   1,099
  Interest-bearing deposits with financial institutions.....................................     18,100        100
  Investment in subsidiaries................................................................     73,029     34,530
  Other assets..............................................................................      1,178         82
                                                                                              ---------  ---------
    Total assets............................................................................  $  94,230  $  35,811
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Liabilities
  Notes payable and other liabilities.......................................................  $  19,334  $     663
                                                                                              ---------  ---------
Stockholders' equity
  Common stock..............................................................................     19,110     19,110
  Additional paid-in capital................................................................     44,174     10,005
  Retained earnings.........................................................................     10,475      7,311
  Net unrealized gains/(losses) on securities available-for-sale............................      1,137     (1,278)
                                                                                              ---------  ---------
  Total stockholders' equity................................................................     74,896     35,148
                                                                                              ---------  ---------
  Total liabilities and stockholders' equity................................................  $  94,230  $  35,811
                                                                                              ---------  ---------
                                                                                              ---------  ---------

               CONDENSED PARENT COMPANY ONLY STATEMENTS OF INCOME

                                                                                          YEAR ENDED DECEMBER 31
                                                                                      -------------------------------
                                                                                        1995       1994       1993
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Income
  Dividends from subsidiaries.......................................................  $  12,082  $   2,376  $   2,040
  Interest and other income.........................................................        170         43         70
                                                                                      ---------  ---------  ---------
    Total income....................................................................     12,252      2,419      2,110
                                                                                      ---------  ---------  ---------
Expenses
  Compensation and benefits.........................................................        192         96         76
  Other operating expenses..........................................................        368        239        280
                                                                                      ---------  ---------  ---------
    Total expenses..................................................................        560        335        356
                                                                                      ---------  ---------  ---------
Income before federal income tax expenses (benefit) and undistributed earnings of
 subsidiaries.......................................................................     11,692      2,084      1,754
Federal income tax benefit..........................................................       (133)       (97)       (97)
Equity in undistributed net income of subsidiaries..................................     (5,366)     3,109      3,186
                                                                                      ---------  ---------  ---------
    Net income......................................................................  $   6,459  $   5,290  $   5,037
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 16--PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
             CONDENSED PARENT COMPANY ONLY STATEMENT OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31
                                                                                   --------------------------------
                                                                                      1995       1994       1993
                                                                                   ----------  ---------  ---------
                                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income.....................................................................  $    6,459  $   5,290  $   5,037
  Equity in undistributed net income of subsidiaries.............................       5,366     (3,109)    (3,186)
Other, net.......................................................................        (956)        69        (50)
                                                                                   ----------  ---------  ---------
    Net cash provided by operating activities....................................      10,869      2,250      1,801
Cash flows from investing activities:
  Net increase in interest-bearing deposits with financial institutions..........     (18,000)    --         --
  Purchase acquisition, net of cash..............................................     (20,466)    --         --
  Proceeds from paydowns of municipal bonds......................................          27         59         17
                                                                                   ----------  ---------  ---------
    Net cash (used) provided by investing activities.............................     (38,439)        59         17
Cash flows from financing activities:
  Proceeds from issuance of common stock.........................................      13,184     --         --
  Proceeds from short-term borrowings............................................      18,000     --         --
  Dividends paid.................................................................      (2,790)    (2,293)    (2,026)
                                                                                   ----------  ---------  ---------
    Net cash provided (used) by financing activities.............................      28,374     (2,293)    (2,026)
                                                                                   ----------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.............................         824         16       (208)
Cash and cash equivalents at beginning of year...................................       1,099      1,083      1,291
                                                                                   ----------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $    1,923  $   1,099  $   1,083
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

NOTE 17--DIVIDENDS

    Pinnacle is a legal entity separate and distinct from its subsidiaries. Substantially all of Pinnacle's revenues result from dividends paid to it by Peoples and First Federal and from earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by Peoples and First Federal as well as by Pinnacle to its stockholders. Under the foregoing dividend restrictions, Peoples, without obtaining government approvals, could declare aggregate dividends in 1995 of approximately $17.2 million. First Federal was eligible to make capital distributions of approximately $9.6 million at December 31, 1995.

    Dividends paid in 1995 to Pinnacle by its subsidiary, Peoples amounted to $12,082,000 of which approximately $8,500,000 was used for the cash portion of the Maco Acquisition. In addition, First Federal, another subsidiary of Pinnacle, paid dividends amounting to $4,000,000 used for debt reduction obtained by way of Pinnacle's acquisition of Maco. Dividends paid to Pinnacle by Peoples in 1994 and 1993 amounted to $2,376,000, and $2,040,000, respectively.

    On December 1, 1995, Pinnacle, in conjunction with its acquisition of Maco issued 862,500 shares of common stock in a public offering and issued 1,188,954 shares of common stock to the sole stockholder of Maco resulting in total shares outstanding increasing from 3,821,904, to 5,873,358.

                       PINNACLE FINANCIAL SERVICES, INC.

NOTE 18--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company has entered into indemnification agreements with the principal sole stockholder of Maco, subject to certain conditions, to partially indemnify Pinnacle from certain liabilities. Any claim on costs incurred by Pinnacle related to such liabilities must be made by May 28, 1998. The indemnification agreements relate to two transfer agreements and other various matters entered into on May 4, 1995 between Maco and an affiliate of the principal sole stockholder of Maco, that relate to litigation in effect prior to the acquisition.

    The first item relates to the 1988 acquisition of a distressed thrift by Maco through an assistance agreement with the Federal Savings and Loan Insurance Corporation ("FSLIC"). The Federal Deposit Insurance Corporation ("FDIC"), successor-in-interest to FSLIC, has brought suit seeking payment of $3,000,000 allegedly due it under such agreement. Management believes the FDIC suit is without merit and the indemnification agreement and a related escrow agreement reduces any risk of loss to the Company. The second item relates to a counterclaim brought against Maco as a result of a claim made against a third party by Maco. The Company intends to vigorously defend these actions, even though it is covered by the indemnification agreements.

    There are various other matters of litigation pending against the Company which have arisen during the normal course of business. Based upon discussions with legal counsel, management believes that the aggregate liability, if any, resulting from these matters will not be material to the financial results of the Company.

                INDEX TO MACO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        G-2
Consolidated Statements of Financial Condition
  September 30, 1995 and 1994..............................................................................        G-3
Consolidated Statements of Operations
  Years ended September 30, 1995, 1994, and 1993...........................................................        G-4
Consolidated Statements of Stockholder's Equity
  Years ended September 30, 1995, 1994 and 1993............................................................        G-5
Consolidated Statements of Cash Flows
  Years ended September 30, 1995, 1994 and 1993............................................................        G-6
Notes to Consolidated Financial Statements.................................................................        G-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Maco Bancorp, Inc.
Washington, D.C.

    We have audited the accompanying consolidated statements of financial condition of Maco Bancorp, Inc. and Subsidiary (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maco Bancorp, Inc. and Subsidiary as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes during the year ended September 30, 1993 and its method of accounting for securities during the year ended September 30, 1995.

                                          Crowe, Chizek and Company

Oak Brook, Illinois
October 20, 1995

                       MACO BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          SEPTEMBER 30, 1995 AND 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------
Cash and due from banks...................................................................  $    6,206  $    4,344
Interest-bearing deposits with financial institutions--short term.........................      14,958       1,930
                                                                                            ----------  ----------
  Cash and cash equivalents...............................................................      21,164       6,274
Interest-bearing deposits with financial institutions--longer term........................      --              77
Securities held-to-maturity (fair value: 1995--$66,428) (Note 3)..........................      67,492      --
Mortgage-backed and related securities held-to-maturity
  (fair value: 1995--$107,340) (Note 3)...................................................     107,978      --
Investment securities (fair value: 1994--$99,659) (Note 3)................................      --         103,812
Mortgage-backed and related securities (fair value: 1994--$105,504) (Note 3)..............      --         114,472
Loans held for sale.......................................................................       4,742       4,497
Loans receivable, net (Note 4)............................................................     199,285     160,029
Real estate held for sale (Note 5)........................................................         362         362
Real estate owned and in judgment (Note 5)................................................       1,217         561
Federal Home Loan Bank stock..............................................................       4,525       2,675
Premises and equipment, net (Note 6)......................................................       2,938       3,370
Accrued interest receivable...............................................................       2,334       2,772
Deferred income taxes (Note 11)...........................................................       1,357       1,711
Other assets..............................................................................         631         934
                                                                                            ----------  ----------
                                                                                            $  414,025  $  401,546
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
  Deposit accounts (Note 7)...............................................................  $  311,868  $  310,152
  Advance payments by borrowers for taxes and insurance...................................       2,689       1,967
  Advances from the Federal Home Loan Bank of Indianapolis (Note 8).......................      61,500      51,500
  Notes payable (Note 9)..................................................................       5,790       6,973
  Other liabilities (Note 15).............................................................       3,898       4,740
                                                                                            ----------  ----------
                                                                                               385,745     375,332
Commitments and contingencies (Note 15)
Stockholder's equity
  Preferred stock, $0.01 par value; 1,000,000 shares authorized;
    no shares issued......................................................................      --          --
  Common stock, $0.01 par value, 2,000,000 shares authorized;
    1,012,300 shares issued...............................................................          10          10
  Additional paid-in capital..............................................................       5,119       5,119
  Retained earnings.......................................................................      25,864      23,798
  Treasury stock, 500,000 shares at cost (Note 10)........................................      (2,713)     (2,713)
                                                                                            ----------  ----------
                                                                                                28,280      26,214
                                                                                            ----------  ----------
                                                                                            $  414,025  $  401,546
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                       MACO BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       SEPTEMBER 30, 1995, 1994 AND 1993

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SEPTEMBER 30,
                                                                                        -------------------------------
                                                                                          1995       1994       1993
                                                                                        ---------  ---------  ---------
Interest income
  Loans...............................................................................  $  16,749  $  13,221  $  18,101
  Securities
    Taxable...........................................................................      4,390      5,005      2,642
    Tax exempt........................................................................        172        163     --
  Mortgage-backed and related securities..............................................      7,519      5,598      4,933
  Other...............................................................................        702        432        499
                                                                                        ---------  ---------  ---------
                                                                                           29,532     24,419     26,175
Interest expense
  Deposit accounts (Note 7)...........................................................     13,086     11,849     13,340
  Advances from Federal Home Loan Bank................................................      4,721        664         32
  Notes payable.......................................................................        618        509        696
                                                                                        ---------  ---------  ---------
                                                                                           18,425     13,022     14,068
                                                                                        ---------  ---------  ---------
NET INTEREST INCOME...................................................................     11,107     11,397     12,107
Provision for loan losses (Note 4)....................................................        120        180     --
                                                                                        ---------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...................................     10,987     11,217     12,107
Non-interest income
  Loss on sale of securities, net.....................................................         (5)    --         --
  Gain (loss) on sale of loans originated for resale, net.............................        145       (138)     1,797
  Gain on sales of participation loans................................................     --         --          1,381
  Gain (loss) on sales of real estate held for sale...................................     --            (29)       399
  Gain on sale of premises............................................................        251        193     --
  Amortization of assistance agreement liability (Note 15)............................     --         --          1,000
  Other income........................................................................        829        769        958
                                                                                        ---------  ---------  ---------
                                                                                            1,220        795      5,535
Non-interest expense
  Compensation and benefits...........................................................      3,461      3,030      2,984
  Occupancy and equipment.............................................................      1,674      1,471      1,536
  Federal deposit insurance premiums..................................................        715        698        481
  Advertising.........................................................................        365        444        489
  Legal fees..........................................................................        606        186        238
  Loan expense........................................................................        104        114        326
  Gain on sales of real estate owned, net of loss provisions..........................        (24)       (14)       (20)
  Other expense.......................................................................      2,045      1,517      1,628
                                                                                        ---------  ---------  ---------
                                                                                            8,946      7,446      7,662
                                                                                        ---------  ---------  ---------
  Minority interest expense...........................................................     --            137        877
                                                                                        ---------  ---------  ---------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE...........................  $   3,261  $   4,429  $   9,103
Provision for income taxes (Note 11)..................................................      1,195      1,754      3,593
                                                                                        ---------  ---------  ---------
INCOME BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE...............................      2,066      2,675      5,510
Extraordinary items
  Loss on early extinguishment of debt................................................     --         --           (585)
Cumulative effect of a change in accounting for income taxes (Note 2).................     --         --          5,544
                                                                                        ---------  ---------  ---------
NET INCOME............................................................................  $   2,066      2,675  $  10,469
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
Earnings per share
  Before extraordinary item and cumulative effect of a change in accounting for income
    taxes.............................................................................  $    4.03  $    5.22  $   10.76
  Extraordinary item..................................................................     --         --          (1.14)
  Cumulative effect of a change in accounting for income taxes........................     --         --          10.82
                                                                                        ---------  ---------  ---------
    Net income........................................................................  $    4.03  $    5.22  $   20.44
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                       MACO BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                       SEPTEMBER 30, 1995, 1994 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           ADDITIONAL
                                                                             PAID-IN    RETAINED   TREASURY
                                                            COMMON STOCK     CAPITAL    EARNINGS     STOCK      TOTAL
                                                            -------------  -----------  ---------  ---------  ---------
Balance,
 October 1, 1992..........................................    $      10     $   5,119   $  10,654  $  (2,713) $  13,070
Net income, 1993..........................................       --            --          10,469     --         10,469
                                                                    ---    -----------  ---------  ---------  ---------
Balance,
 September 30, 1993.......................................           10         5,119      21,123     (2,713)    23,539
Net income, 1994..........................................       --            --           2,675     --          2,675
                                                                    ---    -----------  ---------  ---------  ---------
Balance,
 September 30, 1994.......................................           10         5,119      23,798     (2,713)    26,214
Net income, 1995..........................................       --            --           2,066     --          2,066
                                                                    ---    -----------  ---------  ---------  ---------
Balance,
 September 30, 1995.......................................    $      10     $   5,119   $  25,864  $  (2,713) $  28,280
                                                                    ---    -----------  ---------  ---------  ---------
                                                                    ---    -----------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                       MACO BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       SEPTEMBER 30, 1995, 1994, AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                      -------------------------------
                                                                                        1995       1994       1993
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................................................  $   2,066  $   2,675  $  10,469
  Adjustments to reconcile net income to net cash provided by operating activities
    Extraordinary item..............................................................     --         --            585
    Cumulative effect of a charge in accounting for income taxes....................     --         --         (5,544)
    Net (gain) loss on sale of securities...........................................          5     --         --
      Loans originated for resale...................................................       (145)       138     (1,797)
      Participation loans...........................................................     --         --         (1,381)
      Real estate held for sale.....................................................     --             29       (399)
      Real estate owned, net........................................................        (24)       (14)       (20)
      Office premises and equipment.................................................       (251)      (193)    --
    Amortization of premiums, discounts and net deferred loan costs.................        208        475     (1,987)
    Amortization of discounts on notes payable......................................     --         --             54
    Proceeds from the sale of first mortgage loans..................................     52,534    149,396    209,374
    Origination of loans held for sale..............................................    (52,634)  (144,877)  (205,318)
    Provision for losses on loans...................................................        120        180     --
    Depreciation and amortization...................................................        487        402        552
    Assistance agreement amortization...............................................     --         --         (1,000)
    Minority interest expense.......................................................     --            137        877
    Change in
      Accrued interest receivable...................................................        438       (386)      (329)
      Deferred taxes................................................................        354      1,407      2,766
      Other assets..................................................................        303        (11)       227
      Other liabilities.............................................................       (842)       677     (2,092)
                                                                                      ---------  ---------  ---------
        Net cash provided by operating activities...................................      2,619     10,035      5,037
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in loans receivable.......................................    (40,790)   (21,720)    51,182
  Principal payments on mortgage-backed securities..................................      6,541     44,499     17,035
  Net decrease in interest- bearing deposits with financial institutions............         77     --         --
  Proceeds from sale and/or maturity of
    Investment securities...........................................................     36,403      5,429        571
    Participation loans.............................................................     --         --         26,486
    Federal Home Loan Bank stock....................................................     --         --            897
    Real estate owned...............................................................        439        935        244
    Real estate held for sale.......................................................     --            273        324
    Office premises and equipment...................................................        475        286     --
  Investment in
    Mortgage-backed securities......................................................     --        (97,106)   (13,853)
    Investment securities...........................................................     --        (31,417)   (55,446)
    Federal Home Loan Bank stock....................................................     (1,850)    (1,034)    --
    Office premises and equipment...................................................       (279)      (222)      (472)
                                                                                      ---------  ---------  ---------
        Net cash provided by (used in) investing activities.........................      1,016   (100,077)    26,968
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from advances from Federal Home Loan Bank................................  $ 102,000  $  72,500  $  12,000
  Repayment of advances from Federal Home Loan Bank.................................    (92,000)   (21,000)   (12,000)
  Net increase (decrease) in deposits...............................................      1,716     (2,086)      (163)
  Proceeds from notes payable.......................................................        147        999      4,202
  Payments on notes payable.........................................................     (1,330)      (645)    (4,267)
  Repurchase of minority interest...................................................     --         (1,886)    --
  Net increase (decrease) in advance payments by borrowers for taxes and
    insurance.......................................................................        722       (274)      (641)
                                                                                      ---------  ---------  ---------
      Net cash provided by (used in) financing activities...........................     11,255     47,608       (869)
                                                                                      ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents................................     14,890    (42,434)    31,136
Cash and cash equivalents at beginning of period....................................      6,274     48,708     17,572
                                                                                      ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................................  $  21,164  $   6,274  $  48,708
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental disclosures of cash flow information
  Cash paid during the period for
    Interest........................................................................  $  18,846  $  12,943  $  14,006
    Income taxes....................................................................        655        665      1,795
  Non-cash transactions
    Transfers from loans to real estate acquired through foreclosure................      1,071         50        682
    Amounts due to broker for settlement of investment security purchases...........     --         --         11,010
    Transfer of investment and mortgage-backed securities to securities
     held-to-maturity...............................................................    218,284     --         --

          See accompanying notes to consolidated financial statements.

                       MACO BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 1--ORGANIZATION

    Maco Bancorp, Inc. (the "Company"), acquired First Federal Savings Bank of Indiana (the "Bank"), effective September 30, 1988. In a simultaneous transaction, the Bank underwent a supervisory conversion from a mutual savings bank to a federal stock savings bank.

    The acquisition was accounted for using the purchase method of accounting. Adjustments were made on the books of the Bank to various assets and liabilities acquired in order to reflect their market value on the date of acquisition. These adjustments are being amortized over their respective estimated remaining lives on a level-yield basis, except for adjustments to premises and equipment which are being amortized on a straight-line basis.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Maco Bancorp, Inc., its wholly-owned subsidiary, First Federal Savings Bank of Indiana, and First Federal's wholly-owned active subsidiaries Brookview Real Estate, Ltd. and First Insurance, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

    RECOGNITION OF LOAN INTEREST AND FEE INCOME: Interest on loans is accrued over the term of the loans based upon the principal outstanding, except where concerns regarding collectibility exist, in which case the accrual of interest is discontinued.

    Nonrefundable loan origination and commitment fees and direct costs of loan origination are deferred and recognized as yield adjustments over the contractual life of the loan using a method which approximates the level-yield method.

    LOAN SALES: The Company sells a portion of its fixed and variable rate mortgage loan production in the secondary market. The Company obtains sales commitments on these loans immediately prior to making the origination commitment. Market value equals or exceeds cost on loans held for sale at September 30, 1995 and 1994. The Company does not retain servicing on loans sold.

    ALLOWANCE FOR LOSSES ON LOANS: An allowance for loan losses is maintained because some loans may not be repaid in full. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs, net of recoveries. A loan is charged off as a loss by management when deemed uncollectible, although collection efforts continue and future recoveries may occur. Estimating the risk of loss is necessarily subjective. Accordingly, management maintains the loss allowance at levels considered adequate to cover possible losses based on past loan loss experience, general economic conditions, information about specific borrower situations including financial position and the estimated value of any underlying collateral, and other factors and estimates that are subject to change over time. While management may periodically allocate portions of the allowance to specific problem loan situations, the entire allowance is available for any loan charge-offs that occur.

    SECURITIES: Effective October 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires corporations to classify debt securities as held-to-maturity, trading or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company has the ability to hold those securities to maturity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method.

    Prior to the adoption of SFAS No. 115, investment and mortgage-backed securities were carried at cost, adjusted for premiums and discounts, based on management's intent and the Company's ability to hold such investments to maturity.

    REAL ESTATE: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Costs relating to improving the property are capitalized, whereas costs relating to holding the property are expensed.

    Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, including estimated selling expenses.

    Real estate properties held for investment are carried at the lower of cost, including the cost of improvements incurred subsequent to acquisition, or net realizable value. Costs relating to the holding of property are expensed.

    PREMISES AND EQUIPMENT: Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives of the assets.

    Leasehold improvements are amortized over the estimated useful life of the asset or the term of the lease, whichever is shorter.

    CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and liquid mutual fund investments.

    INCOME TAXES: In October 1992, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". The adoption of FAS 109 changes the Company's method of accounting for income taxes from a deferred method (APB 11) to an asset and liability approach. The asset and liability approach requires the Company to record income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The effect of adopting FAS 109 is shown as a cumulative effect of a change in accounting principle in the 1993 consolidated statement of operations with an effect on prior years totaling $5,544,000. The effect on prior years includes the impact of recognizing tax loss carryforwards, unclaimed bad debt deductions, deferred gains on wash sales, loan loss allowances, and alternative minimum tax credits.

    OPERATIONS: The Company makes residential, commercial real estate and consumer loans primarily in the northwestern Indiana and northeastern Illinois area. Substantially all loans are secured by specific items of collateral, including real estate, residences and consumer assets.

    EARNINGS PER SHARE: Earnings per share have been computed on the basis of the 512,300 shares of common stock outstanding at September 30, 1995, 1994 and 1993.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS: Certain amounts appearing in the 1994 and 1993 consolidated financial statements and notes thereto have been reclassified to conform to the current year's presentation.

NOTE 3--SECURITIES

    The amortized cost and fair values of investments in debt securities are as follows:

                                                                                  SEPTEMBER 30, 1995
                                                                   ------------------------------------------------
                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                   ----------  -----------  -----------  ----------
SECURITIES HELD-TO-MATURITY
  U.S. Treasury securities.......................................  $      999   $  --        $     (10)  $      989
  Obligations of U.S. government corporations and agencies.......      62,031          33         (997)      61,067
  Obligations of states and political subdivisions...............       4,462      --              (90)       4,372
                                                                   ----------       -----   -----------  ----------
                                                                   $   67,492   $      33    $  (1,097)  $   66,428
                                                                   ----------       -----   -----------  ----------
                                                                   ----------       -----   -----------  ----------
MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY
  GNMA certificates..............................................  $      409   $      14    $  --       $      423
  FNMA certificates..............................................         242           1       --              243
  FHLMC certificates.............................................         543      --               (5)         538
  Collateralized mortgage obligations............................     106,784         785       (1,433)     106,136
                                                                   ----------       -----   -----------  ----------
                                                                   $  107,978   $     800    $  (1,438)  $  107,340
                                                                   ----------       -----   -----------  ----------
                                                                   ----------       -----   -----------  ----------

                                                                                  SEPTEMBER 30, 1994
                                                                   ------------------------------------------------
                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                   ----------  -----------  -----------  ----------
INVESTMENT SECURITIES
  U.S. Treasury securities.......................................  $   13,072   $       6    $     (88)  $   12,990
  Obligations of U.S. government corporations and agencies.......      86,272           9       (3,702)      82,579
  Obligations of states and political subdivisions...............       4,468      --             (378)       4,090
                                                                   ----------       -----   -----------  ----------
                                                                   $  103,812   $      15    $  (4,168)  $   99,659
                                                                   ----------       -----   -----------  ----------
                                                                   ----------       -----   -----------  ----------

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 3--SECURITIES (CONTINUED)

                                                                                   SEPTEMBER 30, 1994
                                                                   --------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                      COST         GAINS        LOSSES       VALUE
                                                                   ----------  -------------  -----------  ----------
MORTGAGE-BACKED AND RELATED SECURITIES
  GNMA certificates..............................................  $      459    $      --     $      (1)  $      458
  FNMA certificates..............................................         285           --            (4)         281
  FHLMC certificates.............................................         628           --            (9)         619
  Collateralized mortgage obligations............................     113,100           15        (8,969)     104,146
                                                                   ----------          ---    -----------  ----------
                                                                   $  114,472    $      15     $  (8,983)  $  105,504
                                                                   ----------          ---    -----------  ----------
                                                                   ----------          ---    -----------  ----------

    The amortized cost and fair value of debt securities by contractual maturity, are shown below. Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalty.

                                                                                              SEPTEMBER 30, 1995
                                                                                            ----------------------
                                                                                            AMORTIZED
                                                                                               COST     FAIR VALUE
                                                                                            ----------  ----------
Due in one year or less...................................................................  $   24,023  $   23,887
Due after one year through five years.....................................................      40,903      40,024
Due after five years through ten years....................................................       2,566       2,517
                                                                                            ----------  ----------
                                                                                                67,492      66,428
Mortgage-backed and related securities                                                         107,978     107,340
                                                                                            ----------  ----------
  Total...................................................................................  $  175,470  $  173,768
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The carrying value of mortgage-backed and related securities are net of unamortized premiums of $50,000 and $147,000 and unearned discounts of $1,504,000 and $2,005,000 at September 30, 1995 and 1994, respectively.

    Proceeds from sales of the Company's securities held-to-maturity for the year ended September 30, 1995 were $10,392,000. Gross losses of $5,029 were realized on those sales. These sales were permissible under the provisions of SFAS No. 115 since the securities were sold within 90 days of maturity or had been paid down to less than 15% of the original par value. There were no sales of investment and mortgage-backed securities in 1994 or 1993.

    Investment and mortgage-backed securities with approximate amortized cost and fair values of $105,355,000 and $104,041,000, respectively at September 30, 1995 and $93,745,000 and $89,559,000, respectively, at September 30, 1994 were pledged to secure advances with the Federal Home Loan Bank of Indianapolis.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 4--LOANS RECEIVABLE

    Loans are summarized as follows:

                                                                                      SEPTEMBER 30,
                                                                                  ----------------------
                                                                                     1995        1994
                                                                                  ----------  ----------
First mortgage loans (principally conventional)
  Principal balances
    Secured by one-to-four-family residences....................................  $  151,330  $  119,667
    Secured by other properties.................................................      16,898      17,930
    Secured by land.............................................................       5,262      --
    Construction loans..........................................................       3,818         249
                                                                                  ----------  ----------
                                                                                     177,308     137,846
  Less
    Undisbursed portion of construction loans...................................       2,029          49
    Unearned discounts..........................................................         640          18
    Net deferred loan-origination costs.........................................        (996)       (741)
                                                                                  ----------  ----------
      Total first mortgage loans................................................     175,635     138,520
Consumer and other loans
  Principal balances
    Home equity and second mortgage.............................................      18,423      16,043
    Share.......................................................................       1,338       1,644
    Commercial..................................................................       1,064         874
    Automobile..................................................................         403         763
    Other.......................................................................       3,507       3,219
                                                                                  ----------  ----------
                                                                                      24,735      22,543
  Unearned discounts............................................................           6          11
                                                                                  ----------  ----------
      Total consumer and other loans............................................      24,729      22,532
Less allowance for loan losses..................................................       1,079       1,023
                                                                                  ----------  ----------
                                                                                  $  199,285  $  160,029
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $1,181,000 and $651,000 at September 30, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                     -------------------------------------
                                                                                        1995         1994         1993
                                                                                        -----        -----        -----
Interest income that would have been recorded......................................   $      54    $      67    $      71
Interest income recognized.........................................................           9           14           13
                                                                                            ---          ---          ---
Interest income foregone...........................................................   $      45    $      53    $      58
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

    The Company is not committed to lend additional funds to debtors whose loans have been modified.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 4--LOANS RECEIVABLE (CONTINUED)
    A summary of the activity in the allowance for loan losses is summarized as follows:

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                             -------------------------------
                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
Balance at beginning of period.............................................  $   1,023  $   1,240  $   1,105
Provision for losses on loans..............................................        120        180     --
Charge-offs................................................................       (103)      (504)       (87)
Recoveries.................................................................         39        107        222
                                                                             ---------  ---------  ---------
  Balance at end of period.................................................  $   1,079  $   1,023  $   1,240
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

NOTE 5--REAL ESTATE

    Real estate held for investment, which consists of land in the Company's local market area and which has been subdivided for commercial and residential use, is reported on the Consolidated Statement of Financial Condition net of a specific valuation allowance of $675,000 at September 30, 1995 and September 30, 1994.

    Real estate owned and in judgment consists primarily of residential real estate and is reported net of a specific loss allowance of $109,000 at September 30, 1995 and September 30, 1994.

    Activity in the allowance for real estate owned losses is summarized as follows:

                                                                                           SEPTEMBER 30,
                                                                                  -------------------------------
                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
Balance at beginning of period..................................................  $     109  $     148  $     125
Provisions for losses...........................................................     --         --         --
Charge-offs.....................................................................     --            (39)        (1)
Recoveries......................................................................     --         --             24
                                                                                  ---------  ---------  ---------
  Balance at end of period......................................................  $     109  $     109  $     148
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

NOTE 6--PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
Land...............................................................................  $   1,236  $   1,355
Office buildings...................................................................      2,076      2,183
Leasehold improvements.............................................................        445        441
Furniture and equipment............................................................      2,206      1,974
                                                                                     ---------  ---------
                                                                                         5,963      5,953
Less accumulated depreciation and amortization.....................................     (3,025)    (2,583)
                                                                                     ---------  ---------
                                                                                     $   2,938  $   3,370
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 7--DEPOSIT ACCOUNTS

    Deposits are summarized as follows:

                                                           SEPTEMBER 30,             1995                     1994
                                                               1995         -----------------------  -----------------------
                                                         WEIGHTED AVERAGE    PERCENT                  PERCENT
                                                               RATE           AMOUNT     TO TOTAL      AMOUNT     TO TOTAL
                                                         -----------------  ----------  -----------  ----------  -----------
Demand and NOW accounts (including non-interest bearing
  deposits of $4,979,000 and $3,332,000 at September
  30, 1995 and 1994, respectively).....................           2.42%     $   29,761         9.5%  $   33,081        10.7%
Money market...........................................           4.49          14,398         4.6        8,017         2.6
Passbook savings.......................................           3.19         106,440        34.1      135,103        43.5
                                                                            ----------       -----   ----------       -----
                                                                               150,599        48.2      176,201        56.8

Certificates of deposit:
3.01% to 4.00%.........................................                          6,074         1.9       35,437        11.4
4.01% to 5.00%.........................................                         16,832         5.4       48,688        15.7
5.01% to 6.00%.........................................                         77,185        24.8       24,224         7.8
6.01% to 7.00%.........................................                         52,777        17.0       14,939         4.8
7.01% to 8.00%.........................................                          6,924         2.2        4,954         1.6
8.01% to 9.00%.........................................                            816         0.3        1,011         0.4
9.01% and higher.......................................                            661         0.2        4,698         1.5
                                                                            ----------       -----   ----------       -----
                                                                  5.73         161,269        51.8      133,951        43.2
                                                                            ----------       -----   ----------       -----
                                                                            $  311,868       100.0%  $  310,152       100.0%
                                                                            ----------       -----   ----------       -----
                                                                            ----------       -----   ----------       -----

    The aggregate amounts of short-term jumbo certificates of deposit with a minimum denomination of $100,000 were approximately $17,131,000 and $2,227,000 at September 30, 1995 and 1994, respectively.

    At September 30, 1995, scheduled maturities of certificates of deposit are as follows:

                                                                                      YEAR ENDING SEPTEMBER 30,
                                                                                   --------------------------------
                                                                                      1996       1997       1998
                                                                                   ----------  ---------  ---------
3.01% to 4.00%...................................................................  $    4,520  $   1,236  $     318
4.01% to 5.00%...................................................................      13,641      1,474        335
5.01% to 6.00%...................................................................      60,643      8,953      3,554
6.01% to 7.00%...................................................................      29,239     14,404      2,962
7.01% to 8.00%...................................................................       1,375        481        216
8.01% to 9.00%...................................................................         338         16        327
9.01% and higher.................................................................         568         87     --
                                                                                   ----------  ---------  ---------
                                                                                   $  110,324  $  26,651  $   7,712
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 7--DEPOSIT ACCOUNTS (CONTINUED)

                                                                                  YEAR ENDING SEPTEMBER 30,
                                                                        ---------------------------------------------
                                                                          1999       2000     THEREAFTER     TOTAL
                                                                        ---------  ---------  -----------  ----------
3.01% to 4.00%........................................................  $  --      $  --       $  --       $    6,074
4.01% to 5.00%........................................................      1,299         73          10       16,832
5.01% to 6.00%........................................................      3,445        428         162       77,185
6.01% to 7.00%........................................................      1,158      2,430       2,584       52,777
7.01% to 8.00%........................................................        260      4,489         103        6,924
8.01% to 9.00%........................................................        134          1      --              816
9.01% and higher......................................................          6     --          --              661
                                                                        ---------  ---------  -----------  ----------
                                                                        $   6,302  $   7,421   $   2,859   $  161,269
                                                                        ---------  ---------  -----------  ----------
                                                                        ---------  ---------  -----------  ----------

    Interest expense on deposits is summarized as follows:

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
Money market.....................................................................  $     408  $     308  $     358
Passbook savings.................................................................      3,819      4,536      4,744
NOW..............................................................................        771        758        835
Certificates of deposit..........................................................      8,088      6,247      7,403
                                                                                   ---------  ---------  ---------
                                                                                   $  13,086  $  11,849  $  13,340
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 8--ADVANCES FROM THE FEDERAL HOME LOAN BANK OF INDIANAPOLIS

    The Bank had the following advances from the Federal Home Loan Bank of
Indianapolis:

                           FIXED OR
                           VARIABLE       SEPTEMBER 30,
 MATURITY    INTEREST      INTEREST    --------------------
   DATE        RATE          RATE        1995       1994
----------  -----------  ------------  ---------  ---------
 10-03-94         5.03%    Variable    $  --      $   3,000
 10-24-94         5.03     Variable       --          2,000
 10-28-94         5.03     Variable       --          5,000
 12-26-94         5.19     Variable       --          5,000
 01-06-95         4.55     Variable       --          6,000
 12-4-95          6.84      Fixed          6,000     --
 1-29-96          5.96     Variable       25,000     --
 8-12-96          6.49      Fixed          5,500      5,500
 8-19-97          6.91      Fixed          5,000      5,000
  9-1-97          6.79      Fixed          5,000      5,000
  2-3-99          7.50    Variable*       10,000     10,000
 4-28-99          7.50    Variable*        5,000      5,000
                                       ---------  ---------
                                       $  61,500  $  51,500
                                       ---------  ---------
                                       ---------  ---------

------------------------

* The maximum rate of these advances is 7.50%.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 8--ADVANCES FROM THE FEDERAL HOME LOAN BANK OF INDIANAPOLIS (CONTINUED) As of September 30, 1995 and September 30, 1994, the weighted average interest rate of advances outstanding was 6.61% and 5.94%, respectively. Investment and mortgage-backed securities with approximate amortized cost and fair values of $105,355,000 and $104,041,000, respectively, at September 30, 1995 and $93,745,000 and $89,559,000, respectively, at September 30, 1994 were pledged to secure these advances.

NOTE 9--NOTES PAYABLE

    Notes payable are comprised of the following:

                                                                                                    SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1995       1994
                                                                                                 ---------  ---------
Note payable to NationsBank, previously Maryland National Bank; interest rate of prime plus
  0.5% payable quarterly; quarterly principal payments of $75,000 through June 30, 1995 and
  $87,500 through June 30, 1996; balance due July 31, 1996; secured by 5 shares of First
  Federal Savings Bank of Indiana..............................................................  $   4,183  $   4,495

Unsecured demand notes, payable to Maco stockholder; interest rate of 10%......................      1,607      1,631

Other notes payable; dated March 30, 1992; interest rate of prime payable annually; principal
  payable in four equal annual installments beginning March 30, 1993...........................     --            847
                                                                                                 ---------  ---------
                                                                                                 $   5,790  $   6,973
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    In connection with the issuance of the subordinated debentures by the Company, its subsidiary, First Federal Savings Bank of Indiana, issued 82,000 stock purchase warrants, all of which have been exercised. During 1993, the Company repaid the debentures.

    At September 30, 1995, future payments on notes payable due during the year ending September 30, 1996 total $5,790,000.

NOTE 10--PURCHASE OF TREASURY STOCK

    On March 30, 1992, the Company entered into an agreement with one of its two principal stockholders to acquire 500,000 shares of its common stock. The acquired shares have been recorded as treasury stock. Also on March 30, 1992, the Company entered into a non-compete agreement calling for payments totaling $500,000 (plus interest at prime rate) over four years and a four-year $125,000 per year consulting agreement with the former stockholder. The Company completed its payments under the non-compete agreement during the year ended September 30, 1995.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 11--INCOME TAXES

    The provision for income taxes consists of the following.

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                             -------------------------------
                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
Current....................................................................  $     841  $     347  $     827
Deferred...................................................................        354      1,407      2,766
                                                                             ---------  ---------  ---------
Net........................................................................  $   1,195  $   1,754  $   3,593
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The reasons for the difference between the effective tax rate and the statutory corporate federal income tax rate are as follows:

                                                                                     PERCENTAGE OF INCOME
                                                                                      BEFORE INCOME TAXES
                                                                             -------------------------------------
                                                                                          YEAR ENDED
                                                                                         SEPTEMBER 30,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Federal income tax rate....................................................       34.0%        34.0%        34.0%
Nontaxable interest and market-value adjustment amortization...............       (3.7)        (2.4)        (3.0)
State income taxes.........................................................        5.6          5.9          5.6
Other......................................................................        0.7          2.1          3.6
                                                                                   ---          ---          ---
Effective income tax rate..................................................       36.6%        39.6%        40.2%
                                                                                   ---          ---          ---
                                                                                   ---          ---          ---

    Deferred tax assets (liabilities) are comprised of the following:

                                                                                          SEPTEMBER 30,
                                                                                       --------------------
                                                                                         1995       1994
                                                                                       ---------  ---------
Deferred loan fees...................................................................  $     181  $     149
Deferred gain on security sales......................................................          8         95
Loans, principally due to allowance for losses.......................................        465        532
Reserve for loss on real estate held for sale........................................        267        267
Accrual for employee benefits........................................................         35         57
Alternative minimum tax and other credit carryforwards...............................        563        872
Other................................................................................        136         90
                                                                                       ---------  ---------
    Total deferred tax assets........................................................      1,655      2,062
Deferred tax assets valuation allowance..............................................     --         --
Premises and equipment, principally due to differences in depreciation...............       (298)      (351)
                                                                                       ---------  ---------
    Total deferred tax liabilities...................................................       (298)      (351)
                                                                                       ---------  ---------
    Net deferred tax assets..........................................................  $   1,357  $   1,711
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Management has not recorded a valuation allowance against deferred tax assets based on its estimate of future taxable income.

    The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 11--INCOME TAXES (CONTINUED)
financial statements. Retained earnings at September 30, 1995, include approximately $2,835,000 for which no deferred income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments from the carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the above amounts at September 30, 1995, was approximately $964,000.

NOTE 12--CAPITAL REQUIREMENTS

    Federal regulations require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a core capital ratio of 3% of adjusted assets, and a risk-based capital ratio equal to 8.0% of risk-adjusted assets as defined by regulation.

    The following are reconciliations of the Bank's capital under generally accepted accounting principles (GAAP) to regulatory capital at September 30, 1995:

                                                                                           SEPTEMBER 30, 1995
                                                                        ---------------------------------------------------------
                                                                                                                            % OF
                                                                                     % OF                % OF      RISK-   RISK-
                                                                        TANGIBLE   ADJUSTED    CORE    ADJUSTED    BASED   BASED
                                                                        CAPITAL     ASSETS    CAPITAL   ASSETS    CAPITAL  ASSETS
                                                                        --------   --------   -------  --------   -------  ------
GAAP capital..........................................................  $ 31,275       7.6%   $31,275      7.6%   $31,275    18.6%
Investment in non-includable subsidiaries.............................      (102)   --           (102)  --           (102)   (0.1)
Regulatory general valuation allowances...............................     --       --          --      --          1,079     0.6
                                                                                      --                  --
                                                                        --------              -------             -------  ------
Regulatory capital--computed..........................................    31,173       7.6     31,173      7.6     32,252    19.1
Minimum capital requirement...........................................     6,174       1.5     12,349      3.0     13,521     8.0
                                                                                      --                  --
                                                                        --------              -------             -------  ------
Excess regulatory capital over minimum................................  $ 24,999       6.1%   $18,824      4.6%   $18,731    11.1%
                                                                                      --                  --
                                                                                      --                  --
                                                                        --------              -------             -------  ------
                                                                        --------              -------             -------  ------

    Accordingly, management considers the capital requirements to have been met. Federal regulations also include restrictions on loans to one borrower, certain types of investments and loans, loans to officers, directors, and principal stockholders, brokered deposits, and transactions with affiliates. Management considers the Bank to be in compliance with these restrictions.

    Federal regulations require the Bank to comply with a Qualified Thrift Lender (QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

    Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift supervision. This regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. The Bank currently meets the requirements of a Tier 1 institution and has not been informed by the OTS of the need for more than normal supervision. Accordingly, the Bank can make, without prior regulatory approval, distributions during a fiscal year up to the greater of (i) 100% of its net income to date during a fiscal year plus an amount that would reduce by

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 12--CAPITAL REQUIREMENTS (CONTINUED) one-half its "surplus capital ratio" (the excess over its Fully Phased-in Capital Requirements) at the beginning of the last calendar year or (ii) 75% of its net income over the most recent preceding four quarter period. At September 30, 1995, approximately $8,799,000 was available for payment of dividends by the Bank to the Company.

NOTE 13--RETIREMENT PLANS

    The Company maintains a defined benefit pension plan that covers substantially all employees. Employees who have completed one year of service and were initially hired prior to age 60 are eligible. The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition:

                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
Actuarial present value of accumulated benefit obligation,
  including vested benefits of $831,000 and $837,000 at
  September 30, 1995 and 1994......................................................  $     866  $     881
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Projected benefit obligation for service rendered to date..........................  $  (1,356) $  (1,507)
Plan assets at fair value (primarily equity fund investments)......................      1,422      1,351
                                                                                     ---------  ---------
Excess (deficiency) of plan assets over projected benefit obligation...............         66       (156)
Unrecognized net loss due to experience different than assumed.....................        463        710
Unrecognized net asset as of October 1, 1989 recognized over approximately 15
  years............................................................................       (441)      (487)
                                                                                     ---------  ---------
Prepaid pension cost included in other assets......................................  $      88  $      67
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                                                                                          SEPTEMBER 30,
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Net pension cost included the following components:
Service cost--benefits earned during the period................................  $      73  $      82  $      93
Interest cost on projected benefit obligation..................................         62         64         45
Return on plan assets..........................................................        (58)      (118)      (113)
Net amortization and deferral..................................................        (99)       (47)       (44)
                                                                                       ---  ---------  ---------

Net pension benefit............................................................  $     (22) $     (19) $     (19)
                                                                                       ---  ---------  ---------
                                                                                       ---  ---------  ---------

Assumptions used were as follows:
Discount rate..................................................................       7.50%      7.50%      6.00%
Rate of increase in compensation levels of employees...........................       5.00       5.00       4.50
Expected long-term rate of return on plan assets...............................       8.00       8.00       8.00

    The Company made no contribution to the pension plan during the fiscal years 1995, 1994 and 1993.

    The Company maintains a 401(k) plan covering substantially all employees. Employees who are 21 years and older and who have completed twelve months of service are eligible. Employees may elect to

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 13--RETIREMENT PLANS (CONTINUED)
contribute to the plan from 1% to 15% of their salary subject to a statutory maximum amount. The Company pays a 25% matching contribution each December 31 up to a maximum of $2,310 per employee. Employees become 100% vested in the Company's matching contribution after 5 years of service.

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to make or purchase loans and fund loans in process. The Company's exposure to credit loss in the event of nonperformance by the party to these financial instruments is represented by the contractual amount of these instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded on the Consolidated Statement of Financial Condition.

    These financial instruments are summarized as follows:

                                                                                    APPROXIMATE CONTRACT
                                                                                           AMOUNT
                                                                                    --------------------
                                                                                       SEPTEMBER 30,
                                                                                    --------------------
                                                                                      1995       1994
                                                                                    ---------  ---------
Financial instruments whose contract amounts represent credit risk
  Commitments to make loans.......................................................  $  10,261  $  10,538
  Commitments to buy loans........................................................      2,114      4,494
  Commitments to sell loans.......................................................     14,198      6,066
  Unused commercial lines of credit...............................................      2,208        865
  Unused consumer lines of credit.................................................     25,327     24,368
  Outstanding letters of credit...................................................     --             56

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of up to 60 days. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Of the amounts above at September 30, 1995, $7,110,000 of commitments to make loans and $789,000 of commitments to buy loans have fixed interest rates. These rates range from 6.25% to 9.00%.

    The Company sells single family mortgage loans, servicing released, to various mortgage companies and other purchasers. Some of these purchasers require that the Company repurchase any loans that become 60 days or more delinquent within 6 months of sale. Loans subject to these recourse agreements totaled $30 million at September 30, 1995. Through September 30, 1995, the Company had not repurchased any loans under these recourse arrangements.

    Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued in favor of municipalities. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The Company provides several types of loans to its customers including residential, construction and installment loans. Lending activities are conducted with individuals with a wide variety of credit requirements. The Company does not have a concentration of loans with any specific customer. Credit risk tends to be geographically concentrated in that the majority of the Company's customer base lies primarily in northwestern Indiana and northeastern Illinois.

NOTE 15--COMMITMENTS AND CONTINGENCIES

    To facilitate the acquisition of the Bank by the Company, the Federal Savings and Loan Insurance Corporation ("FSLIC") provided cash assistance and various indemnifications as set forth in an Assistance Agreement (the "Agreement"). The Agreement, dated October 3, 1988, provided for the Bank to be indemnified against certain undisclosed liabilities, claims, and other legal causes of action arising from transactions in periods prior to the acquisition.
Section 7 of the Agreement included an obligation for the Bank or the Company either: (1) to acquire another failed thrift, or comparable asset, within five years and to share with the FSLIC (or its successor) in the cash assistance needed up to a maximum of $2,500,000; or (2) to deliver a $3,000,000 note to the FSLIC after five years if no acquisition has been made. In recognition of this obligation, $2,500,000 was allocated to this provision in recording the acquisition of the Bank.

    In a capital forbearance letter included by reference in the Agreement, the FSLIC agreed to include $10,120,000 of the cash assistance provided to the Company under the Agreement as part of the Bank's regulatory capital. The Company negotiated this forbearance in part so that the Company would be capable of fulfilling its obligation under the Agreement to acquire another failed thrift or comparable asset. However, in August 1989, the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") was adopted, and in January 1990, the OTS issued Thrift Bulletin 38-2 ("TB 38-2"), which eliminated regulatory capital forbearances. The Company did not thereafter acquire any failed thrift or comparable asset. In September 1994, the Federal Deposit Insurance Corporation ("FDIC"), as successor to the FSLIC, brought suit against the Company seeking enforcement of the Company's $3,000,000 "liquidated damages" payment under the Agreement. The Company is defending vigorously this lawsuit, asserting, among other things, that the adoption of FIRREA and the OTS issuance of TB 38-2 eliminated the consideration for which it had bargained in exchange for undertaking the obligations under the Agreement. In addition, the Company has counterclaimed against the FDIC and separately sued the United States of America, asserting in each instance claims for damages arising from these breaches of the Agreement. Several, but not all, of those court decisions thus far issued with respect to these legal issues in other cases are consistent with the Company's views. However, legal counsel has been unable to date to render a formal opinion on this litigation.

    Based on these above events, in order to reflect the reduced likelihood of the enforcement of this provision of the Agreement, the Company began to amortize into income the $2,500,000 liability initially recorded in a manner to approximate the expense resulting from the amortization of corresponding purchase accounting adjustments related to long-term and intangible assets, leaving a liability balance of $570,000 at September 30, 1995. During the year ended September 30, 1993, the Company accelerated the amortization of the liability in response to developments concerning negotiations with the OTS. However, in 1994, the Company discontinued the amortization of the liability to reflect the remaining uncertainties

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 15--COMMITMENTS AND CONTINGENCIES (CONTINUED) associated with the FDIC suit. Since the inception of the Agreement in 1988, the Company has recognized $1,930,000 of amortization income related to the purchase accounting liability and $2,009,000 in expense related to the amortization of long-term and intangible assets recorded in the purchase. The Company has continued to amortize the purchase accounting adjustments related to long-term assets recorded in the purchase of the Bank.

    Effective May 4, 1995, the Company and its sole stockholder entered into an agreement (the "Transfer Agreement") under which the Company transferred to its sole stockholder all of its claims against the FDIC and the United States arising with respect to the Agreement, including rights to any settlement proceeds and benefits of any kind in connection with these claims, in exchange for the sole stockholder's assumption of all obligations arising from the Agreement and the FDIC dispute, including a commitment to pay all costs of litigation and to indemnify the Company against any liability thereunder, other than any tax effects of any proceeds received by the Company or its successor as a result of the litigation. As described in Note 19, the Company has entered into a merger agreement with Pinnacle Financial Services, Inc. which requires the continuation of the Transfer Agreement subsequent to completion of the merger. At September 30, 1995, the balance of the liability related to the Agreement was $570,000.

    In September 1995, the Bank was named as defendant in a lawsuit brought by a former officer of the Bank. The lawsuit alleges violations of the Age Discrimination in Employment and Americans with Disabilities Acts and breach of contract. The Bank intends to vigorously defend the action.

    The Company and its subsidiary are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, results of operations, cash flows or capital position of the Company and its subsidiary.

    The Bank maintained reserves in accordance with Federal Reserve requirements of approximately $618,000 at September 30, 1995.

    The Company and its subsidiary occupy certain office and branch facilities and rents certain computer equipment under operating lease arrangements. Rent expense amounted to approximately $540,000, $454,000 and $465,000 for the years ended September 30, 1995, 1994 and 1993, respectively. At September 30, 1995, future minimum payments under noncancelable operating leases are as follows:

YEAR ENDED
SEPTEMBER 30,                                                                 AMOUNT
---------------------------------------------------------------------------  ---------
1996.......................................................................  $     655
1997.......................................................................        419
1998.......................................................................        335
1999.......................................................................         70
2000.......................................................................         50
Thereafter.................................................................        396
                                                                             ---------
                                                                             $   1,925
                                                                             ---------
                                                                             ---------

    There were no new leases entered into during the year ended September 30, 1995.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 16--RELATED PARTY TRANSACTIONS

    The Company has made loans to certain directors and executive officers. Loans to these individuals totaled approximately $15,000 and $89,000 at September 30, 1995 and 1994, respectively. These loans consist primarily of residential mortgages, with a maximum balance of less than $51,000 per individual. In addition, as described in Note 9, the Company has a note payable to its sole stockholder.

NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table shows the estimated fair value and the related carrying value of financial instruments:

                                                                                 SEPTEMBER 30,
                                                               --------------------------------------------------
                                                                         1995                      1994
                                                               ------------------------  ------------------------
                                                               APPROXIMATE               APPROXIMATE
                                                                 CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                  VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                                               ------------  ----------  ------------  ----------
Cash and cash equivalents....................................   $   21,164   $   21,164   $    6,274   $    6,274
Interest-bearing deposits with financial institutions--
  longer term................................................       --           --               77           77
Securities held-to-maturity..................................       67,492       66,428       --           --
Mortgage-backed and related securities held-to-maturity......      107,978      107,340       --           --
Investment securities........................................       --           --          103,812       99,659
Mortgage-backed securities...................................       --           --          114,472      105,504
Loans held for sale..........................................        4,742        4,742        4,497        4,497
Loans, receivable, net.......................................      199,285      198,940      160,029      161,558
Federal Home Loan Bank stock.................................        4,525        4,525        2,675        2,675
Accrued interest receivable..................................        2,334        2,334        2,772        2,272
NOW, money market and passbook savings.......................      150,599      150,599      176,201      176,201
Certificates of deposit......................................      161,269      161,848      133,951      134,063
Advance payments by borrowers for taxes and insurance........        2,689        2,689        1,967        1,967
Advances from the Federal Home Loan Bank of Indianapolis.....       61,500       61,500       51,500       51,500
Notes payable................................................        5,790        5,790        6,973        6,973
Accrued interest payable.....................................          228          228          208          208

    For purposes of the above, the following assumptions were used. The estimated fair value for cash and cash equivalents, interest-bearing deposits with financial institutions, Federal Home Loan Bank stock, accrued interest receivable, NOW, money market and savings deposits, advance payments by borrowers for taxes and insurance, notes payable, accrued interest payable, and amounts due to broker are considered to approximate their carrying values. The estimated fair value for investments and mortgage-backed and related securities are based on quoted market values for the individual securities or for equivalent securities. The estimated fair value of loans held for sale is based on the contractual purchase prices from the buyers. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans at September 30, 1995 and 1994, applied for the time period until estimated payment. The

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) estimated fair value of certificates of deposit is based on estimates of the rate the Company would pay on such deposits at September 30, 1995 and 1994, applied for the time period until maturity. The estimated fair value of the Federal Home Loan Bank advances is based on estimates of current advance rates applied for the time period until maturity of the advances.

    Loan commitments are not included in the table above, as their estimated fair value is immaterial.

    Other assets and liabilities of the Company that are not defined as financial instruments, such as premises and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as loan servicing rights, customer goodwill, and similar items.

    While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on September 30, 1995 and 1994, the fair values would have been achieved, because the market values may differ depending on the circumstances. The estimated fair values at September 30, 1995 and 1994 should not necessarily be considered to apply at subsequent dates.

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 18--PARENT COMPANY ONLY FINANCIAL STATEMENTS

    Presented below are the condensed balance sheets, condensed statements of income and condensed statements of cash flows for Maco Bancorp, Inc.

                            CONDENSED BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1994
                                     ASSETS

                                                                                                 SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1995       1994
                                                                                              ---------  ---------
Cash and cash equivalents                                                                     $   2,547  $     807
Investment in First Federal Savings Bank of Indiana.........................................     31,275     32,003
Accrued interest, dividends receivable, deferred taxes and other assets.....................        866      1,309
                                                                                              ---------  ---------
                                                                                              $  34,688  $  34,119
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Notes payable...............................................................................  $   5,790  $   6,973
Other liabilities...........................................................................        618        932
                                                                                              ---------  ---------
                                                                                                  6,408      7,905
Common stock................................................................................         10         10
Additional paid-in capital..................................................................      5,119      5,119
Retained earnings...........................................................................     25,864     23,798
Treasury stock..............................................................................     (2,713)    (2,713)
                                                                                              ---------  ---------
                                                                                                 28,280     26,214
                                                                                              ---------  ---------
                                                                                              $  34,688  $  34,119
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 18--PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                                                               SEPTEMBER 30,
                                                                                      -------------------------------
                                                                                        1995       1994       1993
                                                                                      ---------  ---------  ---------
Operating income
  Dividends from subsidiary bank....................................................  $   3,500  $     476  $  --
  Interest income...................................................................        102         15         35
  Other income......................................................................        188         76     --
                                                                                      ---------  ---------  ---------
                                                                                          3,790        567         35
Operating expense
  Interest expense..................................................................        618        509        697
  Other expenses....................................................................      1,194        680      1,418
                                                                                      ---------  ---------  ---------
                                                                                          1,812      1,189      2,115
                                                                                      ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARY............................................................      1,978       (622)    (2,080)
Income tax benefit..................................................................        676        411        456
                                                                                      ---------  ---------  ---------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
  OF SUBSIDIARY.....................................................................      2,654       (211)    (1,624)
Equity in undistributed earnings of subsidiary......................................       (588)     2,886     11,566
                                                                                      ---------  ---------  ---------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING FOR INCOME TAXES........................................      2,066      2,675      9,942
Extraordinary item--loss on early extinguishment of debt............................     --         --           (585)
Cumulative effect of change in accounting for income taxes..........................     --         --          1,112
                                                                                      ---------  ---------  ---------
NET INCOME..........................................................................  $   2,066  $   2,675  $  10,469
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                       MACO BANCORP, INC. AND SUBSIDIARY

                       SEPTEMBER 30, 1995, 1994, AND 1993
                    (TABLE AMOUNTS IN THOUSANDS OF DOLLARS)

NOTE 18--PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                                                             SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                      1995       1994       1993
                                                                                    ---------  ---------  ---------
Operating activities
  Net income......................................................................  $   2,066  $   2,675  $  10,469
  Adjustments to reconcile net income to net cash provided by operating activities
    Extraordinary item............................................................     --                       585
    Cumulative effect of a change in accounting for income taxes..................     --                    (1,112)
    Equity in undistributed earnings of subsidiary................................        588     (2,886)   (11,566)
    Depreciation and amortization.................................................        (87)        31        207
    Loss on sale of automobile....................................................     --              1
    Minority interest expense.....................................................     --            137        877
    Change in
      Deferred taxes..............................................................        193         41        199
      Other assets................................................................        150        (39)       (51)
      Other liabilities...........................................................         13       (135)        17
                                                                                    ---------  ---------  ---------
        Net cash provided by (used in) operations.................................      2,923       (175)      (375)
Investing activities
  Proceeds from sale of automobile................................................     --             22     --
                                                                                    ---------  ---------  ---------
    Net cash provided by investing activities.....................................     --             22     --
Financing activities
  Proceeds from notes payable.....................................................        147        999      4,202
  Payment on notes payable........................................................     (1,330)      (645)    (4,267)
  Purchase of treasury stock......................................................     --         --         --
                                                                                    ---------  ---------  ---------
    Net cash provided by (used in) financing activities...........................     (1,183)       354        (65)
                                                                                    ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents..................................      1,740        201       (440)
Cash and cash equivalents at beginning of period..................................        807        606      1,046
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of period........................................  $   2,547  $     807  $     606
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

NOTE 19--SALE AGREEMENT

    On June 29, 1995, the Company entered into a merger agreement with Pinnacle Financial Services, Inc. ("Pinnacle") whereby the Company is to be purchased and merged with Pinnacle. The transaction is subject to stockholder and regulatory approval.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 14, 1996, by and between PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("Pinnacle"), and INDIANA FEDERAL CORPORATION, a Delaware corporation ("IFC").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Pinnacle and IFC have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which IFC will, subject to the terms and conditions set forth herein, merge with and into Pinnacle (the "Merger"), so that Pinnacle is the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger; and

    WHEREAS, it is the intent of the respective Boards of Directors of Pinnacle and IFC that the Merger be structured as a "merger of equals" of Pinnacle and IFC and that the Surviving Corporation be governed and operated on this basis; and

    WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Pinnacle and IFC are entering into a Pinnacle stock option agreement (the "Pinnacle Option Agreement") attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Pinnacle and IFC are entering into an IFC stock option agreement (the "IFC Option Agreement"; and together with the Pinnacle Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act, as amended (the "MBCA"), the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time (as defined in Section 1.2), IFC shall merge with and into Pinnacle. Pinnacle shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of IFC shall terminate.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in certificates of merger (each, a "Certificate of Merger"), which shall specify an effective date and time no earlier than the filing thereof with the appropriate authorities of the State of Michigan, and with the appropriate authorities of the State of Delaware, on the Closing Date (as defined in Section 9.1), or as soon thereafter as practicable. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in each Certificate of Merger having been filed in accordance with the MBCA and DGCL.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the MBCA and the DGCL.

    1.4 CONVERSION OF IFC COMMON STOCK. At the Effective Time, in each case, subject to Section 2.2(e), by virtue of the Merger and without any action on the part of Pinnacle, IFC or the holder of any of the following securities:

        (a) Each share of the common stock, par value $0.01 per share, of IFC (the "IFC Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of IFC

    Common Stock held (x) in IFC's treasury or (y) directly or indirectly by IFC or Pinnacle or any of their respective wholly-owned Subsidiaries (as defined in Section 3.1) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(c) and as set forth in the IFC Disclosure Schedule)), shall be converted into the right to receive one (1) share (the "Exchange Ratio") of the common stock, without par value, of Pinnacle (the "Pinnacle Common Stock").

        (b) All of the shares of IFC Common Stock converted into Pinnacle Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of IFC Common Stock shall thereafter represent the right to receive a certificate representing the number of whole shares of Pinnacle Common Stock into which the shares of IFC Common Stock represented by such Common Certificate have been converted pursuant to this
    Section 1.4 and Section 2.2. Common Certificates previously representing shares of IFC Common Stock shall be exchanged for certificates representing whole shares of Pinnacle Common Stock issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Pinnacle Common Stock or IFC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        (c) At the Effective Time, all shares of IFC Common Stock that are owned by IFC as treasury stock and all shares of IFC Common Stock that are owned, directly or indirectly, by IFC or Pinnacle or any of their respective wholly-owned Subsidiaries (other than shares of IFC Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Pinnacle Common Stock which are similarly held, whether held directly or indirectly by IFC or Pinnacle, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of IFC Common Stock held by IFC or Pinnacle or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of IFC Common Stock, and shares of Pinnacle Common Stock which are similarly held, whether held directly or indirectly by IFC or Pinnacle or any of their respective Subsidiaries, being referred to herein as "DPC Shares") and as set forth in the IFC Disclosure Schedule) shall be cancelled and shall cease to exist and no stock of Pinnacle or other consideration shall be delivered in exchange therefor.

    1.5 PINNACLE COMMON STOCK. At and after the Effective Time, each share of Pinnacle Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger. All shares of Pinnacle Common Stock that are owned by IFC or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Pinnacle.

    1.6  OPTIONS.

    (a) At the Effective Time, each option granted by IFC to purchase shares of IFC Common Stock which is outstanding and unexercised immediately prior thereto (excluding any and all IFC Rights (as hereinafter defined), all of which shall have been redeemed, and thereby extinguished, terminated and cancelled without any right of exercise, prior to the Effective Time) shall cease to represent a right to acquire shares of IFC Common Stock and shall be converted automatically into an option to purchase shares of Pinnacle Common Stock in an amount and at an exercise price determined as provided below

(and subject to the terms of the IFC benefit plans under which they were issued (collectively, the "IFC Stock Plans") and the agreements evidencing grants thereunder):

        (i) The number of shares of Pinnacle Common Stock to be subject to the new option shall be equal to the number of shares of IFC Common Stock subject to the original option; and

        (ii) The exercise price per share of Pinnacle Common Stock under the new option shall be equal to the exercise price per share of IFC Common Stock under the original option.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to IFC shall be deemed to be references to Pinnacle.

    (b) At the Effective Time, each option granted by Pinnacle to purchase shares of Pinnacle Common Stock which is outstanding and unexercised immediately prior thereto shall continue to represent a right to acquire shares of Pinnacle Common Stock and shall remain an issued and outstanding option to purchase from the Surviving Corporation shares of Pinnacle Common Stock in the same amount and at the same exercise price subject to the terms of the Pinnacle benefit plans under which they were issued (collectively, the "Pinnacle Stock Plans") and the agreements evidencing grants thereunder, and shall not be affected by the Merger.

    1.7 ARTICLES OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Pinnacle shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law.

    1.8 BYLAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Pinnacle, with appropriate amendments to incorporate the provisions of Section 1.11 of this Agreement, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9 TAX CONSEQUENCES; ACCOUNTING TREATMENT. It is intended that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a)(i)(A) of the Code, (ii) this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (iii) the Merger shall qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended.

    1.10 MANAGEMENT. At the Effective Time, Mr. Richard L. Schanze shall be the Chairman of the Board and the Chief Executive Officer of the Surviving Corporation, and Mr. Donald A. Lesch shall be the Vice Chairman, President and Chief Operating Officer of the Surviving Corporation.

    1.11 BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of ten (10) persons, with Mr. Schanze, as well as Mr. Arnold L. Weaver and three (3) other persons, to be named as directors of the Surviving Corporation on behalf of the Board of Directors of Pinnacle, and with Mr. Lesch, as well as Mr. Howard Silverman and three (3) other persons, to be named as directors of the Surviving Corporation on behalf of the Board of Directors of IFC. Under the terms of the Standstill Agreement dated as of December 1, 1995, between Pinnacle and Mr. Cyrus A. Ansary, Pinnacle has certain obligations to nominate Mr. Ansary for election as a director of Pinnacle. In the event that Pinnacle, as the Surviving Corporation, becomes obligated to nominate Mr. Ansary as a director of the Surviving Corporation, then the Board of Directors shall be increased in size to a total of twelve (12) persons, and Mr. Ansary shall be nominated as a director of the Surviving Corporation pursuant to the terms of the Standstill Agreement dated as of December 1, 1995, between Pinnacle and Mr. Ansary, and the Chairman shall nominate for approval by the Board of Directors a twelfth person as a director of the Surviving Corporation. Whenever the Board of Directors is comprised of ten (10) or fewer persons, action of the Board within the meaning of Section 523 of the MBCA, and for all other purposes, shall require the favorable vote of six (6) or more of the directors, and whenever the Board of Directors is comprised of eleven (11) or twelve (12) persons, action of the Board within the meaning of Section 523 of the MBCA, and for all other purposes, shall require the favorable vote of seven (7) or more of the directors.

    1.12 HEADQUARTERS OF SURVIVING CORPORATION. At the Effective Time, the headquarters and principal executive offices of the Surviving Corporation shall be located in Valparaiso, Indiana.

    1.13 BANK MERGER. At the Bank Merger Effective Time (as hereinafter defined), Indiana Federal Bank for Savings, a federal savings bank ("IndFed Bank"), the wholly-owned subsidiary of IFC, shall be merged (the "Bank Merger") with and into Pinnacle Bank, a Michigan banking corporation ("Pinnacle Bank"), the wholly-owned subsidiary of Pinnacle, pursuant to the terms and conditions set forth herein and in the Agreement and Plan of Merger and Consolidation substantially in the form attached hereto as Exhibit C (the "Bank Merger Agreement"). Upon consummation of the Bank Merger, the separate existence of IndFed Bank shall cease, and Pinnacle Bank shall continue as the surviving institution of the Bank Merger. The name of Pinnacle Bank, as the surviving institution of the Bank Merger, shall be "Pinnacle Bank". From and after the Bank Merger Effective Time (as hereinafter defined), Pinnacle Bank as the surviving institution of the Bank Merger shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Pinnacle Bank and IndFed Bank. The Bank Merger shall become effective at the time the Bank Merger Agreement for such merger is endorsed and declared effective by the Financial Institutions Bureau of the State of Michigan (the "Bank Merger Effective Time"). The parties shall cause the Bank Merger to become effective as soon as practical following the Merger. At the Bank Merger Effective Time:

        (a) each share of IndFed Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of IndFed Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of common stock of IndFed Bank shall not be converted into any shares or other securities or obligations of any other entity;

        (b) each share of Pinnacle Bank common stock issued and outstanding immediately prior thereto shall remain an issued and outstanding share of common stock of Pinnacle Bank as the surviving institution and shall not be affected by the Bank Merger;

        (c) the charter and bylaws of Pinnacle Bank, as then in effect, shall be the Charter and Bylaws of Pinnacle Bank as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law; and

        (d) the directors of Pinnacle Bank as the surviving institution following the Bank Merger shall consist of eighteen (18) persons, with nine
    (9) persons to be named as directors by the Board of Directors of Pinnacle Bank and nine (9) persons to be named as directors by the Board of Directors of IndFed Bank; and the executive officers of Pinnacle Bank as the surviving institution following the Bank Merger shall be those appointed by the Board of Directors of the surviving institution upon consummation of the Bank Merger, on the basis of recommendations made by Mr. Schanze, as the Chairman of the parent Surviving Corporation, Mr. Lesch, as the Vice Chairman of the parent Surviving Corporation, and an outside consulting service to be engaged and charged with reviewing and evaluating the qualifications of candidates.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 PINNACLE TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Pinnacle shall deposit, or shall cause to be deposited, with Harris Trust and Savings Bank, Chicago, Illinois, or another bank or trust company reasonably acceptable to each of Pinnacle and IFC (the "Exchange Agent"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Article II, certificates representing the shares of Pinnacle Common Stock (such certificates for shares of Pinnacle Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of IFC Common Stock.

    2.2  EXCHANGE OF SHARES.

    (a) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Common Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for certificates representing the shares of Pinnacle Common Stock into which the shares of IFC Common Stock represented by such Common Certificate or Common Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Pinnacle Common Stock to which such holder of IFC Common Stock shall have become entitled pursuant to the provisions of Article I, and the Common Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of Common Certificates.

    (b) No dividends or other distributions declared with respect to Pinnacle Common Stock with a record date following the Effective Time shall be paid to the holder of any unsurrendered Common Certificate until the holder thereof shall surrender such Common Certificate in accordance with this Article II.

    (c) If any certificate representing shares of Pinnacle Common Stock is to be issued in a name other than that in which the Common Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Pinnacle Common Stock in any name other than that of the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of IFC of shares of IFC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Pinnacle Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pinnacle Common Stock shall be issued upon the surrender for exchange of Common Certificates.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of IFC for 12 months after the Effective Time shall be paid to Pinnacle. Any stockholders of IFC who have not theretofore complied with this
Article II shall thereafter look only to Pinnacle for payment of the shares of Pinnacle Common Stock and any unpaid dividends and distributions on the Pinnacle Common Stock deliverable in respect of each share of IFC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of IFC, Pinnacle, the Exchange Agent or any other person shall be liable to any former holder of shares of IFC

Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if reasonably required by Pinnacle or the Exchange Agent, the posting by such person of a bond in such amount as Pinnacle may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Pinnacle Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PINNACLE

    Except as disclosed in the Pinnacle disclosure schedule delivered to IFC concurrently herewith (the "Pinnacle Disclosure Schedule"), Pinnacle hereby represents and warrants to IFC as follows:

    3.1  CORPORATE ORGANIZATION.

    (a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Pinnacle has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pinnacle. As used in this Agreement, the term "Material Adverse Effect" means, with respect to IFC, Pinnacle or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries taken as a whole, excluding for this purpose only, however, the payment and/or incurrence of (i) the one-time special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF") pursuant to The Deposit Insurance Funds Act of 1996 ("Funds Act") intended to increase SAIF's net worth as of October 1, 1996 to 1.25 percent of SAIF-insured deposits, and
(ii) transactional expenses by IFC or Pinnacle in connection with the Merger, to the extent having such an effect. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings and loan institution, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Pinnacle is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Articles of Incorporation and Bylaws of Pinnacle, as in effect as of the date of this Agreement, have previously been made available by Pinnacle to IFC.

    (b) Each Pinnacle Subsidiary (i) is duly organized and validly existing as a bank, savings and loan institution, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Pinnacle, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) The minute books of Pinnacle accurately reflect in all material respects all corporate actions held or taken since January 1, 1994 of its stockholders and Board of Directors (including committees of the Board of Directors of Pinnacle).

    3.2  CAPITALIZATION.

    (a) The authorized capital stock of Pinnacle consists of (i) 15,000,000 shares of Pinnacle Common Stock, of which as of November 11, 1996, 5,976,548 shares were issued and outstanding and no shares were held in treasury. All of the issued and outstanding shares of Pinnacle Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of the Pinnacle Option Agreement and the Pinnacle Stock Plans, Pinnacle does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Pinnacle Common Stock or any other equity securities of Pinnacle or any securities representing the right to purchase or otherwise receive any shares of Pinnacle Common Stock or any other equity securities of Pinnacle. As of November 11, 1996, no shares of Pinnacle Common Stock were reserved for issuance, except for (i) 496,261 shares reserved for issuance upon the exercise of stock options pursuant to the Pinnacle Stock Plans. Since January 1, 1996, Pinnacle has not issued any shares of Pinnacle Common Stock or other equity securities of Pinnacle, or any securities convertible into or exercisable for any shares of Pinnacle Common Stock or other equity securities of Pinnacle, other than pursuant to the exercise of employee stock options granted prior to such date. The shares of Pinnacle Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) Pinnacle owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Pinnacle Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Pinnacle Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    3.3  AUTHORITY; NO VIOLATION.

    (a) Pinnacle has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Pinnacle. The Board of Directors of Pinnacle has directed that this Agreement and the transactions contemplated hereby be submitted to Pinnacle's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common Stock, no other corporate proceedings on the part of Pinnacle are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pinnacle and (assuming due authorization, execution and delivery by IFC) constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement by Pinnacle nor the consummation by Pinnacle of the transactions contemplated hereby, nor compliance by Pinnacle with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Pinnacle or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pinnacle or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Pinnacle or the Surviving Corporation.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications with the Office of Thrift Supervision (the "OTS"), (iii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Pinnacle's and IFC's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus,
(v) the filing of Certificates of Merger with the appropriate authorities of the State of Michigan pursuant to the MBCA and with the appropriate officials of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration ("SBA"), (vii) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Pinnacle Common Stock pursuant to this Agreement, and (ix) the approval of this Agreement by the requisite vote of the stockholders of Pinnacle and IFC, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Pinnacle of this Agreement and (B) the consummation by Pinnacle of the Merger and the other transactions contemplated hereby.

    3.5 REPORTS. Pinnacle and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the OTS,
(vi) the SEC and (vii) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Pinnacle. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Pinnacle and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Pinnacle, investigation into the business or operations of Pinnacle or any of its Subsidiaries since January 1, 1994, except where such proceedings or investigation are not likely, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pinnacle or any of its Subsidiaries which, in the reasonable judgment of Pinnacle, is likely, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

    3.9  LEGAL PROCEEDINGS.

    (a) Neither Pinnacle nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Pinnacle's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Pinnacle Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Pinnacle.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies, savings and loan holding companies banks, or savings institutions) imposed upon Pinnacle, any of its Subsidiaries or the assets of Pinnacle or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Pinnacle.

    3.10  TAXES AND TAX RETURNS.

    (a) Each of Pinnacle and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Pinnacle's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges the failure to file, pay or make provision for, either individually or in the aggregate, are not likely, in the reasonable judgment of Pinnacle, to have a Material Adverse Effect on Pinnacle. The income tax returns of Pinnacle and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1993, and either no material deficiencies were asserted as a result of such examination for which Pinnacle does not have adequate reserves or all such deficiencies were satisfied. To the best of Pinnacle's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Pinnacle or any of its Subsidiaries for which Pinnacle does not have adequate reserves, nor has Pinnacle or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (A) proper and accurate amounts have been withheld by Pinnacle and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Pinnacle, (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by Pinnacle and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Pinnacle, (C) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Pinnacle in its consolidated financial statements as of December 31, 1995, except where failure to do so would not have a Material Adverse Effect on Pinnacle and (D) there are no Tax liens upon any property or assets of Pinnacle or its Subsidiaries except liens for current taxes not yet due or liens that would not have a Material Adverse Effect on Pinnacle. Neither Pinnacle nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Pinnacle or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or is reasonably likely to have a Material Adverse Effect on Pinnacle. Except as set forth in the financial statements described in Section 3.6, neither Pinnacle nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Pinnacle.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Pinnacle or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Pinnacle Benefit Plan (as defined in Section 3.11(a)) currently in effect should not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Pinnacle or any Subsidiary of Pinnacle under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on Pinnacle.

    3.11  EMPLOYEES.

    (a) The Pinnacle Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Pinnacle Benefit Plans") by Pinnacle or any of its Subsidiaries or by any affiliated trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Pinnacle would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) Pinnacle has heretofore delivered to IFC true and complete copies of each of the Pinnacle Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Pinnacle Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Plan.

    (c) (i) Each of the Pinnacle Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Pinnacle Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Pinnacle Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Pinnacle, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Pinnacle, its Subsidiaries or the ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Pinnacle, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Pinnacle, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Pinnacle or its Subsidiaries as of the Effective Time with respect to each Pinnacle Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Pinnacle, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Pinnacle, its Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Pinnacle there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Pinnacle Benefit Plans or any trusts related thereto which are, in the reasonable judgment of Pinnacle, likely, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Pinnacle or any of its affiliates from Pinnacle or any of its affiliates under any Pinnacle Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Pinnacle Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    3.12 SEC REPORTS. Pinnacle has previously made available to IFC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Pinnacle with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Pinnacle Reports") and prior to the date hereof and (b) communication mailed by Pinnacle to its stockholders since January 1, 1994 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, Pinnacle has timely filed all Pinnacle Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Pinnacle Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. Pinnacle and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Pinnacle or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Pinnacle.

    3.14  CERTAIN CONTRACTS.

    (a) Neither Pinnacle nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from IFC, Pinnacle, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Pinnacle Reports, (iv) which materially restricts the conduct of any line of business by Pinnacle, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Pinnacle has previously made available to IFC true and correct copies of all employment and deferred compensation agreements which are in writing and to which Pinnacle is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Pinnacle Disclosure Schedule, is referred to herein as a "Pinnacle Contract", and neither Pinnacle nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Pinnacle.

    (b) (i) Each Pinnacle Contract is valid and binding on Pinnacle or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Pinnacle and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Pinnacle Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Pinnacle, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Pinnacle or any of its Subsidiaries under any such Pinnacle Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Pinnacle.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Pinnacle nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1994, a recipient of any supervisory letter from, or since January 1, 1994, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Pinnacle Disclosure Schedule, a "Pinnacle Regulatory Agreement"), nor has Pinnacle or any of its Subsidiaries been advised since January 1, 1994, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    3.16  OTHER ACTIVITIES OF PINNACLE AND ITS SUBSIDIARIES.

    (a) Neither Pinnacle nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the OTS. Without limiting the generality of the foregoing, any equity investment of Pinnacle and each Subsidiary that is not a bank, a bank operating subsidiary or a bank service corporation is not prohibited by the Federal Reserve Board or the OTS.

    (b) To Pinnacle's knowledge, each Pinnacle Subsidiary which is a federally insured bank or savings institution (a "Pinnacle Bank Subsidiary") currently performs all personal trust, corporate trust and other fiduciary activities ("Trust Activities") with requisite authority under applicable law of Governmental Entities and in accordance in all material respects with the agreed-upon terms of the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including, but not limited to, Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of Pinnacle, threatened, against or affecting Pinnacle, or any Significant Subsidiary thereof relating to the compliance by Pinnacle or any such Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X of the SEC) with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on Pinnacle, each employee of a Pinnacle Bank Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a Pinnacle Bank Subsidiary; and each Pinnacle Bank Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits since January 1, 1994 have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

    3.17 INVESTMENT SECURITIES. Each of Pinnacle and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Pinnacle or any of its Subsidiaries. Such securities are valued on the books of Pinnacle in accordance with GAAP.

    3.18 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Pinnacle or for the account of a customer of Pinnacle or one of its Subsidiaries, were entered into in the ordinary course of business and, to Pinnacle's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Pinnacle or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Pinnacle and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Pinnacle's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.19 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Pinnacle included in the Pinnacle June 30, 1996 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996, neither Pinnacle nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Pinnacle.

    3.20 ENVIRONMENTAL LIABILITY. Except as set forth in the Pinnacle Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Pinnacle or any of the Pinnacle Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Pinnacle or any of the Pinnacle Subsidiaries, which liability or obligation could reasonably be expected to have a Material Adverse Effect on Pinnacle. To the knowledge of Pinnacle, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on Pinnacle. Neither Pinnacle nor any of the Pinnacle Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on Pinnacle.

    3.21 STATE TAKEOVER LAWS. The Board of Directors of Pinnacle has approved the transactions contemplated by this Agreement and the Option Agreements and taken such action such that the provisions of Chapter 7A of the MBCA and any other provisions of any state or local "takeover" law applicable to Pinnacle will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    3.22 POOLING OF INTERESTS. Pinnacle has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF IFC

    Except as disclosed in the IFC disclosure schedule delivered to Pinnacle concurrently herewith (the "IFC Disclosure Schedule") IFC hereby represents and warrants to Pinnacle as follows:

    4.1  CORPORATE ORGANIZATION.

    (a) IFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on IFC. IFC is duly registered as a savings and loan holding company under the HOLA. True and complete copies of the Certificate of Incorporation and Bylaws of IFC, as in effect as of the date of this Agreement, have previously been made available by IFC to Pinnacle.

    (b) Each IFC Subsidiary (i) is duly organized and validly existing as a bank, savings and loan institution, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on IFC, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) The minute books of IFC accurately reflect in all material respects all corporate actions held or taken since January 1, 1994 of its stockholders and Board of Directors (including committees of the Board of Directors of IFC).

    4.2  CAPITALIZATION.

    (a) The authorized capital stock of IFC consists of (i) 5,000,000 shares of serial preferred stock, par value $0.01 per share, none of which as of November 11, 1996 were issued or outstanding; and (ii) 10,000,000 shares of IFC Common Stock, of which as of November 11, 1996, 4,751,131 shares were issued and outstanding and 1,110,000 shares were held in treasury. All of the issued and outstanding shares of IFC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of the IFC Option Agreement (as hereinafter defined), the IFC Rights Agreement and the IFC Stock Plans, IFC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of IFC Common Stock or any other equity securities of IFC or any securities representing the right to purchase or otherwise receive any shares of IFC Common Stock or any other equity securities of IFC. As of November 11, 1996, no shares of IFC Common Stock were reserved for issuance, except for
(i) 253,089 shares reserved for issuance upon the exercise of stock options pursuant to the IFC Stock Plans, and (ii) shares reserved for issuance pursuant to the IFC Rights Agreement. Since January 1, 1996, IFC has not issued any shares of IFC Common Stock or other equity securities of IFC, or any securities convertible into or exercisable for any shares of IFC Common Stock or other equity securities of IFC, other than pursuant to the exercise of employee stock options granted prior to such date.

    (b) As of November 11, 1996, there are issued and outstanding up to 4,751,131 rights in respect of shares of IFC Common Stock (the "IFC Rights"), subject to terms and conditions of the Stockholder Protection Rights Agreement dated as of February 26, 1992, as amended by the Amendment to Stockholder Protection Rights Agreement dated as of November 14, 1996 (the "IFC Rights Agreement"), between IFC and Harris Trust and Savings Bank, as Rights Agent. As of the date of this Agreement, the Separation Time (as defined in the IFC Rights Agreement) has not occurred, the Amendment to Stockholder Protection Rights Agreement dated as of November 14, 1996, has been entered into and is effective and in full force and effect, the entering into of this Agreement and/or the IFC Stock Option Agreement and/or the consummation of the transactions contemplated hereby and/or thereby have been exempted from the application of the IFC Rights Agreement and do not and will not cause a Separation Time to occur, and all IFC Rights are redeemable by IFC at a cost to IFC of not more than $0.01 per each of the shares of IFC Common Stock issued and outstanding.

    (c) IFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the IFC Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No IFC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    4.3  AUTHORITY; NO VIOLATION.

    (a) IFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of IFC. The Board of Directors of IFC has directed that this Agreement and the transactions contemplated hereby be submitted to IFC's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of IFC Common Stock, no other corporate proceedings on the part of IFC are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IFC and (assuming due authorization, execution and delivery by Pinnacle) constitutes a valid and binding obligation of IFC, enforceable against IFC in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement by IFC nor the consummation by IFC of the transactions contemplated hereby, nor compliance by IFC with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of IFC or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IFC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of IFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on IFC or the Surviving Corporation; provided, however, that prior to the date hereof, IFC has secured a waiver of Harris Trust and Savings Bank under the loan, security agreement and guaranty for the benefit of the IFC Employee

Stock Ownership Plan ("ESOP") so that this Agreement and the Merger shall not cause any breach, default or acceleration under said IFC ESOP loan arrangement.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications with the OTS, (iii) the filing of any required applications or notices for, and the receipt of, the State Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, (v) the filing of Certificates of Merger with the appropriate authorities of the State of Michigan pursuant to the MBCA and with the appropriate officials of the State of Delaware pursuant to the DGCL,
(vi) any notices to or filings with the SBA, (vii) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Pinnacle Common Stock pursuant to this Agreement, and (ix) the approval of this Agreement by the requisite vote of the stockholders of Pinnacle and IFC, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by IFC of this Agreement and
(B) the consummation by IFC of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. IFC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with any of the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on IFC. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of IFC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of IFC, investigation into the business or operations of IFC or any of its Subsidiaries since January 1, 1994, except where such proceedings or investigation are not likely, either individually or in the aggregate, to have a Material Adverse Effect on IFC. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of IFC or any of its Subsidiaries which, in the reasonable judgment of IFC, is likely, either individually or in the aggregate, to have a Material Adverse Effect on IFC.

    4.6 FINANCIAL STATEMENTS. IFC has previously made available to Pinnacle copies of (a) the consolidated balance sheets of IFC and its Subsidiaries as of December 31, for the fiscal years 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in IFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to IFC, and (b) the unaudited consolidated balance sheet of IFC and its Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six-month period then ended as reported in IFC's Quarterly Report on Form 10-Q for the period ended June 30, 1996 filed with the SEC under the Exchange Act (the "IFC June 30, 1996 Form 10-Q"). The December 31, 1995 consolidated balance sheet of IFC (including the related notes, where applicable) fairly presents the consolidated financial position of IFC and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of IFC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of IFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Neither IFC nor any IFC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements, other than Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") (a copy of which engagement agreement has been disclosed by IFC to Pinnacle) whose fees, commissions and expenses shall be paid by IFC.

    4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as publicly disclosed in IFC Reports (as defined in Section 4.12) filed prior to the date hereof, since December 31, 1995, (i) IFC and its Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on IFC or the Surviving Corporation.

    (b) Except as publicly disclosed in IFC Reports filed prior to the date hereof, since December 31, 1995, IFC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course.

    (c) Since December 31, 1995, neither IFC nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1995, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses in excess of IFC's 1995 salary and employee benefits expenses, or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which, in the reasonable judgment of IFC, is likely, either individually or in the aggregate, to have a Material Adverse Effect on IFC.

    4.9  LEGAL PROCEEDINGS.

    (a) Neither IFC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of IFC's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IFC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the IFC Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on IFC.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies, savings and loan holding companies banks, or savings institutions) imposed upon IFC, any of its Subsidiaries or the assets of IFC or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on IFC.

    4.10  TAXES AND TAX RETURNS.

    (a) Each of IFC and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of IFC's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges the failure to file, pay or make provision for, either individually or in the aggregate, are not likely, in the reasonable judgment of IFC, to have a Material Adverse Effect on IFC. The income tax returns of IFC and its Subsidiaries have been examined by the IRS and any liability with respect thereto has been satisfied for all years to and including 1993, and either no material deficiencies were asserted as a result of such examination for which IFC does not have adequate reserves or all such deficiencies were satisfied. To the best of IFC's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon IFC or any of its Subsidiaries for which IFC does not have adequate reserves, nor has IFC or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (A) proper and accurate amounts have been withheld by IFC and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on IFC, (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by IFC and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on IFC, (C) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by IFC in its consolidated financial statements as of December 31, 1995, except where failure to do so would not have a Material Adverse Effect on IFC and (D) there are no Tax liens upon any property or assets of IFC or its Subsidiaries except liens for current taxes not yet due or liens that would not have a Material Adverse Effect on IFC. Neither IFC nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by IFC or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or is reasonably likely to have a Material Adverse Effect on IFC. Except as set forth in the financial statements described in Section 4.6, neither IFC nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on IFC.

    (b) Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of IFC or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or IFC Benefit Plan (as defined in Section 4.11(a)) currently in effect should not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by IFC or any Subsidiary of IFC under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on IFC.

    4.11  EMPLOYEES.

    (a) The IFC Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "IFC Benefit Plans") by IFC or any of its Subsidiaries or by any ERISA Affiliate, all of which together with IFC would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) IFC has heretofore delivered to Pinnacle true and complete copies of each of the IFC Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such IFC Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Plan.

    (c) (i) Each of the IFC Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the IFC Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
(iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no IFC Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of IFC, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of IFC, its Subsidiaries or the ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by IFC, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to IFC, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by IFC or its Subsidiaries as of the Effective Time with respect to each IFC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither IFC, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which IFC, its Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of IFC there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the IFC Benefit Plans or any trusts related thereto which are, in the reasonable judgment of IFC, likely, either individually or in the aggregate, to have a Material Adverse Effect on IFC.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of IFC or any of its affiliates from IFC or any of its affiliates under any IFC Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any IFC Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    4.12 SEC REPORTS. IFC has previously made available to Pinnacle an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by IFC with the SEC pursuant to the Securities Act or the Exchange Act (the "IFC Reports") and prior to the date hereof and (b) communication mailed by IFC to its stockholders since January 1, 1994 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, IFC has timely filed all IFC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all IFC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. IFC and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to IFC or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on IFC.

    4.14  CERTAIN CONTRACTS.

    (a) Neither IFC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from IFC, Pinnacle, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the IFC Reports, (iv) which materially restricts the conduct of any line of business by IFC, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. IFC has previously made available to Pinnacle true and correct copies of all employment and deferred compensation agreements which are in writing and to which IFC is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the IFC Disclosure Schedule, is referred to herein as an "IFC Contract", and neither IFC nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on IFC.

    (b) (i) Each IFC Contract is valid and binding on IFC or any of its Subsidiaries, as applicable, and in full force and effect, (ii) IFC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each IFC Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on IFC, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of IFC or any of its Subsidiaries under any such IFC Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on IFC.

    4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither IFC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1994, a recipient of any supervisory letter from, or since January 1, 1994, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the IFC Disclosure Schedule, an "IFC Regulatory Agreement"), nor has IFC or any of its Subsidiaries been advised since January 1, 1994, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    4.16  OTHER ACTIVITIES OF IFC AND ITS SUBSIDIARIES.

    (a) Neither IFC nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the OTS. Without limiting the generality of the foregoing, any equity investment of IFC and each Subsidiary that is not a bank, a bank operating subsidiary or a bank service corporation is not prohibited by the Federal Reserve Board or the OTS.

    (b) To IFC's knowledge, each IFC Subsidiary which is a federally insured bank or savings institution (an "IFC Bank Subsidiary") currently performs all Trust Activities with requisite authority under applicable law of Governmental Entities and in accordance in all material respects with the agreed-upon terms of the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including, but not limited to, Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of IFC, threatened, against or affecting IFC, or any Significant Subsidiary thereof relating to the compliance by IFC or any such Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X of the SEC) with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on IFC, each employee of a IFC Bank Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a IFC Bank Subsidiary; and each IFC Bank Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits since January 1, 1994 have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

    4.17 INVESTMENT SECURITIES. Each of IFC and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of IFC or any of its Subsidiaries. Such securities are valued on the books of IFC in accordance with GAAP.

    4.18 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of IFC or for the account of a customer of IFC or one of its Subsidiaries, were entered into in the ordinary course of business and, to IFC's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of IFC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. IFC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to IFC's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    4.19 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of IFC included in the IFC June 30, 1996 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996, neither IFC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on IFC.

    4.20 ENVIRONMENTAL LIABILITY. Except as set forth in the IFC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on IFC or any of the IFC Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against IFC or any of the IFC Subsidiaries, which liability or obligation could reasonably be expected to have a Material Adverse Effect on IFC. To the knowledge of IFC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on IFC. Neither IFC nor any of the IFC Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on IFC.

    4.21 STATE TAKEOVER LAWS; REDEMPTION OF IFC RIGHTS. The Board of Directors of IFC has approved the transactions contemplated by this Agreement and the Option Agreements and taken such action (i) such that the provisions of Section 9 of the Certificate of Incorporation of IFC pertaining to certain "Business Combinations" shall not be applicable to the transactions contemplated by this Agreement and the Option Agreements, and the provisions of Section 203 of the DGCL and any other provision of any state or local "takeover" law applicable to IFC will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby, and (ii) to redeem the IFC Rights prior to the Effective Time at a cost to IFC of not more than $0.01 (the "Redemption Price") per each of the shares of IFC Common Stock issued and outstanding, such that all of said IFC Rights will have been extinguished, terminated and cancelled prior to the Effective Time, without any right of exercise, and shall only represent the right to receive the Redemption Price in cash from IFC or the Surviving Corporation following the Merger.

    4.22 POOLING OF INTERESTS. IFC has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Pinnacle Disclosure Schedule and the IFC Disclosure Schedule) or the Option Agreements, each of Pinnacle and IFC shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and
(c) take no action which would adversely affect or delay the ability of either Pinnacle or IFC to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Pinnacle Disclosure Schedule or the IFC Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither

Pinnacle nor IFC shall, and neither Pinnacle nor IFC shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

        (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Pinnacle or any of its Subsidiaries to Pinnacle or any of its Subsidiaries, on the one hand, or of IFC or any of its Subsidiaries to IFC or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

        (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (A) in the case of Pinnacle, for regular quarterly cash dividends on Pinnacle Common Stock at a rate not in excess of $0.25 per share of Pinnacle Common Stock, (B) in the case of IFC, for regular quarterly cash dividends on IFC Common Stock at a rate not in excess of $0.21 per share of IFC Common Stock, (C) for dividends paid by any of the Subsidiaries of each of Pinnacle and IFC to Pinnacle or IFC or any of their Subsidiaries, respectively, and (D) for dividends paid in the ordinary course of business by any subsidiaries (whether or not wholly owned) of each of Pinnacle and IFC), (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (and no further or additional options to purchase stock shall be granted pursuant to the Pinnacle Stock Plans or the IFC Stock Plans, except as otherwise agreed in writing by Pinnacle and IFC) or (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof, (B) the Option Agreements, or (C) as permitted unless clause (iii) above;

        (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

        (d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

        (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

        (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

        (g) solicit, encourage or authorize or permit any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger or business combination of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

        (h) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

        (i) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Pinnacle or IFC to exercise its rights under the Pinnacle Option Agreement or the IFC Option Agreement, as the case may be;

        (j) amend its Certificate of Incorporation or Articles of Incorporation, as the case may be, or its Bylaws, except as contemplated by this Agreement;

        (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

        (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1  REGULATORY MATTERS.

    (a) Pinnacle and IFC shall promptly prepare and file with the SEC the Joint Proxy Statement and Pinnacle shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Pinnacle and IFC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pinnacle and IFC shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Pinnacle shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and IFC shall furnish all information concerning IFC and the holders of IFC Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Pinnacle and IFC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Pinnacle or IFC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Pinnacle and IFC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Pinnacle, IFC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Pinnacle and IFC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2  ACCESS TO INFORMATION.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Pinnacle and IFC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Pinnacle and IFC shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Pinnacle or IFC, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Pinnacle nor IFC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Pinnacle's or IFC's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Pinnacle and IFC agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated hereby are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

    (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth herein.

    6.3 STOCKHOLDERS' APPROVALS. Each of Pinnacle and IFC shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Pinnacle and IFC will, through their respective Boards of Directors, subject to their respective fiduciary obligations as determined by the respective Boards of Directors, recommend to their respective stockholders approval of this Agreement and the Merger.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Pinnacle and IFC shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Pinnacle or IFC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5  AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS.

    (a) Each of Pinnacle and IFC shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meetings called by Pinnacle and IFC to approve this Agreement, a written agreement, in the form of Exhibit D hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Pinnacle Common Stock or IFC Common Stock held by such "affiliate" and, in the case of the "affiliates" of IFC, the shares of Pinnacle Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of Pinnacle Common Stock to be received by "affiliates" of IFC in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Pinnacle and IFC.

    (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 NASDAQ LISTING. Pinnacle shall cause the shares of Pinnacle Common Stock to be issued in the Merger to be approved for trading and reporting on NASDAQ, National Market System, subject to official notice of issuance, prior to the Effective Time.

    6.7  EMPLOYEE BENEFIT PLANS.

    (a) From and after the Effective Time, unless otherwise mutually determined, the Pinnacle Benefit Plans and IFC Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Pinnacle or IFC (or their Subsidiaries) covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries in substantial conformance with the Pinnacle Benefit Plans in effect as of the Effective Time, in replacement and substitution for the IFC Benefit Plans (including, without limitation, non-qualified stock option agreements, incentive stock option agreements, the IFC ESOP, deferred compensation plans and agreements, supplemental retirement income agreements, severance agreements, employment agreements and stock option and incentive plans benfitting current or former directors, officers or employees of IFC or its Subsidiaries, or their predecessors) which shall be cancelled, terminated or frozen to the extent permitted by applicable law (the "New Benefit Plans"). Prior to the Closing Date, Pinnacle and IFC shall cooperate in reviewing, evaluating and analyzing the Pinnacle Benefit Plans and IFC Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger in substantial conformance with the Pinnacle Benefit Plans in effect as of the Effective Time, in replacement and substitution for the IFC Benefit Plans which shall be cancelled, terminated or frozen to the extent permitted by applicable law. It is the intention of Pinnacle and IFC to develop New Benefit Plans, effective as of the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by Pinnacle Benefit Plans, on the one hand, and those covered by IFC Benefit Plans, on the other, prior to the Effective Time, but (iii) with the overall view that the IFC Benefit Plans would be cancelled, terminated or frozen, and replaced by the Pinnacle Benefit Plans for times following the Effective Time to the extent permitted by applicable law.

    (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Pinnacle Benefit Plans or the IFC Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Pinnacle Disclosure Schedule and the IFC Disclosure Schedule.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Pinnacle Benefit Plans, IFC Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    6.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of IFC or any of its Subsidiaries, including any entity specified in the IFC Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of IFC, any of the IFC Subsidiaries or any entity specified in the IFC Disclosure Schedule, or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Pinnacle shall indemnify and hold harmless, as and to the fullest extent permitted by law (and, as relates to acts or times prior to the Effective Time, to the fullest extent permitted by law pertaining to IFC or any of its Subsidiaries at such time, including the provisions of Section 11 of IFC's Certificate of Incorporation), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Pinnacle; provided, however, that (A) Pinnacle shall have the right to assume the defense thereof and upon such assumption Pinnacle shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Pinnacle elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Pinnacle and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Pinnacle, and Pinnacle shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Pinnacle shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Pinnacle shall be obligated to pay for such separate counsel, (C) Pinnacle shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Pinnacle shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Pinnacle thereof, provided that the failure to so notify shall not affect the obligations of Pinnacle under this Section 6.8 except to the extent such failure to notify materially prejudices Pinnacle. Pinnacle's obligations under this Section 6.8 continue in full force and effect for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (b) Pinnacle shall use its best efforts to cause the individuals serving as officers and directors of IFC, its Subsidiaries or any entity specified in the IFC Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by IFC or any of the IFC Subsidiaries (provided that Pinnacle may substitute therefor policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Pinnacle be required to expend more than 150% of the current amount expended by IFC or any of the IFC Subsidiaries (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if Pinnacle is unable to maintain or obtain the insurance called for by this Section 6.8(b), Pinnacle shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

    (c) In the event Pinnacle or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Pinnacle assume the obligations set forth in this Section 6.8.

    (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Pinnacle and a Subsidiary of IFC) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Pinnacle.

    6.10 ADVICE OF CHANGES. Pinnacle and IFC shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Pinnacle and IFC shall coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and IFC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Pinnacle Common Stock or IFC Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Pinnacle Common Stock and/or IFC Common Stock and any shares of Pinnacle Common Stock any such holder receives in exchange therefor in the Merger.

    6.12 NEGOTIATIONS WITH OTHER PARTIES. So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, neither Pinnacle, on the one hand, nor IFC, on the other hand, shall authorize or knowingly permit any of its representatives, directly or indirectly, to entertain, solicit or encourage negotiations with any person or entity or any group of persons or entities other than the other party to this Agreement or any of its affiliates (a "Potential Acquiror") concerning any "Acquisition Proposal" (as hereinafter defined) other than pursuant to this Agreement. The preceding sentence shall not be construed to prohibit the Board of Directors of Pinnacle, on the one hand, or IFC, on the other hand, from providing, or authorizing or permitting their respective representatives to provide, to any person making an unsolicited Acquisition Proposal, any information that is public or published information or readily ascertainable from such information, or from discussing and considering any such unsolicited Acquisition Proposal if it is advised in writing by legal counsel that such actions are advisable under applicable law in order to discharge their fiduciary duties to stockholders. As used in this Agreement, "Acquisition Proposal" means any (i) proposal pursuant to which any corporation, partnership, person or other entity or group, other than Pinnacle or IFC, would acquire or participate in a merger or other business combination involving Pinnacle or any of the Pinnacle Bank Subsidiaries, on the one hand, or IFC or any of the IFC Bank Subsidiaries, on the other hand, directly or indirectly; (ii) proposal by which any corporation, partnership, person or other entity or group, other than Pinnacle or IFC, would acquire the right to vote 10% or more of the capital stock of Pinnacle or any of the Pinnacle Bank Subsidiaries, on the one hand, or IFC or any of the IFC Bank Subsidiaries, on the other hand, entitled to vote thereon for the election of directors; (iii) acquisition of 10% or more of the assets of Pinnacle or any of the Pinnacle Bank Subsidiaries, on the one hand, or IFC or any of the IFC Bank Subsidiaries, on the other hand, other than in the ordinary course of business; or (iv) acquisition in excess of 10% of the outstanding capital stock of Pinnacle or any of the Pinnacle Bank Subsidiaries, on the one hand, or IFC or any of the IFC Bank Subsidiaries, on the other hand, other than as contemplated by this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of Pinnacle Common Stock and IFC Common Stock entitled to vote thereon.

        (b) NASDAQ LISTING. The shares of Pinnacle Common Stock which shall be issued to the stockholders of IFC upon consummation of the Merger shall have been authorized for trading and reporting on the NASDAQ, National Market System, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

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
        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

        (f) FEDERAL TAX OPINION. Pinnacle and IFC each shall have received an opinion of their respective tax counsel, addressed to Pinnacle or IFC, as the case may be, in form and substance reasonably satisfactory to Pinnacle and IFC, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:

            (i) The Merger will constitute a tax free reorganization under
       Section 368(a)(1)(A) of the Code and Pinnacle and IFC will each be a party to the reorganization;

            (ii) No gain or loss will be recognized by Pinnacle or IFC as a result of the Merger;

           (iii) No gain or loss will be recognized by the stockholders of IFC who exchange their IFC Common Stock solely for Pinnacle Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Pinnacle Common Stock);

            (iv) The tax basis of the Pinnacle Common Stock received by stockholders who exchange all of their IFC Common Stock solely for Pinnacle Common Stock in the Merger will be the same as the tax basis of the IFC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

            (v) The holding period of Pinnacle Common Stock received by stockholders of IFC in the Merger will include the period during which the shares of IFC Common Stock surrendered in exchange therefor were held; provided, such IFC Common Stock was held as a capital asset by the holder of such IFC Common Stock at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Pinnacle, IFC and others.

        (g) POOLING OF INTERESTS. Pinnacle and IFC shall each have received a letter, effective as of the Effective Time, from their respective independent accountants addressed to Pinnacle or IFC, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATION OF PINNACLE. The obligation of Pinnacle to effect the Merger is also subject to the satisfaction or waiver by Pinnacle at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of IFC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the IFC Disclosure Schedule that are disclosed by IFC to Pinnacle in the form of an updated IFC disclosure schedule delivered to Pinnacle as of the Closing Date (the "Closing Date IFC Disclosure Schedule")) as of the Closing Date as though made on and as of the Closing Date. Pinnacle shall have received a certificate signed on behalf of IFC by the Chief Executive Officer and the Chief Financial Officer of IFC to the foregoing effect, and to which any Closing Date IFC Disclosure Schedule shall be appended.

        (b) PERFORMANCE OF OBLIGATIONS OF IFC. IFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pinnacle shall have received a certificate signed on behalf of IFC by the Chief Executive Officer and the Chief Financial Officer of IFC to such effect.

        (c) IFC RIGHTS REDEEMED. The IFC Rights shall have been redeemed at a cost to IFC of not more than $0.01 (the "Redemption Price") per each of the shares of the IFC Common Stock issued and outstanding, such that all of said IFC Rights have been extinguished, terminated and cancelled, without any right of exercise, and shall only represent the rights to receive the Redemption Price in cash from IFC or the Surviving Corporation following the Merger.

        (d) COMFORT LETTERS. Pinnacle shall have received "comfort" letters from Ernst & Young, L.L.P., dated (x) the effective date of the S-4 and (y) not earlier than five (5) days preceding the Closing Date, in each case substantially to the effect that: (i) based upon a review (and audit of year-end statements) of IFC's consolidated financial statements dated as of December 31, 1995, June 30, 1996, each subsequent year-end and quarter-end and the most recent interim month-end consolidated financial statements of IFC available prior to the date of any said letter, nothing has come to their attention that has caused them to believe that any adjustments would be required to be made to restate said financial statements in a manner conforming to GAAP, other than such adjustments, if any, as are specifically noted and disclosed, none of which adjustments shall be materially adverse;
    (ii) they are independent public accountants with respect to IFC and the IFC Subsidiaries within the meaning of the Securities Act and the Exchange Act and the applicable published rules and regulations thereunder; (iii) in their opinion, the audited consolidated financial statements of IFC examined by them and included or incorporated by reference in the S-4 and the prospectus and reported therein by them, comply as to form in all material respects with the applicable accounting requirements of the Exchange Act, the Securities Act and the applicable published rules and regulations thereunder, as appropriate; (iv) on the basis of certain procedures and inquiries including a reading of the latest available unaudited interim consolidated financial statements of IFC, inquiries of officials of IFC responsible for financial and accounting matters, and a reading of the minutes of the Boards of Directors and stockholders of IFC and the IFC Subsidiaries (which procedures and inquiries do not constitute an examination made in accordance with generally accepted auditing standards and would not necessarily reveal material adverse changes in the consolidated financial position or results of operations of IFC), nothing came to their attention that caused them to believe that (A) the unaudited consolidated financial statements of IFC included or incorporated by reference in the S-4 and the prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act, as appropriate, or that the unaudited consolidated financial statements are not in conformity with GAAP applied on a basis consistent with that of the audited consolidated financial statements or that as of the most recent month-end preceding the Closing Date there has been any material change in the capital stock of IFC, except as a result of the exercise of employee stock options granted prior to June 30, 1996, or the IFC Subsidiaries or any increase in consolidated long-term debt of IFC or the IFC Subsidiaries or any reduction in consolidated stockholders' equity as compared with the amounts of those items set out in the audited consolidated statement of condition at December 31, 1995 and with any subsequent unaudited consolidated statement of condition included or incorporated by reference in the S-4 and the prospectus, except for changes and the amount of such reduction, if any, derived from IFC's accounts and records, which are described in such letter or are set forth in the S-4 and the prospectus, or (B) since December 31, 1995 any dividends were paid on the IFC Common Stock except as described in such letter; and
    (v) in addition to the limited procedures referred to in clause (iv) above, they have carried out certain specified procedures with respect to certain accounts or percentages and financial information which appear in the S-4 and the prospectus and which have been reasonably specified by Pinnacle, as described in such letter.

        (e) LEGAL OPINION. IFC shall have delivered to Pinnacle an opinion, dated the Closing Date, of counsel for IFC, satisfactory to Pinnacle and its counsel, to the effect set forth on Exhibit E. Such opinion shall also cover such other matters incident to the transactions herein contemplated as Pinnacle and its counsel may reasonably request. In rendering their opinion, counsel to IFC may rely on certificates of officers of IFC, opinions of other counsel, the authenticity of all signatures on documents believed to be genuine and such other evidence as they may deem necessary or desirable.

        (f) FAIRNESS OPINION. Pinnacle shall have received the favorable opinion from The Chicago Corporation in connection with the deliberations of its Board of Directors approving this Agreement and the Option Agreements and confirmed at or about the time the S-4 is declared effective and the Joint Proxy Statement is distributed that consummation of the Merger transaction contemplated by this Agreement upon the terms and conditions provided in this Agreement is fair to the stockholders of Pinnacle from a financial point of view.

        (g) NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred which has, or is likely to have, a Materially Adverse Effect on IFC or upon the right of IFC or any of the IFC Subsidiaries to conduct their businesses as presently conducted.

    7.3 CONDITIONS TO OBLIGATION OF IFC. The obligation of IFC to effect the Merger is also subject to the satisfaction or waiver by IFC at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pinnacle set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and
    (ii) for any changes to the Pinnacle Disclosure Schedule that are disclosed by Pinnacle to IFC in the form of an updated Pinnacle disclosure schedule delivered to IFC as of the Closing Date (the "Closing Date Pinnacle Disclosure Schedule")) as of the Closing Date as though made on and as of the Closing Date. IFC shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to the foregoing effect, and to which any Closing Date Pinnacle Disclosure Schedule shall be appended.

        (b) PERFORMANCE OF OBLIGATIONS OF PINNACLE. Pinnacle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and IFC shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to such effect.

        (c) COMFORT LETTERS. IFC shall have received "comfort" letters from KPMG Peat Marwick, L.L.P., dated (x) the effective date of the S-4 and (y) not earlier than five (5) days preceding the Closing Date, in each case substantially to the effect that: (i) based upon a review (and audit of year-end statements) of Pinnacle's consolidated financial statements dated as of December 31, 1995, June 30, 1996, each subsequent year-end and quarter-end and the most recent interim month-end consolidated financial statements of Pinnacle available prior to the date of any said letter, nothing has come to their attention that has caused them to believe that any adjustments would be required to be made to restate said financial statements in a manner conforming to GAAP, other than such adjustments, if any, as are specifically noted and disclosed, none of which adjustments shall be materially adverse; (ii) they are independent public accountants with respect to Pinnacle and the Pinnacle Subsidiaries within the meaning of the Securities Act and the Exchange Act and the applicable published rules and regulations thereunder; (iii) in their opinion, the audited consolidated financial statements of Pinnacle examined by them and included or incorporated by reference in the S-4 and the prospectus and reported therein by them, comply as to form in all material respects with the applicable accounting requirements of the Exchange Act, the Securities Act and the applicable published rules and regulations thereunder, as appropriate; (iv) on the basis of certain procedures and inquiries including a reading of the latest available unaudited interim consolidated financial statements of Pinnacle, inquiries of officials of Pinnacle responsible for financial and accounting matters, and a reading of the minutes of the Boards of Directors and stockholders of Pinnacle and the Pinnacle Subsidiaries (which procedures and inquiries do not constitute an examination made in accordance with generally accepted auditing standards and would not necessarily reveal material adverse changes in the consolidated financial position or results of operations of Pinnacle), nothing came to their attention that caused them to believe that
    (A) the unaudited consolidated financial statements of Pinnacle included or incorporated by reference in the S-4 and the prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act, as appropriate, or that the unaudited consolidated financial statements are not in conformity with GAAP applied on a basis consistent with that of the audited consolidated financial statements or that as of the most recent month-end preceding the Closing Date there has been any material change in the capital stock of Pinnacle, except as a result of the exercise of employee stock options granted prior to June 30, 1996, or the Pinnacle Subsidiaries or any increase in consolidated long-term debt of Pinnacle or the Pinnacle Subsidiaries or any reduction in consolidated stockholders' equity as compared with the amounts of those items set out in the audited consolidated statement of condition at December 31, 1995 and with any subsequent unaudited consolidated statement of condition included or incorporated by reference in the S-4 and the prospectus, except for changes and the amount of such reduction, if any, derived from Pinnacle's accounts and records, which are described in such letter or are set forth in the S-4 and the prospectus, or
    (B) since December 31, 1995 any dividends were paid on the Pinnacle Common Stock except as described in such letter; and (v) in addition to the limited procedures referred to in clause (iv) above, they have carried out certain specified procedures with respect to certain accounts or percentages and financial information which appear in the S-4 and the prospectus and which have been reasonably specified by IFC, as described in such letter.

        (d) LEGAL OPINION. Pinnacle shall have delivered to IFC an opinion, dated the Closing Date, of counsel for Pinnacle, satisfactory to IFC and its counsel, to the effect set forth on Exhibit F. Such opinion shall also cover such other matters incident to the transactions herein contemplated as IFC and its counsel may reasonably request. In rendering their opinion, counsel to Pinnacle may rely on certificates of officers of Pinnacle, opinions of other counsel, the authenticity of all signatures on documents believed to be genuine and such other evidence as they may deem necessary or desirable.

        (e) FAIRNESS OPINION. IFC shall have received the favorable opinion from Sandler O'Neill in connection with the deliberations of its Board of Directors approving this Agreement and the Option Agreements and confirmed at or about the time the S-4 is declared effective and the Joint Proxy Statement is distributed that consummation of the Merger transaction contemplated by this Agreement upon the terms and conditions provided in this Agreement is fair to the stockholders of IFC from a financial point of view.

        (f) NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred which has, or is likely to have, a Materially Adverse Effect on Pinnacle or upon the right of Pinnacle or any of the Pinnacle Subsidiaries to conduct their businesses as presently conducted.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Pinnacle or IFC:

        (a) by mutual consent of Pinnacle and IFC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either the Board of Directors of Pinnacle or the Board of Directors of IFC if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by either the Board of Directors of Pinnacle or the Board of Directors of IFC if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing (as defined in Section 9.1) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either the Board of Directors of Pinnacle or the Board of Directors of IFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date;

        (e) by either Pinnacle or IFC if any approval of the stockholders of Pinnacle or IFC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

        (f) by either Pinnacle or IFC if any of the conditions specified by
    Article VII to the obligation of the terminating party have not been satisfied on the Closing Date; or

        (g) by Pinnacle if the Closing Date IFC Disclosure Schedule discloses any change from the IFC Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on IFC or any of the IFC Subsidiaries; or by IFC if the Closing Date Pinnacle Disclosure Schedule discloses any change from the Pinnacle Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on Pinnacle or any of the Pinnacle Subsidiaries.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Pinnacle or IFC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Pinnacle, IFC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2,
9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Pinnacle nor IFC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Pinnacle or IFC; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Pinnacle or IFC, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of IFC Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any
inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Pinnacle or IFC, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of IFC Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement and the Option Agreements, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with their terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Pinnacle and IFC.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Pinnacle to:
       Pinnacle Financial Services, Inc.
       830 Pleasant Street
       St. Joseph, Michigan 49085
       Attention: Richard L. Schanze, Chairman and CEO
       Fax: (616) 853-5567

    with copies to:

        Miller, Canfield, Paddock and Stone, P.L.C.
       1400 N. Woodward Ave., Suite 100
       Bloomfield Hills, Michigan 48304
       Attention: J. Kevin Trimmer, Esq.
       Fax: (810) 258-3036
and

    (b) if to IFC, to:
       Indiana Federal Corporation
       56 Washington Street
       Valparaiso, Indiana 46383
       Attention: Donald A. Lesch, Chairman and CEO
       Fax: (219) 464-2041

    with copies to:

        Silver, Freedman & Taff, L.L.P.
       1100 New York Avenue, N.W.
       Washington, D.C. 20005-3934
       Attention: James S. Fleischer Esq.
       Fax: (202) 682-0354

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Pinnacle, IFC or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

    9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10 PUBLICITY. Except as otherwise required by applicable law or the rules of NASDAQ, neither Pinnacle nor IFC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    9.11 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Pinnacle and IFC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                PINNACLE FINANCIAL SERVICES, INC.

                                By:
                                     -----------------------------------------
                                                 Richard L. Schanze
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                INDIANA FEDERAL CORPORATION

                                By:
                                     -----------------------------------------
                                                  Donald A. Lesch
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              SCHEDULE OF EXHIBITS

Exhibit A         --  Pinnacle Option Agreement

Exhibit B         --  IFC Option Agreement

Exhibit C         --  Bank Merger Agreement

Exhibit D         --  Affiliate Letter Agreement

Exhibit E         --  Opinion of IFC Counsel

Exhibit F         --  Opinion of Pinnacle Counsel

                                                                         ANNEX B

                FORM OF OPINION OF ABN AMRO CHICAGO CORPORATION

ABN AMRO                                208 South LaSalle Street
Chicago Corporation                     Chicago, Illinois 60604
                                        (312) 855-7600

                        , 1997

Board of Directors
Pinnacle Financial Services, Inc.
830 Pleasant Street
St. Joseph, MI 49085-1265

Members of the Board:

    Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), and Indiana Federal Corporation, a Delaware corporation ("IFC"), have entered into an Agreement and Plan of Reorganization, dated as of November 14, 1996 (the "Agreement"), pursuant to which IFC will be merged with and into Pinnacle, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Agreement, each share of common stock of IFC, $.01 par value, issued and outstanding (the "IFC Common Stock") shall be converted into the right to receive 1.0 share of common stock, no par value, of Pinnacle (the "Pinnacle Common Stock").

    You have requested our opinion as to the fairness of the consideration to be paid (the "Merger Consideration"), from a financial point of view, to the shareholders of Pinnacle, as of the date hereof.

    During the course of our engagement, we have, among other things: (i) reviewed the financial terms and conditions of the Agreement, the Joint Proxy Statement/Prospectus and certain related documents; (ii) reviewed certain publicly available financial and other data, including the audited and unaudited recent financial statements of Pinnacle and IFC, as well as certain other relevant internally-generated Pinnacle and IFC reports relating to asset/liability management, asset quality and so forth, as made available to us;
(iii) reviewed and analyzed other material bearing upon the financial and operating condition of Pinnacle and IFC and material prepared in connection with the proposed transaction; (iv) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;
(v) reviewed the nature and terms of recent sale and merger transactions involving banks, thrifts, bank and thrift holding companies and other financial institutions that we considered relevant; (vi) reviewed historical and current market data for Pinnacle Common Stock and IFC Common Stock; (vii) conducted meetings with members of the senior managements of Pinnacle and IFC for the purpose of reviewing the future prospects of Pinnacle and IFC, the strategic objectives of each, and the possible financial benefits which might be realized following the Merger; (viii) reviewed certain information, including forecasts pertaining to prospective cost savings and revenue enhancements relative to the Merger; (ix) evaluated the pro forma ownership of Pinnacle Common Stock by IFC shareholders, relative to the pro forma contribution of IFC's assets, liabilities, equity and earnings to Pinnacle; and (x) performed such other analyses and examinations as we deemed appropriate.

    In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Pinnacle and IFC. We have relied upon the managements of Pinnacle and IFC as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therefore) provided to us, and have assumed that such forecasts and projections are the best available estimates of management. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed that such allowances by Pinnacle and IFC are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent appraisal of the assets and liabilities of Pinnacle and IFC or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Finally, we have assumed, with your consent, that the Merger will be recorded as a pooling of interests in accordance with generally accepted accounting principles.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    ABN AMRO Chicago Corporation ("AACC"), as part of its investment banking business, is continually engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities and valuations for other purposes. AACC is a member of all principal U.S. securities exchanges and may from time to time purchase securities from, and sell securities to, Pinnacle or IFC and, either directly or through affiliates, buy or sell the equity securities of Pinnacle or IFC as principal or for the accounts of customers. Two affiliates of AACC manage limited partnerships which invest in publicly-traded securities of financial institutions. Additionally, AACC manages two group trusts which invest in publicly-traded securities of financial institutions. Together, these investment pools, known as The Banc Funds, have reported ownership of 41,100 shares of Pinnacle Common Stock and 37,515 shares of IFSL Common Stock.

    The Board of Directors has requested that AACC issue this opinion and AACC will receive a fee from Pinnacle for delivering this opinion to be used in evaluating the proposed merger. A portion of such fee is contingent upon the closing of the Merger.

    This opinion is limited to the fairness, from a financial point of view, to the holders of Pinnacle Common Stock, of the Merger Consideration. Moreover, this letter, and the opinion expressed herein, is directed to the Board of Directors of Pinnacle and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger.

    Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the shareholders of IFC as described in the Agreement is fair from a financial point of view to the shareholders of Pinnacle.

                                          Sincerely,
                                          ABN AMRO Chicago Corporation

                                                                         ANNEX C

              FORM OF OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                        , 199

Board of Directors
Indiana Federal Corporation
56 Washington Street
Valparaiso, IN 46383

Ladies and Gentlemen:

    Indiana Federal Corporation (the "Company") and Pinnacle Financial Services, Inc. ("Pinnacle") have entered into an Agreement and Plan of Merger, dated as of November 14, 1996 (the "Agreement"), pursuant to which the Company will be merged with and into Pinnacle (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive
1.0 share (the "Exchange Ratio") of the common stock, without par value, of Pinnacle (the "Pinnacle Shares"), subject to possible adjustment as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Shares.

    Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement and exhibits thereto; (ii) the Stock Option Agreements, dated as of November 14, 1996, by and between Pinnacle and the Company; (iii) Pinnacle's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1995; (iv) the Company's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual reports to shareholders for the fiscal year ended December 31, 1995;
(v) Pinnacle's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, respectively; (vi) the Company's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, respectively; (vii) certain financial analyses and forecasts of the Company prepared by and reviewed with management of the Company and the views of senior management of the Company regarding the Company's past and current business operations, results thereof, financial condition and future prospects;
(viii) certain financial analyses and forecasts of Pinnacle prepared by and reviewed with management of Pinnacle and the views of senior management of Pinnacle regarding Pinnacle's past and current business operations, results thereof, financial condition and future prospects; (ix) the pro forma impact of the Merger on the combined companies; (x) the historical reported price and trading activity for Pinnacle's and the Company's common stock, including a comparison of certain financial and stock market information for Pinnacle and the Company with similar information for certain other companies the securities of which are publicly traded; (xi) the financial terms of recent business combinations in the savings institution and banking industries; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Pinnacle or the Company or any other their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Pinnacle and the Company). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Pinnacle and the Company and that such performances will be achieved. We have also assumed that there has been no material change in Pinnacle's or the Company's assets, financial condition, results of operations, business or prospects since September 30, 1996, the date of the last financial statements noted above. We have assumed that the Merger will qualify for pooling of interests accounting treatment and have further assumed that Pinnacle and the Company will remain as a going concern for all periods relevant to our analyses and that the conditions precedent in the Agreement are not waived.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

    We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We have also provided and continue to provide general financial advisory services for the Company and have received and will continue to receive fees for such services.

    In the ordinary course of our business, we may actively trade the equity securities of Pinnacle and the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

    Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Shares.

                                          Very truly yours,

                                                                         ANNEX D

                       PINNACLE FINANCIAL SERVICES, INC.
                      SUPPLEMENTARY FINANCIAL INFORMATION

    The following table provides a summary of unaudited quarterly financial information of Pinnacle for the periods indicated.

--------------------------------------------------------------------------------
 (dollars in thousands)     March 31      June 30    September 30   December 31
--------------------------------------------------------------------------------
1996

Interest income            $    17,158  $    18,005  $    18,635         *

Net interest income              7,869        8,440        8,722         *

Provision for loan losses           80           70           95         *

Income before income tax
  expense                        3,622        4,214        1,908         *

Net income                       2,444        2,580        1,261         *

Net income per share              0.42         0.44         0.21         *

Stock price range          18.25-20.50  20.00-21.75  19.50-24.75    $23.25-25.00
--------------------------------------------------------------------------------

1995

Interest income            $     8,331  $     8,763  $     8,848    $    11,553

Net interest income              4,552        4,547        4,676          5,533

Provision for loan losses           85           40           70             30

Income before income tax
  expense                        2,129        2,230        2,285          2,425

Net income                       1,472        1,535        1,568          1,884

Net income per share              0.39         0.40         0.41           0.42

Stock price range          15.00-17.50  15.75-17.75  15.50-17.50    16.50-18.50
--------------------------------------------------------------------------------

1994

Interest income            $     6,735  $     7,103  $     7,379    $     7,751

Net interest income              3,909        4,269        4,384          4,544

Provision for loan losses           35           30      --                  60

Income before federal
  income tax expense             1,957        1,798        1,899          1,969

Net income                       1,329        1,275        1,320          1,366

Net income per share              0.35         0.33         0.34           0.36

Stock price range                21-26  15.75-22.50     15.75-20          15-16
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Michigan Business Corporation Act, as amended ("MBCA"), provides that a Michigan corporation, such as Pinnacle Financial Services, Inc. ("Pinnacle"), may indemnify a director, officer, employee or agent of the corporation (an "Indemnitee") against the Indemnitee's expenses and judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) involving the Indemnitee by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the corporation, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also provides that in derivative actions, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses actually and reasonably incurred by the Indemnitee to the extent that the Indemnitee is successful on the merits or otherwise in any such action, suit or proceeding or in the defense of any claim, issue or matter therein. Under the MBCA, no indemnification shall be made with respect to any claim, issue or matter as to which an Indemnitee shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The MBCA also generally permits the advancement of reasonable expenses and empowers the corporation to purchase and maintain directors' and officers' insurance.

    Article VI of the By-laws of Pinnacle contains provisions authorizing indemnification of directors, officers, employees and agents of Pinnacle that are substantially similar to those set forth in the MBCA and authorizes Pinnacle to purchase directors' and officers' insurance.

    Section 209 of the MBCA provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 551(1) (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock and loans to director, officer, employee of subsidiary of the corporation) of the MBCA, (iv) for any transaction from which the director derived an improper personal benefit or (v) for an act or omission occurring prior to the date such a provision becomes effective. At the 1989 Annual Meeting of Pinnacle's stockholders, the stockholders approved an amendment to Pinnacle's Articles of Incorporation to include such a provision. See Article VI of the Articles of Incorporation of Pinnacle.

    Pinnacle has entered into individual indemnity agreements with its officers and directors whereby Pinnacle will indemnify each of its officers and directors for any amount which they may be obligated to pay because of any claim made against them because of any omission or neglect or breach of duty, including any actual or alleged error or misstatements or misleading statement, committed or suffered when acting in their capacities as officers, directors, employees and agents of Pinnacle, its subsidiaries and certain other enterprises.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pinnacle pursuant to the provisions described in this Item 20 or otherwise, Pinnacle has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinnacle of expenses incurred or paid by a director, officer or controlling person of Pinnacle in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pinnacle will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of the registration statement on Form S-4:

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER  EXHIBIT DESCRIPTION
----------------  ------------------------------------------------------------------------------------------
     (2)/(10)(a)  Agreement and Plan of Merger dated as of November 14, 1996 by and between Pinnacle
                  Financial Services, Inc. and Indiana Federal Corporation (without exhibits).*

                  A conformed copy of the Agreement and Plan of Merger (without exhibits) also is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration
                  Statement.

   (3)(a)/(4)(a)  Restated Articles of Incorporation of Pinnacle Financial Services, Inc. as filed with the
                  Department of Commerce of the State of Michigan on December 6, 1996.*

   (3)(b)/(4)(b)  By-laws of Pinnacle Financial Services, Inc. (incorporated by reference to Exhibit
                  (3)(b)/(4)(b) of the Registration Statement on Form S-2 of Pinnacle Financial Services,
                  Inc. (registration no. 33-95974)).

          (4)(c)  Specimen certificate for Pinnacle Financial Services, Inc. Common Stock (incorporated by reference to Exhibit (4)(c) of the Registration Statement on Form S-2 of Pinnacle
                  Financial Services, Inc. (registration no. 33-95974)).

          (5)(a)  Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.**

          (8)(a)  Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.**

          (8)(b)  Opinion and consent of Silver, Freedman & Taff, L.L.P.**

         (10)(b)  Stock Option Agreement dated as of November 14, 1996 by and between Pinnacle Financial
                  Services, Inc. (as issuer) and Indiana Federal Corporation (as grantee).*

         (10)(c)  Stock Option Agreement dated as of November 14, 1996 by and between Pinnacle Financial
                  Services, Inc. (as grantee) and Indiana Federal Corporation (as issuer).*

         (10)(d)  Form of Agreement and Plan of Merger and Consolidation between Pinnacle Bank, a wholly-owned subsidiary of Pinnacle Financial Services, Inc., and Indiana Federal Bank for
                  Savings, a wholly-owned subsidiary of Indiana Federal Corporation.*

         (10)(e)  First Amendment to Pinnacle Financial Services, Inc. Executive Long-Term Incentive Plan.*

         (10)(f)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Richard L. Schanze.*

         (10)(g)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Arnold L. Weaver.*

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER  EXHIBIT DESCRIPTION
----------------  ------------------------------------------------------------------------------------------
         (10)(h)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Donald E. Radde.*

         (10)(i)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and David W. Kolhagen.*

         (10)(j)  The Retirement Plan for the Employees of Peoples State Bank of St. Joseph, as amended
                  (incorporated by reference to Exhibit (10)(i) of the Registration Statement on Form S-2 of
                  Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(k)  Peoples State Bank of St. Joseph Savings Plan, as amended (incorporated by reference to
                  Exhibit (10)(j) of the Registration Statement on Form S-2 of Pinnacle Financial Services,
                  Inc. (registration no. 33-95974)).

         (10)(l)  Form of Deferred Compensation Agreement for Directors - Pinnacle Financial Services, Inc.
                  (incorporated by reference to Exhibit (10)(k) of the Registration Statement on Form S-2 of
                  Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(m)  Form of Deferred Compensation Agreement for Directors - The Peoples State Bank of St.
                  Joseph (incorporated by reference to Exhibit (10)(l) of the Registration Statement on Form
                  S-2 of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(n)  Pinnacle Financial Services, Inc. Executive Long-Term Incentive Plan (incorporated by reference to Exhibit (10)(m) of the Registration Statement on Form S-2 of Pinnacle
                  Financial Services, Inc. (registration no. 33-95974)).

         (10)(o)  Transfer Agreement dated May 4, 1995 by and between Maco Bancorp, Inc. (the predecessor-in-interest to Pinnacle Financial Services, Inc.) and Cyrus A. Ansary
                  (incorporated by reference to Exhibit (99)(a) of the Registration Statement on Form S-2 of
                  Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(p)  Transfer Agreement dated as of May 4, 1995 by and between Maco Bancorp, Inc. (the predecessor-in-interest to Pinnacle Financial Services, Inc.) and Investment Services
                  International Co. (incorporated by reference to Exhibit (99)(b) of the Registration
                  Statement on Form S-2 of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(q)  Non-Competition Agreement dated December 1, 1995 by and between Pinnacle Financial
                  Services, Inc. and Cyrus A. Ansary (incorporated by reference to Exhibit (10)(d) of the
                  Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated December 1, 1995).

         (10)(r)  Escrow Agreement dated December 1, 1995 by and among Pinnacle Financial Services, Inc.,
                  Cyrus A. Ansary and NationsBank Trust, N.A. (incorporated by reference to Exhibit (10)(e)
                  of the Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated December 1,
                  1995).

         (10)(s)  Standstill Agreement entered into by and between Pinnacle Financial Services, Inc. and
                  Cyrus A. Ansary (incorporated by reference to Exhibit (10)(f) of the Current Report on
                  Form 8-K of Pinnacle Financial Services, Inc. dated December 1, 1995).

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER  EXHIBIT DESCRIPTION
----------------  ------------------------------------------------------------------------------------------
         (10)(t)  Indemnification Agreement dated December 1, 1995 and executed and delivered by Cyrus A.
                  Ansary in favor of Pinnacle Financial Services, Inc. (incorporated by reference to Exhibit
                  (10)(g) of the Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated
                  December 1, 1995).

         (10)(u)  Peoples State Bank of St. Joseph (now Pinnacle Bank) Deferred Compensation Plan for
                  Executive Officers.*

            (11)  Statement re Computation of Per Share Earnings.**

            (21)  List of subsidiaries of Pinnacle Financial Services, Inc.**

         (23)(a)  Consent of Miller, Canfield, Paddock and Stone, P.L.C. (to be included in Exhibit 5(a)).

         (23)(b)  Consent of Miller, Canfield, Paddock and Stone, P.L.C. (to be included in Exhibit 8(a)).

         (23)(c)  Consent of Silver, Freedman & Taff, L.L.P. (to be included in Exhibit 8(b)).

         (23)(d)  Consent of KPMG Peat Marwick LLP, independent certified public accountants.*

         (23)(e)  Consent of Ernst & Young LLP, independent certified public accountants.*

         (23)(f)  Consent of Crowe, Chizek and Company LLP, independent certified public accountants.*

            (24)  Powers of Attorney (contained in signature pages of this Registration Statement).

         (99)(a)  Form of opinion of ABN-AMRO Chicago Corporation, which is set forth in full as Annex B to the Prospectus which is part of this Registration Statement.

         (99)(b)  Form of opinion of Sandler O'Neill & Partners L.P., which is set forth in full as Annex C to the Prospectus which is part of this Registration Statement.

         (99)(c)  Consent of ABN-AMRO Chicago Corporation.*

         (99)(d)  Consent of Sandler O'Neill & Partners L.P.*

         (99)(e)  Form of Proxy for Pinnacle Financial Services, Inc.*

         (99)(f)  Form of Proxy for Indiana Federal Corporation.*

         (99)(g)  Form of Plan Participant Card for Indiana Federal Corporation.**

         (99)(h)  Consents of persons named as directors and executive officers.**

------------------------

*   Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules. Financial statement schedules have been omitted because they are not required.

    (c) Information Pursuant to Item 4(b). Not Applicable.

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions as described in
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Joseph, State of Michigan, on the 10th day of January, 1997.

                                PINNACLE FINANCIAL SERVICES, INC.,

                                By             /s/ RICHARD L. SCHANZE
                                     ------------------------------------------
                                              Name: Richard L. Schanze
                                           Title: CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    By signing below, each of the undersigned does hereby severally constitute and appoint Richard L. Schanze, Arnold L. Weaver, David W. Kolhagen and John A. Newcomer, and each and every one of them, his true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (both pre-effective amendments and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each and every one of them, full power and authority to do and perform each and every act and things requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

 Principal Executive Officer:

    /s/ RICHARD L. SCHANZE
------------------------------  Chief Executive Officer      January 10, 1997
      Richard L. Schanze

 Principal Financial Officer
   and Principal Accounting
           Officer:

    /s/ DAVID W. KOLHAGEN
------------------------------  Treasurer and Chief          January 10, 1997
      David W. Kolhagen           Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    By signing below, each of the undersigned does hereby severally constitute and appoint Richard L. Schanze, Arnold L. Weaver, David W. Kolhagen, and John A. Newcomer, and each and every one of them, his true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (both pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each and every one of them, full power and authority to do and perform each and every act and things requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ JOHN P. CUNNINGHAM
------------------------------  Director                     January 10, 1997
      John P. Cunningham

    /s/ CHARLES R. EDINGER
------------------------------  Director                     January 10, 1997
      Charles R. Edinger

     /s/ JOHN D. FETTERS
------------------------------  Director                     January 10, 1997
       John D. Fetters

   /s/ TERRENCE A. FRIEDMAN
------------------------------  Director                     January 10, 1997
     Terrence A. Friedman

    /s/ RICHARD L. SCHANZE
------------------------------  Director and Chief           January 10, 1997
      Richard L. Schanze          Executive Officer

       /s/ KAY F. VARGA
------------------------------  Director                     January 10, 1997
         Kay F. Varga

     /s/ ARNOLD L. WEAVER
------------------------------  Director and President       January 10, 1997
       Arnold L. Weaver

     /s/ ALTON C. WENDZEL
------------------------------  Director                     January 10, 1997
       Alton C. Wendzel

                                 EXHIBIT INDEX

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER                                    EXHIBIT DESCRIPTION                                      PAGE
----------------  ---------------------------------------------------------------------------------------  ---------
     (2)/(10)(a)  Agreement and Plan of Merger dated as of November 14, 1996 by and between Pinnacle
                  Financial Services, Inc. and Indiana Federal Corporation (without exhibits).*

                  A conformed copy of the Agreement and Plan of Merger (without exhibits) also is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this
                  Registration Statement.

   (3)(a)/(4)(a)  Restated Articles of Incorporation of Pinnacle Financial Services, Inc. as filed with the Department of Commerce of the State of Michigan on December 6, 1996.*

   (3)(b)/(4)(b)  By-laws of Pinnacle Financial Services, Inc. (incorporated by reference to Exhibit
                  (3)(b)/(4)(b) of the Registration Statement on Form S-2 of Pinnacle Financial Services,
                  Inc. (registration no. 33-95974)).

          (4)(c)  Specimen certificate for Pinnacle Financial Services, Inc. Common Stock (incorporated by reference to Exhibit (4)(c) of the Registration Statement on Form S-2 of Pinnacle
                  Financial Services, Inc. (registration no. 33-95974)).

          (5)(a)  Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.**

          (8)(a)  Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.**

          (8)(b)  Opinion and consent of Silver, Freedman & Taff, L.L.P.**

         (10)(b)  Stock Option Agreement dated as of November 14, 1996 by and between Pinnacle Financial
                  Services, Inc. (as issuer) and Indiana Federal Corporation (as grantee).*

         (10)(c)  Stock Option Agreement dated as of November 14, 1996 by and between Pinnacle Financial
                  Services, Inc. (as grantee) and Indiana Federal Corporation (as issuer).*

         (10)(d)  Form of Agreement and Plan of Merger and Consolidation between Pinnacle Bank, a wholly-owned subsidiary of Pinnacle Financial Services, Inc., and Indiana Federal Bank
                  for Savings, a wholly-owned subsidiary of Indiana Federal Corporation.*

         (10)(e)  First Amendment to Pinnacle Financial Services, Inc. Executive Long-Term Incentive
                  Plan.*

         (10)(f)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Richard L. Schanze.*

         (10)(g)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Arnold L. Weaver.*

         (10)(h)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and Donald E. Radde.*

         (10)(i)  Employment Severance Compensation Agreement dated April 30, 1996 by and among Pinnacle
                  Financial Services, Inc., The Peoples State Bank of St. Joseph and David W. Kolhagen.*

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER                                    EXHIBIT DESCRIPTION                                      PAGE
----------------  ---------------------------------------------------------------------------------------  ---------
         (10)(j)  The Retirement Plan for the Employees of Peoples State Bank of St. Joseph, as amended
                  (incorporated by reference to Exhibit (10)(i) of the Registration Statement on Form S-2
                  of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(k)  Peoples State Bank of St. Joseph Savings Plan, as amended (incorporated by reference to
                  Exhibit (10)(j) of the Registration Statement on Form S-2 of Pinnacle Financial
                  Services, Inc. (registration no. 33-95974)).

         (10)(l)  Form of Deferred Compensation Agreement for Directors - Pinnacle Financial Services,
                  Inc. (incorporated by reference to Exhibit (10)(k) of the Registration Statement on
                  Form S-2 of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(m)  Form of Deferred Compensation Agreement for Directors - The Peoples State Bank of St.
                  Joseph (incorporated by reference to Exhibit (10)(l) of the Registration Statement on
                  Form S-2 of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(n)  Pinnacle Financial Services, Inc. Executive Long-Term Incentive Plan (incorporated by reference to Exhibit (10)(m) of the Registration Statement on Form S-2 of Pinnacle
                  Financial Services, Inc. (registration no. 33-95974)).

         (10)(o)  Transfer Agreement dated May 4, 1995 by and between Maco Bancorp, Inc. (the predecessor-in-interest to Pinnacle Financial Services, Inc.) and Cyrus A. Ansary
                  (incorporated by reference to Exhibit (99)(a) of the Registration Statement on Form S-2
                  of Pinnacle Financial Services, Inc. (registration no. 33-95974)).

         (10)(p)  Transfer Agreement dated as of May 4, 1995 by and between Maco Bancorp, Inc. (the predecessor-in-interest to Pinnacle Financial Services, Inc.) and Investment Services
                  International Co. (incorporated by reference to Exhibit (99)(b) of the Registration
                  Statement on Form S-2 of Pinnacle Financial Services, Inc. (registration no.
                  33-95974)).

         (10)(q)  Non-Competition Agreement dated December 1, 1995 by and between Pinnacle Financial
                  Services, Inc. and Cyrus A. Ansary (incorporated by reference to Exhibit (10)(d) of the
                  Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated December 1,
                  1995).

         (10)(r)  Escrow Agreement dated December 1, 1995 by and among Pinnacle Financial Services, Inc.,
                  Cyrus A. Ansary and NationsBank Trust, N.A. (incorporated by reference to Exhibit
                  (10)(e) of the Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated
                  December 1, 1995).

         (10)(s)  Standstill Agreement entered into by and between Pinnacle Financial Services, Inc. and
                  Cyrus A. Ansary (incorporated by reference to Exhibit (10)(f) of the Current Report on
                  Form 8-K of Pinnacle Financial Services, Inc. dated December 1, 1995).

         (10)(t)  Indemnification Agreement dated December 1, 1995 and executed and delivered by Cyrus A.
                  Ansary in favor of Pinnacle Financial Services, Inc. (incorporated by reference to
                  Exhibit (10)(g) of the Current Report on Form 8-K of Pinnacle Financial Services, Inc.
                  dated December 1, 1995).

         (10)(u)  Peoples State Bank of St. Joseph (now Pinnacle Bank) Deferred Compensation Plan for
                  Executive Officers.*

            (11)  Statement re Computation of Per Share Earnings.**

    ITEM 601
 REGULATION S-K
    EXHIBIT
REFERENCE NUMBER                                    EXHIBIT DESCRIPTION                                      PAGE
----------------  ---------------------------------------------------------------------------------------  ---------
            (21)  List of subsidiaries of Pinnacle Financial Services, Inc.**

         (23)(a)  Consent of Miller, Canfield, Paddock and Stone, P.L.C. (to be included in Exhibit
                  5(a)).

         (23)(b)  Consent of Miller, Canfield, Paddock and Stone, P.L.C. (to be included in Exhibit
                  8(a)).

         (23)(c)  Consent of Silver, Freedman & Taff, L.L.P. (to be included in Exhibit 8(b)).

         (23)(d)  Consent of KPMG Peat Marwick LLP, independent certified public accountants.*

         (23)(e)  Consent of Ernst & Young LLP, independent certified public accountants.*

         (23)(f)  Consent of Crowe, Chizek and Company LLP, independent certified public accountants.*

            (24)  Powers of Attorney (contained in signature pages of this Registration Statement).

         (99)(a)  Form of opinion of ABN-AMRO Chicago Corporation, which is set forth in full as Annex B to the Prospectus which is part of this Registration Statement.

         (99)(b)  Form of opinion of Sandler O'Neill & Partners L.P., which is set forth in full as Annex
                  C to the Prospectus which is part of this Registration Statement.

         (99)(c)  Consent of ABN-AMRO Chicago Corporation.*

         (99)(d)  Consent of Sandler O'Neill & Partners L.P.*

         (99)(e)  Form of Proxy for Pinnacle Financial Services, Inc.*

         (99)(f)  Form of Proxy for Indiana Federal Corporation.*

         (99)(g)  Form of Plan Participant Card for Indiana Federal Corporation.**

         (99)(h)  Consents of persons named as directors and executive officers.**

------------------------

*   Filed herewith.

**  To be filed by amendment.